     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 27, 1997



                                                      REGISTRATION NO. 333-25281

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                 ANACOMP, INC.
             (Exact name of registrant as specified in its charter)

               INDIANA                                   3577                                 35-1144230
   (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)           Classification Code Number)                 Identification No.)

                            ------------------------

                     11550 NORTH MERIDIAN STREET, SUITE 600
                             CARMEL, INDIANA 46032
                                 (317) 844-9666
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                             GEORGE C. GASKIN, ESQ.
                             VICE PRESIDENT--LEGAL
                            2115 MONROE DRIVE, N.E.
                             ATLANTA, GEORGIA 30324
                                 (404) 876-3361
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                             MICHAEL C. RYAN, ESQ.
                         CADWALADER, WICKERSHAM & TAFT
                                100 MAIDEN LANE
                            NEW YORK, NEW YORK 10038
                                 (212) 504-6177

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 27, 1997


PROSPECTUS
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                  $200,000,000

                                     [LOGO]

 OFFER TO EXCHANGE ITS 10 7/8% SENIOR SUBORDINATED NOTES DUE 2004, SERIES B,
      WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS
          AMENDED, FOR ANY AND ALL OF ITS OUTSTANDING 10 7/8% SENIOR
                        SUBORDINATED NOTES DUE 2004, SERIES A
  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON        ,
                             1997, UNLESS EXTENDED.

    Anacomp, Inc., an Indiana corporation ("Anacomp" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and together with this Prospectus, the "Exchange Offer"), to exchange its 10 7/8% Senior Subordinated Notes due 2004, Series B (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined) of which this Prospectus is a part, for an equal principal amount of its outstanding 10 7/8% Senior Subordinated Notes due 2004, Series A (the "Old Notes"), of which $200 million principal amount is outstanding. The Exchange Notes and the Old Notes are collectively referred to herein as the "Notes."

    The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on
           , 1997, unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes will be issued and delivered promptly after the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. See "The Exchange Offer." Old Notes may be tendered only in integral multiples of $1,000. The Company has agreed to pay the expenses of the Exchange Offer.

    The Exchange Notes will be obligations of the Company evidencing the same debt as the Old Notes, and will be entitled to the benefits of the same indenture, dated as of March 24, 1997 (the "Indenture"), between the Company and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). The form and terms of the Exchange Notes are substantially the same as the form and terms of the Old Notes except that the Exchange Notes have been registered under the Securities Act. See "The Exchange Offer."

    The Exchange Notes will bear interest from March 24, 1997. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued up until the date of the issuance of the Exchange Notes. Such waiver will not result in the loss of interest income to such holders, since the Exchange Notes will bear interest from the issue date of the Old Notes.


    Interest on the Exchange Notes will be payable semi-annually on April 1 and October 1 of each year, commencing October 1, 1997, accruing from March 24, 1997 at the rate of 10 7/8% per annum. The Exchange Notes will mature on April 1, 2004. Except as described below, the Company may not redeem the Exchange Notes prior to April 1, 2000. On or after such date, the Company may redeem the Exchange Notes, in whole or in part, at any time, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to April , 2000, the Company may, subject to certain requirements, redeem up to 35% of the aggregate principal amount of the Notes with the cash proceeds of one or more Public Equity Offerings (as defined) at a redemption price equal to 110.875% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, PROVIDED that at least $130 million of the aggregate principal amount of the Notes remain outstanding immediately after each such redemption. The Exchange Notes will not be subject to any sinking fund requirement. Upon the occurrence of a Change of Control (as defined), the Company will be required to make an offer to repurchase the Exchange Notes at a price of 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. There can be no assurance that the Company will have sufficient funds or other resources to repurchase the Notes upon a Change of Control or other mandatory repurchase event. See "Description of Notes--Optional Redemption" and "--Change of Control."



    The Exchange Notes will be unsecured and will be subordinated to all existing and future Senior Indebtedness (as defined) of the Company. The Exchange Notes will rank PARI PASSU with any future Senior Subordinated Indebtedness (as defined) of the Company and will rank senior to all subordinated indebtedness of the Company. The Exchange Notes will also be effectively subordinated to all obligations of each subsidiary of the Company as may exist from time to time. As of March 31, 1997, the Company had approximately $56 million of Senior Indebtedness and $255 million of total indebtedness outstanding (in each case excluding unused revolving credit commitments of $25 million). See "Description of Notes--Ranking" and "--Subordination."


    Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed that for a period of 90 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    There has been no public market for the Old Notes. If a market for the Exchange Notes should develop, the Exchange Notes could trade at a discount from their principal amount. The Company does not intend to list the Exchange Notes on a national securities exchange or to apply for quotation of the Exchange Notes through the National Association of Securities Dealers Automated Quotation System. There can be no assurance that an active public market for the Exchange Notes will develop.

    SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE EXCHANGE NOTES.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is            , 1997.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Exchange Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, and the Exchange Notes offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of certain documents filed as exhibits to the Registration Statement are not necessarily complete and, in each case, are qualified by reference to the copy of the document so filed.


    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports, proxy and information statements and other information filed by the Company and the Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material also can be reviewed through the Commission's Electronic Data Gathering, Analysis, and Retrieval System, which is publicly available through the Commission's Web site (http://www.sec.gov). The Company intends to furnish, or cause the Trustee to furnish, to each holder of the Exchange Notes annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. The Company also will furnish to each holder of the Exchange Notes such other reports as may be required by applicable law. The principal executive offices of the Company are located at 11550 North Meridian Street, Suite 600, Carmel, Indiana 46032, telephone number (317) 844-9666.


                           FORWARD-LOOKING STATEMENTS

    Certain statements in this Prospectus under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business" and elsewhere constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; raw material costs and availability; currency fluctuations; the loss of any significant customers; changes in business strategy or development plans; availability, terms and deployment of capital; availability of qualified personnel; changes in, or the failure or inability to comply with, government regulation; and other factors referenced in this Prospectus. See "Risk Factors." These forward-looking statements speak only as of the date of this Prospectus. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                               PROSPECTUS SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY BEFORE INVESTING IN THE EXCHANGE NOTES. THE COMPANY'S FISCAL YEAR ENDS SEPTEMBER 30, AND THUS, FOR EXAMPLE, "FISCAL 1996" REFERS TO THE FISCAL YEAR ENDED SEPTEMBER 30, 1996. FINANCIAL INFORMATION PRESENTED HEREIN FOR THE ENTIRE FISCAL 1996 PERIOD REFLECTS THE COMBINATION OF HISTORICAL RESULTS FOR THE EIGHT MONTHS ENDED MAY 31, 1996 FOR THE "PREDECESSOR COMPANY" (UNTIL MAY 31, 1996) AND FOR THE FOUR MONTHS ENDED SEPTEMBER 30, 1996 FOR THE "REORGANIZED COMPANY" (STARTING MAY 31, 1996), AND THUS, THIS INFORMATION DOES NOT COMPLY WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP") APPLICABLE TO COMPANIES UPON EMERGENCE FROM BANKRUPTCY, WHICH CALLS FOR SEPARATE REPORTING FOR THE REORGANIZED COMPANY AND THE PREDECESSOR COMPANY.

                                  THE COMPANY

GENERAL


    Anacomp is a leading provider of information and image management products and services to approximately 15,000 customers in more than 65 countries. The Company offers a broad range of short-term and long-term document management solutions for the conversion, storage and retrieval of computer data and images utilizing micrographics, magnetic media products and, to an increasing extent, digital technologies. For the twelve-month period ended March 31, 1997, the Company's revenues and EBITDA (as defined) were $460.9 million and $81 million, respectively.


    The Company has built a strong reputation as the world's leading full-service provider of micrographics systems, services and supplies. Micrographics is the conversion of information stored in digital form or on paper to microfilm or microfiche. Traditionally, micrographics has provided one of the most cost-effective means of data storage and retrieval for information-intensive organizations such as banks, insurance companies, financial service companies, retailers, healthcare providers and government agencies. The Company believes it possesses worldwide market share in excess of 40% in the largest segment of the micrographics industry, Computer Output Microfilm ("COM"). COM consists of the high-speed conversion of digital information directly from a computer or magnetic tape to microfilm or microfiche.

    The Company has an extensive installed base of COM equipment, which management estimates to be in excess of 55% of the systems in use worldwide. This installed base together with the Company's strong customer relationships provide the Company with what management believes to be a substantial recurring revenue stream from COM maintenance and supplies. For customers that prefer outsourcing solutions, the Company provides COM, digital and related services through its network of 48 service centers in the United States as well as through a growing number of international service centers. The Company is also a leading provider of half-inch magnetic media products for large computing systems and is increasingly providing digital products and services to its customers.

INFORMATION AND IMAGE MANAGEMENT INDUSTRY

    The information and image management industry, which the Company believes to be in excess of $8 billion worldwide, provides products and services utilized in the conversion, storage and retrieval of computer data and images. Users of these products and services must balance the ease of accessibility of information with the cost of storing and accessing that information. The required duration for storing certain information, as well as the necessary frequency and availability of access to data, determine the type of media on which the information can be stored and the related cost. In general, as information ages, customer requirements for frequency of retrieval and speed of delivery decline.

    Historically, information management (both storage and retrieval) was dominated by micrographics products and services, a segment in which Anacomp has achieved a leading market position. Recent advances in digital technology have provided customers with information management alternatives to micrographics, which provide more rapid retrieval times but at a higher cost. Over the next few years, the

Company believes that micrographics technology will continue to retain certain cost and functional advantages over alternative data storage media, which will keep micrographics competitive in a wide range of applications. Over a longer term, the Company believes that micrographics technology will be viewed predominately as a reliable and cost-effective method for long-term data storage. To achieve optimal balance of cost-effectiveness and efficiency, many organizations convert their information to several different storage media over the life of the information. The Company's new business strategy is to capitalize on these industry trends by leveraging its competitive strengths to provide new products and services while maintaining its leading market position in COM solutions.

COMPETITIVE STRENGTHS

STRONG CUSTOMER RELATIONSHIPS


    Since its inception in 1968, the Company has developed long-term relationships (in excess of five years) with many of its customers. Among the Company's current customers are Aetna Inc., AT&T Corp., Automatic Data Processing, Inc., BankAmerica Corporation, Citicorp, Daimler-Benz AG, Deutsche Bank AG, Eastman Kodak Company ("Kodak"), Electronic Data Systems Corporation, FMR Corp., General Electric Capital Corporation, International Business Machines Corporation ("IBM") and Travelers Group Inc. The terms of the contractual relationships with these customers vary; however, they typically provide for minimum quantities, pricing structure, terms of one or more years and automatic renewal. No customer accounted for 10% or more of the Company's revenues in fiscal 1996. The Company believes that the strength of its customer relationships results from consistently meeting or exceeding customer information management needs and expectations. The Company manages these customer relationships through its worldwide sales force of approximately 200 individuals and through its extensive distributor networks.


LEADING MARKET SHARES

    The Company believes that it is the largest manufacturer and distributor of COM systems in the world; the largest provider of COM maintenance and supplies in the world; the second largest provider of COM services in the United States; the largest supplier of half-inch magnetic media products in the world; and the largest provider of digital compact disc-recordable ("CD") output products and services in the world. The Company's market position and customer base provide the necessary platform to introduce new and complementary information management products and services.

INSTALLED BASE OF EQUIPMENT

    The Company believes it has the world's largest installed base of COM equipment with an estimated market share of 55%. This extensive installed base, together with the Company's strong customer relationships, provide the Company with what management believes to be a substantial recurring revenue stream from COM maintenance and supplies.

BROAD PRODUCT OFFERING

    The Company has introduced new products and services in three areas: digital solutions, complementary outsourcing services and COM enhancements. Digital solutions include CD services marketed under the ALVA brand name and CD output systems obtained from the acquisition of Data/Ware Development, Inc. ("Data/Ware"). Complementary outsourcing services include Print/Mail (printing and mailing client statements and other documents) and archival storage services. New products in COM systems include DragonCOM, a next generation COM system which is capable of processing Asian languages.

EXPERIENCED NEW MANAGEMENT TEAM


    The Company's new senior management team is led by Ralph W. Koehrer, who became the Company's President in January 1997 and Chief Executive Officer in May 1997. This management team has more than 300 cumulative years of experience in the information and image management industry and is highly committed to executing the Company's new business strategy.

NEW BUSINESS STRATEGY

    The Company's new management team, assembled over the last eighteen months as a part of the Company's reorganization plan, has developed a strategy to rationalize the Company's operations, leverage the Company's competitive strengths and capitalize on the evolution of the information and image management industry.

COST REDUCTION AND PRODUCTIVITY ENHANCEMENT


    The Company is executing an on-going strategy designed to: (a) reduce selling, general and administrative expenses by reducing headcount, centralizing administrative functions and reducing fixed operating costs and (b) develop new processes and programs to enhance productivity and product quality. The cumulative effect of these and other activities has been to reduce selling, general and administrative expenses as a percentage of revenues from 22.4% for the year ended September 30, 1995 to 19.4% for the twelve months ended March 31, 1997. The Company's management is committed to continue cost and efficiency improvements focusing on a number of areas including data center automation and data transmission technology.


EXIT NON-STRATEGIC BUSINESSES

    Since July 1995, the Company has exited three lower-margin, non-strategic businesses including the filming of paper documents, the manufacturing of microfiche and microfilm readers and reader/printers, as well as the manufacturing of floppy diskette media.

STRENGTHEN BALANCE SHEET AND ENHANCE FINANCIAL FLEXIBILITY


    Following the Company's emergence from bankruptcy proceedings in June 1996, the Company has completed a $25 million rights offering and an $80 million senior secured credit financing. Since June 1996, following these two transactions and pro forma for the Offering and the Redemption, the Company will have reduced annualized interest expense excluding amortization of discounts and issuance costs from $38.6 million (based on capitalization data as of June 30, 1996) to $30 million (based on capitalization data as of March 31, 1997). See "Capitalization."


NEW PRODUCT OFFERINGS AND GROWTH OPPORTUNITIES

    The Company is positioning itself to capitalize on its core long-term information management competency and its significant existing customer base by providing the latest technologies for short-term and mid-term information management solutions. This migration towards faster growth areas of the information and image management industry is being accomplished through internal development, strategic acquisitions of advanced technology and joint ventures and strategic alliances. In June 1996, the Company introduced its new DragonCOM System, which is capable of processing Asian languages. On January 31, 1997, the Company acquired Data/Ware, a leading manufacturer and supplier of CD output systems. On January 22, 1997, the Company entered into a product and marketing agreement with FileNet Corp. ("FileNet"), a leading provider of integrated document management software, to provide a technological base for the Company's Windows NT-based application solutions for rapid day-to-day information management known collectively as "Concerto." Although digital storage systems account for a small percentage of the Company's total revenues, Anacomp has rapidly become the largest U.S. provider of CD output solutions, offering customers high-capacity and high-speed information retrieval applications.

RECENT DEVELOPMENTS

    On October 30, 1996, the Company completed a $25 million rights offering (the "Rights Offering") of its Common Stock (as defined) to its existing stockholders that resulted in the issuance of 3.6 million shares of Common Stock at a subscription price of $6.875 per share. (The Company's Common Stock was
quoted on         , 1997 at a closing price of $    per share on the Nasdaq
National Market).

    On January 22, 1997, the Company entered into a multi-year product and marketing agreement with FileNet to provide Windows NT-based software applications for integrated information delivery. FileNet's newest suite of software for document imaging, document management, computer output to laser disc ("COLD") and workflow, a set of integrated, open, componentized and complementary solutions, will serve as the platform for multi-industry and vertical applications developed and marketed by the Company under the Concerto brand name.

    On January 31, 1997, Anacomp acquired Data/Ware, a California-based company that manufactures and markets CD output systems, optical storage controllers and mainframe connectivity solutions, for $11.2 million cash paid at closing and contingent cash and/or stock payments of up to $3.2 million based on future performance.

    On February 28, 1997, the Company refinanced (the "Senior Secured Refinancing") the Old Senior Secured Notes (as defined) with an $80 million senior secured credit facility (the "Senior Secured Debt") that provides for a $25 million revolver and term loans of $55 million. The Senior Secured Debt is secured by substantially all of the assets of the Company and contains financial covenants and other restrictions on the Company. See "Description of the Senior Secured Debt."

    On March 24, 1997, the Company sold and issued the Old Notes (the "Old Notes Offering"). Following the consummation of the Old Notes Offering, the Company used a portion of the proceeds from the Old Notes Offering to redeem (the "Redemption") all of the Company's $172 million aggregate principal amount outstanding 13% Senior Subordinated Notes due 2002 (the "Existing Notes") at a redemption price equal to 103% of the principal amount of the Existing Notes.

BANKRUPTCY REORGANIZATION


    On June 4, 1996, the Company emerged from bankruptcy proceedings under its Third Amended Joint Plan of Reorganization (the "Plan of Reorganization"). On such date, the Company canceled its existing secured and subordinated debt and its equity securities, and distributed to its creditors approximately $22.0 million in cash, $112.2 million principal amount of its 11 5/8% Senior Secured Notes due 1999 (the "Old Senior Secured Notes"), $160 million principal amount of the Existing Notes, 10 million shares of new common stock, par value $0.01 per share (the "Common Stock"), and warrants to purchase 383,222 shares of Common Stock at a price of $11.57 per share for a period of five years from June 4, 1996. The Plan of Reorganization resulted in a reduction of approximately $174 million in principal and accrued interest of the Company's debt obligations and/or liquidation amount and accrued dividends on its preferred stock. The resulting capital structure reduced the Company's interest expense by approximately $31 million per year.

                               THE EXCHANGE OFFER

The Exchange Offer............  $1,000 principal amount of Exchange Notes will be issued in exchange for each $1,000 principal amount of Old Notes
                                validly tendered pursuant to the Exchange Offer. As of the date hereof, $200 million in aggregate principal amount of
                                Old Notes are outstanding. The Company will issue the
                                Exchange Notes to tendering holders of Old Notes promptly
                                after the Expiration Date.

Resales.......................  Based on an interpretation by the staff of the Commission set forth in Morgan Stanley & Co. Incorporated, SEC
                                No-Action Letter (available June 5, 1991) (the "Morgan
                                Stanley Letter"), Exxon Capital Holdings Corporation, SEC
                                No-Action Letter (available May 13, 1988) (the "Exxon
                                Capital Letter") and similar letters, the Company believes that Exchange Notes issued pursuant to the Exchange Offer
                                in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving such
                                Exchange Notes, whether or not such person is the holder
                                (other than any such holder or other person which is (i) a broker-dealer that receives Exchange Notes for its own
                                account in exchange for Old Notes, where such Old Notes
                                were acquired by such broker-dealer as a result of mar-
                                ket-making or other trading activities, or (ii) an
                                "affiliate" of the Company within the meaning of Rule 405
                                under the Securities Act (collectively, "Restricted
                                Holders")) without compliance with the registration and
                                prospectus delivery provisions of the Securities Act,
                                provided that (a) such Exchange Notes are acquired in the
                                ordinary course of business of such holder or other person
                                (b) neither such holder nor such other person is engaged in or intends to engage in a distribution of such Exchange
                                Notes and (c) neither such holder nor other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes. If any person
                                were to be participating in the Exchange Offer for the
                                purposes of participating in a distribution of the Exchange
                                Notes in a manner not permitted by the Commission's
                                interpretation, such person (a) could not rely upon the
                                Morgan Stanley Letter, the Exxon Capital Letter or similar letters and (b) must comply with the registration and
                                prospectus delivery requirements of the Securities Act in
                                connection with a secondary resale transaction. Each broker or dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were
                                acquired by such broker or dealer as a result of
                                market-making or other activities, must acknowledge that it will deliver a Prospectus in connection with any sale of
                                such Exchange Notes. See "Plan of Distribution."

Expiration Date...............  5:00 p.m., New York City time, on            , 1997, unless
                                the Exchange Offer is extended, in which case the term
                                "Expiration Date" means the latest date and time to which
                                the Exchange Offer is extended.

Accrued Interest on the
  Exchange Notes and Old
  Notes.......................  The Exchange Notes will bear interest from March 24, 1997.
                                Holders of Old Notes whose Old Notes are accepted for
                                exchange will be

                                deemed to have waived the right to receive any payment in
                                respect of interest on such Old Notes accrued to the date
                                of issuance of the Exchange Notes.

Conditions to the Exchange
  Offer.......................  The Exchange Offer is subject to certain customary conditions. The conditions are limited and relate in
                                general to proceedings which have been instituted or laws
                                which have been adopted that might impair the ability of
                                the Company to proceed with the Exchange Offer. As of the
                                date of this Prospectus, none of these events had occurred, and the Company believes their occurrence to be unlikely.
                                If any such conditions exist prior to the Expiration Date, the Company may (a) refuse to accept any Old Notes and
                                return all previously tendered Old Notes, (b) extend the
                                Exchange Offer or (c) waive such conditions. See "The
                                Exchange Offer--Conditions."

Procedures for Tendering Old
  Notes.......................  Each holder of Old Notes wishing to accept the Exchange
                                Offer must complete, sign and date the Letter of
                                Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or
                                otherwise deliver such Letter of Transmittal, or such
                                facsimile, together with the Old Notes to be exchanged and any other required documentation to the Exchange Agent (as defined) at the address set forth herein and therein.
                                Tendered Old Notes, the Letter of Transmittal and
                                accompanying documents must be received by the Exchange
                                Agent by 5:00 p.m. New York City time, on the Expiration
                                Date. See "The Exchange Offer--Procedures for Tendering."
                                By executing the Letter of Transmittal, each holder will
                                represent to the Company that, among other things, the
                                Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the
                                person receiving such Exchange Notes, whether or not such
                                person is the holder, that neither the holder nor any such other person is engaged in or intends to engage in a
                                distribution of the Exchange Notes or has an arrangement or understanding with any person to participate in the
                                distribution of such Exchange Notes, and that neither the
                                holder nor any such other person is an "affiliate," as
                                defined under Rule 405 of the Securities Act, of the
                                Company.

Special Procedures for
  Beneficial Holders..........  Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange
                                Offer should contact such registered holder promptly and
                                instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and
                                executing the Letter of Transmittal and delivering his Old
                                Notes, either make appropriate arrangements to register
                                ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder.
                                The transfer of record ownership may take considerable
                                time. See "The Exchange Offer-- Procedures for Tendering."

Guaranteed Delivery
  Procedures..................  Holders of Old Notes who wish to tender their Old Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes and a properly completed Letter of
                                Transmittal or any other documents required by the Letter
                                of Transmittal to the Exchange Agent prior to the
                                Expiration Date may tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange
                                Offer--Guaranteed Delivery Procedures."

Withdrawal Rights.............  Tenders may be withdrawn at any time prior to 5:00 p.m.,
                                New York City time, on the Expiration Date.

Acceptance of Old Notes and
  Delivery of Exchange
  Notes.......................  Subject to certain conditions, the Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City
                                time, on the Expiration Date. The Exchange Notes issued
                                pursuant to the Exchange Offer will be delivered promptly
                                after the Expiration Date. See "The Exchange Offer--Terms
                                of the Exchange Offer."

Certain U.S. Federal Income
  Tax Considerations..........  The exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer will not be a taxable event for federal income tax purposes. A holder's holding period for Exchange
                                Notes will include the holding period for Old Notes. For a discussion summarizing certain U.S. federal income tax
                                consequences to holders of the Exchange Notes, see "Certain
                                U.S. Federal Income Tax Considerations."

Exchange Agent................  IBJ Schroder Bank & Trust Company is serving as exchange agent (the "Exchange Agent") in connection with the
                                Exchange Offer. The mailing address of the Exchange Agent
                                is IBJ Schroder Bank & Trust Company, P.O. Box 84, Bowling
                                Green Station, New York, New York, 10274-0084, Attention:
                                Reorganization Operations Department. Deliveries by hand or overnight courier should be addressed to IBJ Schroder Bank
                                & Trust Company, One State Street, Securities Processing
                                Window SC-1, New York, New York 10004. For facsimile
                                transmission, use facsimile number (212) 858-2611 and
                                confirm by telephone at (212) 858-2657.

Use of Proceeds...............  The Company will not receive any proceeds from the Exchange
                                Offer. See "Use of Proceeds." The Company has agreed to
                                bear the expenses of the Exchange Offer pursuant to the
                                Registration Rights Agreement (as defined). No underwriter is being used in connection with the Exchange Offer.

                       SUMMARY OF TERMS OF EXCHANGE NOTES

    The Exchange Offer constitutes an offer to exchange up to $200 million aggregate principal amount of the Exchange Notes for up to an equal aggregate principal amount of Old Notes. The Exchange Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes, and will be entitled to the benefit of the same Indenture. The form and terms of the Exchange Notes are substantially the same as the form and terms of the Old Notes except that the Exchange Notes have been registered under the Securities Act. See "Description of Notes."

                           COMPARISON WITH OLD NOTES

Freely Transferable...........  The Exchange Notes will be freely transferable under the
                                Securities Act by holders who are not Restricted Holders.
                                Restricted Holders are restricted from transferring the
                                Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. The
                                Exchange Notes will be identical in all material respects
                                (including interest rate, maturity and restrictive
                                covenants) to the Old Notes, with the exception that the
                                Exchange Notes will be registered under the Securities Act.
                                See "The Exchange Offer--Terms of the Exchange Offer."

Registration Rights...........  The holders of Old Notes currently are entitled to certain registration rights pursuant to the Exchange and
                                Registration Rights Agreement, dated March 24, 1997 (the
                                "Registration Rights Agreement"), by and between the
                                Company and NatWest Capital Markets Limited, the initial
                                purchaser of the Old Notes ("NatWest"), including the right to cause the Company to register the Old Notes under the
                                Securities Act if the Exchange Offer is not consummated
                                prior to the Exchange Offer Termination Date (as defined).
                                See "The Exchange Offer--Conditions." However, pursuant to the Registration Rights Agreement, such registration rights will expire upon consummation of the Exchange Offer.
                                Accordingly, holders of Old Notes who do not exchange their
                                Old Notes for Exchange Notes in the Exchange Offer will not be able to reoffer, resell or otherwise dispose of their
                                Old Notes unless such Old Notes are subsequently registered under the Securities Act or unless an exemption from the
                                registration requirements of the Securities Act is
                                available.

                          TERMS OF THE EXCHANGE NOTES

ISSUER........................  Anacomp Inc., an Indiana corporation.

EXCHANGE NOTES OFFERED........  $200 million principal amount of 10 7/8% Senior
                                Subordinated Notes due 2004, Series B.

MATURITY DATE.................  April 1, 2004.

INTEREST PAYMENT DATES........  April and October 1, commencing October 1, 1997. For a discussion summarizing certain U.S. federal income tax
                                consequences to holders of the Notes, see "Certain U.S.
                                Federal Income Tax Considerations--Original Issue
                                Discount."

OPTIONAL REDEMPTION...........  Except as described below and under "--Change of Control,"
                                the Company may not redeem the Exchange Notes prior to
                                April 1,

                                2000. On or after such date, the Company may redeem the
                                Exchange Notes, in whole or in part, at any time at the
                                redemption prices set forth herein, together with accrued
                                and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to
                                April 1, 2000, the Company may, subject to certain
                                requirements, redeem up to 35% of the aggregate principal
                                amount of the Notes with the cash proceeds received from
                                one or more Public Equity Offerings at a redemption price
                                equal to 110.875% of the principal amount to be redeemed,
                                together with accrued and unpaid interest, if any, to the
                                date of redemption, PROVIDED that at least $130 million of the aggregate principal amount of the Notes remain
                                outstanding immediately after each such redemption. See
                                "Description of Notes--Optional Redemption."

RANKING AND SUBORDINATION.....  The Exchange Notes will be unsecured and will be subordinated to all existing and future Senior Indebtedness of the Company. The Exchange Notes will rank PARI PASSU
                                with any future Senior Subordinated Indebtedness of the
                                Company and will rank senior to all other subordinated
                                indebtedness of the Company. The Exchange Notes will also
                                be effectively subordinated to all obligations of each
                                subsidiary of the Company as may exist from time to time.
                                As of March 31, 1997, the Company had approximately $56
                                million of Senior Indebtedness and $255 million of total
                                indebtedness outstanding (in each case excluding unused
                                revolving credit commitments of $25 million). See
                                "Description of Notes--Ranking" and "--Subordination."

CHANGE OF CONTROL.............  Upon the occurrence of a Change of Control, the Company will be required to purchase the Notes at a purchase price of 101% of the principal amount thereof, together with
                                accrued and unpaid interest, if any, to the date of
                                repurchase. There can be no assurance that the Company will have sufficient funds or other resources to repurchase the
                                Notes upon a Change of Control or other mandatory
                                repurchase event. In addition, the occurrence of certain of the events which would constitute a Change of Control could constitute a default under, and trigger the acceleration
                                of, the Senior Secured Debt and the Company's other
                                existing or future indebtedness. See "Description of
                                Notes--Change of Control."

CERTAIN COVENANTS.............  The Indenture will contain certain covenants, including, without limitation, covenants with respect to the following matters, (a) limitation on indebtedness, (b) limitation on restricted payments, (c) limitation on restrictions on
                                distributions from restricted subsidiaries, (d) limitation on sale of assets and restricted subsidiary stock,
                                (e) limitation on transactions with affiliates,
                                (f) limitation on liens, (g) limitation on sale/leaseback
                                transactions, (h) limitation on issuance and sale of
                                capital stock of restricted subsidiaries; and (i)
                                limitation on mergers, consolidations or sales of all or
                                substantially all of the Company's assets. See "Description of Notes-- Certain Covenants" and "--Limitation on Merger,
                                Consolidation or Sale of Assets."

                                  RISK FACTORS

    Prospective purchasers of the Exchange Notes should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" for risks involved with an investment in the Exchange Notes.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


    The following table summarizes selected consolidated historical operating and financial data of the Company for the fiscal years ended September 30, 1995 and 1996, which were derived, except as otherwise noted, from the consolidated financial statements of the Predecessor Company and the Reorganized Company audited by Arthur Andersen LLP, and selected unaudited consolidated historical operating and financial data as of March 31, 1997, for the six months ended March 31, 1996 and 1997 and for the twelve months ended March 31, 1997, which were derived from unaudited interim condensed consolidated financial statements of the Predecessor Company and the Reorganized Company, and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The following should be read in conjunction with, and is qualified in its entirety by reference to, "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition," the Company's Consolidated Financial Statements and the related notes thereto.


                                                                                                       TWELVE
                                                         YEAR ENDED            SIX MONTHS ENDED        MONTHS
                                                        SEPTEMBER 30,             MARCH 31,            ENDED
                                                   -----------------------  ----------------------   MARCH 31,
                                                     1995(1)    1996(1)(2)   1996(1)    1997(1)(3)  1997(1)(2)(3)
                                                   -----------  ----------  ----------  ----------  ------------
                                                                                 (UNAUDITED)        (UNAUDITED)

                                                               (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
OPERATING DATA:
Revenues.........................................  $   591,189  $  486,140  $  256,176  $  230,973   $  460,937
Costs of sales and services......................      417,335     331,122     175,099     150,758      306,781
Selling, general and administrative..............      132,459      93,514      47,595      43,421       89,340
Amortization of reorganization asset.............           --      25,663          --      37,964       63,627
Special and restructuring charges (4)............      169,584          --          --          --           --
                                                   -----------  ----------  ----------  ----------  ------------
Operating income (loss)..........................     (128,189)     35,841      33,482      (1,170)       1,189
Interest expense--net (5)........................       68,938      37,056      22,853      17,415       31,618
Reorganization items (6).........................           --      92,839     (23,251)         --      116,090
Net income (loss) (7)(8).........................  $  (238,326) $  142,961  $   (9,678) $  (40,016)  $  112,623
OTHER FINANCIAL DATA:
EBITDA (9).......................................  $    77,393  $   84,175  $   46,669  $   43,453   $   80,959
Depreciation and amortization (10)...............       35,998      48,334      13,187      44,623       79,770
Capital expenditures.............................       14,372       5,823       2,537       4,718        8,004
PRO FORMA DATA (11):
Pro forma net interest expense (12)..............           --  $   32,296  $   17,134  $   14,937   $   30,099
Ratio of EBITDA to pro forma net
  interest expense (13)..........................           --        2.61x       2.72x       2.91x        2.69x
Ratio of pro forma net debt to
  EBITDA (13)....................................           --          --          --          --         2.70x


                                                                                                     AS OF
                                                                                                 MARCH 31, 1997
                                                                                              --------------------
                                                                                                  (UNAUDITED)

                                                                                                  (DOLLARS IN
                                                                                                   THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents (14)..............................................................      $     36,634
Reorganization value in excess of identifiable assets (15)..................................           202,395
Total assets................................................................................           405,366
Total current liabilities (16)..............................................................           103,081
Total debt (17).............................................................................           255,209
Stockholders' equity........................................................................            41,952


                                      (FOOTNOTES COMMENCE ON THE FOLLOWING PAGE)

(1) Although the Plan of Reorganization was consummated on June 4, 1996, the effective date of the consummation of the Plan of Reorganization for financial reporting purposes is considered to be the close of business on May 31, 1996. The Company has accounted for the restructuring using the principles of "fresh start" reporting as required by AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7"). Pursuant to such principles, in general, the Company's assets and liabilities were revalued. Therefore, due to the restructuring and implementation of fresh start reporting, the consolidated financial statements for the Reorganized Company (starting May 31, 1996) are not comparable to those of the Predecessor Company.

(2) Results reflect the combination of historical results for the eight months ended May 31, 1996 for the Predecessor Company and for the four months ended September 30, 1996 for the Reorganized Company, and thus, this information, as presented, does not comply with GAAP applicable to companies upon emergence from bankruptcy, which calls for separate reporting for the Reorganized Company and the Predecessor Company.

(3) Results include receipt of a one-time $3.6 million payment relating to a long-standing OEM (as defined) purchase agreement with Kodak.

(4) Includes special charges of $136.9 million that represent a $108 million write-off of goodwill and $28.9 million of charges associated with software costs which are not recoverable, as well as restructuring charges of $32.7 million.

(5)  Reflects interest expense and fee amortization, net of interest income.


(6) Includes income and expenses resulting from the Plan of Reorganization and adoption of fresh start accounting as follows:



                                                                                  TWELVE
                                                    SIX MONTHS       YEAR         MONTHS
                                                       ENDED         ENDED         ENDED
                                                     MARCH 31,   SEPTEMBER 30,   MARCH 31,
                                                       1996          1996          1997
                                                    -----------  -------------  -----------
                                                            (DOLLARS IN THOUSANDS)
Write-off of deferred debt issue costs and
  discounts.......................................   $ (17,551)   $   (17,551)   $      --
Adjustments of assets and liabilities to fair
  market value....................................          --        124,903      124,903
Legal and professional fees associated with
  bankruptcy......................................      (5,936)       (14,944)      (9,008)
Interest earned on accumulated cash...............         236            431          195
                                                    -----------  -------------  -----------
                                                     $ (23,251)   $    92,839    $ 116,090
                                                    -----------  -------------  -----------
                                                    -----------  -------------  -----------



(7) Includes an extraordinary gain, net of taxes, resulting from the discharge of indebtedness of $52.4 million for the year ended September 30, 1996 and the twelve months ended March 31, 1997.



(8) Includes an extraordinary loss, net of taxes, resulting from the extinguishment of debt of $12.5 million for the six months ended March 31, 1997 and the twelve months ended March 31, 1997.



(9) "EBITDA" represents earnings before interest income and expense, special and restructuring charges, reorganization items, other income, extraordinary items, income taxes, depreciation and amortization, which in periods without special and restructuring charges is operating income plus depreciation and amortization. Information regarding EBITDA is presented because management believes that certain investors use EBITDA as a measure of an issuer's historical ability to service its debt because EBITDA shows available cash before debt service and before deducting non-cash charges, such as depreciation and amortization. Management believes that post-bankruptcy EBITDA trends depict consistent generation of funds from operations available to the Company for debt service and investments. EBITDA should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of the Company's operating results or cash flows (as determined in accordance with GAAP) as a measure of the Company's liquidity. Furthermore, caution should be used in comparing EBITDA to similarly titled measures of other companies as the definitions of these measures may vary.

   The following table sets forth the calculation of EBITDA from net income:



                                                                                    TWELVE
                                           YEAR ENDED         SIX MONTHS ENDED      MONTHS
                                         SEPTEMBER 30,           MARCH 31,           ENDED
                                      --------------------  --------------------   MARCH 31,
                                        1995       1996       1996       1997        1997
                                      ---------  ---------  ---------  ---------  -----------
                                                      (DOLLARS IN THOUSANDS)
EBITDA..............................  $  77,393  $  84,175  $  46,669  $  43,453   $  80,959
  Depreciation and amortization.....    (35,998)   (48,334)   (13,187)   (44,623)    (79,770)
  Interest expense--net.............    (68,938)   (37,056)   (22,853)   (17,415)    (31,618)
  Special and restructuring
    charges.........................   (169,584)        --         --         --          --
  Reorganization items..............         --     92,839    (23,251)        --     116,090
  Financial restructuring charges...     (5,987)        --         --         --          --
  Other income (loss)...............       (212)     6,995      6,644       (795)       (444)
  Provision for income taxes........    (35,000)    (8,100)    (3,700)    (8,100)    (12,500)
  Extraordinary gains (losses)......         --     52,442         --    (12,536)     39,906
                                      ---------  ---------  ---------  ---------  -----------
Net income (loss)...................  $(238,326) $ 142,961  $  (9,678) $ (40,016)  $ 112,623
                                      ---------  ---------  ---------  ---------  -----------
                                      ---------  ---------  ---------  ---------  -----------



(10) Excludes amortization of debt issuance costs.



(11) The pro forma data give effect to the Old Notes Offering, the Redemption and the Senior Secured Refinancing and the application of the net proceeds therefrom as if the Old Notes Offering, the Redemption and the Senior Secured Refinancing had occurred at the beginning of the applicable statement of operations periods. Net debt is total debt (including current portion), net of cash and cash equivalents (including restricted cash).



(12) Pro forma net interest expense is computed by removing from net interest expense the interest expense associated with the Existing Notes and adding interest expense on the Old Notes.



(13) The purpose of these ratios is to illustrate the magnitude of cash flow relative to interest expense and net debt on a pro forma basis. The Company believes these ratios estimate the Company's ability to fund its debt service requirements resulting from the Old Notes Offering, the Redemption and the Senior Secured Refinancing and the application of the proceeds therefrom.



(14) Includes $11.2 million of restricted cash.



(15) For fresh start reporting purposes, any portion of the Company's reorganization value not attributable to specific identifiable assets is reported as "Reorganization value in excess of identifiable assets." This asset is being amortized over a 3.5 year period beginning May 31, 1996.



(16) Total current liabilities exclude current portion of long-term debt.



(17) Total debt includes current portion of long-term debt, net of unamortized debt discount.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW THE INFORMATION SET FORTH BELOW, TOGETHER WITH THE INFORMATION AND FINANCIAL DATA SET FORTH ELSEWHERE IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION.

ADVERSE EFFECT OF GROWTH OF ALTERNATE TECHNOLOGIES


    Revenues for the Company's micrographics services and products, including micrographics service revenues, COM system revenues, maintenance service revenues and micrographics equipment and supplies revenues, have been adversely affected for each of the past four fiscal years (see "--Declines in Revenues and Profits") and could in the future be substantially adversely affected by, among other things, the increasing use of digital technology. Micrographics revenues represented 76% of the Company's fiscal 1996 revenues and approximately 75% of revenues for the first six months of fiscal 1997, and are expected to remain the Company's primary source of revenues for the foreseeable future.


    The effect of digital and other technologies on the demand for micrographics depends, in part, on the extent of technological advances and cost decreases in such technologies. The recent trend of technological advances and attendant price declines in digital systems and products is expected to continue. As a result, in certain instances, potential micrographics customers have deferred, and may continue to defer, investments in micrographics systems (including the Company's XFP 2000 system) and the utilization of micrographics data service centers while evaluating the abilities of digital and other technologies.


    The continuing development of local area computer networks and similar systems based on digital technologies has resulted and will continue to result in many Company customers changing their use of micrographics from data storage and retrieval to primarily archival use. The Company believes this is at least part of the reason for the declines in the past three fiscal years in both sales and prices of the Company's duplicate film, readers and reader/printers. The Company's service centers also are producing fewer duplicate microfiche per original for customers, reflecting this use of micrographics primarily for storage. The rapidly changing data storage and management industry also has resulted in intense price competition in certain of the Company's markets, particularly micrographics services. The Company's operating income, excluding special and restructuring charges and amortization of reorganization asset, as a percentage of revenue was 16% in the first six months of fiscal 1997 compared to 13% in fiscal 1996, 7% in fiscal 1995 and 13% in fiscal 1994.


    Therefore, the Company has been and expects to continue to be impacted adversely by the decline in the market for COM services, the high fixed costs and declining market for COM systems and the attendant reduction in equipment and supplies. The Company's revenues for maintenance of COM systems have declined in part because of efficiencies associated with the Company's XFP 2000 systems but are expected to decline in the event of lesser use and fewer sales of COM systems. The growth of alternate technologies has created consolidation in the micrographics industry. To the extent consolidation in the micrographics industry has the effect of causing major providers of micrographics services and products to cease providing such services and products, the negative trends in the industry, such as competition from alternate technologies described above, may accelerate.

DECLINES IN REVENUES AND PROFITS

    As a result of the rapidly changing nature of the data storage and management industry, the Company has experienced declining or flat revenues in each of the last five fiscal years. Revenues for fiscal 1996 decreased $105 million from fiscal 1995. Approximately $60.1 million of this decrease was due to the sale, discontinuance and downsizing of certain product lines in addition to lower COM services and systems revenues. Fiscal 1995 revenues decreased $34.9 million compared to fiscal 1994, excluding acquisitions made by the Company during the fiscal year. For further discussion by product line of recent trends in revenues and operating margins, See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

SUBSTANTIAL LEVERAGE


    The Company has significant debt service obligations. The ability of the Company to meet its debt service and other obligations will depend upon its future performance and is subject to financial, economic and other factors, some of which are beyond its control. As of March 31, 1997, the Company and its consolidated subsidiaries had an aggregate of $255 million of total indebtedness outstanding. The Indenture permits the Company to incur additional indebtedness, including Senior Indebtedness, subject to certain limitations. See "Capitalization" and "Description of Notes."


    The Company's high degree of leverage could have important consequences to the holders of the Exchange Notes, including the following: (a) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future; (b) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes; (c) certain of the Company's borrowings will be at variable rates of interest (including the Senior Secured Debt), which will expose the Company to the risk of increased interest rates; (d) the Senior Secured Debt will be secured and matures prior to the maturity of the Exchange Notes; (e) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; and (f) the Company's substantial degree of leverage may limit its flexibility to adjust to changing market conditions, reduce its ability to withstand competitive pressures and make it more vulnerable to a downturn in general economic conditions or its business. See "Description of the Senior Secured Debt" and "Description of Notes."

ABILITY TO SERVICE DEBT


    The Company's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness will depend on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to certain financial, business and other factors beyond its control. If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay planned expansion and capital expenditures, sell assets, obtain additional equity capital or restructure its debt. In the past, the Company's operating results, cash flow and capital resources were not sufficient to pay its indebtedness. See "Business--Bankruptcy Reorganization.' There can be no assurance that the Company's operating results, cash flow and capital resources will be sufficient for payment of its indebtedness in the future. In the absence of such operating results and resources, the Company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations, and there can be no assurance as to the timing of such sales or the proceeds that the Company could realize therefrom. In addition, because the Senior Secured Debt will bear interest at floating rates, an increase in interest rates could adversely affect, among other things, the Company's ability to meet its debt service obligations. The $55 million of term loans under the Senior Secured Debt matures on March 31, 2001. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of the Senior Secured Debt."


    The ability of the Company to service its indebtedness will be dependent upon the future performance of the Company. In addition, the Company believes that its ability to repay portions of its long-term indebtedness (including the Exchange Notes) will be dependent on the availability of refinancing indebtedness. The future performance of the Company and the availability of refinancing indebtedness each will be subject to general economic and market conditions and to financial, competitive, business and other factors, including factors beyond the Company's control.

SUBORDINATION; ASSET ENCUMBRANCES


    The Exchange Notes are unsecured senior subordinated obligations of the Company and will be expressly subordinated in right of payment to all existing and future Senior Indebtedness, including the principal of (and premium, if any) and interest on and all other amounts due on or payable under the Senior Secured Debt. As of March 31, 1997, there was outstanding approximately $56 million of Senior Indebtedness, the Company had availability of $25 million under the revolving facility under the Senior Secured Debt and there was no PARI PASSU Senior Subordinated Indebtedness outstanding. The Company can also incur additional Senior Indebtedness under the terms of the Indenture. By reason of such subordination, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the Company or upon a default in payment with respect to, or the acceleration of, any Senior Indebtedness, the holders of such Senior Indebtedness and any other creditors who are holders of Senior Indebtedness and creditors of subsidiaries must be paid in full before the holders of the Exchange Notes may be paid. If the Company incurs any additional PARI PASSU debt, the holders of such debt would be entitled to share ratably with the holders of the Exchange Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the Company. This may have the effect of reducing the amount of proceeds paid to holders of the Notes. In addition, no payments may be made with respect to the principal of (and premium, if any) or interest or Liquidated Damages (as defined) on the Exchange Notes if a payment default exists with respect to Senior Indebtedness and, under certain circumstances, no payments may be made with respect to the principal of (and premium, if any) or interest or Liquidated Damages, if any, on the Exchange Notes for a period of up to 179 days if a non-payment default exists with respect to Senior Indebtedness. In addition, the Indenture permits subsidiaries of the Company to incur debt provided certain conditions are met. See "Description of Notes."


    The Company has granted the lenders under the Senior Secured Debt security interests in substantially all of the current and future assets of the Company, including a pledge of all of the issued and outstanding shares of capital stock of the Company's future subsidiaries. In the event of a default on secured indebtedness, whether as a result of the failure to comply with a payment or other covenant, a cross-default, or otherwise, the parties granted such security interests will have a prior secured claim on the capital stock of the Company and the assets of the Company. If such parties should attempt to foreclose on their collateral, the Company's financial condition and the value of the Notes will be materially adversely affected. See "Description of the Senior Secured Debt."

FRAUDULENT CONVEYANCE CONSIDERATIONS

    The Old Notes Offering and the application of the net proceeds therefrom may be subject to review under relevant federal and state fraudulent conveyance laws if a bankruptcy, reorganization or rehabilitation case or a lawsuit (including in circumstances where bankruptcy is not involved) were commenced by or on behalf of unpaid creditors of the Company at some future date. These laws vary among the various jurisdictions. In general, under these laws, if a court were to find that, at the time an obligation (such as the Old Notes) was incurred, either (a) such obligation was incurred with the intent of hindering, delaying or defrauding creditors or (b) the entity incurring the obligation received less than reasonably equivalent or fair value consideration in exchange for the incurrence of such obligation and (i) was insolvent or was rendered insolvent by reason thereof, (ii) was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, (iii) intended to incur, or believed, or reasonably should have believed, that it would incur, debts beyond its ability to pay such debts as they matured (as all of the foregoing terms are defined in or interpreted under the fraudulent conveyance statutes) or (iv) such entity was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment, the judgment is unsatisfied) (each of clauses (i)-(iv) above, a "Fraudulent Conveyance"), such court could impose legal and equitable remedies, including (x) subordination of the obligation to presently existing and future indebtedness of the entity, (y) avoidance of the issuance of the obligation and the liens, and direction of the repayment of any amounts paid from the proceeds thereof to a fund for the benefit of the entity's creditors or (z) taking of other action detrimental to the holders of the Notes.

    The measures of insolvency for purposes of determining whether a Fraudulent Conveyance occurred would vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the court. Generally, however, a company would be considered insolvent for purposes of the foregoing if the sum of the company's debts, including contingent unliquidated and unmatured liabilities, is greater than all of such company's property at a fair valuation, or if the present fair saleable value of the company's assets is less than the amount that will be required to pay the probable liability on its existing debts as they become absolute and matured.

    The Company believes that at the time of, or as a result of, the issuance of the Old Notes and the use of proceeds therefrom, the Company (a) was not insolvent or rendered insolvent under the foregoing standards, (b) was not engaged in a business or transactions for which its remaining assets constitute unreasonably small capital, (c) did not intend to incur, and does not believe that it did incur, debts beyond its ability to pay such debts as they mature and
(d) had sufficient assets to satisfy any probable money judgment against it in any pending actions. Consequently, the Company believes that even if one or more elements of the Old Notes Offering were deemed to involve the incurrence of an obligation for less than reasonably equivalent or fair value, a Fraudulent Conveyance did not occur. The beliefs with regard to the solvency of the Company are based in part on the Company's operating history and management's analysis of internal cash flow projections and estimated values of assets and liabilities of the Company at the time of the Old Notes Offering. There can no be assurance, however, that a court passing on these issues would adopt the same methodology or assumptions, or arrive at the same conclusions.

LIMITATION ON CHANGE OF CONTROL

    The Indenture requires the Company, in the event of a Change of Control in respect of which it has not elected to redeem the Notes, to repurchase any Notes that holders thereof desire to have repurchased at 101% of the principal amount thereof, plus accrued interest to the Change of Control repurchase date. See "Description of Notes--Change of Control."

    There can be no assurance that the Company will have funds available to redeem or repurchase the Notes upon the occurrence of a Change of Control. In particular, a Change of Control may cause an acceleration of the Senior Secured Debt and other indebtedness, if any, of the Company, in which case the Senior Secured Debt would be required to be repaid in full before redemption or repurchase of the Notes. See "Description of Notes--Change of Control" and "Description of the Senior Secured Debt." The inability to repay such indebtedness, if accelerated, or to redeem or repurchase all of the Notes upon the occurrence of a Change in Control would constitute an event of default under the Indenture. Finally, there can be no assurance that the Company will have funds available to repurchase the Notes upon the occurrence of a Change of Control.

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

    The Indenture will restrict, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, enter into certain transactions with affiliates, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, the Senior Secured Debt contains other and more restrictive covenants and prohibits the Company from prepaying its other indebtedness (including the Exchange Notes). See "Description of Notes--Certain Covenants" and "Description of the Senior Secured Debt." The Senior Secured Debt requires the Company to maintain specified financial ratios and satisfy certain financial condition tests. The Company's ability to meet those financial ratios and tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the Senior Secured Debt and/or the Indenture. Upon the occurrence of an event of default under the Senior Secured Debt, the lenders could elect to declare all amounts outstanding under the Senior Secured Debt, together with accrued interest, to be immediately due and payable. If the Company were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. If the lenders under the Senior Secured Debt accelerate the payment of the indebtedness, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Exchange Notes. See "Description of the Senior Secured Debt."

AVAILABILITY AND PRICE OF POLYESTER AND CERTAIN OTHER SUPPLIES

    Polyester is the basic raw material for the Company's duplicate film and magnetics products. Large increases in the price of polyester would likely affect the Company's operating margins adversely as the maturity of the Company's markets makes it difficult to effect price increases. Increased polyester prices also could result in the loss of certain customers. Pursuant to the terms of the Amended and Restated Master Supply Agreement, dated as of October 8, 1993, as amended (the "SKC Agreement"), among the Company and SKC Limited and SKC America, Inc. (collectively, "SKC"), the Company purchases all of its duplicate microfilm and most of its base polyester products from SKC. The SKC Agreement contains provisions relating to price which, if strictly followed, would be burdensome to the Company. Accordingly, the Company has sought in the past to negotiate pricing outside the terms of the SKC Agreement. The SKC Agreement provides that magnetics-based polyester will be sold at negotiated fair market value. There can be no assurances the Company will be successful in such negotiations in the future.

    Certain third parties are the sole suppliers of some of the Company's raw materials and products. In addition to SKC, as described above, Kodak supplies to the Company on an exclusive basis a proprietary, patented film canister used in the Company's XFP 2000 COM recorder and supplies to the Company substantially all of the Company's requirements for original microfilm for earlier-generation COM recorders. Any disruption in the supply relationship between the Company and such suppliers could result in delays or reductions in product shipment or increases in product costs that adversely affect the Company's operating results in any given period. In the event of any such disruption, there can be no assurance that the Company could develop alternative sources at acceptable prices and within reasonable times. For a further description of the Company's raw material needs and supply relationships, see "Business--Raw Materials and Suppliers."

ACQUISITIONS

    The Company has used acquisitions in the past to try to offset declining services revenues and to increase market share. The Company is expected to depend, in part, on acquisitions to try to increase revenues and market share, and there can be no assurance that the Company will be able to effect any such further acquisitions. Future acquisitions could be financed by internally generated funds, bank borrowings, public offerings or private placements of equity or debt securities, or a combination of the foregoing. There can be no assurance that the Company will be able to make acquisitions on terms favorable to the Company. If the Company completes acquisitions, it will encounter various associated risks, including the possible inability to integrate an acquired business into the Company's manufacturing systems, increased goodwill amortization, diversion of management's attention and unanticipated problems or liabilities, some or all of which could have a material adverse effect on the Company's operations and financial performance. The Company's substantial leverage may hinder its ability to consummate future acquisitions. See "--Substantial Leverage."

NEW PRODUCTS

    The Company is introducing new information storage and delivery products, certain of which will incorporate digital technologies. The Company historically has not been successful in introducing new micrographics products and services, and the Company has limited experience in the manufacture, sale or marketing of these new products and services, especially those incorporating new digital technologies. However, the Company is relying on such new products and services to generate significant cash flows in the future.

    These products and services currently are being introduced and, accordingly, have limited or no revenues to date. The markets for such new products and services are very competitive, and there can be no assurance that the Company's products and services will achieve market acceptance. The Company currently is in the process of reeducating and refocusing its sales force to sell its new products and services, as well as its more traditional COM products and services, and there can be no assurance that this will be successfully achieved. The Company intends to hire limited numbers of new sales personnel to help sell certain of its digital products and services, but needs to rely on its existing sales force to grow the business after its introduction. In addition, the extent to which the Company will be able to maintain technological support for such new products is unclear. The Company's substantial leverage also may hinder the development and deployment of new technologies. See "--Substantial Leverage."

INTERNATIONAL


    The Company's financial results are dependent in part on its international operations, which represented approximately 35% of revenues for the first six months of fiscal 1997 and 32% of revenues for each of fiscal 1996 and 1995. The Company expects that its international operations will continue to be a significant portion of the Company's business as the Company seeks to expand its international presence. Certain risks are inherent in international operations, including exposure to currency fluctuations. From time to time in the past, the Company's financial results have been affected both favorably and unfavorably by fluctuations in currency exchange rates. Unfavorable fluctuations in currency exchange rates also may have an adverse impact on the Company's revenues and operating results. The Company currently does not enter into hedging arrangements, although it may do so in the future. Distributions of earnings and other payments (including interest) received from the Company's operating subsidiaries and affiliates may be subject to withholding taxes imposed by the jurisdictions in which such entities are formed or operating, which will reduce the amount of after-tax cash the Company can receive from its foreign subsidiaries.


COMPETITION

    The Company competes in highly competitive markets with a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies. A number of these competitors have multiple product lines as well as substantially greater financial and other resources available to them, and there can be no assurance that the Company can compete successfully with such other companies. Competitive pressures or other factors could cause the Company's products to lose market share or result in significant price erosion, which would have a material adverse effect on the Company's results of operations. In addition, the Company could be adversely impacted by First Image Management Company ("First Image"), a division of First Data Corporation, assuming the management of Kodak's COM customer base in the United States, which further strengthens First Image's leading position in this market. First Image and Kodak also announced plans to work together to develop new integrated document management solutions, a market in which Anacomp is increasingly competing. See "Business."

VARIATION FROM REORGANIZATION PLAN PROJECTIONS

    Fiscal 1996 revenue and income were lower than fiscal 1996 revenue and income projected in connection with the Company's reorganization because of, among other things, the decline in COM services and systems revenues and the increase in competition for such services and systems by alternate technologies, the introduction of new products and services at a slower rate than expected, as well as the impact of the Company's being in reorganization proceedings. The Company generally does not publish its business plans and strategies or make external projections of its anticipated financial positions or results of operations, and did so only in the context of its reorganization proceedings. The Company does not intend to update or otherwise revise any such financial projections to reflect circumstances existing after the date the projections were included in the disclosure statement in connection with the Company's reorganization or to reflect the occurrence of unanticipated events, even in the event the assumptions underlying the projections are shown to be in error or false or misleading by reason of subsequent events. Any such financial projections should not be relied on for any purpose.

NON-COMPARABILITY OF HISTORICAL FINANCIAL STATEMENTS

    The Company's historical financial statements prior to the date the Plan of Reorganization was consummated are not comparable to financial statements after such date as a result of the application of fresh start reporting and, therefore, are not indicative of the Company's future performance.

ABSENCE OF A PUBLIC MARKET

    The Exchange Notes will be new securities for which there is currently no public market. The Company does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. NatWest has advised the Company that it may make a market in the Exchange Notes, but it is not obligated to do so and, if commenced, may discontinue such market making at any time. Accordingly, there can be no assurance as to the development of any market or liquidity of any market that may develop for the Exchange Notes.

    To the extent that Old Notes are tendered and accepted in the Exchange Offer, the aggregate principal amount of Old Notes outstanding will decrease, with a resulting decrease in the liquidity of the market therefor.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of the Old Notes set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. In general, Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company currently does not anticipate that it will register the Old Notes under the Securities Act.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes of like principal amount, the terms of which are identical in all material respects to the Exchange Notes. The Old Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the indebtedness of the Company. The Company has agreed to bear the expenses of the Exchange Offer pursuant to the Registration Rights Agreement. No underwriter is being used in connection with the Exchange Offer.

                                 CAPITALIZATION


    The following table sets forth the consolidated capitalization of the Company as of March 31, 1997. This table should be read in conjunction with the Company's Consolidated Financial Statements and the related notes thereto and the other information contained in this Prospectus, including the information set forth in "Business" and "Management's Discussion and Analysis of Results of Operations and Financial Condition."



                                                                                                 MARCH 31, 1997
                                                                                              --------------------
                                                                                                  (DOLLARS IN
                                                                                                   THOUSANDS)
Cash and cash equivalents (1)...............................................................       $   36,634
                                                                                                     --------
                                                                                                     --------
Senior debt:
  Revolving credit facility (2).............................................................       $       --
  Term loans................................................................................           55,000
  Capitalized leases and other (including current portion)..................................              933
Subordinated debt:
  10 7/8% Senior Subordinated Notes due 2004 (3)............................................          196,414
  Installment notes.........................................................................            2,862
                                                                                                     --------
    Total debt..............................................................................          255,209
Stockholders' equity........................................................................           41,952
                                                                                                     --------
Total capitalization........................................................................       $  297,161
                                                                                                     --------
                                                                                                     --------


------------------------


(1) Includes $11.2 million of restricted cash.



(2) Amounts to $25 million of availability, none of which is outstanding.



(3) Net of $3.6 million unamortized debt discount.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The following table summarizes selected consolidated historical operating and financial data of the Company for the five fiscal years ended September 30, 1996, the eight months ended May 31, 1996 and the four months ended September 30, 1996, which were derived, except as otherwise noted, from the consolidated financial statements of the Predecessor Company and the Reorganized Company audited by Arthur Andersen LLP, and selected unaudited consolidated historical operating and financial data as of March 31, 1997, for the six months ended March 31, 1996 and 1997 and for the twelve months ended March 31, 1997, which were derived from unaudited interim condensed consolidated financial statements of the Predecessor Company and the Reorganized Company, and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The following should be read in conjunction with, and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Results of Operations and Financial Condition," the Company's Consolidated Financial Statements and the related notes thereto.


                                                                                            PREDECESSOR COMPANY(1)
                                                                                  -------------------------------------------
                                                                                           YEAR ENDED SEPTEMBER 30,
                                                                                  -------------------------------------------
                                                                                    1992      1993      1994        1995
                                                                                  --------  --------  --------  -------------

                                                                                   (DOLLARS IN THOUSANDS, EXCEPT RATIOS AND
                                                                                              PER SHARE AMOUNTS)
OPERATING DATA:
Revenues........................................................................  $628,940  $590,208  $592,599  $     591,189
Cost of sales and services......................................................   412,791   375,373   397,203        417,335
Selling, general and administrative.............................................   115,847   126,201   115,819        132,459
Amortization of reorganization asset............................................        --        --        --             --
Special and restructuring charges (4)...........................................        --        --        --        169,584
                                                                                  --------  --------  --------  -------------
Operating income (loss).........................................................   100,302    88,634    79,577       (128,189)
Interest expense--net (5).......................................................    68,866    65,918    64,030         68,938
Reorganization items (6)........................................................        --        --        --             --
Income (loss) before extraordinary items and cumulative effect of accounting
  change........................................................................    18,221    11,691     6,955       (238,326)
Net income (loss) (7)(8)(9).....................................................  $ 26,921  $ 18,591  $ 14,955  $    (238,326)
                                                                                  --------  --------  --------  -------------
                                                                                  --------  --------  --------  -------------
Income (loss) per share (primary) before extraordinary credit and cumulative effect of accounting change (net of preferred stock dividends and discount
  accretion) (10)...............................................................        --        --        --             --
Weighted average shares
  outstanding (10)..............................................................        --        --        --             --

OTHER FINANCIAL DATA:
EBITDA (11).....................................................................  $134,871  $121,640  $114,192  $      77,393
Depreciation and amortization (12)..............................................    34,569    33,006    34,615         35,998
Capital expenditures............................................................    18,755    20,726    18,868         14,372
Ratio of earnings to fixed
  charges (13)..................................................................      1.41x     1.27x     1.21x          (13*)

PRO FORMA DATA(14):
Pro forma net interest expense (15).............................................        --        --        --             --
Ratio of EBITDA to pro forma net interest expense (16)..........................        --        --        --             --
Ratio of pro forma net debt to
  EBITDA (16)...................................................................        --        --        --             --

                                                                                                   REORGANIZED
                                                                                                   COMPANY(1)
                                                                                                 ---------------
                                                                                     EIGHT            FOUR           COMBINED
                                                                                     MONTHS          MONTHS            YEAR
                                                                                     ENDED            ENDED            ENDED
                                                                                    MAY 31,         SEPT. 30,        SEPT. 30,
                                                                                      1996            1996            1996(2)
                                                                                  ------------   ---------------   -------------
OPERATING DATA:
Revenues........................................................................  $    334,598   $       151,542   $     486,140
Cost of sales and services......................................................       229,167           101,955         331,122
Selling, general and administrative.............................................        63,826            29,688          93,514
Amortization of reorganization asset............................................            --            25,663          25,663
Special and restructuring charges (4)...........................................            --                --              --
                                                                                  ------------   ---------------   -------------
Operating income (loss).........................................................        41,605            (5,764)         35,841
Interest expense--net (5).......................................................        25,184            11,872          37,056
Reorganization items (6)........................................................        92,839                --          92,839
Income (loss) before extraordinary items and cumulative effect of accounting
  change........................................................................       112,528           (22,009)         90,519
Net income (loss) (7)(8)(9).....................................................  $    164,970   $       (22,009)  $     142,961
                                                                                  ------------   ---------------   -------------
                                                                                  ------------   ---------------   -------------
Income (loss) per share (primary) before extraordinary credit and cumulative effect of accounting change (net of preferred stock dividends and discount
  accretion) (10)...............................................................            --   $         (2.19)             --
Weighted average shares
  outstanding (10)..............................................................            --        10,033,576              --
OTHER FINANCIAL DATA:
EBITDA (11).....................................................................  $     59,128   $        25,047   $      84,175
Depreciation and amortization (12)..............................................        17,523            30,811          48,334
Capital expenditures............................................................         3,599             2,224           5,823
Ratio of earnings to fixed
  charges (13)..................................................................          (13*)             (13*)            (1*3)
PRO FORMA DATA(14):
Pro forma net interest expense (15).............................................            --                --   $      32,296
Ratio of EBITDA to pro forma net interest expense (16)..........................            --                --            2.61x
Ratio of pro forma net debt to
  EBITDA (16)...................................................................            --                --              --

                                                                                  PREDECESSOR
                                                                                                    REORGANIZED
                                                                                  COMPANY(1)        COMPANY(1)
                                                                                  -------------------------------
                                                                                                  ---------------     COMBINED
                                                                                       SIX              SIX            TWELVE
                                                                                     MONTHS           MONTHS           MONTHS
                                                                                      ENDED            ENDED           ENDED
                                                                                    MAR. 31,         MAR. 31,         MAR. 31,
                                                                                      1996            1997(3)       1997(1)(2)(3)
                                                                                  -------------   ---------------   ------------
                                                                                   (UNAUDITED)             (UNAUDITED)
OPERATING DATA:
Revenues........................................................................   $256,176       $       230,973   $    460,937
Cost of sales and services......................................................    175,099               150,758        306,781
Selling, general and administrative.............................................     47,595                43,421         89,340
Amortization of reorganization asset............................................         --                37,964         63,627
Special and restructuring charges (4)...........................................         --                    --             --
                                                                                  -------------   ---------------   ------------
Operating income (loss).........................................................     33,482                (1,170)         1,189
Interest expense--net (5).......................................................     22,853                17,415         31,618
Reorganization items (6)........................................................    (23,251)                   --        116,090
Income (loss) before extraordinary items and cumulative effect of accounting
  change........................................................................     (9,678)              (27,480)        72,717
Net income (loss) (7)(8)(9).....................................................   $ (9,678)      $       (40,016)  $    112,623
                                                                                  -------------   ---------------   ------------
                                                                                  -------------   ---------------   ------------
Income (loss) per share (primary) before extraordinary credit and cumulative effect of accounting change (net of preferred stock dividends and discount
  accretion) (10)...............................................................         --       $         (3.05)            --
Weighted average shares
  outstanding (10)..............................................................         --            13,134,000             --
OTHER FINANCIAL DATA:
EBITDA (11).....................................................................   $ 46,669       $        43,453   $     80,959
Depreciation and amortization (12)..............................................     13,187                44,623         79,770
Capital expenditures............................................................      2,537                 4,718          8,004
Ratio of earnings to fixed
  charges (13)..................................................................          *(13)              (13*)          (13*)
PRO FORMA DATA(14):
Pro forma net interest expense (15).............................................   $ 17,134       $        14,937   $     30,099
Ratio of EBITDA to pro forma net interest expense (16)..........................       2.72x                 2.91x          2.69x
Ratio of pro forma net debt to
  EBITDA (16)...................................................................         --                    --           2.70x



                                                          ------------------------------------------------------------------
                                                                                                      REORGANIZED COMPANY(1)
                                                                    PREDECESSOR COMPANY(1)               AS OF
                                                                     AS OF SEPTEMBER 30,               SEPTEMBER     AS OF
                                                          ------------------------------------------      30,      MARCH 31,
                                                            1992       1993       1994       1995        1996        1997
                                                          ---------  ---------  ---------  ---------  -----------  ---------
                                                                                    (DOLLARS IN
                                                                                     THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents (17)..........................  $  29,881  $  24,922  $  19,871  $  19,415   $  47,795   $  36,634
Reorganization value in excess of identifiable assets
 (18)...................................................         --         --         --         --     240,344     202,395
Total assets............................................    681,561    643,548    658,639    421,029     435,421     405,366
Total current liabilities (19)..........................    150,522    152,727    163,091    188,957     121,148     103,081
Total debt (20).........................................    477,303    439,093    411,847    389,900     248,892     255,209
Redeemable preferred stock..............................     24,287     24,383     24,478     24,574          --          --
Stockholders' equity (deficit)..........................      8,290     13,799     49,756   (188,243)     58,569      41,952


                                      (FOOTNOTES COMMENCE ON THE FOLLOWING PAGE)

(1) Although the Plan of Reorganization was consummated on June 4, 1996, the effective date of the consummation of the Plan of Reorganization for financial reporting purposes is considered to be the close of business on May 31, 1996. The Company has accounted for the restructuring using the principles of fresh start reporting as required by SOP 90-7. Pursuant to such principles, in general, the Company's assets and liabilities were revalued. Therefore, due to the restructuring and implementation of fresh start reporting, the consolidated financial statements for the Reorganized Company (starting May 31, 1996) are not comparable to those of the Predecessor Company.

(2) Results reflect the combination of historical results for the eight months ended May 31, 1996 for the Predecessor Company and for the four months ended September 30, 1996 for the Reorganized Company, and thus, this information, as presented, does not comply with GAAP applicable to companies upon emergence from bankruptcy, which calls for separate reporting for the Reorganized Company and the Predecessor Company.

(3) Results include receipt of a one-time $3.6 million payment relating to a long-standing OEM purchase agreement with Kodak.

(4) Includes special charges of $136.9 million that represent a $108 million write-off of goodwill and $28.9 million of charges associated with software costs which are not recoverable, as well as restructuring charges of $32.7 million.

(5) Reflects interest expense and fee amortization, net of interest income.


(6) Includes income and expenses resulting from the Plan of Reorganization and adoption of fresh start accounting as follows:



                                                                                                     COMBINED
                                                                                       COMBINED       TWELVE
                                                                        SIX MONTHS       YEAR         MONTHS
                                                                           ENDED         ENDED         ENDED
                                                                         MARCH 31,   SEPTEMBER 30,   MARCH 31,
                                                                           1996          1996          1997
                                                                        -----------  -------------  -----------
                                                                                (DOLLARS IN THOUSANDS)
Write-off of deferred debt issue costs and discounts..................   $ (17,551)    $ (17,551)    $      --
Adjustments of assets and liabilities to fair market value............          --       124,903       124,903
Legal and professional fees associated with bankruptcy................      (5,936)      (14,944)       (9,008)
Interest earned on accumulated cash...................................         236           431           195
                                                                        -----------  -------------  -----------
                                                                         $ (23,251)    $  92,839     $ 116,090
                                                                        -----------  -------------  -----------
                                                                        -----------  -------------  -----------


(7) The Company adopted Financial Accounting Standards No. 109, Accounting for Income Taxes, in the first quarter of fiscal 1994. The adoption resulted in a one-time increase to fiscal 1994 net income of $8 million reflecting the cumulative effect on prior years of this accounting change. Prior to 1993, the Company recognized tax benefits resulting from net operating loss carryforwards ("NOLs") as an extraordinary item in the Consolidated Statement of Operations.


(8) Includes an extraordinary gain, net of taxes, resulting from the discharge of indebtedness of $52.4 million for the eight months ended May 31, 1996, the combined year ended September 30, 1996 and the combined twelve months ended March 31, 1997.



(9) Includes an extraordinary loss, net of taxes, resulting from the extinguishment of debt of $12.5 million for the six months ended March 31, 1997 and the combined twelve months ended March 31, 1997.



(10) Due to implementation of the restructuring and fresh start accounting, per share data for the Predecessor Company have been excluded as they are not comparable.

(11) EBITDA represents earnings before interest income and expense, special and restructuring charges, reorganization items, other income, extraordinary items, income taxes, depreciation and amortization, which in periods without special and restructuring charges is operating income plus depreciation and amortization. Information regarding EBITDA is presented because management believes that certain investors use EBITDA as a measure of an issuer's historical ability to service its debt because EBITDA shows available cash before debt service and before deducting non-cash charges, such as depreciation and amortization. Management believes that post-bankruptcy EBITDA trends depict consistent generation of funds from operations available to the Company for debt service and investments. EBITDA should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of the Company's operating results or cash flows (as determined in accordance with GAAP) as a measure of the Company's liquidity. Furthermore, caution should be used in comparing EBITDA to similarly titled measures of other companies as the definitions of these measures may vary. The following table sets forth the calculation of EBITDA from net income:


                                                                                                  REORGANIZED
                                                            PREDECESSOR COMPANY                     COMPANY
                                           -----------------------------------------------------  -----------
                                                                                         EIGHT       FOUR      COMBINED
                                                                                        MONTHS      MONTHS       YEAR
                                                    YEAR ENDED SEPTEMBER 30,             ENDED       ENDED       ENDED
                                           ------------------------------------------   MAY 31,    SEPT. 30,   SEPT. 30,
                                             1992       1993       1994       1995       1996        1996        1996
                                           ---------  ---------  ---------  ---------  ---------  -----------  ---------

                                                                      (DOLLARS IN THOUSANDS)
     EBITDA..............................  $ 134,871  $ 121,640  $ 114,192  $  77,393  $  59,128   $  25,047   $  84,175
        Depreciation and amortization....    (34,569)   (33,006)   (34,615)   (35,998)   (17,523)    (30,811)    (48,334)
        Interest expense--net............    (66,020)   (63,484)   (62,489)   (68,938)   (25,184)    (11,872)    (37,056)
        Special and restructuring
          charges........................         --         --         --    169,584         --          --          --
        Reorganization items.............         --         --         --         --     92,839          --      92,839
        Financial restructuring
          charges........................         --         --         --     (5,987)        --          --          --
        Other income (loss)..............        985     (2,225)      (192)      (212)     6,968          27       6,995
        Provision for income taxes.......    (15,400)    (9,900)    (9,100)   (35,000)    (3,700)     (4,400)     (8,100)
        Loss from discontinued
          operations,
          net of taxes...................     (1,646)    (1,334)      (841)        --         --          --          --
        Cumulative effect of
          accounting change..............         --         --      8,000         --         --          --          --
        Extraordinary gains (losses).....      8,700      6,900         --         --     52,442          --      52,442
                                           ---------  ---------  ---------  ---------  ---------  -----------  ---------
     Net income (loss)...................  $  26,921  $  18,591  $  14,955  $(238,326) $ 164,970   $ (22,009)  $ 142,961
                                           ---------  ---------  ---------  ---------  ---------  -----------  ---------
                                           ---------  ---------  ---------  ---------  ---------  -----------  ---------

                                           PREDECESSOR  REORGANIZED
                                             COMPANY      COMPANY
                                           -----------  -----------   COMBINED
                                               SIX          SIX        TWELVE
                                             MONTHS       MONTHS       MONTHS
                                              ENDED        ENDED        ENDED
                                            MAR. 31,     MAR. 31,     MAR. 31,
                                              1996         1997         1997
                                           -----------  -----------  -----------
     EBITDA..............................   $  46,669    $  43,453    $  80,959
        Depreciation and amortization....     (13,187)     (44,623)     (79,770)
        Interest expense--net............     (22,853)     (17,415)     (31,618)
        Special and restructuring
          charges........................          --           --           --
        Reorganization items.............     (23,251)          --      116,090
        Financial restructuring
          charges........................          --           --           --
        Other income (loss)..............       6,644         (795)        (444)
        Provision for income taxes.......      (3,700)      (8,100)     (12,500)
        Loss from discontinued
          operations,
          net of taxes...................          --           --           --
        Cumulative effect of
          accounting change..............          --           --           --
        Extraordinary gains (losses).....          --      (12,536)      39,906
                                           -----------  -----------  -----------
     Net income (loss)...................   $  (9,678)   $ (40,016)   $ 112,623
                                           -----------  -----------  -----------
                                           -----------  -----------  -----------



(12) Excludes amortization of debt issuance costs.



(13) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on indebtedness, amortization of deferred debt issuance costs, accretion of the original issue discount and the portion of rental expense under operating leases that has been deemed by the Company to be representative of an interest factor, all on a pre-tax basis. For the year ended September 30, 1995, the four months ended September 30, 1996 and the six months ended March 31, 1996 and 1997, income before income taxes, extraordinary items and cumulative effect of accounting change was inadequate to cover fixed charges. The amount of coverage deficiency was $203.3 million, $17.6 million, $6.0 million and $19.4 million, respectively. For the eight months ended May 31, 1996, the combined year ended September 30, 1996 and the combined twelve months ended March 31, 1997, this ratio is not meaningful due to the gains recorded associated with the adoption of fresh start accounting and discharge of indebtedness.



(14) The pro forma data give effect to the Old Notes Offering, the Redemption and the Senior Secured Refinancing and the application of the net proceeds therefrom as if the Old Notes Offering, the Redemption and the Senior Secured Refinancing had occurred at the beginning of the applicable statement of operations periods. Net debt is total debt (including current portion), net of cash and cash equivalents (including restricted cash).



(15) Pro forma net interest expense is computed by removing from net interest expense the interest expense associated with the Existing Notes and adding interest expense on the Old Notes.



(16) The purpose of these ratios is to illustrate the magnitude of cash flow relative to interest expense and net debt on a pro forma basis. The Company believes these ratios estimate the Company's ability to fund its debt service requirements resulting from the Old Notes Offering, the Redemption and the Senior Secured Refinancing and the application of the proceeds therefrom.



(17) Includes $11.2 million and $9.6 million of restricted cash as of March 31, 1997 and September 30, 1996, respectively.



(18) For fresh start reporting purposes, any portion of the Company's reorganization value not attributable to specific identifiable assets is reported as "Reorganization value in excess of identifiable assets." This asset is being amortized over a 3.5 year period beginning May 31, 1996.



(19) Total current liabilities exclude current portion of long-term debt.



(20) Total debt includes current portion of long-term debt, net of unamortized debt discount.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


    The unaudited Pro Forma Consolidated Statement of Operations for the six months ended March 31, 1997 and for the twelve months ended September 30, 1996 have been prepared giving effect to the Old Notes Offering, the Redemption and the Senior Secured Refinancing, as if the Old Notes Offering, the Redemption and the Senior Secured Refinancing had occurred at the beginning of the applicable statement of operations periods.



    The Pro Forma Unaudited Consolidated Financial Information does not purport to be indicative of the results which would have been obtained had such transactions in fact been completed as of the date hereof and for the periods presented or that may be obtained in the future.



                         ANACOMP, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
              FOR THE SIX MONTHS ENDED MARCH 31, 1997 (UNAUDITED)



                                                                    SIX MONTHS ENDED MARCH 31, 1997
                                                                  ------------------------------------
                                                                               PRO FORMA
                                                                  HISTORICAL  ADJUSTMENTS   PRO FORMA
                                                                  ----------  -----------  -----------
                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                             SHARE AMOUNTS)
Revenues:
  Services provided.............................................  $   92,745   $      --    $  92,745
  Equipment and supply sales....................................     138,228          --      138,228
                                                                  ----------  -----------  -----------
    Total revenues..............................................     230,973          --      230,973
Operating costs and expenses:
  Costs of services provided....................................      48,945          --       48,945
  Costs of equipment and supplies sold..........................     101,813          --      101,813
  Selling, general and administrative expenses..................      43,421          --       43,421
  Amortization of reorganization asset..........................      37,964          --       37,964
                                                                  ----------  -----------  -----------
                                                                     232,143          --      232,143
                                                                  ----------  -----------  -----------
Income from operations before interest, other income, income
  taxes and extraordinary loss..................................      (1,170)         --       (1,170)
                                                                  ----------  -----------  -----------
Interest income.................................................       2,123      (1,109)(1)      1,014
Interest expense and fee amortization...........................     (19,538)      4,609(2)    (15,951)
                                                                                     417(3)
                                                                                  10,973(4)
                                                                                     506(5)
                                                                                   1,331(6)
                                                                                  (2,338)(7)
                                                                                 (10,875)(8)
                                                                                    (188)(9)
                                                                                    (848) 10)
Other loss......................................................        (795)         --         (795)
                                                                  ----------  -----------  -----------
                                                                     (18,210)      2,478      (15,732)
                                                                  ----------  -----------  -----------
Income (loss) before income taxes and extraordinary loss........     (19,380)      2,478      (16,902)
Provision for income taxes......................................       8,100          --        8,100
                                                                  ----------  -----------  -----------
Net loss available to common stockholders before extraordinary
  loss..........................................................  $  (27,480)  $   2,478    $ (25,002)
                                                                  ----------  -----------  -----------
                                                                  ----------  -----------  -----------
Net loss available to common stockholders per share before
  extraordinary loss............................................  $    (2.09)               $   (1.90)

Weighted average common shares outstanding......................      13,134                   13,134
                                                                  ----------               -----------
                                                                  ----------               -----------



          See notes to pro forma consolidated statement of operations.

The following notes set forth the explanations and assumptions used in preparing the pro forma consolidated statement of operations.


(1) Represents reduction in interest income (at an estimated interest rate of 5%) for the six months ended March 31, 1997 due to net cash reductions of $44,364 resulting from the Senior Secured Refinancing and the Old Notes Offering.



(2) Represents elimination of interest expense for the six months ended March 31, 1997 on the Old Senior Secured Notes (face amount of $97,902) at
    11 5/8%.



(3) Represents elimination of one month of actual interest expense for the six months ended March 31, 1997 on term loans (face amount of $55,000) issued on February 28, 1997 in connection with the Senior Secured Refinancing.



(4) Represents elimination of interest expense for the six months ended March 31, 1997 on the Existing Notes (face amount of $171,960) at 13%.



(5) Represents reduction of interest expense for the six months ended March 31, 1997 on the SKC trade credit facility.



(6) Represents elimination of discount amortization for the six months ended March 31, 1997 on the Existing Notes, and elimination of one month of actual fee amortization on the Senior Secured Refinancing completed February 28, 1997.



(7) Represents interest expense for the six months ended March 31, 1997 on term loans (face amount of $55,000) issued in connection with the Senior Secured Refinancing at 8 1/2%.



(8) Represents interest expense for the six months ended March 31, 1997 on the Old Notes (face amount $200,000) at 10 7/8%.



(9) Represents amortization of original issue discount ($3.6 million) for the six months ended March 31, 1997 on the Old Notes Offering.



(10) Represents deferred issue cost amortization for the six months ended March 31, 1997 on the Old Notes Offering ($4.0 million) and the Senior Secured Refinancing ($3.1 million).

                         ANACOMP, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1996

                                                                  HISTORICAL
                                                         ----------------------------

                                                          PREDECESSOR    REORGANIZED
                                                            COMPANY        COMPANY
                                                         -------------  -------------
                                                                                                       TWELVE
                                                                                                       MONTHS
                                                         EIGHT MONTHS    FOUR MONTHS                    ENDED
                                                             ENDED          ENDED                   SEPTEMBER 30,
                                                            MAY 31,     SEPTEMBER 30,   PRO FORMA       1996
                                                             1996           1996       ADJUSTMENTS    PRO FORMA
                                                         -------------  -------------  -----------  -------------
                                                                                              (UNAUDITED)
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Services provided....................................   $   130,202    $    59,055    $      --    $   189,257
  Equipment and supply sales...........................       204,396         92,487           --        296,883
                                                         -------------  -------------  -----------  -------------
      Total revenues...................................       334,598        151,542           --        486,140
                                                         -------------  -------------  -----------  -------------
Operating costs and expenses:
  Costs of services provided...........................        72,641         31,858           --        104,499
  Costs of equipment and supplies sold.................       156,526         70,097           --        226,623
  Selling, general and administrative expenses.........        63,826         29,688           --         93,514
  Amortization of reorganization asset.................            --         25,663           --         25,663
                                                         -------------  -------------  -----------  -------------
                                                              292,993        157,306           --        450,299
                                                         -------------  -------------  -----------  -------------
Income (loss) before interest, other income,
  reorganization items, income taxes and extraordinary
  items................................................        41,605         (5,764)          --         35,841
                                                         -------------  -------------  -----------  -------------
Interest income........................................         1,576            997       (2,218)(1)          355
Interest expense and fee amortization..................       (26,760)       (12,869)      12,965(2)      (32,651)
                                                                                           18,738(3)
                                                                                            1,177(4)
                                                                                            2,592(5)
                                                                                           (4,675)(6)
                                                                                          (21,750)(7)
                                                                                             (372)(8)
                                                                                           (1,697)(9)
Other income...........................................         6,968             27           --          6,995
                                                         -------------  -------------  -----------  -------------
                                                              (18,216)       (11,845)       4,760        (25,301)
                                                         -------------  -------------  -----------  -------------
Income (loss) before reorganization items, income taxes
  and extraordinary items..............................        23,389        (17,609)       4,760         10,540
Reorganization items...................................        92,839             --           --         92,839
                                                         -------------  -------------  -----------  -------------
Income (loss) before income taxes and extraordinary
  items................................................       116,228        (17,609)       4,760        103,379
Provision for income taxes.............................         3,700          4,400           --          8,100
                                                         -------------  -------------  -----------  -------------
Income (loss) before extraordinary items...............       112,528        (22,009)       4,760         95,279
Preferred stock dividends and discount accretion.......           540             --           --            540
Net income (loss) available to common stockholders
  before extraordinary items...........................   $   111,988    $   (22,009)   $   4,760    $    94,739
                                                         -------------  -------------  -----------  -------------
                                                         -------------  -------------  -----------  -------------

Net loss available to common stockholders per share
  before extraordinary items...........................                  $     (2.19)
                                                                        -------------
                                                                        -------------
Weighted average common shares outstanding.............                       10,034
                                                                        -------------
                                                                        -------------



          See notes to pro forma consolidated statement of operations.

                         ANACOMP, INC. AND SUBSIDIARIES
            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1996
                       (UNAUDITED, DOLLARS IN THOUSANDS)

The following notes set forth the explanations and assumptions used in preparing the pro forma consolidated statement of operations.

(1) Represents reduction in interest income (at an estimated interest rate of 5%) for the twelve months ended September 30, 1996 due to net cash reductions of $44,364 resulting from the Senior Secured Refinancing and the Old Notes Offering.

(2) Represents elimination of interest expense for the twelve months ended September 30, 1996 on the Old Senior Secured Notes (face amount of $97,902) at 11 5/8%.

(3) Represents elimination of interest expense for the twelve months ended September 30, 1996 on the Existing Notes (face amount of $171,960) at 13%.

(4) Represents reduction of interest expense for the twelve months ended September 30, 1996 on the SKC trade credit facility.


(5) Represents elimination of discount and debt issue cost amortization for the twelve months ended September 30, 1996 on the Existing Notes.


(6) Represents interest expense for the twelve months ended September 30, 1996 on term loans (face amount of $55,000) issued in connection with the Senior Secured Refinancing at 8 1/2%.


(7) Represents interest expense for the twelve months ended September 30, 1996 on the Old Notes (face amount of $200,000) at 10 7/8%.



(8) Represents amortization of original issue discount ($3.6 million) for the twelve months ended September 30, 1996 on the Old Notes Offering.



(9) Represents deferred issue cost amortization for the twelve months ended September 30, 1996 on the Old Notes Offering ($4.0 million) and the Senior

    Secured Refinancing ($3.1 million).

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

GENERAL

    In connection with the sale of Old Notes to the initial purchaser pursuant to the Purchase Agreement, dated March 19, 1997, between the Company and NatWest, the holders of the Old Notes became entitled to the benefits of the Registration Rights Agreement.


    Under the Registration Rights Agreement, the Company became obligated to (a) file a registration statement in connection with a registered exchange offer within 45 days after March 24, 1997, the date the Old Notes were issued (the "Issue Date"), and (b) cause the registration statement relating to such registered exchange offer to become effective within 150 days after the Issue Date. The Exchange Offer being made hereby, if consummated within the required time periods, will satisfy the Company's obligations under the Registration Rights Agreement. The Company understands that there are approximately beneficial owners of such Old Notes. This Prospectus, together with the Letter of Transmittal, is being sent to all such beneficial holders known to the Company.


    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer.

    Based on an interpretation by the staff of the Commission set forth in the Morgan Stanley Letter, the Exxon Capital Letter and similar letters, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person who received such Exchange Notes, whether or not such person is the holder (other than Restricted Holders) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's or other person's business, neither such holder nor such other person is engaged in or intends to engage in any distribution of the Exchange Notes and such holders or other persons have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

    If any person were to be participating in the Exchange Offer for the purposes of participating in a distribution of the Exchange Notes in a manner not permitted by the Commission's interpretation, such person (a) could not rely upon the Morgan Stanley Letter, the Exxon Capital Letter or similar letters and
(b) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Company will not receive any proceeds from the Exchange Offer. See "Use of Proceeds." The Company has agreed to bear the expenses of the Exchange Offer pursuant to the Registration Rights Agreement. No underwriter is being used in connection with the Exchange Offer.

    The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the Exchange Notes from the Company and delivering Exchange Notes to such holders.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain conditions set forth herein under "--Conditions" without waiver by the Company, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes, pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes in connection with the Exchange Offer. See "--Fees and Expenses."

    In the event the Exchange Offer is consummated, the Company will not be required to register the Old Notes. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act. See "Risk Factors--Consequences of Failure to Exchange."

EXPIRATION DATE; EXTENSIONS; AMENDMENT

    The term "Expiration Date" shall mean the expiration date set forth on the cover page of this Prospectus, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

    In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will issue a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

    The Company reserves the right (a) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Old Notes not previously accepted if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (b) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment and the Company may extend the Exchange Offer for a period of up to ten business days, depending upon the significance of the amendment and the manner of disclosure to holders of the Old Notes, if the Exchange Offer would otherwise expire during such extension period.

    Without limiting the manner in which the Company may choose to make public announcement of any extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES


    The Exchange Notes will bear interest from March 24, 1997, payable semiannually on April 1 and October 1 of each year, commencing October 1, 1997, at the rate of 10 7/8% per annum. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued up until the date of the issuance of the Exchange Notes.


PROCEDURES FOR TENDERING

    To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by instruction 3 of the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes and any other required documents. To be validly tendered, such documents must reach the Exchange Agent on or before 5:00 p.m., New York City time, on the Expiration Date.

    The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

    The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the Exchange Agent on or before 5:00 p.m. New York City time, on the Expiration Date. No Letter of Transmittal or Old Notes should be sent to the Company.

    Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

    Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such registered holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (a) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

    If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the Old Notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the Old Notes.

    If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or other acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority so to act must be submitted with the Letter of Transmittal.

    All questions as to the validity, form, eligibility (including time of receipt), and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent to the tendering holders of Old Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, the Company reserves the right in its sole discretion to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "-- Conditions," to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreement and (b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

    By tendering, each holder will represent to the Company that, among other things, (a) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such holder or other person, (b) neither such holder nor such other person is engaged in or intends to engage in a distribution of the Exchange Notes (c) neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes, and (d) such holder or other person is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Company or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

    Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Company will not receive any proceeds from the Exchange Offer. See "Use of Proceeds." The Company has agreed to bear the expenses of the Exchange Offer pursuant to the Registration Rights Agreement. No underwriter is being used in connection with the Exchange Offer.

    The Old Notes were issued on March 24, 1997 and there is no public market for them at present. To the extent Old Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Old Notes will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Exchange Offer, holders of Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Notes and (a) whose Old Notes are not immediately available or (b) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if: (i) the tender is make through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange.

    To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (a) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (b) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (c) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (d) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS


    Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange Exchange Notes for, any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if the Company or the holders of at least a majority in principal amount of Old Notes reasonably determine in good faith that any of the following conditions exist prior to the Expiration Date: (a) the Exchange Notes to be received by such holders of Old Notes in the Exchange Offer, upon receipt, will not be tradable by each such holder (other than a holder which is an affiliate of the Company at any time on or prior to the consummation of the Exchange Offer) without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States, (b) the interests of the holders of the Old Notes, taken as a whole, would be materially adversely affected by the consummation of the Exchange Offer or (c) after conferring with counsel, the Commission is unlikely to permit the making of the Exchange Offer prior to August 21, 1997.


    Pursuant to the Registration Rights Agreement, if an Exchange Offer shall not be consummated prior to the Exchange Offer Termination Date, the Company will be obligated to cause to be filed with the Commission a shelf registration statement with respect to the Old Notes (the "Shelf Registration Statement") as promptly as practicable after the Exchange Offer Termination Date and thereafter use its best efforts to have the Shelf Registration Statement declared effective.

    "Exchange Offer Termination Date" means the date on which the earliest of any of the following events occurs: (a) applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, (b) any holder of Notes notifies the Company that either (i) such holder is not eligible to participate in the Exchange Offer or (ii) such holder participates in the Exchange Offer and does not receive freely transferable Exchange Notes in exchange for tendered Old Notes or (c) the Exchange Offer is not consummated within 180 days after the Issue Date.

    If any of the conditions described above exist, the Company will refuse to accept any Old Notes and will return all tendered Old Notes to exchanging holders of the Old Notes.

EXCHANGE AGENT

    IBJ Schroder Bank & Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal and deliveries of completed Letters of Transmittal with tendered Old Notes should be directed to the Exchange Agent addressed as follows:

                            FACSIMILE TRANSMISSION:
                                 (212) 858-2611
                             CONFIRM BY TELEPHONE:
                                 (212) 858-2657

                  BY MAIL:                        BY HAND/OVERNIGHT DELIVERY:
      IBJ Schroder Bank & Trust Company        IBJ Schroder Bank & Trust Company
                 P.O. Box 84                           One State Street
            Bowling Green Station              Securities Processing Window SC-1
        New York, New York 10274-0084              New York, New York 10004
    Attention: Reorganization Operations
                 Department

    The Company will indemnify the Exchange Agent and its agents for any loss, liability or expense incurred by them, including reasonable costs and expenses of their defense, except for any such loss, liability or expense caused by gross negligence or bad faith.

FEES AND EXPENSES

    The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telephone or facsimile.

    The Company will not make any payments to brokers, dealers, or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes, and in handling or forwarding tenders for exchange.

    The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees and expenses, will be paid by the Company, and are estimated in the aggregate to be approximately $250,000.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes (or Old Notes for principal amounts not tendered or accepted for exchange) are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

    The Company will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer. The expense of the Exchange Offer will be amortized by the Company over the term of the Exchange Notes under GAAP.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION


    The following discussion and analysis should be read in conjunction with the selected financial information and the consolidated financial statements of the Company and accompanying notes appearing elsewhere in this Prospectus. The following discussion and analysis of results of operations compare (i) the Reorganized Company's results of operations for the six months ended March 31, 1997 with the Predecessor Company's results of operations for the six months ended March 31, 1996 and (ii) the combined Reorganized Company's results of operations for the four months ended September 30, 1996 and the Predecessor Company's results of operations for the eight months ended May 31, 1996 with the Predecessor Company's results of operations for fiscal 1995 and fiscal 1994. Consequently, the fiscal 1996 information presented below does not comply with GAAP applicable to companies upon emergence from bankruptcy, which calls for separate reporting for the Reorganized Company and the Predecessor Company.


    On June 4, 1996, the Company emerged from bankruptcy proceedings under its Plan of Reorganization (the "Reorganization"). The Plan of Reorganization resulted in a reduction of approximately $174 million in principal and accrued interest on the Company's debt obligations and in liquidation amount and accrued dividends on its preferred stock. The resulting capital structure reduced the Company's interest expense by approximately $31 million per year. As a result of the Reorganization, the recording of the restructuring transaction and the implementation of fresh start reporting, the Company's results of operations after May 31, 1996 (the cutoff date used for financial reporting purposes) are not comparable to results reported in prior periods. See Note 3 to the Consolidated Financial Statements for information on consummation of the Plan of Reorganization and implementation of fresh start reporting.

                       CONSOLIDATED RESULTS OF OPERATIONS

    As an aid to understanding the Company's operations on a comparative basis, the following table has been prepared to set forth certain income statement and other data for the periods presented.


                                                                                                            SIX MONTHS
                                                                         YEAR ENDED SEPTEMBER 30,        ENDED MARCH 31,
                                                                      -------------------------------  --------------------
                                                                        1994       1995       1996       1996       1997
                                                                      ---------  ---------  ---------  ---------  ---------
Revenues:
  Services provided.................................................  $ 223,511  $ 219,881  $ 189,257  $  99,190  $  92,745
  Equipment and supply sales........................................    369,088    371,308    296,883    156,986    138,228
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                        592,599    591,189    486,140    256,176    230,973
Operating costs and expenses:
  Costs of services provided........................................    122,628    126,493    104,499     54,525     48,945
  Costs of equipment and supplies sold..............................    274,575    290,842    226,623    120,574    101,813
  Selling, general and administrative...............................    115,819    132,459     93,514     47,595     43,421
  Amortization of reorganization asset..............................         --         --     25,663         --     37,964
  Special charges...................................................         --    136,889         --         --         --
  Restructuring charges.............................................         --     32,695         --         --         --
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                        513,022    719,378    450,299    222,694    232,143
                                                                      ---------  ---------  ---------  ---------  ---------
Operating income (loss).............................................     79,577   (128,189)    35,841     33,482     (1,170)
Interest expense--net...............................................     64,030     68,938     37,056     22,853     17,415
Financial restructuring costs.......................................         --      5,987         --         --         --
Other expense (income)..............................................        192        212     (6,995)    (6,644)       795
                                                                      ---------  ---------  ---------  ---------  ---------
Income (loss) before reorganization items, income taxes,
  extraordinary items and cumulative effect of accounting change....     15,355   (203,326)     5,780     17,273    (19,380)
Reorganization items................................................         --         --     92,839    (23,251)        --
                                                                      ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes, extraordinary items and
  cumulative effect of accounting change............................     15,355   (203,326)    98,619     (5,978)   (19,380)
Provision for income taxes..........................................      8,400     35,000      8,100      3,700      8,100
                                                                      ---------  ---------  ---------  ---------  ---------
Income (loss) before extraordinary items and cumulative effect of
  accounting change.................................................      6,955   (238,326)    90,519     (9,678)   (27,480)
Extraordinary credit--gain on discharge of indebtedness, net of
  taxes.............................................................         --         --     52,442         --         --
Extraordinary loss on extinguishment of debt, net of income tax
  benefit of $4,325.................................................         --         --         --         --     12,536
Cumulative effect on prior years of a change in accounting for
  income taxes......................................................      8,000         --         --         --         --
                                                                      ---------  ---------  ---------  ---------  ---------
Net income (loss)...................................................  $  14,955  $(238,326) $ 142,961  $  (9,678) $ (40,016)
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------

EBITDA..............................................................  $ 114,192  $  77,393  $  84,175  $  46,669  $  43,453

RESULTS OF OPERATIONS


SIX MONTHS ENDED MARCH 31, 1997 AND 1996



    GENERAL. Anacomp reported a net loss of $40.0 million for the six months ended March 31, 1997, compared to a net loss of $10.2 million for the six months ended March 31, 1996. Included in the net loss for the six months ended March 31, 1997 is non-cash amortization of the Company's reorganization value asset of $38.0 million and an extraordinary loss on the extinguishment of debt of $12.5 million, net of income tax benefits of $4.3 million. This extraordinary loss was comprised of a 3% call premium of $5.2 million and unamortized discount on the Existing Notes of $11.6 million.



    Pursuant to a 1990 original equipment manufacturer ("OEM") purchase agreement, Kodak was obligated to purchase an additional 151 XFP 2000 systems by October 1997 or pay a cash penalty to the Company. The Company and Kodak have negotiated an amendment to the OEM agreement, whereby the Company accepted a $3.6 million cash payment from Kodak, which is included in the current period results, and a commitment to purchase an additional 28 XFP 2000 systems by the end of calendar 1997, and a one-time purchase of spare parts. Upon Kodak's purchase of the 28 XFP 2000 systems on or before December 20, 1997, Kodak's obligations and the OEM agreement shall terminate.



    Included in net income for the six months ended March 31, 1996 is a $6.2 million gain on the sale of the Image Conversion Services Division ("ICS") and $23.3 million in reorganization items including a write-off of deferred debt issue costs and discounts of $17.6 million and legal and professional fees associated with bankruptcy of $5.9 million. EBITDA was $43.5 million for the six months ended March 31, 1997 compared to $46.7 million for the six months ended March 31, 1996. Excluding the Kodak payment, EBITDA was $39.9 million for the current period.



    Total revenues for the six months ended March 31, 1997 of $231.0 million represents a $25.2 million decrease from the same period of the prior year. Approximately $7.7 million of the decrease is due to the discontinuance and downsizing of product lines, including ICS ($1.5 million), reader and reader printer products ($3.9 million), source document film ($.5 million) and micrographics accessories ($1.8 million). The remaining $17.5 million decrease in revenues is due primarily to the expected general downward trend in both the micrographics and magnetics product lines.



    Cost of services provided as a percentage of services revenue was 53% for the six months ended March 31, 1997, compared to 55% for the same period of the prior year. The improvement is due primarily to cost reduction efforts in maintenance services initiated by new management. Cost of equipment and supplies sold as a percentage of equipment and supplies sales, excluding the one-time $3.6 million payment noted above, was 76% for the six months ended March 31, 1997, compared to 77% for the same period of the prior year.



    Selling, general and administrative expenses ("SG&A") were 19% of revenue for both the six months ended March 31, 1997 and the six months ended March 31, 1996, excluding the one-time $3.6 million payment noted above.



    Interest expense and fee amortization of $19.5 million for the six months ended March 31, 1997, decreased $4.2 million over the prior year, primarily due to the Company's improved debt structure as a result of the Reorganization in fiscal 1996.

    PRODUCTS AND SERVICES. The following table shows Anacomp's revenues for each of its five product families for the six months ended March 31, 1996 and 1997:


                                                                                   SIX MONTHS ENDED MARCH 31,
                                                                          --------------------------------------------
                                                                                  1996                   1997
                                                                          ---------------------  ---------------------

                                                                                     (DOLLARS IN THOUSANDS)
Output Services.........................................................  $   54,937         21% $   50,380         22%
Technology Services.....................................................      42,375         17      39,444         17
Output Systems..........................................................      16,994          7      16,893          7
Micrographics Supplies..................................................      79,302         31      67,855         30
Magnetic Media..........................................................      60,300         23      51,337         22
Other...................................................................       2,268          1       5,064          2
                                                                          ----------        ---  ----------        ---
Total...................................................................  $  256,176        100% $  230,973        100%
                                                                          ----------        ---  ----------        ---
                                                                          ----------        ---  ----------        ---



    Output Services. Output services revenues decreased $3.2 million for the six months ended March 31, 1997, compared to the same six months of fiscal 1996, excluding the effect of the ICS sale. COM service volumes increased by less than one percent while average selling prices decreased by 9%. Data center acquisitions and several large customer gains have contributed to both the increase in volumes and the decrease in average selling prices. The acquired data centers contributed volumes, but at significantly lower average selling prices. The large customer gains received favorable pricing due to their volumes. Gross margins as a percentage of revenue decreased by 3% due to the aforementioned impact of lower average selling prices.



    Technology Services. Technology services (primarily maintenance) revenues decreased $2.9 million for the six months ended March 31, 1997, primarily due to the effect of replacing older generation COM systems with the XFP, which has a significantly greater capacity than the older COM systems. Gross margins as a percentage of revenue improved 6.5% as a result of decreased personnel and supply costs. Personnel costs decreased as planned reductions in the work force were made to bring headcount in line with the declining base of COM recorders under maintenance.



    Output Systems. Output systems primarily include COM systems and digital systems. COM systems revenues for the six months ended March 31,1997, decreased by $4.3 million compared to the same period of the prior year. The decrease in revenue is attributable to a decrease in the number of systems sold and the mix and pricing of new and used systems. Gross margins as a percentage of revenue improved primarily due to product mix and the result of manufacturing efficiencies realized during fiscal 1997. Digital systems revenues for the six months ended March 31, 1997, were $4.2 million. The sale of two XSTAR digital systems contributed $1.5 million in the first quarter while the second quarter acquisition of Data/Ware contributed $2.4 million in revenues. There were no digital systems sold for the same period of the prior year.



    Micrographics Supplies. Micrographics supplies revenues for the six months ended March 31, 1997, decreased $11.5 million compared to the same period of the prior year. The major product categories experiencing the expected decrease in revenue include readers and reader/printers ($3.9 million), original COM film ($1.5 million), duplicate film ($2.3 million) and micrographics accessories ($1.8 million). Gross margins as a percentage of revenue increased 1% as a result of changes in product mix.



    Magnetic Media. Magnetic media revenues for the six months ended March 31, 1997, decreased $9.0 million compared to the same period of the prior year. The major product categories experiencing the expected decrease in revenue include 3480 tape cartridges ($3.6 million), open reel tape ($2.6 million) and TK 50/52 tape ($2.0 million). Gross margins as a percentage of revenue increased slightly due to increases in sales price on selected products and increased sales of higher margin products.

FISCAL 1996, 1995 AND 1994

    GENERAL. Anacomp reported net income of $143 million for the year ended September 30, 1996 as compared to a net loss of $238.3 million and net income of $15 million for the years ended September 30, 1995 and 1994, respectively. Included in the fiscal 1996 net income are reorganization items of $92.8 million and a $52.4 million extraordinary gain resulting from the discharge of indebtedness. Included in the fiscal 1995 loss are special charges of $136.9 million, representing a write-off of goodwill of $108 million and $28.9 million of costs associated with software investments (See Notes 8 and 18 to the accompanying Consolidated Financial Statements). Also included in the fiscal 1995 loss is a $29 million deferred tax provision and $32.7 million of restructuring charges.

    EBITDA was $84.2 million for the year ended September 30, 1996 as compared to $77.4 million and $114.2 million for the years ended September 30, 1995 and 1994, respectively.

    Total revenues for fiscal 1996 of $486.1 million represent a $105 million decrease from fiscal 1995. Approximately $60.1 million of the decrease is due to the discontinuance or downsizing of certain product lines including ICS ($20 million), flexible diskette media ($20.2 million), reader and reader printer products ($12.7 million ) and source document film ($7.2 million).

    Total revenues for fiscal 1995 decreased $1.4 million from the prior fiscal year. Revenues from sales of magnetics products increased $30.8 million resulting from the acquisition of Graham Magnetics, Inc. ("Graham Magnetics") in May 1994. In addition, the acquisition of the COM services customer base of fourteen data service centers from National Business Systems, Inc. ("NBS") on January 3, 1994 contributed incremental revenues of approximately $2.7 million to the fiscal 1995 results. Offsetting these contributions were decreases in micrographics supplies, COM systems, maintenance services and other revenues.

    Anacomp's fiscal 1994 revenues totaled $592.6 million. The Graham Magnetics acquisition contributed $22.4 million to fiscal 1994 revenues and NBS contributed $9.1 million to fiscal 1994 revenues.

    SG&A were 19.2% of revenues in fiscal 1996 compared to 22.4% in fiscal 1995. The decrease in SG&A reflects the cost reductions implemented in late fiscal 1995 as part of the Company's reorganization. Selling, general and administrative expenses were 19.5% of revenues in fiscal 1994.

    The Company reclassified certain operating costs within costs of services provided, costs of equipment and supplies sold and SG&A in fiscal 1995 and fiscal 1994 to conform with the fiscal 1996 presentation.

    FISCAL 1995 SPECIAL CHARGES. As mentioned above, included in the operating results for fiscal 1995 are special charges totaling $136.9 million, including the write-off of a portion of goodwill related to micrographics products. During fiscal 1995, Anacomp announced several significant events which are summarized as follows:

    On April 6, 1995, the Company announced that it was withdrawing its proposed offering of $225 million senior secured notes previously announced on January 23, 1995.

    On April 27, 1995, the Company announced that it had agreed with its senior secured lenders to make its current interest payment of $2 million on its pre-bankruptcy senior secured debt while continuing to negotiate the rescheduling of all or a substantial portion of the $20 million scheduled amortization payment due April 26, 1995, which the Company failed to make, and the waiver of certain financial covenant violations as of March 31, 1995. The Company also announced that until an agreement was reached with its senior secured lenders (and holders of pre-bankruptcy senior subordinated notes) the Company would not make its $16.9 million interest payment on the pre-bankruptcy senior subordinated notes scheduled for May 1995 and would defer making dividend payments on the pre-bankruptcy preferred stock.

    On May 15, 1995, in connection with announcing a second quarter loss of $8.2 million, the Company announced plans for a restructuring of its operations which would include several cost cutting measures and personnel reductions. The Company also announced the appointment of a new President.

    These developments significantly constrained Anacomp's ability to finance certain previously projected activities. In addition, in 1995 Anacomp failed to achieve its original projections of operating results and experienced lower than expected sales of major new software products which were first introduced in January 1995. In light of Anacomp's withdrawn note offering, disappointing financial performance and default on its indebtedness, the Company prepared a new operating plan.

    Based on the events discussed above and in connection with the change in accounting discussed in Note 1 to the accompanying Consolidated Financial Statements, Anacomp determined that goodwill had been impaired and measured the impairment based on the fair value approach discussed in Note 1. As required by GAAP, this accounting change, which amounted to a charge of $108 million, was recorded as a change in estimate of goodwill and was included in the results of operations during fiscal 1995.

    Prior to fiscal 1996, Anacomp invested and capitalized over $20 million related to the development of software to provide advanced capabilities for the XFP 2000 related to the processing of Xerox and IBM print streams. These software enhancements are referred to as the Xerox Compatibility Feature ("XCF") and the Advanced Function Presentation ("AFP") feature. XCF was introduced at the beginning of the second quarter of fiscal 1995 and AFP at the beginning of the fourth quarter of fiscal 1995. Initial sales of the XCF product were significantly below expectations, as were projections for AFP. As a result, during fiscal 1995 Anacomp wrote off $20.3 million of deferred software costs and established a reserve of $8.6 million (none of which exists at September 30, 1996) for future payments to IBM Pennant Systems for software royalty and system support obligations which were not recoverable based on revised projections. See
Note 18 to the Consolidated Financial Statements.

    PRODUCTS AND SERVICES. The following table shows Anacomp's revenues for each of its five product families for the last three fiscal years:

                                                                                  YEAR ENDED SEPTEMBER 30,
                                                             -------------------------------------------------------------------
                                                                     1994                   1995                   1996
                                                             ---------------------  ---------------------  ---------------------

                                                                                   (DOLLARS IN THOUSANDS)
Output Services............................................  $  131,238         22% $  132,144         22% $  103,733         21%
Technology Services........................................      91,339         15      86,175         15      82,105         17
Output Systems.............................................      57,627         10      51,276          9      32,794          7
Micrographics Supplies.....................................     204,346         34     190,621         32     150,449         31
Magnetic Media.............................................      97,545         16     128,353         22     112,187         23
Other......................................................      10,504          2       2,620          0       4,872          1
                                                             ----------        ---  ----------        ---  ----------        ---
  Total....................................................  $  592,599        100% $  591,189        100% $  486,140        100%
                                                             ----------        ---  ----------        ---  ----------        ---
                                                             ----------        ---  ----------        ---  ----------        ---

    Output Services. Output services revenues, which accounted for 21% of Anacomp's revenues in fiscal 1996, were down $8.4 million compared to fiscal 1995 (excluding the effect of the ICS sale), primarily due to a 11% decrease in volume. Output services revenues accounted for 22% of Anacomp's revenues in fiscal 1995. Volumes were increased in fiscal 1995 due in part to the acquisition of the COM services customer base of fourteen data service centers from NBS. Output services revenues increased 5% in fiscal 1994 on volume increases of 12%. The increase in fiscal 1994 volume is the result of the NBS acquisition. Decreasing prices adversely affected Anacomp's output services business in fiscal 1996, 1995 and 1994. Output services gross margins as a percent of revenue decreased 1% in fiscal 1996, 7% in fiscal 1995 and 2% in fiscal 1994.

    Technology Services. Technology services revenues, which accounted for 17% of the Company's revenues in fiscal 1996, are derived principally from the maintenance of COM recorders and duplicators.

Such revenues decreased 5% in fiscal 1996 when compared to fiscal 1995 primarily due to the effect of replacing older generation COM systems with the XFP 2000, which has a capacity significantly greater than the previous generation COM systems. Technology services accounted for 15% of fiscal 1995 revenues and were down 6% from fiscal 1994. The improvement in fiscal 1994 is largely the result of the addition of a national data service center company to Anacomp's customer base. Gross margins increased nearly 7% in fiscal 1996 due primarily to reductions in costs associated with spare parts and personnel costs.

    Output Systems. Output systems revenues, which accounted for 7% of the Company's revenues in fiscal 1996, decreased $18.5 million with the sale or lease of 118 XFP 2000 systems in fiscal 1996 compared to 156 systems in fiscal 1995. Included in output systems revenues in fiscal 1995 is $3.5 million of sales of equipment for use in Anacomp data centers under sale and leaseback arrangements. Output systems revenues decreased 11% in fiscal 1995 with the sale or lease of 156 XFP 2000 systems compared to 165 systems in fiscal 1994. Output systems gross margins improved in fiscal 1996, 1995 and 1994 despite reduced revenues as a result of product mix of new and used systems in fiscal 1996 and higher average selling prices in fiscal 1995 and 1994.

    Micrographics Supplies. Micrographics supplies revenues, which accounted for 31% of the Company's revenues in fiscal 1996, decreased 21% compared to fiscal 1995 principally as a result of the discontinuance and downsizing of product lines. Micrographics supplies revenues were 32% and 34% of the Company's revenues in fiscal 1995 and 1994, respectively. Micrographics supplies revenues decreased 7% in fiscal 1995, principally due to reduced demand for duplicate film, readers and reader/printers. Micrographics supplies gross margins as a percent of revenue increased 5% in fiscal 1996 as a result of changes in product mix due primarily to the sale and downsizing of product lines. Micrographics supplies gross margins decreased 5% in fiscal 1995.

    Magnetic Media. Magnetic media revenues, which accounted for 23% of the Company's revenues in fiscal 1996, decreased $16.2 million compared to fiscal 1995. The decrease is due to the closure of the Omaha, Nebraska factory, which produced flexible diskette media, as well as reduced unit sales of open reel tape. Magnetic media revenues accounted for 22% of the Company's revenues in fiscal 1995. Fiscal 1995 magnetic media revenues increased $30.8 million over fiscal 1994. The increase is due to the contribution from the acquisition of Graham Magnetics in May 1994. Graham Magnetics manufactured certain magnetics products at its facility in Graham, Texas. Anacomp has shifted all its U.S. production of those products from its Omaha, Nebraska plant to the Graham Magnetics facility. The costs associated with this relocation were not significant. The consolidation resulted in improved manufacturing efficiencies and overall headcount reduction. Magnetic media gross margins have remained level over the past three years at approximately 15%.


    INTEREST EXPENSE. Interest expense and fee amortization amounted to $39.6 million in fiscal 1996 compared to $70.9 million in fiscal 1995. The decrease relates to the discontinuance of interest accrued on the Predecessor Company's old subordinated debt during the bankruptcy proceedings, as well as reduced interest expense on the new debt instruments.


    Interest expense and fee amortization was $70.9 million in fiscal 1995 compared to $67.2 million in fiscal 1994 due to $3.3 million of default interest and interest on unpaid scheduled interest on the old senior secured debt as well as the old senior subordinated notes which was required by the terms of the various debt agreements.

    INCOME TAXES. The Company adopted Financial Accounting Standards No. 109. Accounting for Income Taxes, in the first quarter of fiscal 1994. The adoption resulted in a one-time increase to income of $8 million reflecting the cumulative effect on prior years of this accounting change. In addition, the Company recorded a deferred tax asset of $95 million representing the U.S. federal and state tax savings from NOLs and tax credits. The Company also recorded a valuation allowance of $60 million, reducing the deferred tax asset to $35 million. In determining the valuation allowance, the Company assumed pre-tax income at levels they were experiencing at that time and considered the impact of the reversal of temporary differences and the periods in which NOL carryforward benefits expire.

    The provision for income taxes in fiscal 1996 includes $6.1 million on earnings of Anacomp's foreign subsidiaries and $2 million of domestic income taxes primarily related to the alternative minimum tax and state and local taxes. The effective rate as a percentage of income before reorganization items, extraordinary credit, and cumulative effect of accounting change (8.2%) is lower than the U.S. statutory rate because of non-taxable reorganization income partially offset by increases resulting from non-deductible amortization.

    Included in the provision for income taxes in fiscal 1995 is a deferred tax provision of $29 million. The deferred tax provision includes U.S. tax on undistributed foreign earnings of $9 million and a write-off of net deferred tax assets of $20 million. This write-off results from the uncertainty regarding the financial restructuring that was in progress and, accordingly, the uncertainty regarding the ultimate benefit to be derived from Anacomp's tax loss carryforwards. The remaining components of the provision for income taxes in fiscal 1995 were taxes of $4.8 million on earnings of Anacomp's foreign subsidiaries and a tax reserve adjustment of $1.2 million.

    Income taxes as a percentage of income from operations was 55% in fiscal 1994. In fiscal 1994, income tax expense was reduced $1.2 million, as a result of the favorable settlement and disposition of previously established tax reserves. The effective tax rate was higher than the U.S. statutory rate because of amortization of goodwill, which is not deductible for tax purposes, and generally higher foreign tax rates. See Note 17 to the Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES


    During the three months ended March 31, 1997, Anacomp completed the refinancing of substantially all of its significant debt obligations (see Note 26 to the Consolidated Financial Statements and Note 9 to the Condensed Consolidated Financial Statements). The refinancings will result in significant interest savings to the Company. Anacomp's cash interest cost will now be at an annual rate of approximately $30 million as compared to approximately $40 million upon the Company's exit from bankruptcy on May 31, 1996. The Company's debt amortization has also been significantly reduced as a result of the refinancings. Anacomp has no principal payments due on the new debt during the remainder of fiscal 1997, $8 million due in fiscal 1998 and $14 million due in fiscal 1999. As of March 31, 1997, the current portion of long-term debt was $3.7 million as compared to $31.8 million at September 30, 1996.



    Anacomp's working capital at March 31, 1997, excluding the current portion of long-term debt, was $32.3 million, compared to $26.4 million at September 30, 1996 and a $13.8 million deficit at September 30, 1995. Net cash provided by operating activities was $15.7 million for the first six months of fiscal 1997, compared to $32.9 million in the comparable prior period. The largest component of the decrease was a $10 million pay down of the Company's trade credit facility with SKC. Net cash used in investing activities was $21.2 million for the six months ended March 31, 1997, compared to net cash provided by investing activities of $11.0 million in the comparable prior period. This change was primarily the result of the Company using $16.5 million of cash for acquisitions in the six months ended March 31, 1997 while the Company generated $13.6 million in cash for the sale of the ICS Division in the comparable prior period. Also, the Company increased its capital expenditures for property, plant and equipment by $2.2 million during the first six months of fiscal 1997, as compared to the comparable prior period.


    To facilitate comparison of cash flow activity for fiscal 1996 to fiscal 1995, cash flows for the eight months ended May 31, 1996 and the four months ended September 30, 1996, as discussed in the accompanying consolidated statements of cash flows, have been combined for the following discussion. Net cash provided by operating activities increased to $49.8 million for fiscal year ended September 30, 1996 compared to $19.9 million in the comparable prior period, due primarily to significant reductions in receivables and inventories as well as non-payment of interest on subordinated debt prior to the

Reorganization. Net cash provided by investing activities increased to $3.9 million for the year ended September 30, 1996, compared to $3.1 million in the comparable prior period.


    On October 30, 1996, the Company completed the $25 million Rights Offering of its Common Stock to its existing stockholders that resulted in the issuance of 3.6 million shares of Common Stock. On February 28, 1997, the Company refinanced the Old Senior Secured Notes with the Senior Secured Debt that provides a $25 million revolver and term loans of $55 million. The Company used available cash balances to reduce the Old Senior Secured Note balance of $97.9 million as of December 31, 1996 to $55 million as of February 28, 1997, and the $25 million revolver remains undrawn.



    Net cash used in financing activities decreased to $7.0 million for the six months ended March 31, 1997, compared to $13.7 million in the comparable prior period. The Company's successful Rights Offering of approximately 3.6 million shares of Common Stock provided approximately $24.3 million in cash in the six months ended March 31, 1997, and the Company's debt refinancing and principal reductions used approximately $31.3 million of cash. Net cash used in financing activities increased to $35.5 million in fiscal 1996 compared to $23.6 million in fiscal 1995. Fiscal 1996 includes a $13 million repayment of debt with proceeds from the sale of the ICS Division.



    The Company's cash balance (including restricted cash) as of March 31, 1997 was $36.6 million, compared to $47.8 million at September 30, 1996 and $19.4 million at September 30, 1995. The decrease reflected as of March 31, 1997 is due primarily to cash used in the Company's debt refinancing transactions. The Company also has full availability of its $25 million revolving credit facility, which was undrawn at March 31, 1997.


    Prior to the Chapter 11 filing, the Company was experiencing a liquidity shortfall caused by continued declining revenues and a highly leveraged balance sheet. Upon emergence from bankruptcy proceedings, the Company's pre-petition liquidity problems were improved.

    The Company has significant debt service obligations which will include obligations under the Notes. The ability of the Company to meet its debt service and other obligations will depend upon its future performance and is subject to financial, economic and other factors, some of which are beyond its control. However, the Company believes that its cash on hand and cash generated from operations will be sufficient to fund its debt service requirements, acquisition strategies and working capital requirements in the foreseeable future. Nevertheless, the Company may in the future issue debt or equity securities to finance growth opportunities that may become available from time to time.


ACCOUNTING PRONOUNCEMENTS



    In February 1997, the Financial Accounting Standards Board issued two pronouncements related to the calculation and disclosure of earnings per share information. These pronouncements are effective for periods ending after December 15, 1997, and consequently, no adjustments are reflected in the Condensed Consolidated Financial Statements for the period ended March 31, 1997. Due to the Company's recent operating losses, adoption of these pronouncements is not expected to have a significant effect on the Company's financial statements.

                                    BUSINESS

    Anacomp is a leading provider of information and image management products and services to approximately 15,000 customers in more than 65 countries. The Company offers a broad range of short-term and long-term document management solutions for the conversion, storage and retrieval of computer data and images utilizing micrographics, magnetic media products and, to an increasing extent, digital technologies.

    The Company has built a strong reputation as the world's leading full-service provider of micrographics systems, services and supplies. Micrographics is the conversion of information stored in digital form or on paper to microfilm or microfiche. Traditionally, micrographics has provided one of the most cost-effective means of data storage and retrieval for information-intensive organizations such as banks, insurance companies, financial service companies, retailers, healthcare providers and government agencies. The Company believes it possesses worldwide market share in excess of 40% in the largest segment of the micrographics industry, COM. COM consists of the high-speed conversion of digital information directly from a computer or magnetic tape to microfilm or microfiche.

    The Company has an extensive installed base of COM equipment, which management estimates to be in excess of 55% of the systems in use worldwide. This installed base together with the Company's strong customer relationships provide the Company with what management believes to be a substantial recurring revenue stream from COM maintenance and supplies. For customers that prefer outsourcing solutions, the Company provides COM, digital and related services through its network of 48 service centers in the United States as well as through a growing number of international service centers. The Company is also a leading provider of half-inch magnetic media products for large computing systems and is increasingly providing digital products and services to its customers.

    The Company is positioning itself to capitalize on its traditional long-term information management competency and its significant existing customer base by providing the latest technologies for short-term and mid-term information solutions. This migration towards faster growth areas of the information management industry is being accomplished through internal product development, strategic acquisitions of advanced technology and joint ventures and strategic alliances.

    Anacomp was incorporated in Indiana in 1968. In the 1970s and 1980s, Anacomp became the leader in the COM services portion of the micrographics industry through acquisitions and internal growth. In 1987, the Company became the world's leading manufacturer of COM systems by acquiring DatagraphiX, Inc. In 1988, Anacomp acquired Xidex Corporation ("Xidex"), a leading manufacturer of magnetic media products, duplicate microfilm and microfilm readers and reader/printers. More recently, the Company has expanded its digital products and services through the acquisition of Data/Ware, a leading manufacturer and supplier of CD output systems, and through its agreement with FileNet, a leading provider of integrated document management software.

    Anacomp filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code on January 5, 1996, primarily as a result of the substantial debt incurred as a result of the Xidex acquisition. The Company emerged from bankruptcy under its Plan of Reorganization on June 4, 1996 with significantly reduced debt and lower interest payments, a new financial structure, a new Board of Directors and management and a new business strategy. See "--Bankruptcy Reorganization."

    The principal executive offices of the Company are located at 11550 North Meridian Street, Suite 600, Carmel, Indiana 46032, telephone number (317) 844-9666.

INFORMATION AND IMAGE MANAGEMENT INDUSTRY

    The information and image management industry, which the Company believes to be in excess of $8 billion worldwide, provides products and services utilized in the conversion, storage and retrieval of computer data and images. Users of these products and services must balance the ease of accessibility of information with the cost of storing and accessing that information. This balancing and the Company's industry strategy adheres to a paradigm known as the Information Delivery Life Cycle, which describes the relationship between the age of information, the frequency and speed of access and the type of media upon which the information is stored. In general, as information ages, customer requirements for frequency of retrieval and speed of delivery decline. To achieve the greatest degree of cost-effectiveness and efficiency, organizations migrate their information across several different delivery systems over the life of the information.

                      THE INFORMATION DELIVERY LIFE CYCLE

                                     [LOGO]

    Newly created information is generally the most frequently accessed, requiring a high-speed storage media such as magnetic disk ("DASD"). As the information begins to age, it is often first migrated to optical disk or CD, which offers quick access to information at a lower cost than DASD and which has high storage capacity. As the need to access information becomes more infrequent, the information is next migrated to magnetic tape, an even lower cost media that provides somewhat slower, yet readily accessible, information delivery. Once information moves to an archival stage in its life cycle, it is often migrated to its final media, microfilm and microfiche, which offers very low storage costs for both archival and non-archival applications.

    Anacomp's array of products and services is designed to help organizations optimize how they store, deliver and migrate their information across this entire life cycle. The Company believes that vendor consolidation, a gradual shift toward integrated solutions and similar trends will favor suppliers that can provide a broad, technologically advanced suite of products and services across the entire cycle. The Company also believes that this market will continue to favor suppliers with a fully developed domestic and international infrastructure that allows them to serve large customers and benefit from economies of scale.

    Additionally, competitive pressures on companies served by Anacomp have steadily increased the demand for outsourcing services. Concerns over technology obsolescence, the sometimes high capital cost of information management systems and a general recognition of the benefits of outside expertise have induced many companies to reduce in-house expenditures on certain operations in favor of third-party service providers. Through outsourcing, companies are able to avoid the capital requirements of proprietary data management and storage systems, and maintain flexibility to migrate their information as new products and technologies become available.

    Anacomp believes this trend toward outsourcing should have a positive impact on many of the output services offered by the Company. Moreover, Anacomp seeks to differentiate itself from other service providers through its value-added product features (such as customized indexes, retrieval software and other user productivity enhancements), strong client relationships and customer service.

    Anacomp recognizes that certain products and services in the information and image management industry are declining relative to others. Traditionally, micrographics has provided one of the most cost-effective means of data storage and retrieval for information-intensive organizations such as banks, insurance companies, financial service companies, retailers, healthcare providers and government agencies. However, the ongoing growth of local area and client/server networks and similar systems based on digital technologies has and will continue to result in alternative data storage and retrieval technologies for active records management. Over the next few years, the Company believes that micrographics technology will continue to retain certain cost and functional advantages over alternative data storage media, which will keep micrographics competitive in a wide range of applications. Over a longer term, the Company believes micrographics technology will be viewed predominately as a reliable and cost-effective method for long-term data storage.


    The Company's new business strategy is to capitalize on these industry trends by leveraging its competitive strengths to provide new products and services while maintaining its leading market position in COM solutions.


COMPETITIVE STRENGTHS

STRONG CUSTOMER RELATIONSHIPS


    Since its inception in 1968, the Company has developed long-term relationships (in excess of five years) with many of its customers. Among the Company's current customers are Aetna Inc., AT&T Corp., Automatic Data Processing, Inc., BankAmerica Corporation, Citicorp, Daimler-Benz AG, Deutsche Bank AG, Electronic Data Systems Corporation, FMR Corp., General Electric Capital Corporation, IBM, Kodak and Travelers Group Inc. The terms of the contractual relationships with these customers vary; however, they typically provide for minimum quantities, pricing structure, terms of one or more years and automatic renewal. No customer accounted for 10% or more of the Company's revenues in fiscal 1996. The Company believes that the strength of its customer relationships results from consistently meeting or exceeding customer information management needs and expectations. The Company manages these customer relationships through its worldwide sales force of approximately 200 individuals and through its extensive distributor networks.


LEADING MARKET SHARES

    The Company believes that it is the largest manufacturer and distributor of COM systems in the world; the largest provider of COM maintenance and supplies in the world; the second largest provider of COM services in the United States; the largest supplier of half-inch magnetic media products in the world; and the largest provider of digital CD output products and services in the world. The Company's market position and customer base provide the necessary platform to introduce new and complementary information management products and services.

INSTALLED BASE OF EQUIPMENT

    The Company believes it has the world's largest installed base of COM equipment with an estimated market share of 55%. This extensive installed base, together with the Company's strong customer relationships, provide the Company with what management believes to be a substantial recurring revenue stream from COM maintenance and supplies.

BROAD PRODUCT OFFERING

    The Company has introduced new products and services in three areas: digital solutions, complementary outsourcing services and COM enhancements. Digital solutions include CD services marketed under the ALVA brand name and CD output systems obtained from the acquisition of Data/Ware. Complementary outsourcing services include Print/Mail (printing and mailing client statements and other documents) and archival storage services. New products in COM systems include DragonCOM, a next generation COM system which is capable of processing Asian languages.

EXPERIENCED NEW MANAGEMENT TEAM


    The Company's new senior management team is led by Ralph W. Koehrer, who became the Company's President in January 1997 and Chief Executive Officer in May 1997. This management team has more than 300 cumulative years of experience in the information and image management industry and is highly committed to executing the Company's new business strategy.


NEW BUSINESS STRATEGY

    The Company's new management team, assembled over the last eighteen months as a part of the Company's reorganization plan, has developed a strategic plan to rationalize the Company's operations, leverage the Company's competitive strengths and capitalize on the evolution in the information and image management industry.

COST REDUCTION AND PRODUCTIVITY ENHANCEMENT


    The Company is executing an on-going strategy designed to: (a) reduce selling, general and administrative expenses by reducing headcount, centralizing administrative functions and reducing fixed operating costs and (b) develop new processes and programs to enhance productivity and product quality. The cumulative effect of these and other activities has been to reduce selling, general and administrative expenses as a percentage of revenues from 22.4% for the year ended September 30, 1995 to 19.4% for the twelve months ended March 31, 1997. The Company's management is committed to continue cost and efficiency improvements focusing on a number of areas including data center automation and data transmission technology.


EXIT NON-STRATEGIC BUSINESSES

    The Company has exited three lower-margin, non-strategic businesses including the filming of paper documents, the manufacturing of microfiche and microfilm readers and reader/printers, as well as the manufacturing of floppy diskette media.

STRENGTHEN BALANCE SHEET AND ENHANCE FINANCIAL FLEXIBILITY


    Following the Company's emergence from bankruptcy proceedings in June 1996, the Company has completed a $25 million rights offering and an $80 million senior secured credit facility. Since June 1996, following these two transactions and pro forma for the Offering and the Redemption, the Company will have reduced annualized net interest expense from $38.6 million (based on capitalization data as of June 30, 1996) to $30 million (based on capitalization data as of March 31, 1997). See "Capitalization."


NEW PRODUCT OFFERINGS AND GROWTH OPPORTUNITIES

    The Company is positioning itself to capitalize on its traditional long-term information management competency and its significant existing customer base by providing the latest technologies for short-term and mid-term information management solutions. This migration towards faster growth areas of the information and image management industry is being accomplished through internal development, strategic acquisitions of advanced technology and joint ventures and strategic alliances. In June 1996, the Company introduced its new DragonCOM system, which is capable of processing Asian languages. On January 31, 1997, the Company acquired Data/Ware, a leading manufacturer and supplier of CD output systems. On January 22, 1997, the Company entered into a partnership with FileNet, a leading provider of integrated document management software, to provide a technological base for the Company's Windows NT-based application solutions for rapid day-to-day information management known collectively as Concerto. Although digital storage systems account for a small percentage of the Company's total revenues, Anacomp has rapidly become the largest United States provider of CD output solutions, offering customers high-capacity and high-speed information retrieval applications.

PRODUCTS AND SERVICES

    Anacomp's information management solutions can be grouped into five product families: output services, technology services, output systems, micrographics supplies and magnetic media. The table below shows Anacomp's revenues for each of these product families for the last three fiscal years. The information is presented on a traditional comparative basis for the year ended September 30, 1996, to facilitate a meaningful comparison to fiscal 1995 and 1994. Consequently, the fiscal 1996 information presented below does not comply with accounting requirements for companies upon emergence from bankruptcy, which calls for separate reporting for the newly Reorganized Company and the Predecessor Company.

                                                                               YEAR ENDED SEPTEMBER 30,
                                                         ---------------------------------------------------------------------
                                                                  1994                    1995                   1996
                                                         -----------------------  ---------------------  ---------------------

                                                                                (DOLLARS IN THOUSANDS)
Output Services........................................  $  131,238          22%  $  132,144         22% $  103,733         21%
Technology Services....................................      91,339          15       86,175         15      82,105         17
Output Systems.........................................      57,627          10       51,276          9      32,794          7
Micrographics Supplies.................................     204,346          34      190,621         32     150,449         31
Magnetic Media.........................................      97,545          16      128,353         22     112,187         23
Other..................................................      10,504           2        2,620          0       4,872          1
                                                         ----------         ---   ----------        ---  ----------        ---
    Total..............................................  $  592,599         100%  $  591,189        100% $  486,140        100%
                                                         ----------         ---   ----------        ---  ----------        ---
                                                         ----------         ---   ----------        ---  ----------        ---

OUTPUT SERVICES

    The principal output services delivered by Anacomp are COM services, CD services, archival services and Print/Mail services. Output services are offered through 48 service centers in the United States, as well as through startup service centers in Canada and Europe. Output services are sold by Anacomp's direct sales forces in the United States, Canada and Europe. The Company has recently acquired several small COM and CD service bureaus as part of its strategy to increase its market share in specific locations and to consolidate portions of the maturing COM services business.

    The Company plans to generate additional revenue from a multitude of additional complementary output services including CD services, Print/Mail services and archival services offered through the Company's service centers. COM services comprise the Company's most profitable business line. The Company's objective is to maintain this highly profitable business, while introducing complementary, higher-growth services. The Company intends to market these new services as additional, not replacement, services to its core micrographics output services. Pursuant to this strategy, the Company envisions selling each image it processes up to four times:

    - Once to output the image to paper to be mailed directly to the clients' customers;

    - Once to output the image to CD for short-term storage and frequent retrieval;

    - Once to output the image to microfilm or microfiche for safe, long-term storage; and

    - Once to store the image on media for a customer at an Anacomp site for archival purposes.


    The Company has a large customer base which has proved to be loyal to the Company in the past. The Company's output services customers include banks, insurance companies, financial service companies, retailers, healthcare providers and government agencies. No one customer accounted for more than 10% of the Company's output services revenues in fiscal 1996. The typical service contract is exclusive, lasts one year with a one-year automatic renewal period and provides for usage-based monthly fees, subject to increase on 30 days' notice. The Company believes that approximately 75% of the Company's micrographics services customers are subject to contracts and estimates approximately 90% of such contracts are renewed annually.


    Output service center industry competition is primarily limited to service centers within a 50-mile radius of a customer because of the emphasis on prompt turnaround. The Company and First Image (which the Company believes has approximately 50 output service centers) are the two largest national output service center organizations. The remainder of the market is served by regional or local output service centers.

    COM SERVICES. COM services, the delivery of micrographics outsourcing services, represents the largest component of Anacomp's output services. The Company believes that the COM services portion of the micrographics industry processed over 45 billion images in 1995, generating over $350 million in revenues. The Company believes it holds an estimated 25% to 30% market share, second only to First Image.

    On a daily basis, Anacomp's service centers receive thousands of electronic downloads and computer tapes from customers. This information (both text and graphics) is converted to 16mm microfilm or to microfiche, which is a four by six-inch film medium capable of storing up to 1,000 pages of computer output. Turnaround for a typical COM services job ranges from two hours to 36 hours, depending on specific circumstances and requirements, and the centers generally operate 24 hours a day every day of the year.

    In response to a gradual decline in the market for micrographics services and a more competitive market, in fiscal 1995 Anacomp completed installation of XFP 2000 COM systems in all of its service centers, increasing the efficiency of COM production. Additionally, the Company has upgraded many of these systems with Anacomp-developed emulation software for IBM and Xerox laser print streams, expanding the potential market for COM services and resulting in higher average prices than for other COM output.

    As an adjunct to COM services, Anacomp also provides External Facilities Management ("XFM") services to selected customers. Under an XFM arrangement, Anacomp operates and manages a customer's COM production at Anacomp's facilities.

    ALVA CD SERVICES. Although still a relatively small percentage of the Company's revenues, Anacomp has quickly become a significant provider of digital output services since entering this emerging market in fiscal 1995. Competition in this industry is highly fragmented, and Anacomp believes it is one of the three largest U.S. providers of CD output services.


    Anacomp's ALVA CD services provide customers throughout the United States and at an increasing number of the Company's international locations with a high-capacity storage and delivery solution for applications requiring frequent and high-speed information retrieval. ALVA CD services involves storing and indexing customer information such as invoices and customer statements on CD. In addition to indexed CD output, ALVA also includes sophisticated Windows NT-based software for accessing and retrieving the data. ALVA is available at the majority of the Company's service centers in the United States, as well as through new Company service centers in Canada and Europe.


    The Company believes that its ALVA solution has significant advantages over competing products, primarily due to the Company's network of service centers, its extensive knowledge of applications and indexing expertise, and ALVA's flexible and easy-to-use user interface.

    ARCHIVAL AND PRINT/MAIL SERVICES. Anacomp provides archival storage services at several of its service centers in the United States, providing the long-term storage of original microfilmed records for its COM services customers. The microfilm is stored in a secure vault within the Anacomp facility, providing customers with a convenient and safe method of off-site storage of critical business records. In addition,

Anacomp offers customers the ability to retrieve their records on an as-needed basis. Anacomp plans to expand this business in fiscal 1997 by opening several new archival vaults.

    The Company also intends to broaden its archival services business in the future by storing multiple-media records--such as paper, optical disks and magnetic tape in addition to microfiche and microfilm--at dedicated storage facilities. Anacomp has taken a first step in this direction in October 1996 by acquiring Archive Storage, Inc. ("ASI"), a small Massachusetts company that operated an underground, climate-controlled storage vault. ASI also provided records management and disaster recovery consulting services to businesses, helping customers ensure they are storing the right information on the most cost-effective media for the appropriate periods of time.

    Anacomp plans to expand Print/Mail services, the output and mailing of printed information, in the United States in fiscal 1997. The Company sees Print/Mail services as complementary to the COM and CD output services it offers to clients today, and the Company believes it can leverage its existing client relationships and application knowledge to obtain significant Print/Mail revenues by providing its customers with distinct cost and service advantages.

    The Company currently does not believe it has significant market shares in either archival storage services or Print/Mail services.

TECHNOLOGY SERVICES

    Anacomp's technology services includes both traditional maintenance services as well as newer professional services offered by the Company. Technology services are sold by Anacomp's direct sales forces worldwide.


    The Company provides round-the-clock maintenance and professional services through over 600 highly trained service employees operating in various countries worldwide and servicing approximately 2,300 of the nearly 4,000 COM recorders believed to be in use. In the United States, over 400 field service engineers and managers provide geographic coverage through ten districts. Internationally, maintenance services are provided either by Anacomp employees operating in the Company's foreign subsidiaries or by employees of dealers and distributors.


    Anacomp believes that it maintains approximately 98% of its own installed base of COM systems, as well as a large percentage of those built by other companies. In addition, the Company provides maintenance services for micrographics-related devices and, increasingly, non-micrographics equipment. Since many customers tend to use the maintenance services of the vendor that installed the system, maintenance revenues traditionally have been a function of new COM system sales and the size of the installed base. Anacomp believes that its COM maintenance market share is approximately 65% in the United States, 50% in Europe and 15% in the Americas (excluding the United States) and Asia.

    As sales of COM systems mature, Anacomp is seeking to expand its maintenance services by adding non-micrographics equipment. As an example of this strategy, Anacomp recently acquired the customer maintenance base for the computer tape equipment manufactured and sold by Integra Technologies Corporation ("Integra"). Anacomp now provides maintenance services on these products, and it also plans to assume product assembly in the near future.

    In fiscal 1996, Anacomp identified professional services as a potential growth area within its maintenance business. Professional services refers to the delivery of project-specific expertise in such areas as job set-ups, user interfaces, data communications and networking. Tasks include software development, problem resolution and consulting. In the past, Anacomp had provided many of these services to customers free of charge. As an example of how the Company plans to market professional services, Anacomp now provides a specified number of hours of "free" job set-up assistance with each XFP 2000 sold, with the customer being charged for work exceeding those hours.

OUTPUT SYSTEMS

    The principal output systems products delivered by Anacomp are COM systems and newer electronic document management solutions. The Company sells these products through its direct sales forces in the United States, Canada and Europe and through distributors in Latin America, Europe and Asia. Anacomp also is an OEM for other companies for its XFP 2000 COM system.

    COM SYSTEMS. Anacomp is the world's leading manufacturer and distributor of COM systems, offering a complete line of COM recorders, duplicators, sorters and related software. Anacomp's installed base of COM systems, approximately 55% of those in use worldwide, is more than twice as large as its nearest competitor, and related sales of COM services and supplies to the installed base provide the Company with what management believes to be a recurring revenue stream that constitutes a significant portion of its annual revenues.

    The XFP 2000, which is manufactured by the Company, is the most advanced COM recorder on the market and has enabled the Company to capture what it believes to be an estimated 57% of all new COM systems sold or leased. The XFP 2000 is faster and more reliable than previous COM recorders and, through its laser technology, has the capability to generate precise reproductions of any image. The Company sold or leased 118 new XFP 2000 systems in fiscal 1996 compared to 156 in 1995.


    Pursuant to a 1990 OEM purchase agreement, Kodak was obligated to purchase an additional 151 XFP 2000 systems by October 1997 or pay a cash penalty to the Company. The Company and Kodak have negotiated an amendment to the OEM agreement, whereby the Company accepted a $3.6 million cash payment from Kodak and a commitment to purchase an additional 28 XFP 2000 systems by the end of calendar 1997, and a one-time purchase of spare parts. Upon Kodak's purchase of the 28 XFP 2000 systems on or before December 20, 1997, Kodak's obligations and the OEM agreement shall terminate.


    In fiscal 1996, Anacomp introduced DragonCOM, a version of the XFP 2000 for the Asian market, which is capable of processing Chinese, Korean, Taiwanese, Japanese and other ideographic languages utilizing the popular IBM AFP architecture. The Company is marketing DragonCOM to customers in Asia through an agreement with Kodak's Asia-Pacific region, in which Kodak committed to purchase a minimum of 50 DragonCOM systems over the next four years.

    Anacomp also has developed two new software products that emulate IBM and Xerox laser print streams. AFP software developed in conjunction with IBM enables the XFP 2000 to process and image AFP formatted data streams used by IBM high-speed mainframe laser printers. XCF software developed in partnership with Xerox enables the XFP 2000 to process the same data stream used by Xerox high-speed, high-volume laser printers.

    Anacomp recently introduced its Image Direct application for the XFP 2000, which enables users to output document images directly to microfilm from desktop workstations. The initial release of Image Direct supports TIFF images, the most popular bitmap format in use today; additional format compatibility is expected in future releases.

    Principal customers for the Company's COM systems include information-intensive organizations such as banks, insurance companies, financial service companies, retailers, healthcare providers and government agencies, as well as non-Anacomp COM service centers. While the majority of COM systems are sold outright, the Company does offer customers lease and monthly usage options. No customer accounted for more than 10% of the Company's output system sales in fiscal 1996.


    International sales accounted for approximately 40% of the Company's fiscal 1996 sales of COM system units. Sales in Germany, France and Asia accounted for approximately 30% of COM system sales in fiscal 1996, Germany accounted for 15% of total COM system revenues in fiscal 1996; however, no single country was responsible for 10% or more of the Company's total revenues in fiscal 1996. In foreign markets, the Company sells COM systems through wholly owned operating subsidiaries and, in countries in which the Company does not have a subsidiary, through dealers and agents. In 1994, Kodak became the Company's exclusive distributor in Asia (other than Japan) and Australia.

    The Company's primary competitors in the sale of COM systems are Agfa-Gevaert AG ("Agfa") and Micrographic Technology Corporation. Competition is based principally on product features, as well as on such factors as product quality, service and price. Anacomp believes that it sells approximately 57% of all new COM systems sold worldwide, including those sold through an OEM arrangement with Kodak. Competition is based principally on product features, as well as on such factors as product quality, service and price. The Company's large installed base is an important competitive advantage in the sale of new COM systems because changing from one manufacturer's COM system to another is difficult due to software conversion and operator training costs.


    ELECTRONIC DATA MANAGEMENT SOLUTIONS. Anacomp is working actively to bring to market a wide range of electronic data and image management solutions. Foremost among these is a new product line called "Concerto," which will be a suite of integrated software solutions relating to document management, COLD, imaging and workflow. Based on a product and marketing partnership with industry leader FileNet, Anacomp plans to build applications on top of FileNet's core technology. The first of these applications, called Concerto Customer Response System, will provide organizations with significant improvements for managing information related to customer service operations. Other expected applications include healthcare claims processing, litigation support and insurance claims processing.

    Anacomp also recently acquired Data/Ware, the leading provider of CD output systems for mainframe and client/server computing environments. Data/Ware's flagship products, the Enterprise Authoring System ("EAS") and the Server/Enterprise Authoring System ("S/EAS"), provide companies with in-house solutions for the highly automated output of documents to CDs.

    In addition, Anacomp markets an integrated system for information management under the brand names Folders and EOS, which is an acronym for enterprise output systems. Launched in 1995, Folders and EOS provide data management solutions for mainframe computing environments that allows organizations with significant data access requirements to expedite information retrieval regardless of the data's location. As the name indicates, Folders is software that creates electronic document folders, allowing users to organize and store electronic documents. EOS provides for the storage and distribution of electronically generated reports (often voluminous), thereby enabling users to avoid paper storage of such reports and to distribute all or selected portions of reports throughout an organization.

    Anacomp intends to position itself as a comprehensive provider of integrated solutions for organizing, storing, routing and processing information of all types. Although there are numerous competitors in portions of this business, Anacomp believes it can be among the first to offer a complete solutions set. In order to quickly and cost-effectively provide these solutions to its customers, and to take maximum advantage of the Company's areas of expertise, Anacomp has embarked on establishing technology alliances with the foremost providers of the key technologies available today for managing and delivering information.

MICROGRAPHICS SUPPLIES

    Anacomp sells the most comprehensive line of micrographics supplies in the world, including original silver halide film, duplicate film, chemicals for microfilm processing, paper and toners for reader/printers, micrographics lamps and bulbs and other consumables. The Company also markets a complete line of microfilm/microfiche readers. These products are sold through Anacomp's direct sales forces and through distributor channels.

    With the exception of proprietary wet and dry original halide film and chemistry used in its COM systems, many of these products have become only marginally profitable in recent years. To increase profitability, the Company signed an agreement to outsource the manufacture of readers and reader/ printers beginning in fiscal 1996 as demand and margins for these products continue to decline. Additionally, the Company ceased production of the DS 300 in fiscal 1996 after completing a build-out of inventory. These decisions resulted in a significant one-time write-off in fiscal 1995. However, the Company continues to offer these types of products to its customers on a reseller basis.

    The Company supplies proprietary wet and dry original halide film used in its XFP series of COM systems and proprietary wet and dry original halide film for its X Series, an earlier generation of Anacomp COM systems. All original microfilm for the Company's COM systems is manufactured for the Company by Kodak under an exclusive supply agreement in what the Company considers to be a proprietary package.

    The proprietary film used in the XFP 2000 represents the only original COM film segment that is currently growing. The Company also believes it can maintain its market share of XFP 2000 film sales going forward because of the complexity of the manufacturing process, the Company's patents on its proprietary canister and the industry's interest in other segments of the film business.

    Anacomp is the world's largest supplier of duplicate microfilm, which is used to create one or more additional copies of original microfiche and microfilm masters. The Company believes that its share of this estimated $75 million worldwide market is approximately 67%, which includes sales to its own output centers. Anacomp's primary competitor in the duplicate microfilm market is Rexham Graphics Ltd. ("Rexham") with an estimated 25% share of the worldwide duplicate film market. For fiscal 1996, the Company believes that Kodak accounted for approximately 25%, and First Image accounted for approximately 15%, of the Company's shipments of duplicate microfilm.

    The Company sells original microfilm for Anacomp's COM systems and for other manufacturers' COM systems, with film sold for Anacomp's systems representing the vast majority of original microfilm sales. Anacomp competes in sales of non-proprietary original COM microfilms with other manufacturers, including Agfa, Fuji Photo Film U.S.A., Inc. ("Fuji"), Kodak and Imation Enterprises Corporation ("Imation"), formerly part of 3M. For non-OEM sales of the XFP 2000, the Company is the exclusive supplier for original microfilm because of the proprietary nature of the canister in which the film is placed. Anacomp believes that it sells its consumable supplies directly to more than 90% of its worldwide installed base. The Company recently acquired the assets of one of its competitors, COM Products, Inc. ("CPI") which provides the Company with a more diverse customer base.

    International sales in fiscal 1996 accounted for 40% of the Company's total micrographics supplies revenues. In foreign markets, the Company offers supplies through wholly owned operating subsidiaries and, in countries in which the Company does not have a subsidiary, through a network of dealers and distributors. Anacomp believes that it has an estimated 33% of the micrographics supplies market in Europe and an estimated 39% of the supplies market in the Americas (excluding the United States) and Asia. In Europe, the Company's primary competitors for micrographics supplies and equipment are the Kalle Microfilm Division of Hoechst AG, A. Messerli AG and Rexham. Its primary competitors in Japan are Kodak and Fuji.

MAGNETIC MEDIA

    Anacomp manufactures, sells and distributes a broad range of magnetic media products such as open reel tape, 3480/3490E tape cartridges, TK 50/52 CompacTape and back-up tape cartridges such as quarter-inch, 4mm and 8mm. Anacomp is the world's largest manufacturer of half-inch tape products, widely used by many organizations for the near-line storage of business data.

    Anacomp is exploring new applications and markets based on its magnetics coating capacity. In fiscal 1995, Anacomp introduced voice logging tape and instrumentation tape. Voice logging tape is used by brokerage companies, "911" emergency service providers and other entities to record telephone conversations. Instrumentation tape is used by various government agencies to measure and record sensitive data. In fiscal 1996, Anacomp began to use magnetic coated media to manufacture transfer tape, which is found on the back of transaction media (similar to credit and telephone cards).

    The Company is actively seeking partnerships that will enable the Company to participate in the next generation of magnetic media products, including half-inch metal particle tape (3590 cartridges). This product will be introduced in fiscal 1997 and is expected to enjoy significant growth as this market expands over the next several years.

    Anacomp primarily sells its magnetics products through its worldwide distributor and dealer network and, to a lesser extent, through parts of the Company's direct sales force. The Company markets these products under the "Memorex," "Dysan," "Graham" and "StorageMaster" brand names, and it also is a leading OEM for many of the magnetic media products it manufactures.

    Anacomp has no significant competitors with respect to the manufacture of open reel tape, and believes that its worldwide market share for that product is approximately 92%. Anacomp competes with Imation and BASF AG in the sale of 3480/3490E data cartridges. Anacomp's worldwide market share for 3480 and 3490E data cartridges is estimated by the Company to be 38% and 35%, respectively.

ENGINEERING, RESEARCH AND DEVELOPMENT

    Anacomp's engineering costs, including research and development, were significantly reduced in fiscal 1996, primarily as a result of the substantial completion of the IBM and Xerox print stream projects for the XFP 2000 COM system. Research and development expenses were $3.7 million, $2.2 million and $3 million for fiscal 1996, 1995 and 1994, respectively. However, the Company continues to make investments in projects that enhance the XFP 2000 and the overall value of COM, including improving the speed and functionality of its Image Direct bitmapping initiative as well as the continuing development of DragonCOM, a version of the XFP 2000 for the Asian market that is capable of processing double-byte ideographic languages.

    The Company also launched an engineering initiative in fiscal 1996 known as "Pegasys" to automate Anacomp's service centers and to develop a state-of-the-art data transmission capability for these centers. Anacomp believes that better automation of the service centers will maximize processing capacity, increase productivity and reduce operating costs. An improved transmission capability will enable many more of Anacomp's service customers to send their data to the Company electronically, eliminating the need for tape handling (on the part of both the customer and the Company's service center staff) as well as eliminating tape pick-up and delivery. In addition, data transmission will facilitate the Company's plan to consolidate selected service centers in order to increase efficiencies and reduce operating costs.

    Anacomp expects its current limited research and development relating to advanced digital technologies to grow as the Company introduces new digital products and services. In addition, the Company recently inherited a significant engineering and research and development capability with its purchase of Data/Ware. One of Data/Ware's significant projects is research in emerging digital video disc technology, which most industry analysts expect to become a major media storage option in the near future.

    Anacomp's research and development costs will be tempered by the Company's plan to acquire the rights to core technologies whenever possible. Anacomp's focus in the digital area will be on the development of customer applications, where the Company believes it can add value. Anacomp currently is developing a suite of vertical software applications that is based on a joint technology partnership with FileNet, a leader in enterprise document management software.

    The Company also owns various patents and licenses covering aspects of its product line and its production processes, as well as proprietary trade secret information relating to its products and services. While Anacomp believes that the protection provided by these patents, licenses and proprietary information is important, the Company also believes that equally significant is the knowledge and experience of its employees, and their abilities to develop and market the Company's products and services and to provide a value-added benefit to customers.

RAW MATERIALS AND SUPPLIERS

    Polyester is the principal raw material used in the manufacture of microfilm and magnetic media products, two of Anacomp's primary businesses. A worldwide shortage of polyester has abated recently, and supply and demand are more in balance now. As a result, Anacomp has seen its cost of polyester for magnetic media products decrease recently--reversing a previous trend of increasing costs. There can be no assurance, however, that the current trend regarding the supply and price of polyester will continue.

    SKC is Anacomp's sole supplier of duplicate microfilm, the result of a ten-year supply agreement between the companies entered into in 1993 as part of SKC's purchase of Anacomp's Sunnyvale, California duplicate microfilm facilities. SKC's duplicate film production is dedicated exclusively to Anacomp, and SKC also provides Anacomp with polyester for a large percentage of its magnetic media products. In connection with the supply agreement, SKC also provided Anacomp with a $15 million trade credit facility, secured by up to $10 million of products sold to Anacomp by SKC. In addition, under an amendment to the supply agreement executed in 1996, Anacomp agreed to certain price increases, retroactive to 1994, and agreed to make the following deferred payments to SKC related to the retroactive price increases: $400,000 in 1997; $600,000 in 1998; $800,000 in 1999; $800,000 in 2000; and $1,000,000 in 2001.

    Pursuant to the SKC Agreement, the Company is required to purchase a substantial portion of its polyester requirements for its magnetic media products. In fiscal 1996, the Company believes that it used more than seven million pounds of polyester in its magnetic business. While the Company could purchase certain of these magnetics polyester products from vendors other than SKC, SKC is currently the sole available source for polyester used by the Company to manufacture many magnetics products, including open reel tape. SKC's inability or refusal to supply this polyester in the future might force the Company to cease manufacturing open reel tape or other magnetics products, which would negatively impact the Company's profitability and prevent the Company from fulfilling its contractual obligations to its customers.

    Anacomp's XFP 2000 COM system utilizes a proprietary, patented original film canister, and the original film used in that canister is supplied exclusively by Kodak. Anacomp also purchases from Kodak substantially all of its requirements for original microfilm for earlier-generation COM recorders manufactured by Anacomp and others, although Anacomp has from time to time purchased original microfilm utilized in those older COM recorders from other suppliers.

BANKRUPTCY REORGANIZATION

    By early 1995, revenues from the Company's traditional micrographics business had been declining for the last several fiscal years. The Company, however, believed that these declines would stabilize. In addition, the Company sought to increase revenue through opportunities related to the consolidation of the micrographics industry, namely the development of new micrographics and digital products and services, and investments in emerging digital technologies.

    Based on this growth strategy, in March 1995, the Company attempted to refinance certain of its existing indebtedness through a public offering of $225 million of senior secured notes. The new notes would have deferred an aggregate of $153 million in scheduled principal payments in fiscal years 1995 through 1998, resulting in increased liquidity and cash for product development. The Company was unable to complete the refinancing and announced the withdrawal of the proposed offering on April 6, 1995.

    As a result of the withdrawn offering and weaker than anticipated second quarter results, including disappointing sales performance for the Company's new products, the Company did not have sufficient cash available to make both its $20 million scheduled principal payment due in April 1995 on its secured debt and the $17 million scheduled interest payment due May 1995 on its 15% Senior Subordinated Notes. The Company sought an agreement with its senior secured lenders to reschedule its April 1995 principal payment but was unable to obtain such an agreement.

    Starting in May 1995, the Company engaged in continuous efforts to formulate a restructuring plan to satisfy its various investor constituencies. Such efforts included the retention of various financial advisers to assist in the restructuring process and the development by the Company of a new business plan and strategy to address the Company's current financial situation and disappointing recent financial performance.

    After months of discussions and negotiations with representatives of the Company's senior secured lenders and with unofficial committees representing the 15% Senior Subordinated Notes and the 13.875% Convertible Subordinated Debentures and 9% Convertible Subordinated Debentures, the Company reached an agreement in principle with an unofficial committee representing holders of the 15% Senior Subordinated Notes. On January 5, 1996, the Company filed a prenegotiated plan of reorganization with the U.S. Bankruptcy Court in Delaware under Chapter 11 of the Bankruptcy Code.

    On March 28, 1996, the Company submitted a Plan of Reorganization and a Disclosure Statement to the Bankruptcy Court. The Disclosure Statement was approved by the Bankruptcy Court on such date and was transmitted to the creditors and preferred stockholders of the Company for solicitation of ballots for acceptance or rejection of the Plan of Reorganization. Ballots were cast by May 8, 1996. The Plan of Reorganization, as amended, was confirmed by the Bankruptcy Court on May 20, 1996, and on June 4, 1996 the Company emerged from bankruptcy under its Plan of Reorganization.


    On June 4, 1996, the Company canceled its existing secured debt and subordinated debt, including 15% Senior Subordinated Notes, 13.875% Convertible Subordinated Debentures and 9% Convertible Subordinated Debentures and its equity securities, including common stock, common stock purchase rights, preferred stock and warrants, in exchange for cash, new debt securities and new equity securities. On such date, (a) the Company's secured debt was exchanged for $112.2 million principal amount of its Old Senior Secured Notes and a cash payment, (b) the Company's 15% Senior Subordinated Notes and related accrued interest was exchanged for $160.0 million principal amount of its Existing Notes, 9,250,000 shares of Common Stock and a cash payment, (c) the Company's 13.875% and 9% Convertible Subordinated Debentures and related accrued interest was exchanged for 750,000 shares of Common Stock and warrants to purchase 273,731 shares of Common Stock, (d) the Company's preferred stock and related accrued dividends were exchanged for warrants to purchase 65,695 shares of Common Stock and (e) the Company's common stock was exchanged for warrants to purchase 43,796 shares of Common Stock. Each of the warrants is convertible into one share of Common Stock during the five year period ending June 3, 2001 at an exercise price of $11.57 per share. The Company simultaneously distributed to creditors (including holders of the Old Senior Secured Notes and the Existing Notes) approximately $22 million in cash. The Plan of Reorganization resulted in a reduction of approximately $174 million in principal and accrued interest on the Company's debt obligations and liquidation amount and accrued interest on its preferred stock and reduced the Company's annual interest expense by approximately $31 million.


EMPLOYEES


    As of March 31, 1997, Anacomp employs approximately 2,600 people at multiple facilities and offices in the United States, Canada, Brazil, Japan and Europe, including 48 service centers in the United States.



    As of March 31, 1997, the Company employs approximately 200 salespeople worldwide. The Company maintains two separate domestic sales forces: (a) the U.S. Group, which employs approximately 120 salespeople, is comprised of ten regions responsible for sales of micrographics and CD services, COM systems and related maintenance services, supplies and equipment, sales of digital products and direct sales of magnetics products and (b) the Magnetics Division, which employs approximately twenty salespeople, responsible for sales of magnetics products primarily to dealers and distributors.


    The Company employs approximately 60 non-Magnetic Division salespeople who sell to customers located abroad. In countries in which the Company does not have a subsidiary, the Company sells through approximately 100 distributors and agents.

FACILITIES

    The Company maintains corporate offices at 11550 North Meridian Street, Suite 600, in Carmel, Indiana 46032 (metropolitan Indianapolis). Micrographics manufacturing, engineering, micrographics, customer service and marketing and product maintenance facilities are all located in Poway, California (metropolitan San Diego). The Company's magnetics manufacturing facilities are located in Graham, Texas and Brynmawr, Wales.

    During 1994, Anacomp's Graham and Brynmawr facilities received international recognition for quality standards, earning International Standards Organization ("ISO") 9002 certification. Anacomp's Poway facility earned ISO 9002 certification in September 1995.

    The following table indicates the square footage of Anacomp's facilities:

                                                                      OPERATING     OTHER     CORPORATE
                                                                     FACILITIES   FACILITIES FACILITIES     TOTAL
                                                                     -----------  ---------  -----------  ----------
United States:
    Leased.........................................................     601,700     119,614      49,111      770,425
    Owned..........................................................     147,420      15,630          --      163,050
                                                                     -----------  ---------  -----------  ----------
                                                                        749,120     135,244      49,111      933,475
                                                                     -----------  ---------  -----------  ----------
                                                                     -----------  ---------  -----------  ----------
International:
    Leased.........................................................     105,254      29,410          --      134,664
    Owned..........................................................     145,000          --          --      145,000
                                                                     -----------  ---------  -----------  ----------
                                                                        250,254      29,410          --      279,664
                                                                     -----------  ---------  -----------  ----------
        Total......................................................     999,374     164,654      49,111    1,213,139
                                                                     -----------  ---------  -----------  ----------
                                                                     -----------  ---------  -----------  ----------

    Other Facilities consists primarily of leased space of abandoned facilities. Approximately 151,569 square feet of the Other Facilities have been sublet to others and an additional 13,085 square feet has been vacant since September 1996. The Company also leases standard office space for its sales and service centers in a variety of locations. The Company considers its facilities adequate for its present needs and does not believe that it would experience any difficulty in replacing any of its present facilities if any of its current agreements were terminated.

LEGAL PROCEEDINGS

    The Company and its subsidiaries are potential or named defendants in several lawsuits and claims arising in the ordinary course of business. While the outcome of such claims, lawsuits or other proceedings against the Company cannot be predicted with certainty, management expects that such liability, to the extent not provided for through insurance or otherwise, will not have a material adverse effect on the financial statements of the Company.

DTSC MATTERS

    The California Department of Toxic Substances Control (the "DTSC") filed a civil complaint on January 5, 1996, in Alameda County Superior Court against Anacomp and Xidex that seeks civil penalties and injunctive relief pursuant to the Hazardous Waste Control Law, Health and Safety Code Section 25100, ET SEQ., and California Code of Regulations, Title 22, Div. 4.5, Section 66001, ET SEQ., with respect to Anacomp's Sunnyvale, California facility (the "Sunnyvale Facility"). Among other things, the DTSC contends that: (a) the Company has not yet completed regulatory closure of the Sunnyvale Facility, which (the DTSC contends) is required by law, (b) the closure actions that are required include collection and analysis of soil samples, evaluation of the risks associated with the contaminants found and, depending on those risks, removal, treatment and/or disposal of contaminated soil and/or groundwater and (c) the Company has not fully complied with the requirement to demonstrate financial assurance for completing the required closure activities for the Sunnyvale Facility.

    An order of the California Regional Water Quality Control Board, San Francisco Bay Region (the "RWQCB") is also in effect with respect to the Sunnyvale Facility (the "RWQCB Order"). The RWQCB contends that the Company is obligated to characterize and cleanup environmental contamination at the Sunnyvale Facility pursuant to the RWQCB Order. The Company's consultants submitted to the RWQCB a Remedial Action Plan for addressing environmental contamination at the Sunnyvale Facility that estimates potential environmental costs of as much as $998,000 for soil cleanup and $1,842,000 for groundwater cleanup, for total cleanup costs of $2,840,000. The DTSC and the RWQCB estimate the Company's environmental cleanup liabilities for the Sunnyvale Facility will total $3,453,900, and possibly as much as $5,008,155.

    The DTSC and the RWQCB also contend that: (a) all expenditures necessary to comply with environmental laws are administrative expenses that the Company is required to incur during the pendency of the Chapter 11 Cases; and (b) to the extent the Company is required to hire professionals to comply with these obligations, the Company must seek bankruptcy court authorization for such expenditures, in addition to the authorization already received to pay holders of trade claims.

    The Company does not necessarily agree (and in most cases strongly disagrees) with the contentions of the DTSC in its civil complaint and the RWQCB Order. The Company has filed an answer to the DTSC complaint, and contends that DTSC's civil penalties action is enjoined. On June 21, 1996, the Company filed in the United States Bankruptcy Court for the District of Delaware ("Bankruptcy Court") a limited objection to DTSC's $300,000 civil environmental penalty claim and alternatively a request to equitably subordinate the claim to the allowed claims of all the Company's creditors. The Company reserved its rights to object to the other claims of RWQCB against the Company. RWQCB then filed a motion requesting the Bankruptcy Court to abstain from exercising its jurisdiction over the civil penalty claim or, alternatively, to dismiss for lack of jurisdiction. The Company has opposed RWQCB's motion, and a hearing on the motion has been continued.

CUSTOMS CLAIM

    On or about May 26, 1996, the United States Customs Service ("Customs") filed a Notice of Appeal from the order confirming the Plan of Reorganization (the "Confirmation Order") and also filed an emergency motion for a stay pending the appeal of the entry of the Confirmation Order with the Bankruptcy Court. On May 31, 1996, the Bankruptcy Court held a hearing on the Bankruptcy Court stay motion. After having reviewed legal briefs submitted by the parties and oral argument, the Bankruptcy Court denied the stay motion.

    On May 31, 1996 Customs filed in the United States District Court for the District of Delaware an emergency motion for a stay pending the appeal of the Confirmation Order and related memorandum of law. The Company filed an opposition to the stay motion and related memorandum of law. On or about October 24, 1996, the District Court stay motion was denied as moot. On or about July 10, 1996 Customs filed its brief in support of its appeal of the order confirming the Plan of Reorganization. The Company's brief was filed on July 24, 1996.


    On June 28, 1996, Customs filed two proofs of claim, in the amounts of $2,482,081.00 and $358,255.74, in the Bankruptcy Court against the Company. Customs alleges that these sums are owed to Customs for improperly paid drawback claims. A drawback claim is made by the Company to obtain a refund of previously paid duties on imported parts that have been incorporated into exported products. On August 26, 1996, the Company objected to these two proofs of claim, seeking the disallowance of the claims in their entirety. In the event that the Customs's claims are allowed, a fund has been created in the United States District Court for the Northern District of California sufficient to pay the claims.


    On or about November 1, 1996, Customs filed a motion to defer the resolution of its claims to the Court of International Trade and a motion for permission to resolve the Company's pending administrative protests. On November 15, 1996, the Company filed a motion for summary judgment seeking to disallow Customs claims in their entirety. All three motions are still pending.


    On or about May 7, 1997, the Bankruptcy Court granted Customs's motions to resolve the Company's administrative protests and to defer the resolution of Customs's claims to the Court of International Trade. On or about May 16, 1997, the Company filed a notice of appeal from the May 7, 1997 order of the Bankruptcy Court.


CONTRACT CLAIM


    In September 1996, Smith Barney Inc. ("Smith Barney") filed suit in the United States District Court for the Northern District of California seeking approximately $2.3 million in additional fees which Smith Barney alleges it earned for services Smith Barney provided in connection with the Company's financial restructuring. The Company intends to vigorously defend against the claim.

                                   MANAGEMENT

    The current directors and executive officers of the Company, and their ages and positions are listed in the following table.


NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Ralph W. Koehrer.....................................          52   President, Chief Executive Officer and Director
Donald L. Viles......................................          51   Executive Vice President and Chief Financial Officer
Jeffrey R. Cramer....................................          43   Senior Vice President--Business Development
Ray L. Dicasali......................................          48   Senior Vice President and Chief Technology Officer
Barry L. Kasarda.....................................          53   Senior Vice President--Operations
Kevin M. O'Neill.....................................          43   Senior Vice President--Global Marketing
William C. Ater......................................          57   Vice President, Chief Administrative Officer and
                                                                      Secretary
Jeffrey S. Withem....................................          37   Vice President--Planning and Communications and Chief
                                                                      of Staff
Thomas L. Brown......................................          41   Vice President and Treasurer
K. Gordon Fife.......................................          51   Vice President--Tax
George C. Gaskin.....................................          38   Vice President--Legal and Assistant Secretary
Hasso Jenss..........................................          53   President--European Group
Richard V. Keele.....................................          47   President--Data/Ware Group
Gary M. Roth.........................................          55   President--International Group
Thomas R. Simmons....................................          50   President--U.S. Group
Peter Williams.......................................          44   President--Magnetics Group
Richard D. Jackson...................................          60   Co-Chairman of the Board
Lewis Solomon........................................          63   Co-Chairman of the Board
Talton R. Embry......................................          50   Director
Darius W. Gaskins, Jr................................          59   Director
Jay P. Gilbertson....................................          37   Director
George A. Poole, Jr..................................          65   Director


    The business experience of each director and executive officer for the past five years is described below. The current directors of the Company were elected February 3, 1997 and will hold office until the next annual meeting of stockholders of the Company. Each executive officer is elected for a term of one year and holds office until his successor is chosen and qualified or until his death, resignation or removal.


    RALPH W. KOEHRER was elected Chief Executive Officer and Director (effective May 1, 1997) on April 29, 1997 and President (effective January 6, 1997) on December 10, 1996. Prior to joining the Company, Mr. Koehrer was with Automatic Data Processing, Inc. ("ADP") for eleven years, most recently as Corporate Vice President of ADP and as President of ADP's Information and Processing Services division.


    DONALD L. VILES was elected Executive Vice President and Chief Financial Officer effective March 1, 1996. From October 1985 to March 1996, he served as Vice President and Controller.

    JEFFERY R. CRAMER joined Anacomp in July 1996 with the Company's acquisition of CPI, and was elected Senior Vice President--Business Development on February 3, 1997. Prior to joining Anacomp, Mr. Cramer had served as President of CPI for more than the past five years.

    RAY L. DICASALI was elected Senior Vice President and Chief Technology Officer on June 3, 1996. From 1993 to 1996, Mr. Dicasali served as Senior Vice President of Technology and Chief Information Officer of

Flexel. From 1989 to 1993 Mr. Dicasali was Senior Vice President and Chief Information Officer of Dun and Bradstreet Software.


    BARRY L. KASARDA was elected Senior Vice President--Operations on December 10, 1996. From 1993 to 1996, he served as Vice President of Materials. Prior to joining the Company, Mr. Kasarda served as Vice President and General Manager of the ABEX Division of Parker Hannifin Corporation from 1989 to 1993.


    KEVIN M. O'NEILL was elected Senior Vice President--Global Marketing on June 3, 1996. Mr. O'Neill had previously served as Vice President--Global Marketing from 1995 until June 1996. From 1994 to 1995, Mr. O'Neill served as Vice President of Marketing, Strategic Resellers Group. Prior to joining the Company, Mr. O'Neill served as Senior Director, Marketing & Product Development for Fujitsu-ICL Systems, Inc. from 1982 to 1994.

    WILLIAM C. ATER was elected Vice President and Chief Administrative Officer in February 1988. He has served as Secretary since March 1985.

    JEFFREY S. WITHEM was elected Vice President, Planning and Communications and Chief of Staff on June 3, 1996. Mr. Withem was Vice President--Strategic Planning and Corporate Communications from October 1995 to June 1996. From 1993 to 1995, Mr. Withem served as Vice President--Marketing, for the Company's Magnetics Group. Prior to that, he was Marketing Communications Manager for Worldwide Marketing for the Company from 1990 to 1992.

    THOMAS L. BROWN was elected Vice President and Treasurer on May 19, 1996. From January 1995 to April 1996, Mr. Brown served as Corporate Controller of Hurco Companies, Inc. Mr. Brown had previously served as Assistant Vice President--Financial Reporting and Analysis for the Company from March 1991.

    K. GORDON FIFE was elected Vice President--Tax in October 1985.

    GEORGE C. GASKIN was elected Vice President--Legal and Assistant Secretary on June 3, 1996. From June 1990 to June 1996, Mr. Gaskin served as Corporate Counsel and Assistant Secretary.

    RICHARD V. KEELE joined Anacomp in January 1997 with the Company's acquisition of Data/Ware, and was elected President--Data/Ware Group on February 3, 1997. Mr. Keele had previously served as President of Data/Ware for more than the past five years.

    HASSO JENSS was elected President--European Group effective October 1, 1995. Mr. Jenss served as Vice President--European Micrographics from November 1993 to September 1995. Prior to that, he served from October 1989 to October 1993 as Managing Director of Anacomp's German subsidiary.

    GARY M. ROTH was elected President--International Group, effective October 1, 1995. Previously, Mr. Roth served as Vice President--Americas/Asia Division from November 1992 to September 1995. From October 1991 to October 1992, he served as Manager--LAAP/Canada Operations. From October 1988 to October 1991, he served as Vice President--Data Systems Division.

    THOMAS R. SIMMONS was elected President--U.S. Group, effective October 1, 1995. Previously, Mr. Simmons served as Vice President, Direct Sales Division--East from November 1994 to September 1995. Prior to that, he served as Vice President--Information Systems Division from November 1991 to November 1994. He served from 1987 to 1991 as Vice President--Micrographics Services Division.

    PETER WILLIAMS was elected President--Magnetics Group, effective October 1, 1995. Previously, he served as General Manager--Magnetics European Group from 1993 to September 1995. Prior to that, he served from 1990 to 1993 as Vice President, Wales Operations--Magnetics.

    TALTON R. EMBRY has served as a director since June 4, 1996. Mr. Embry has been Chairman and Chief Investment Officer of Magten Asset Management Corporation ("Magten"), which is an investment advisory firm, since 1978. Mr. Embry is also a director of Capsure Holdings Corp., Varco International

Inc., TSX Corporation, Combined Broadcasting, Inc., BDK Holdings, Inc., Thermadyne Holdings Corp. and Revco Drug Stores. In July 1992, Mr. Embry was elected Co-Chairman of the Board of Directors of Revco Drug Stores.

    On September 9, 1993, Magten Asset Management Corp. and Talton R. Embry, without admitting or denying the allegations in a complaint by the Commission, consented to the entry of judgments enjoining them from violating (and, in the case of Mr. Embry, aiding and abetting violations of) anti-fraud and other provisions of the Exchange Act, the Investment Advisor's Act of 1940, as amended, and the Investment Company Act of 1940, as amended. The final judgment to the action, SECURITIES AND EXCHANGE COMMISSION V. TALTON R. EMBRY AND MAGTEN ASSET MANAGEMENT CORP., 93 Civ. 6294 (LMM) (filed September 9, 1993 S.D.N.Y.), was entered on September 14, 1993.

    The Commission's complaint alleged principally that Mr. Embry failed to advise his clients of certain personal and proprietary trades relevant to the clients' holdings and to comply with certain reporting requirements. As part of the settlement, Mr. Embry made a $1 million payment for the benefit of certain of Magten's clients.

    At the same time, Mr. Embry, without admitting or denying the allegations in an order filed by the Commission, settled a parallel Commission administrative action against Mr. Embry. The administrative proceeding, the MATTER OF TALTON R. EMBRY, Administrative Proceeding File No. 3-8153, was commenced by the Commission on September 16, 1993. In the settlement, Mr. Embry agreed to the appointment, for a period of five years, of an independent consultant approved by the Commission to oversee Mr. Embry's personal securities transactions and to conduct biannual compliance audits of Magten. Gerald Rath, Esq. of the law firm of Bingham Dana & Gould, Boston, Massachusetts, has been appointed and approved as the independent consultant.

    On February 26, 1996, Magten and the Maryland Securities Commissioner entered into a consent order whereby Magten paid a fine of $1,500. The Maryland Securities Commissioner alleged that Magten effected investment advisory transactions in Maryland prior to its registration as a Maryland investment adviser. Magten is currently registered as an investment adviser in Maryland, and its activities are not restricted.

    DARIUS W. GASKINS, JR. has served as a director since June 4, 1996. Mr. Gaskins has been a partner of High Street Associates, Inc. since 1991. Mr. Gaskins also serves as a director of UNR Industries, Inc. and Northwestern Steel and Wire Company.

    JAY P. GILBERTSON has served as a director since June 4, 1996. Mr. Gilbertson has been the Chief Financial Officer of HBO & Company since April 1993. From December 1991 until April 1993, he served as Corporate Controller of HBO & Company.


    RICHARD D. JACKSON has served as a director since June 4, 1996, and was elected Co-Chairman of the Board effective May 1, 1997. Mr. Jackson has been a consultant since 1995. He joined First Financial Management Corporation in 1993 as Chief Operations Officer and Senior Executive Vice President. He was elected Vice Chairman of First Financial Management Corporation in February 1995 and served in that position until August 1995. From 1990 to 1993, Mr. Jackson served as Vice Chairman and Chief Executive Officer of the Georgia Federal Bank.


    GEORGE A. POOLE, JR. has served as a director since June 4, 1996. Mr. Poole has been a private investor for more than the past five years and serves as a director of US Home Corporation, Bucyrus International, Inc. and The Bibb Company.


    LEWIS SOLOMON has served as a director since June 4, 1996 and was elected Co-Chairman of the Board effective May 1, 1997. Mr. Solomon has been Chairman of G&L Investments for the past five years. He also serves as a director of Anadigics, Inc., Computer Products, Inc., Cybernetics Services, Inc., ICTV, Inc., Terayon Corporation and TSX Corporation.

EXECUTIVE COMPENSATION

    The following Summary Compensation Table sets forth as to the Company's Chief Executive Officer and the other four most highly compensated executive officers (collectively, the "Named Executive Officers") all compensation awarded to, earned by, or paid to the Named Executive Officers for all services rendered in all capacities to the Company and its subsidiaries for fiscal 1996, 1995 and 1994, except as otherwise specifically noted.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG
                                                                                             TERM
                                                                                            COMPEN-
                                                                                            SATION
                                                                                          -----------
                                                              ANNUAL COMPENSATION
                                                       ---------------------------------    AWARDS
                                                                                OTHER     -----------
                                                                               ANNUAL     SECURITIES    ALL OTHER
                                            FISCAL                             COMPEN-    UNDERLYING     COMPEN-
NAME AND PRINCIPAL POSITION                  YEAR       SALARY      BONUS     SATION(1)   OPTIONS(2)     SATION
----------------------------------------  -----------  ---------  ---------  -----------  -----------  -----------
P. Lang Lowrey, III.....................        1996   $ 450,000  $ 742,152  $   136,557(3)     40,000         --
  Chairman of the Board, Chief Executive        1995     289,692     87,750           --     375,000           --
  Officer and President                         1994     147,500    180,836           --          --           --
                                                1996     206,500     41,595           --      25,000        3,303(5)(6)
Thomas R. Simmons.......................        1995     206,500     66,374           --          --        1,680(6)
  President, U.S. Group                         1994     147,500    137,011           --          --        2,082(5)(6)
William C. Ater.........................        1996     168,000     37,544      134,697(4)     25,000      1,000(5)
  Vice President, Chief Admin-                  1995     154,000     21,975           --          --     -- 1,000(5)
  istrative Officer and Secretary               1994     110,000    114,981           --          --
Donald L. Viles.........................        1996     157,446     45,980           --      25,000        1,000(5)
  Executive Vice President and                  1995     167,846      5,000           --          --           --
  Chief Financial Officer                       1994      81,000     85,265           --          --        1,000(5)
                                                1996     170,352     29,576           --      25,000           --
Hasso Jenss.............................        1995     172,771     72,006           --          --           --
  President, European Group                     1994     109,224     87,553           --          --           --

------------------------

(1) Except as noted below, the aggregate amount of perquisites and other personal benefits, securities or property, given to each Named Executive Officer valued on the basis of aggregate incremental cost of the Company did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for each such officer during fiscal 1996, 1995 and 1994.

(2) All stock option grants prior to June 4, 1996 were canceled as of that date.

(3) Includes $63,894 in relocation expenses and $62,410 in income tax assistance for certain relocation expense reimbursements.

(4) Includes $69,786 in relocation expenses and $58,242 in income tax assistance for certain relocation expense reimbursements.

(5) These figures include a $1,000 contribution per year made by the Company to the Anacomp Savings Plus Plan for fiscal 1996 and fiscal 1994 for each of Messrs. Simmons, Ater and Viles.

(6) Includes, $2,303, $1,680 and $1,082 in imputed interest in fiscal 1996, 1995 and 1994, respectively, on Mr. Simmons' loan from the Company. The interest is calculated on the basis of the applicable federal rate computed by the Internal Revenue Service.


STOCK OPTION PLANS



    On July 22, 1996, the Board of Directors approved the Anacomp, Inc. 1996 Restructure Recognition Stock Incentive Plan (the "Recognition Plan"). The Company has reserved 1,047,750 shares of Common Stock for issuance to employees and officers pursuant to stock options or restricted stock. The exercise price per common share under an option granted pursuant to the Recognition Plan is determined by the Compensation Committee of the Board of Directors (the "Committee"), which administers the Recognition Plan. Options lapse after ten years or upon termination of employment. Common Stock granted as restricted stock will be subject to restrictions on transferability and any other restrictions as the Committee may impose.



    On February 3, 1997, the Company's shareholders approved the Anacomp, Inc. 1997 Qualified Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Stock Purchase Plan allows qualified employees to purchase shares of Common Stock at the lower of 85% of the fair market value at the date of purchase or 85% of the fair market value on the first day of the offering period. A maximum of 500,000 shares of Common Stock is available for purchase under the Stock Purchase Plan. No employee may be granted an option under the Stock Purchase Plan or any other qualified employee stock purchase plan that would permit such employee's rights to accrue at a rate which exceeds $25,000 of fair market value (determined at the offering date) of the Common Stock for each calendar year in which the option is outstanding. The administrator of the Stock Purchase Plan establishes a book entry account in the name of each participant to which deductions from the participant's payroll are credited. Rights and options granted under the Stock Purchase Plan are not transferable and are exercisable only by the participant during his or her lifetime.



    On February 3, 1997, the Company's shareholders approved the Anacomp, Inc. 1996 Long-Term Incentive Plan (the "Incentive Plan"). The Company has reserved 1,400,000 shares of Common Stock for issuance to employees, officers and directors pursuant to stock options, stock appreciation rights ("SARs"), restricted stock awards and other stock-based awards. The maximum number of shares of Common Stock with respect to one or more options and/or SARs that may be granted under the Incentive Plan during any one calendar year or to any one participant is 500,000 shares; the maximum fair market value of any awards other than options or SARs during any one calendar year is $2,000,000. The exercise price per common share under an option granted pursuant to the Incentive Plan is determined by the Committee, which administers the Incentive Plan. Options lapse after ten years or three months after termination of employment. Upon exercise of a SAR granted under the Incentive Plan, the participant shall receive the excess, if any, of the fair market value of one share of Common Stock on the date of exercise over the grant price of the SAR, as determined by the Committee, which shall not be less than the fair market value of one share on the date of grant. Common Stock granted as restricted stock will be subject to restrictions on transferability and any other restrictions the Committee may impose. The Committee is also authorized to grant any other awards that are payable in, valued by reference or otherwise based on or related to shares of Common Stock.

                          OPTION GRANTS IN FISCAL 1996


                                                                                                     POTENTIAL REALIZABLE VALUE AT
                               NUMBER OF     % OF TOTAL                    GRANT-                       ASSUMED ANNUAL RATES OF
                              SECURITIES       OPTIONS                      DATE                     STOCK PRICE APPRECIATION FOR
                              UNDERLYING     GRANTED TO      EXERCISE      MARKET                      10-YEAR OPTION TERM(1)(2)
                                OPTIONS     EMPLOYEES IN       PRICE        PRICE      EXPIRATION   -------------------------------
NAME                            GRANTED      FISCAL YEAR     PER SHARE    PER SHARE       DATE         0%         5%         10%
----------------------------  -----------  ---------------  -----------  -----------  ------------  ---------  ---------  ---------
P. Lang Lowrey..............    40,000(3)          4.22%     $    4.63    $   8.125     08/22/2006    139,800    344,156    657,744
Thomas R. Simmons...........    25,000(3)          2.64           4.63        8.125     08/22/2006     87,375    215,098    411,090
William C. Ater.............    25,000(3)          2.64           4.63        8.125     08/22/2006     87,375    215,098    411,090
Donald L. Viles.............    25,000(3)          2.64           4.63        8.125     08/22/2006     87,375    215,098    411,090
Hasso Jenss.................    25,000(3)          2.64           4.63        8.125     08/22/2006     87,375    215,098    411,090


------------------------

(1) The figures shown are potential future undiscounted values based on actual option term and annual compounding at the applicable rate. Potential realizable value equals stock price at end of option term less exercise price, times the number of options granted.

(2) If the assumed annual rate of stock price appreciation of 0%, 5% or 10% per year should occur, the market value per share of Common Stock at the end of the ten-year option term would be $8.125, $13.2339 or $21.0736, respectively.

(3) Of the options granted, one-fourth vest on June 30, 1997, one-fourth vest on June 30, 1998, one-fourth vest on June 30, 1999 and one-fourth vest on the earlier of (a) June 30, 2003 or (b) the date, if any, on which it is first determined that the Company has met at least 95% of its EBITDA goal for fiscal 1997, 1998 and 1999 combined, as such goal is described in the Company's Third Amended Joint Plan of Reorganization. In certain circumstances, pursuant to employment contracts, options may vest sooner than indicated.

    The following table sets forth information regarding all options exercised during fiscal 1996 or held at September 30, 1996 by the Named Executive Officers.

      AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND FY-END OPTION VALUES

                                                                          NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                            SHARES                       UNDERLYING UNEXERCISED            IN-THE-
                                           ACQUIRED           VALUE         OPTIONS AT FY-END      MONEY OPTIONS AT FY-END
NAME                                      ON EXERCISE       REALIZED     EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE(1)
-------------------------------------  -----------------  -------------  -----------------------  --------------------------
P. Lang Lowrey.......................              0        $       0             0/40,000              $  0/$144,800
Thomas R. Simmons....................              0                0             0/25,000                 0/  90,500
William C. Ater......................              0                0             0/25,000                 0/  90,500
Donald L. Viles......................              0                0             0/25,000                 0/  90,500
Hasso Jenss..........................              0                0             0/25,000                 0/  90,500

------------------------

(1) Based on the September 30, 1996 closing price of $8.25 on the Nasdaq National Market.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held 24 meetings in fiscal 1996, three of them subsequent to June 4, 1996. No incumbent director attended less than 75% of the meetings held by the Board of Directors and the committees on which he served. The Board of Directors of the Company has an Audit Committee, a Compensation Committee and an Executive Committee. The Board of Directors does not have a nominating committee but has assigned the functions of such a committee to the Compensation Committee.

    The members of the Company's Audit Committee during fiscal 1996 were, until June 4, 1996, Messrs. Roger S. Palamara, Richard E. Neal, Paul G. Roland and Frederick W. Zuckerman and, from June 4, 1996 to the present, Messrs. Poole (Chairman), Gilbertson and Solomon. The Audit Committee met one time during fiscal 1996. The principal duties assigned to the Audit Committee are to recommend to the Board of Directors the accounting firm to be selected as independent accountants of the Company and to meet with the Company's independent accountants after completion of the annual audit and their rendering of their opinion as a result thereof, to discuss their comments thereon and the Company's accounting methods and procedures as the Audit Committee deems appropriate.

    The members of the Company's Compensation Committee during fiscal 1996 were, until June 4, 1996, Messrs. Palamara, Neal, Roland, Zuckerman and Clark A. Johnson and, from June 4, 1996 to the present, Messrs. Embry (Chairman), Gaskins and Jackson. The Compensation Committee met five times during fiscal 1996. The Compensation Committee determines the compensation and benefits of the Chief Executive Officer and other executive officers of the Company. It is also responsible for evaluating the performance of existing members of the Board of Directors and for making recommendations on new candidates for membership on the Board of Directors. The Compensation Committee also oversees the Company's stock option, employee stock purchase and other stock-based plans.


    The members of the Company's Executive Committee during fiscal 1996 were, from June 4, 1996 to April 30, 1997, Messrs. Jackson (Chairman), Lowrey and Solomon. Effective May 1, 1997, Mr. Koehrer replaced Mr. Lowrey. The Executive Committee met one time during fiscal 1996. The Executive Committee has and may exercise all the powers of the Board of Directors during the intervals between meetings of the Board of Directors. It is also responsible for reviewing possible acquisitions, mergers, joint ventures, partnerships and other entries into new technologies.


DIRECTOR COMPENSATION


    Directors who are not employees of the Company receive $1,250 for each directors and committee meeting attended in person, $1,000 for each such meeting attended by telephone and an annual retainer of $12,500. Employee directors receive no fees. Each of the non-employee directors was granted options in November 1996 to purchase 5,000 shares of Common Stock for such director's first year of service and in February 1997 to purchase 20,000 shares of Common Stock vesting in equal yearly installments over four years. In addition, effective June 4, 1996, the non-employee members of the Executive Committee received a retainer of $40,000 per year, payable $10,000 each quarter, which, as of May 1, 1997, was increased to $60,000 per year payable $15,000 each quarter. From November 1995 to June 1996, Paul G. Roland as Chairman of the Board of Directors received additional compensation of $3,500 per month, with a maximum total annual compensation of $75,000.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the Compensation Committee of the Board of Directors was, during fiscal 1996, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries, or had any relationships requiring disclosure by the Company.

EMPLOYMENT CONTRACTS

    With the exception of Mr. Jenss, the Named Executive Officers who continue to be employed by the Company are party to employment agreements with the Company. Set forth below is a brief description of each such agreement.


    P. LANG LOWREY III resigned as Chairman of the Board, Chief Executive Officer and Director effective April 30, 1997. Mr. Lowrey entered into a consulting agreement with the Company, effective as of May 1, 1997, with a term through September 30, 2000, which among other things, terminated the Amended and Restated Employment Agreement, effective October 1, 1996, between Mr. Lowrey and the Company and provided for the payment of a $1 million severance allowance to Mr. Lowrey. Pursuant to his consulting agreement, Mr. Lowrey will provide consulting services to the Company under the direction of the Chief Executive Officer on a full-time basis through September 30, 1997 and for up to 80 hours per month thereafter. Mr. Lowrey also entered into a covenant not to compete with the Company for a period of one year following any termination of the consulting agreement and not to solicit the Company's customers for a period of two years following any termination of the consulting agreement.



    Pursuant to the terms of his employment agreement and consulting agreement for their applicable effective periods, Mr. Lowrey's compensation plan for fiscal 1997 is composed of (a) a base salary/ consulting fee of $500,000, (b) an area profit bonus up to $133,333 paid monthly equal to year-to-date actual performance of the Company's adjusted net income as a percentage of year-to-date quota for the Company's adjusted net income, (c) a strategic focus bonus up to $100,000 paid quarterly based on defined strategic corporate revenue goals, (d) an asset management bonus up to $50,000 paid quarterly based on the Company's asset management targets and (e) a corporate EBITDA bonus up to $50,000 paid after year-end and, with the exception of the asset management bonus, may be greater if goals are exceeded with a maximum possible total performance bonus of $616,666.



    Mr. Lowrey also has been granted, in addition to the options described above under "Option Grants in Fiscal 1996," options under the 1996 Long-Term Incentive Plan to acquire 190,679 shares of Common Stock at an exercise price of $7.95 per share (the fair market price on October 1, 1996, the first day of his employment under his employment agreement), of which options to acquire 130,679 shares were canceled and, thus, options to acquire 60,000 shares remain pursuant to the consulting agreement.



    RALPH W. KOEHRER entered into an Employment Agreement with the Company, effective as of January 6, 1997, with an initial term of two years and automatically renewable thereafter for additional one-year terms. Mr. Koehrer also entered into a covenant not to compete with the Company while an employee, or as a consultant to the Company after any termination of employment, and not to solicit the Company's customers for a period of two years following any termination of employment.



    Pursuant to the terms of his agreement, Mr. Koehrer's compensation plan for fiscal 1997 is composed of (a) a base salary of $240,000, which was raised to $300,000 effective May 1, 1997 (b) a maximum annual bonus opportunity of $200,000, payable monthly, quarterly or after year-end and (c) a one-time relocation bonus of $150,000, one-half payable on January 6, 1997 and one-half payable upon his permanent relocation to Poway, California.



    Mr. Koehrer also has been granted options under the 1996 Long-Term Incentive Plan to acquire 85,000 shares of Common Stock at an exercise price of $8.4375 per share (the fair market price on January 6, 1997) and 72,500 shares of Common Stock at an exercise price of $12.50 per share (the fair market price on April 29, 1997). Pursuant to his agreement, Mr. Koehrer is to be awarded options to acquire an additonal 42,500 shares of Common Stock after completing two years of employment.


    Mr. Koehrer's employment agreement further provides that, in the event of a merger or consolidation where the Company is not the surviving company, or a transfer of all or substantially all of the Company's assets, in either case if the surviving or transferee company does not agree to be bound by the terms of the employment agreement, or in the event of a change in control of the Company, Mr. Koehrer may elect to treat his employment agreement as terminated and receive a Severance Allowance of, INTER ALIA, $200,000 during the first year of the agreement and $400,000 in the second year or any renewal term thereafter, which shall be in addition to the regular compensation and benefits that he is entitled to receive up to the date on which his employment terminates. In addition, Mr. Koehrer is entitled to receive such severance allowance and the accelerated vesting of options under a variety of other circumstances, but excluding termination for cause or his voluntary resignation upon 90 days advance notice.

    THOMAS R. SIMMONS entered into a three-year employment agreement with the Company which expired on September 30, 1995, and which was subsequently renewed for successive one-year terms expiring on September 30, 1996 and September 30, 1997. Mr. Simmons also entered into a covenant not to compete with the Company for a period of two years following any termination of employment and not to solicit the Company's customers for a period of two years following any termination of employment.

    Mr. Simmons' compensation plan for fiscal 1997 is composed of (a) a base salary of $206,500, (b) an area profit bonus up to $44,477 paid monthly equal to year-to-date actual performance of divisional EBIT as a percentage of year-to-date quota, (c) a strategic focus bonus up to $33,358 paid quarterly based on defined divisional strategic products and services revenue, (d) an asset management bonus up to $16,679 paid quarterly based on the Company's asset management targets and (e) a corporate EBITDA bonus up to $16,679 paid after year-end based on the Company's EBITDA goal. All bonuses paid on a monthly or quarterly basis are adjusted at year-end and, with the exception of the asset management bonus, may be greater if goals are exceeded with a maximum possible total performance bonus of $189,028.

    Mr. Simmons' employment agreement provides that, in the event of a merger or consolidation or a transfer of substantially all of the Company's assets or a change in control of the Company, Mr. Simmons will receive a severance allowance equal to his prior twelve months compensation if he is subsequently terminated without cause or if he deems a termination to have occurred due to a demotion, transfer or reduction in compensation. Mr. Simmons is also entitled to such severance allowance if he is terminated without cause by the Company or if he deems a termination to have occurred due to a demotion, transfer or reduction in compensation.

    In an addendum to Mr. Simmons' employment agreement entered into on February 24, 1997, the Company agreed to forgive a $35,000 outstanding loan made to Mr. Simmons by the Company and to pay Mr. Simmons' additional tax liability incurred due to such forgiveness. In exchange, Mr. Simmons agreed to relocate to San Diego, California no later than September 30, 1997. However, if Mr. Simmons voluntarily resigns or is terminated with cause prior to such date, Mr. Simmons will pay the Company the amount of the loan plus the amount paid him for his additional tax liability. The addendum also provides that if Mr. Simmons is entitled to termination payments set forth in the employment agreement, the Company will enter into a one-year consulting agreement with Mr. Simmons.

    WILLIAM C. ATER entered into a three-year employment agreement with the Company which expired on September 30, 1995, and which was subsequently renewed for successive one-year terms expiring on September 30, 1996 and September 30, 1997. Such agreement was amended on June 25, 1996. Mr. Ater also entered into a covenant not to compete with the Company for a period of one year following any termination of employment and not to solicit the Company's customers for a period of two years following any termination of employment.

    Mr. Ater's compensation plan for fiscal 1997 is composed of (a) a base salary of $168,000, (b) an area profit bonus up to $36,185 paid monthly equal to year-to-date actual performance of the Company's adjusted net income as a percentage of year-to-date quota for the Company's adjusted net income, (c) a strategic focus bonus up to $27,139 paid quarterly based on defined strategic corporate revenue goals, (d) an asset management bonus up to $13,569 paid quarterly based on the Company's asset management targets and (e) a corporate EBITDA bonus up to $13,569 paid after year-end based on the Company's EBITDA goal. All bonuses paid on a monthly or quarterly basis are adjusted at year-end and, with the exception of the asset management bonus, may be greater if goals are exceeded with a maximum possible total performance bonus of $153,786.

    Mr. Ater's employment agreement provides that, in the event of a merger or consolidation or a transfer of substantially all of the Company's assets or a change in control of the Company, Mr. Ater will receive a severance allowance equal to his prior twenty-four months compensation if he is subsequently terminated without cause or if he deems a termination to have occurred due to a demotion, transfer or reduction in compensation. Mr. Ater is also entitled to such severance allowance if he is terminated without cause by the Company or if he deems a termination to have occurred due to a demotion, transfer or reduction in compensation.

    DONALD L. VILES entered into an employment agreement with the Company, effective February 15, 1996, which expires on September 30, 1998. Mr. Viles also entered into a covenant not to compete with the Company for a period of one year following any termination of employment and not to solicit the Company's customers for a period of two years following any termination of employment.


    Mr. Viles' compensation plan for fiscal 1997 is composed of (a) a base salary of $168,000, (b) an area profit bonus up to $36,185 paid monthly equal to year-to-date actual performance of the Company's adjusted net income as a percentage of year-to-date quota for the Company's adjusted net income, (c) a strategic focus bonus up to $27,139 paid quarterly based on defined strategic corporation revenue goals, (d) an asset management bonus up to $13,569 paid quarterly based on the Company's asset management targets and (e) a corporate EBITDA bonus up to $13,569 paid after year-end based on the Company's EBITDA goal. All bonuses paid on a monthly or quarterly basis are adjusted at year end and, with the exception of the asset management bonus, may be greater if goals are exceeded with a maximum possible total performance bonus of $153,786.

    Mr. Viles' employment agreement provides that, in the event of a merger or consolidation or a transfer of substantially all of the Company's assets or a change in control of the Company or a discontinuation of the Company's business, Mr. Viles will receive a severance allowance equal to his prior twenty-four months compensation if he elects to treat any such occurrence as a termination of his agreement. Mr. Viles is also entitled to such severance allowance if he is terminated by mutual agreement or without cause by the Company or if he deems a termination to have occurred due to a demotion, transfer or reduction in compensation.

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

    As discussed above, the employment agreements of Messrs. Lowrey, Koehrer, Simmons, Ater and Viles provide for certain payments in the event of a termination of employment or a change of control of the Company. Mr. Jenss is entitled to termination pay and other benefits as provided by applicable German labor laws.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    The following table sets forth certain information, as of June 15, 1997, concerning beneficial ownership of the Common Stock by (a) each stockholder known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (b) each of the Company's directors, (c) each Named Executive Officer and (d) all directors and executive officers of the Company as a group. Unless otherwise noted in the footnotes to the table, the stockholders named in the table have sole voting and investment power with respect to all shares of Common Stock indicated as being beneficially owned by the stockholder.



                                                                                     SHARES OF STOCK
                                                                                       BENEFICIALLY      PERCENT
NAME                                                                                      OWNED         OF CLASS
-----------------------------------------------------------------------------------  ----------------  -----------
Magten Asset Management Corp.......................................................       4,671,158(1)       34.1%
  35 East 21st Street
  New York, New York 10010
Franklin Resources, Inc............................................................       1,444,670(2)       10.5
  777 Mariners Island Boulevard
  San Mateo, California 94403
Merrill Lynch & Co., Inc...........................................................       1,407,670(3)       10.3
  World Financial Center, North Tower
  250 Vesey Street
  New York, New York 10281
State Street Research & Management Company.........................................       1,082,467(4)        7.9
  One Financial Center
  Boston, Massachusetts 02111
P. Lang Lowrey, III................................................................          10,000(5)      *
Talton R. Embry(6).................................................................              --         *
Darius W. Gaskin, Jr...............................................................           5,000(7)      *
Jay P. Gilbertson..................................................................           5,000(8)      *
Richard D. Jackson.................................................................           5,830(9)      *
George A. Poole, Jr................................................................           7,500(10)      *
Lewis Solomon......................................................................          10,000(11)      *
Thomas R. Simmons..................................................................           6,250(12)      *
William C. Ater....................................................................           6,251(13)      *
Donald L. Viles....................................................................           6,335(14)      *
Hasso Jenss........................................................................           6,267(15)      *
All directors and executive officers as group (23 persons).........................         119,185(16)      *


------------------------

*   Less than 1%.


(1) Magten may be deemed to be the beneficial owner of shares owned by its investment advisory clients. Magten has shared voting power (with its investment advisory clients and Mr. Embry) and shared dispositive power (with its investment advisory clients and Mr. Embry) with respect to 3,733,215 and 4,671,158, respectfully, shares of the Common Stock. All of such shares, which in the aggregate represent 34.1% of the Company's voting securities, are beneficially owned by the investment advisory clients of Magten and for which Magten disclaims beneficial ownership. The following investment advisory clients of Magten have an interest in more than 5% of the shares of Common Stock: General Motors Employees Domestic Group Pension Trust, Bankers Trust as Trustee for the Hughes Master Retirement Trust, and Los Angeles Fire and Police Pension Systems--Fund 2525.

(2) Franklin Resources, Inc. has sole voting power and shared dispositive power with respect to 1,444,670 shares of the Common Stock, for which Franklin disclaims beneficial ownership.

(3) Merrill Lynch & Co., Inc. has shared voting power and shared dispositive power with respect to 1,407,670 shares of the Common Stock, for which Merrill Lynch disclaims beneficial ownership.

(4) Includes 32,284 shares issuable upon the exercise of the Company's Common Share Warrants. State Street Research & Management Company is a wholly-owned subsidiary of Metropolitan Life Insurance Company. State Street Research & Management Company and Metropolitan Life Insurance Company disclaim beneficial ownership of all of the above shares.


(5) Represents 10,000 shares issuable upon the exercise of stock options.



(6) Mr. Embry is a director, executive officer and sole stockholder of Magten Asset Management Corp., a registered investment advisor. Mr. Embry may be deemed to be the beneficial owner of shares owned by Magten and its investment advisory clients as discussed in Note (1) above. Mr. Embry, as trustee of four pension trusts for the benefit of current and former employees of Magten (including himself), also has sole voting power and dispositive power with respect to 53,347 shares of Common Stock held by such trusts and sole voting and investment power with respect to 2,612 of Common Stock held by his minor children. Mr. Embry disclaims beneficial ownership of all of the above shares.



(7) Represents 5,000 shares issuable upon the exercise of stock options.



(8) Represents 5,000 shares issuable upon the exercise of stock options.



(9) Includes 5,000 shares issuable upon the exercise of stock options.



(10) Includes 5,000 shares issuable upon the exercise of stock options.



(11) Includes 5,000 shares issuable upon the exercise of stock options.



(12) Represents 6,250 shares issuable upon the exercise of stock options.



(13) Represents one share issuable upon the exercise of the Company's Common Share Warrants and 6,250 shares issuable upon the exercise of stock options.



(14) Includes 40 shares issuable upon the exercise of the Company's Common Share Warrants and 6,250 shares issuable upon the exercise of stock options.



(15) Represents seventeen shares issuable upon the exercise of the Company's Common Share Warrants and 6,250 shares issuable upon the exercise of stock options.



(16) Includes 60 shares issuable upon the exercise of the Company's Common Share Warrants and 108,750 shares issuable upon the exercise of stock options. Excludes shares beneficially owned by Mr. Embry, as to which Mr. Embry disclaims beneficial ownership. See Note (6) above.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    There are no relationships and related transactions that require disclosure.

                     DESCRIPTION OF THE SENIOR SECURED DEBT

    The following description of the Senior Secured Debt does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the agreements related to the Senior Secured Debt.

GENERAL

    The Senior Secured Debt is evidenced by, among other things, the Credit and Guarantee Agreement, dated as of February 28, 1997 (the "Credit Facility"), among the Company, certain foreign subsidiaries of the Company, several banks and other financial institutions (the "Senior Secured Lenders"), Lehman Commercial Paper Inc., as arranger and syndication agent, and The First National Bank of Chicago, as administrative agent for the Senior Secured Lenders (in its individual capacity, "First Chicago"). The Credit Facility provides for a $55 million term loan facility (the "Term Facility") and a $25 million revolving credit facility (the "Revolving Facility"). As of February 28, 1997, $55 million was outstanding under the Term Facility, and no amounts were outstanding under the Revolving Facility. Up to $10 million of the Revolving Facility is available for loans denominated in certain foreign currencies ("Multicurrency Loans"), and up to $10 million of the Revolving Facility is available for letters of credit.

INTEREST

    The Company may elect to have loans under the Term Facility or the Revolving Facility bear interest at (a) the Alternate Base Rate (as defined) plus 2% or
(b) the Eurodollar Rate (as defined), or in the case of Multicurrency Loans, the Eurocurrency Rate (as defined), plus 3%. Interest is payable quarterly and at the end of the Interest Period (as defined in the Credit Facility). The "Alternate Base Rate" for any day means the higher of (i) the corporate base rate of interest announced by First Chicago and (ii) the federal funds rate published by the Federal Reserve Bank of New York on the next business day plus 1/2%. The "Eurodollar Rate" for any Interest Period means (A) the applicable London interbank offered rate for deposits in U.S. dollars two business days prior to the first day of the Interest Period divided by (B) one minus the "Eurocurrency Liabilities" under Regulation D of the Board of Governors of the Federal Reserve System. The "Eurocurrency Rate" for any Interest Period means the rate at which First Chicago offers to place deposits in the applicable foreign currency with first-class banks in the London interbank market two business days prior to the first day of the Interest Period.

SECURITY AND GUARANTORS

    As security for the indebtedness of the Company to the Senior Secured Lenders, the Company has granted to them a first priority security interest in all of its tangible and intangible assets (including intellectual property, real property and all of the capital stock of each of the Company's direct or indirect domestic subsidiaries and 65% of the capital stock of each of the Company's material direct foreign subsidiaries). All of the Company's obligations under the Senior Secured Debt are unconditionally guaranteed by the Company's direct or indirect domestic subsidiaries.

TERM

    The Term Facility is repayable in thirteen quarterly installments commencing March 31, 1998, with the final installment due on March 31, 2001. The Revolving Facility terminates on February 28, 2001.

CERTAIN COVENANTS

    In addition to customary covenants, the Credit Facility requires that the
Company: (a) maintain certain ratios of Consolidated EBITDA (as defined in the Credit Facility) to Consolidated Interest Expense (as defined in the Credit Facility) and certain ratios of Consolidated Indebtedness (as defined in the Credit Facility) to Consolidated EBITDA, (b) not incur any indebtedness other than the Notes, indebtedness under the Credit Facility and certain other indebtedness, (c) not permit any lien to exist on any of its property, assets or revenues, except the liens in favor of the Senior Secured Lenders, existing liens and certain other liens and (d) not to incur any guarantee obligations, except the guarantee obligations related to the Senior Secured Debt and certain other guarantee obligations. The Company is in compliance with all covenants under terms of the Credit Facility.


EVENTS OF DEFAULT

    The Credit Facility contains certain events of default, including, without limitation, the following: (a) any failure by the Company or its subsidiary to pay principal, interest or other obligations under the Credit Facility, (b) any representation or warranty made by the Company or its subsidiaries in the Credit Facility or related agreements proves to have been incorrect in any material respect when made, (c) any default by the Company or its subsidiaries in the observance or performance of covenants or other agreements contained in the Credit Facility or related agreements, (d) certain events of bankruptcy or insolvency of the Company or its subsidiaries, (e) the entering of a judgment or decree against the Company or its subsidiaries involving an aggregate liability of $2.5 million or more, which is not vacated, discharged, stayed or bonded pending appeal within 30 days and (f) the occurrence of certain change of control events.

                              DESCRIPTION OF NOTES

    The Old Notes were and the Exchange Notes will be issued under the Indenture. The following summary, which describes certain material provisions of the Indenture and the Notes, does not purport to be complete, and is subject to the detailed provisions of, and is qualified in its entirety by reference to, the provisions of the Indenture and the Notes, including the definition therein of certain terms. A copy of the Indenture may be obtained from the Company. The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of the Indenture. Wherever particular provisions or definitions in the Indenture or the Notes are referred to in this Prospectus, such provisions or definitions are incorporated by reference. The definitions of certain capitalized terms used in the following summary are set forth in "--Certain Definitions" below. Other capitalized terms used but not defined in the following summary are defined in the Indenture. For purposes of the following summary, the term "Company" refers to Anacomp, Inc. and does not include its subsidiaries except for purposes of financial data determined on a consolidated basis.

GENERAL

    The Notes mature on April 1, 2004, and are in an aggregate principal amount of $200,000,000. The Notes bear interest at the rate of 10 7/8% per annum payable semi-annually on April 1 and October 1 of each year, beginning on October 1, 1997, to the holders of record in whose name the Note (or any predecessor Note) is registered at the close of business on the preceding March 1 or September 1, as the case may be. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. The interest rate on the Notes is subject to increase in certain circumstances.

    Principal of, and premium, if any, and interest on, the Notes will be payable, and the Notes are exchangeable and transferable, at an office or agency of the Trustee at One State Street, New York, New York 10004, or such other office or agency permitted under the Indenture. The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof.

RANKING


    The Notes are general unsecured obligations of the Company and are expressly subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including the Company's obligations under the Credit Facility and to all indebtedness and other obligations of the Company's Subsidiaries. As of March 31, 1997, the Company had approximately $56 million of Senior Indebtedness, substantially all of which is secured by certain assets of the Company and certain of its subsidiaries. The Notes will rank PARI PASSU with any future Senior Subordinated Indebtedness and senior to all Subordinated Indebtedness of the Company.


SUBORDINATION

    The Company's payment of the principal of, interest on or any other amounts due on the Notes is expressly subordinated in the right of payment to the prior payment in full of Senior Indebtedness. The expressions "prior payment in full," "payment in full" and "paid in full" and any other similar term or phrase when used herein with respect to Senior Indebtedness means the payment in full of such Senior Indebtedness in cash or provision for such payment in cash or otherwise in a manner satisfactory to the holders of the Senior Indebtedness. Upon (i) the maturity of Senior Indebtedness, whether by lapse of time, upon redemption or by acceleration or otherwise, or (ii) any default in the payment of any amount due in respect of principal or interest in respect of Senior Indebtedness, or (iii) any distribution or payment of assets or securities of the Company upon any dissolution, winding up, liquidation or reorganization of the Company of any kind or character, the holders of Senior Indebtedness will be entitled to receive payment in full (or to have such payment duly provided for) of the principal thereof and interest due thereon before the holders of the Notes are entitled to receive any payment on account of the principal of or interest on the Notes. During the continuance of any Default or Event of Default (other than a Default or Event of Default relating to payment of principal or interest, either at maturity, upon redemption, by declaration or otherwise) under any agreement governing Senior Indebtedness permitting acceleration of the maturity thereof (whether or note such acceleration has occurred) and upon giving of notice thereof, no payment may be made on the Notes for a period of 179 days after the notice is given, but payments may thereafter be resumed unless such payments are then prohibited by Article 9 of the Indenture. Only one notice may be given effect within any period of 360 consecutive days and no more than one notice may be given with respect to any continuing Default or Event of Default. If in any of the situations referred to above, a payment is made to the Trustee or to any holder of Notes before all Senior Indebtedness has been paid in full or provision has been made for such payment, the payment to the Trustee or such holder of the Notes must be paid over to the holders of Notes or their representative. The failure to make payment on account of principal of or other interest on the Notes by reason of such subordination will not prevent the occurrence of any Event of Default.

    "Senior Indebtedness" means the principal of, interest (including, without limitation, interest at the contract rate relating to such Senior Indebtedness accruing after any proceeding or event referred to in clauses (viii) and (ix) under "Events of Default" on, or any other amounts due with respect to, (i) the Senior Secured Debt, (ii) any Refinancing Indebtedness Incurred in respect of the Senior Secured Debt or in respect of any previous Refinancing Indebtedness Incurred in respect of such Notes and (iii) any Indebtedness Incurred pursuant to clause (a) (ii) of the first paragraph of the "Limitation on Indebtedness" covenant. For purposes of the "Limitation on Sales of Assets and Restricted Subsidiary Stock" covenant, the amount of consideration received by the Company or any Restricted Subsidiary for the assumption of Senior Indebtedness by any purchaser of the Company's property, assets or shares shall be equal to the face value of such Senior Indebtedness.

    By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Indebtedness, including the holders of the Notes, may recover less, ratably, than holders of Senior Indebtedness.

OPTIONAL REDEMPTION

    Except as set forth below, the Notes will not be redeemable at the option of the Company prior to April 1, 2000. On and after such date, the Notes will be redeemable at the option of the Company, in whole or in part at any time and from time to time, on not less than 45 days' nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at the redemption prices set forth below (expressed as percentage of the principal amount), plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of the Holders of record on the relevant date to receive interest due on the related interest payment date):

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2000..............................................................................     108.156%
2001..............................................................................     105.438%
2002..............................................................................     102.719%
2003 and thereafter...............................................................     100.000%

    At any time, or from time to time, on or prior to April 1, 2000 the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings to redeem up to 35% of the aggregate principal amount of Notes originally issued at a redemption price equal to 110.875% of the principal amount thereof, plus, in each case, accrued and unpaid interest to the date of redemption; PROVIDED that at least $130 million of the aggregate principal amount of Notes originally issued remains outstanding after any such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Company shall make such redemption not more than 60 days after the consummation of any such Public Equity Offering.

    As used in the preceding paragraph, "Public Equity Offering" means a public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

    If less than all of the Notes are to be redeemed, the Trustee shall select by such methods as the Trustee shall deem to be fair and appropriate the particular Notes to be redeemed or any portion thereof that is an integral multiple of $1,000.

    The Notes will not have the benefit of a sinking fund.

CHANGE OF CONTROL

    Pursuant to the Indenture, a "Change of Control" means the occurrence of any of the following events: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than an underwriter engaged in a firm commitment underwriting in connection with a public offering of the Voting Stock of the Company or a Restricted Subsidiary, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board then in office; or (iii) the Company, either individually or in conjunction with one or more of its Subsidiaries, sells, conveys, leases or otherwise transfers, or one or more of such Subsidiaries sell, convey, lease or otherwise transfer, all or substantially all the assets of the Company and the Restricted Subsidiaries, taken as a whole, to any Person (other than a Restricted Subsidiary).

    In the event of a Change of Control, the Company will (i) upon such Change of Control, notify the Trustee, who will in turn notify the holders of the Notes, in writing of the occurrence of and the circumstances and relevant facts regarding such Change of Control and (ii) make an offer to purchase (the "Change of Control Offer") the Notes for cash at a purchase price equal to 101% of the principal amount thereof, plus any accrued and unpaid interest thereon to the Change of Control Purchase Date (as defined below) (such price, together with such interest, the "Change of Control Purchase Price") on or before the date specified in such notice, which date must be no earlier than 30 days nor later than 60 business days after the occurrence of the Change of Control (the "Change of Control Purchase Date"). The Change of Control Offer will remain open from the time such offer is made until the Change of Control Purchase Date. The Company will purchase all Notes properly tendered in the Change of Control Offer and not withdrawn in accordance with the procedures set forth in such notice of withdrawal delivered to the Trustee by the holder prior to or on the Change of Control Purchase Date. The Change of Control Offer will state, among other things, the procedures that holders of the Notes must follow to accept the Change of Control Offer.


    The occurrence of certain of the events which would constitute a Change of Control could constitute a default under, and trigger the acceleration of, the Senior Secured Debt and the Company's other existing and future indebtedness. In addition, the exercise by the holders of the Notes of their right to require the Company to repurchase Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, if a Change of Control Offer is made, there can be no assurance that the Company will have sufficient funds or other resources to pay the Change of Control Purchase Price for all the Notes that might be delivered by holders thereof seeking to accept the Change of Control Offer. Moreover, as of the date of the Prospectus, after giving effect to the sale of the Notes and the application of the estimated net proceeds therefrom as described herein, the Company would not have sufficient funds available to purchase all of the outstanding

Notes pursuant to a Change of Control Offer. In the event that the Company were required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing on favorable terms, if at all. In addition, the Company's ability to purchase the Notes may be limited by other then-existing borrowing agreements (including, without limitation, the Credit Facility), and the existence of the Change of Control (or the financial effect of the required repurchases by the Company) could cause a default under the Credit Facility or other indebtedness of the Company and its Subsidiaries.

    The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company and, thus, the removal of incumbent management. The Change of Control provisions will not prevent a change in a majority of the members of the Board of Directors of the Company which is approved by a majority of the then-present Board of Directors of the Company. One of the events that constitutes a Change of Control under the Indenture is a sale, conveyance, transfer or lease of all or substantially all the property of the Company and its Subsidiaries, taken as a whole, to any Person (other than a Restricted Subsidiary). The phrase "all or substantially all" is subject to judicial interpretation depending on the facts and circumstances of the subject transaction. The Indenture is governed by New York law, and there is no established quantitative definition under New York law of "substantially all" the assets of a corporation. Accordingly in certain circumstances it may be unclear whether a Change of Control has occurred and whether the Company may therefore be required to make a Change of Control Offer.

    The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to any Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions relating to the Change of Control Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control covenant by virtue thereof.

CERTAIN COVENANTS

    The Indenture contains, among others, the following covenants:

LIMITATION ON INDEBTEDNESS

    (a) The Company will not be permitted to Incur any Indebtedness; PROVIDED, HOWEVER, that: (i) the Company may Incur Indebtedness ranking on a parity with or which is subordinated in right of payment to the Notes pursuant to the terms of such Indebtedness or pursuant to a written agreement if no Default or Event of Default shall have occurred and be continuing at the time of such Incurrence or would occur as a consequence of such Incurrence and after giving pro forma effect to such Incurrence, the Consolidated Coverage Ratio would be equal to at least 1.75 to 1; and (ii) the Company may Incur Indebtedness senior in right of payment to the Notes pursuant to the terms of such Indebtedness or pursuant to a written agreement if no Default or Event of Default shall have occurred and be continuing at the time of such Incurrence or would occur as a consequence of such Incurrence and (A) after giving pro forma effect to such Incurrence, the Consolidated Coverage Ratio would be at least equal to 2.5 to 1 or (B) after such Incurrence, the total principal amount of such Indebtedness would not exceed $80 million.

    (b) Notwithstanding the foregoing, the Company may Incur the following Indebtedness if no Default or Event of Default shall have occurred and be continuing at the time of such Incurrence or would occur as a consequence of such Incurrence (collectively, "Permitted Indebtedness"): (i) Indebtedness to be outstanding on the Issue Date (including the Senior Secured Debt) and listed on
Schedule I of the Indenture; (ii) Indebtedness represented by the Notes; (iii) Indebtedness (A) under Interest Rate Protection Agreements relating to Indebtedness permitted hereunder entered into in the ordinary course of the Company's financial management and not for speculative purposes; PROVIDED, HOWEVER, that the notional amount of each such Interest Rate Protection Agreement does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Agreement relates; or (B) under Currency Exchange Protection Agreements entered into in the ordinary course of the Company's financial management and not for speculative purposes; PROVIDED, HOWEVER, in the case of either clause (A) or (B), any such Interest Rate Protection Agreement or Currency Exchange Protection Agreement, as the case may be, does not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in the interest rates or exchange rates, as the case may be, or by reason of customary fees, indemnities and compensation payable thereunder; (iv) Indebtedness owing to and held by any Wholly Owned Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or another Wholly Owned Subsidiary) will be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof; (v) Indebtedness Incurred in connection with a prepayment of the Notes pursuant to a Change of Control Offer; PROVIDED, HOWEVER, that the aggregate principal amount of such Indebtedness does not exceed 101% of the aggregate principal amount of the Notes prepaid; PROVIDED, FURTHER, HOWEVER, that such Indebtedness (A) has an Average Life equal to or greater than the remaining Average Life of the Notes and (B) does not mature prior to the Stated Maturity of the Notes; (vi) Indebtedness in respect of Purchase Money Indebtedness or Capital Lease Obligations directly Incurred by the Company; PROVIDED, HOWEVER, that the sum of (A) the aggregate principal amount of such Purchase Money Indebtedness incurred by the Company or by Restricted Subsidiaries as permitted under clause (ii) of the definition of "Permitted Restricted Subsidiary Indebtedness" and (B) the aggregate amount of Capital Lease Obligations Incurred by the Company or Incurred by Restricted Subsidiaries as permitted under clause
(ii) of the definition of "Permitted Restricted Subsidiary Indebtedness" does not at any one time outstanding exceed $20 million (such maximum permitted amount to increase by $10 million on each anniversary of the Issue Date); (vii) Indebtedness Incurred (A) in the ordinary course of business of the Company with respect to trade credit made available to the Company in connection with the obtaining of goods or services by the Company (including commercial letters of credit, bankers' acceptances or accommodation Guarantees for the benefit of trade creditors or suppliers), in each case for a period not to exceed 180 days, in an amount not to exceed the purchase price for the goods or services for which such credit is made available and which do not constitute obligations for borrowed money, and (B) with respect to standby letters of credit, performance bonds and surety bonds that do not constitute obligations for borrowed money Incurred by the Company in the ordinary course of business relating to services to be performed by or on behalf of the Company; (viii) Indebtedness in respect of Guarantees by the Company of Indebtedness of any Restricted Subsidiary permitted to be Incurred under the definition of "Permitted Restricted Subsidiary Indebtedness"; (ix) Refinancing Indebtedness Incurred in respect of Indebtedness Incurred pursuant to clause (i), (ii) or (v) above; and (x) in addition to any Indebtedness permitted by clauses (i) through (ix) above, up to an aggregate of (A) $25 million in principal amount of Indebtedness at any one time outstanding minus (B) the principal amount of Indebtedness at such time outstanding of any Restricted Subsidiaries permitted pursuant to clause (vi) of the definition of "Permitted Restricted Subsidiary Indebtedness."

    The Company will not directly or indirectly Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Indebtedness is subordinated to the Notes to at least the same extent as such Subordinated Obligations.

LIMITATION ON RESTRICTED SUBSIDIARY INDEBTEDNESS AND PREFERRED STOCK

    The Company shall not permit any Restricted Subsidiary directly or indirectly to Incur any Indebtedness or issue any Preferred Stock unless (i) no Default or Event of Default has occurred and is continuing at the time of such Incurrence or would occur as a consequence of such Incurrence and (ii) such Indebtedness or Preferred Stock is Permitted Restricted Subsidiary Indebtedness.

    "Permitted Restricted Subsidiary Indebtedness" is defined as: (i) Indebtedness or Preferred Stock to be outstanding on the Issue Date and listed on Schedule II to the Indenture; (ii) Indebtedness in respect of

Purchase Money Indebtedness or Capital Lease Obligations directly Incurred by any Restricted Subsidiary; PROVIDED, HOWEVER, that the sum of (A) the aggregate amount of Capital Lease Obligations Incurred by Restricted Subsidiaries or Incurred by the Company pursuant to clause (vi) under "Limitation on Indebtedness" and (B) the aggregate principal amount of Purchase Money Indebtedness Incurred by Restricted Subsidiaries or Incurred by the Company pursuant to clause (vi) under "Limitation on Indebtedness" does not at any one time outstanding exceed $20 million (such maximum permitted amount to increase by $10 million on each anniversary of the Issue Date); (iii) Indebtedness Incurred (A) in the ordinary course of business of any Restricted Subsidiary with respect to trade credit made available to such Restricted Subsidiary in connection with the obtaining of goods or services by such Restricted Subsidiary (including commercial letters of credit, bankers' acceptances or accommodation Guarantees for the benefit of trade creditors or suppliers), in each case for a period not to exceed 180 days, in an amount not to exceed the purchase price for the goods or services for which such credit is made available and which do not constitute obligations for borrowed money and (B) standby letters of credit, performance bonds and surety bonds that do not constitute obligations for borrowed money Incurred by any Restricted Subsidiary in the ordinary course of business relating to services to be performed by or on behalf of such Restricted Subsidiary; (iv) Indebtedness (A) under Interest Rate Protection Agreements relating to Indebtedness permitted hereunder entered into in the ordinary course of any Restricted Subsidiary's financial management and not for speculative purposes; PROVIDED, HOWEVER, that the notional amount of each such Interest Rate Protection Agreement does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Agreement relates; or (B) under Currency Exchange Protection Agreements entered into in the ordinary course of any Foreign Subsidiary's financial management and not for speculative purposes; PROVIDED, HOWEVER, in the case of either clause (A) or (B), any such Interest Rate Protection Agreement or Currency Exchange Protection Agreement, as the case may be, does not increase the Indebtedness of such Subsidiary outstanding at any time other than as a result of fluctuations in the interest rates or exchange rates, as the case may be, or by reason of customary fees, indemnities and compensation payable thereunder; (v) Indebtedness or Preferred Stock owing to and held by the Company or any Wholly Owned Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Indebtedness or Preferred Stock (except to the Company or a Wholly Owned Subsidiary) will be deemed, in each case, to constitute the Incurrence of such Indebtedness or Preferred Stock by the issuer thereof; (vi) Refinancing Indebtedness Incurred in respect of Indebtedness Incurred pursuant to clause (i) above; and (vii) in addition to any Indebtedness permitted by clauses (i) through (v) above, up to an aggregate of $10 million in principal amount of Indebtedness of Foreign Restricted Subsidiaries at any one time outstanding.

LIMITATION ON RESTRICTED PAYMENTS

    (a) Neither the Company nor any Restricted Subsidiary will be permitted to
(i) declare or pay any dividend on, or make any distribution on or in respect of, its Capital Stock (including any payment in connection with any merger or consolidation involving the Company), except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock and except dividends or distributions payable solely to the Company or any Restricted Subsidiary, (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or any Restricted Subsidiary, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled repayment, scheduled sinking fund payment or other scheduled maturity, any Subordinated Obligation or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment"), if at the time of and after giving effect to the proposed Restricted
Payment: (a) a Default or Event of Default has occurred and is continuing (or would result therefrom); (b) the Company could not Incur at least $1.00 of additional Indebtedness pursuant to clause (ii) under "Limitation on

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Indebtedness"; or (c) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors of the Company to be evidenced by a Board Resolution furnished to the Trustee) declared or made since the Issue Date, would exceed, without duplication, the sum of: (1) an amount equal to 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on the first day of the fiscal quarter of the Company immediately following the fiscal quarter in which the Issue Date occurs and ending on the last day of the Company's last fiscal quarter ended at least 45 days prior to the date of such proposed Restricted Payment (or, if such Consolidated Net Income is a deficit, minus 100% of such deficit) and minus 100% of the amount of any write-downs, write-offs, other negative revaluations and other negative extraordinary charges not otherwise reflected in Consolidated Net Income during such period; (2) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock, including Capital Stock of the Company issued upon conversion of convertible debt or the exercise of options, warrants or rights to purchase Capital Stock of the Company, but excluding Disqualified Stock, subsequent to the Issue Date (other than an issuance or sale to (x) a Subsidiary of the Company, (y) an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries or (z) management employees); (3) the amount by which the Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange) and (4) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (x) payments of dividends, repayments of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary.

    (b) The foregoing provisions do not prohibit: (i) any purchase or redemption of Capital Stock of the Company or Subordinated Obligations made in exchange for, or out of the proceeds of a substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries) or out of proceeds of an equity contribution made substantially concurrently with such purchase or redemption; PROVIDED, HOWEVER, that (A) such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale will be excluded from subclause (2) of the above paragraph; (ii) any purchase or redemption of Subordinated Obligations made in exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to "--Limitation on Indebtedness"; PROVIDED, HOWEVER, that (A) such Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate sum of (1) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of such Subordinated Obligations being so purchased or redeemed and
(2) any premiums, fees and other expenses paid by the Company or any Restricted Subsidiary in connection with such purchase or redemption, (B) such Indebtedness is at least as subordinated to the Notes as such Subordinated Obligations so purchased or redeemed and the covenants relating to such Indebtedness are no more restrictive in the aggregate than those of such Subordinated Obligations,
(C) such Indebtedness has a Stated Maturity no earlier than the Stated Maturity of such Subordinated Obligations, (D) such Indebtedness has an Average Life at the time such Indebtedness is Incurred equal to or greater than the Average Life of such Subordinated Obligations and (E) such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments; (iii) any payment in cash in lieu of the issuance of fractional shares of Capital Stock to any holder of Capital Stock warrants of the Company outstanding on the Issue Date pursuant to the exchange of such warrants for other Capital Stock

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of the Company upon the exercise of such warrants pursuant to the terms thereof;
PROVIDED, HOWEVER, that such payment will be excluded in the calculation of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the above first paragraph of this section; PROVIDED, HOWEVER, that
(A) at the time of payment of such dividend, no other Default has occurred and is continuing (or would result therefrom) and (B) such dividend will be included in the calculation of the amount of Restricted Payments from and after the date of declaration of such dividend; or (v) so long as no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof, the redemption or repurchase of Capital Stock of the Company, options in respect thereof or related rights pursuant to and in accordance with the repurchase provisions of any employee stock option or any stock purchase or other agreement between the Company and any of its management employees; PROVIDED, HOWEVER, that such redemptions or repurchases pursuant to this clause (v) from and after the Issue Date will not in the aggregate exceed $1 million, plus the amount of any net cash proceeds to the Company from sales of Capital Stock of the Company to management employees subsequent to the Issue Date.

LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES

    Neither the Company nor any Restricted Subsidiary will be permitted to create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on or in respect to its Capital Stock to the Company or any Restricted Subsidiary or pay any Indebtedness owed to the Company or any Restricted Subsidiary, (ii) make loans or advances to the Company or
(iii) transfer any of its property or assets to the Company or any Restricted Subsidiary, except for (a) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, (b) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary became a Subsidiary of, or was acquired by, the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of, or was acquired by, the Company) and outstanding on such date, (c) any encumbrance or restriction pursuant to an agreement relating to an acquisition of property, so long as the encumbrances or restrictions in such agreement relate solely to the property so acquired, (d) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (a), (b) or (c) hereof or contained in any amendment to any such agreement; PROVIDED, HOWEVER, that any encumbrance and any restriction contained in any such refinancing agreement or amendment is no less favorable to the Holders of the Notes than any encumbrance or restriction contained in such agreement, and (e) in the case of clause (iii), certain encumbrances or restrictions that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any such Restricted Subsidiary.

LIMITATION ON SALES OF ASSETS AND RESTRICTED SUBSIDIARY STOCK

    The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value of the shares, property and assets subject to such Asset Disposition, (ii) at least 75% of such consideration (or, in the event of any Asset Disposition of all or any portion of the Company's Magnetics Division or a Foreign Restricted Subsidiary, at least 50% of such consideration) consists of cash, Temporary Cash Investments or the assumption of Senior Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability under such Senior Indebtedness, (iii) in connection with any Asset Disposition with an aggregate consideration greater than $10 million, the Company delivers an Officer's Certificate to the Trustee certifying that such Asset Disposition complies with clauses (i) and (ii) and that such Asset Disposition was approved by a majority of the disinterested members of the Board of Directors

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
of Company, as evidenced by a resolution of the Board delivered to the Trustee and (iv) 100% of the Net Cash Proceeds of such Asset Disposition are applied as follows: (A) within 365 days after the receipt of any Net Cash Proceeds (or within such longer period after receipt thereof as may be permitted of the Credit Facility) (the last day of such period, an "Application Date"), the Company or Restricted Subsidiary, as the case may be, may apply all or a portion of such Net Cash Proceeds to the repayment of Indebtedness under the Credit Facility or the reinvestment (whether by acquisition of an existing business or expansion, including, without limitation, capital expenditures) in one or more Permitted Lines of Business, or any combination thereof, and (B) to the extent any or all of such Net Cash Proceeds are not applied as set forth above in clause (A), the Company will apply all remaining Net Cash Proceeds of such Asset Disposition (the "Asset Disposition Purchase Amount") to an offer to purchase (an "Asset Disposition Purchase Offer") Notes, on the first business day occurring 60 business days after the Application Date (the "Asset Disposition Purchase Date") for cash at a purchase price (such price, the "Asset Disposition Purchase Price") equal to 100% of the principal amount of the Notes so purchased plus accrued and unpaid interest thereon to the Asset Disposition Purchase Date, in accordance with the procedures set forth in the Indenture. Any such Net Cash Proceeds which remain after the acquisition by the Company of Notes tendered (and not withdrawn) by holders of Notes pursuant to such Asset Disposition Purchase Offer in accordance with the procedures (including proration in the event of oversubscription) set forth in the Indenture cease to be Net Cash Proceeds. Notwithstanding the foregoing, the Company will not be required to make an Asset Disposition Purchase Offer until such time as the aggregate amount of Net Cash Proceeds from Asset Dispositions required to be so applied to the purchase of Notes exceeds $10 million (the "Asset Disposition Trigger"), and then the total amount of such Net Cash Proceeds is required to be applied to an Asset Disposition Offer.

    Within 30 business days of the occurrence of an Asset Disposition Trigger,
(i) the Company will notify the Trustee in writing of the occurrence of the Asset Disposition Trigger and will make the Asset Disposition Purchase Offer to purchase Notes in an aggregate principal amount equal to the Asset Disposition Purchase Amount at the Asset Disposition Purchase Price on or before Asset Disposition Purchase Date, (ii) the Company will mail a copy of the Asset Disposition Purchase Offer to each Holder of the Notes and (iii) the Company will cause a notice of the Asset Disposition Purchase Offer to be sent to the Dow Jones News Service or similar business news service in the United States. The Asset Disposition Purchase Offer will remain open from the time such offer is made until the Asset Disposition Purchase Date. The Company will purchase all Notes properly tendered pursuant to the Asset Disposition Purchase Offer and not withdrawn in accordance with the procedures set forth in the Asset Disposition Purchase Notice (as defined in the Indenture). The Asset Disposition Purchase Offer will state, among other things, the procedures that Holders of the Notes must follow to accept the Asset Disposition Purchase Offer.

LIMITATION ON LIENS

    Neither the Company nor any Restricted Subsidiary will be permitted to create or permit to exist any lien directly or indirectly (other than Permitted Liens) on any of its property or assets (including Capital Stock), whether owned on the Issue Date or thereafter acquired, or any right, title or interest thereto, unless the Company or such Restricted Subsidiary will secure all payments hereunder and under the Notes on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a lien.

PROHIBITION ON LAYERING

    The Indenture will prohibit the Company and each Restricted Subsidiary from incurring or suffering to exist any Indebtedness that is expressly subordinate in right of payment to any Senior Indebtedness and senior in right of payment to the Notes.

LIMITATION ON TRANSACTIONS WITH AFFILIATES

    Neither the Company nor any Restricted Subsidiary will be permitted to conduct any business, enter into or permit to exist any transaction (including, without limitation, the sale, conveyance, disposition, purchase, exchange or lease of any property, the lending, borrowing or advancing of any money or the rendering of any services) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless (i) the terms of such Affiliate Transaction are in writing, (ii) such Affiliate Transaction is in the best interest of the Company or such Restricted Subsidiary, as the case may be, (iii) such Affiliate Transaction is on terms as favorable to the Company or such Restricted Subsidiary, as the case may be, as those that could be obtained at the time of such Affiliate Transaction for a similar transaction in arm's-length dealings with a Person who is not such an Affiliate and (iv) with respect to each Affiliate Transaction involving aggregate payments or value in excess of $500,000, such Affiliate Transaction was approved by a majority of the Board of Directors of the Company, including a majority of the disinterested members of such Board, PROVIDED, HOWEVER, that the foregoing does not prohibit (A) any Restricted Payment permitted to be paid as described above under "Limitation on Restricted Payments", (B) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directories of the Company, (C) loans or advances permitted under the Indenture to employees in the ordinary course of business in accordance with past practices of the Company, (D) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or any Restricted Subsidiary, (E) any transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries or (F) reasonable and customary indemnification arrangements between the Company or any Restricted Subsidiary and their respective directors and officers (to the extent that such indemnification arrangements are permitted under applicable law).

LIMITATION ON ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

    The Company will not permit (i) any Restricted Subsidiary to issue any Capital Stock other than to the Company or a Wholly Owned Subsidiary; or (ii) any Person (other than the Company or a Wholly Owned Subsidiary) to, directly or indirectly, own or control any Capital Stock of any Restricted Subsidiary (other than directors' qualifying shares); PROVIDED, HOWEVER, that clauses (i) and (ii) will not prohibit (a) any sale of 100% of the shares of the Capital Stock of any Restricted Subsidiary owned by the Company or any Wholly Owned Subsidiary effected in accordance with "Limitation on Sales of Assets and Restricted Subsidiary Stock" or (b) any issuance of Preferred Stock of a Restricted Subsidiary to any Person permitted under "Limitation on Restricted Subsidiary Indebtedness and Preferred Stock."

LIMITATION ON SALE/LEASEBACK TRANSACTIONS

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, Guarantee or otherwise become liable with respect to any Sale/Leaseback Transaction with respect to any property or assets unless (i) the Company or such Restricted Subsidiary, as the case may be, would be entitled to pursuant to the Indenture Incur Indebtedness secured by a Permitted Lien on such property or assets in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction, (ii) the Net Cash Proceeds from such Sale/Leaseback Transaction are at least equal to the Fair Market Value of the property or assets subject to such Sale/Leaseback Transaction (such Fair Market Value determined, in the event such property or assets have a Fair Market Value in excess of $2 million, no more than 30 days prior to the effective date of such Sale/Leaseback Transaction, by the Board of Directors of the Company, including a majority of the disinterested members of such Board, as evidenced by a resolution of such Board) and (iii) the net cash proceeds of such Sale/Leaseback Transaction are applied in accordance with the provisions described under "Limitation on Sales of Assets and Restricted Subsidiary Stock."

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
LIMITATIONS ON MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Company shall not, and the Company shall not permit any Restricted Subsidiary to, enter into any transaction or series of transactions to consolidate, amalgamate or merge with or into any other Person (other than the merger of a Wholly Owned Subsidiary (i) with another Wholly Owned Subsidiary or
(ii) into the Company), or directly or indirectly through its Subsidiaries sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all its property and assets to any Person or group of affiliated Persons (other than to one or more Wholly Owned Subsidiaries or to the Company) unless (i) if the Company is a party to such transaction and is not the surviving entity (the "Surviving Entity"), the Surviving Entity formed by such consolidation or amalgamation or into which the Company is merged or that acquires, by sale, conveyance, assignment, transfer, lease or other disposition, all or substantially all the properties and assets of the Company as an entirety, shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume (a) by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company pursuant to the Notes and the Indenture and (b) by written instruments executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under any agreements entered into by the Company pursuant to the Limitation on Liens covenant; (ii) the Surviving Entity, if any Restricted Subsidiary is a party to such transaction and is not the Surviving Entity, shall by written instruments executed and delivered to the Trustee, in form satisfactory to the Trustee, expressly assume all the obligations of such Restricted Subsidiary under any agreements entered into by such Restricted Subsidiary pursuant to the Limitation on Liens covenant; (iii) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the Company, the Surviving Entity or any Restricted Subsidiary as a result of such transaction or series of transactions as having been incurred by the Company, such Surviving Entity or such Restricted Subsidiary at the time of such transaction or series of transactions) no Default or Event of Default shall have occurred and be continuing; (iv) immediately after giving effect to such transaction or series or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the Company, the Surviving Entity or any Restricted Subsidiary as a result of such transaction or series of transactions as having been incurred by the Company, such Surviving Entity or such Restricted Subsidiary at the time of such transaction or series of transactions), the Company or the Surviving Entity, as the case may be, could incur at least $1.00 of additional Indebtedness pursuant to the Limitation on Indebtedness covenant; (v) immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the Company, the Surviving Entity or any Restricted Subsidiary as a result of such transaction or series of transactions as having been incurred by the Company, such Surviving Entity or such Restricted Subsidiary at the time of such transaction or series of transactions), the Company or the Surviving Entity, as the case may be, shall have a Consolidated Tangible Net Worth which is not less than the Consolidated Tangible Net Worth of the Company immediately prior to such transaction or transactions; and (vi) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating (A) that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) and written instrument (if any) comply with this Indenture and (B) that upon execution and delivery of such supplemental indenture or written instrument the Company or such Surviving Entity shall be bound by the terms of the Indenture as thereby amended and the Indenture as thereby amended shall be enforceable against the Company or such Surviving Entity in accordance with its terms.

    Upon any transaction involving the Company in which the Company is not the Surviving Entity, such Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, but the Company in the case of a transfer or lease shall not be released from the obligation to pay the principal of, and premium, if any, or interest on, the Notes.

RESTRICTED AND UNRESTRICTED SUBSIDIARIES

    The Board of Directors may designate any Subsidiary of the Company or any Restricted Subsidiary to be an Unrestricted Subsidiary if (i) the Subsidiary to be so designated does not own any Capital Stock, Redeemable Stock or Indebtedness of, or own or hold any Lien on any property or assets of, the Company or any other Restricted Subsidiary, (ii) the Subsidiary to be so designated is not obligated by any Indebtedness or Lien that, if in default, would result (with the passage of time or notice or otherwise) in a default on any Indebtedness of the Company or any Restricted Subsidiary, and (iii) either
(A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) such designation is effective immediately upon such Person becoming a Subsidiary of the Company or of a Restricted Subsidiary. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company or any Restricted Subsidiary will be classified as a Restricted Subsidiary. Except as provided in the first sentence of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. Subject to the following paragraph, an Unrestricted Subsidiary may not be redesignated as a Restricted Subsidiary.

    The Company will not, and will not permit any Restricted Subsidiary to, take any action or enter into any transaction or series of transactions that would result in a Person becoming a Restricted Subsidiary (whether through an acquisition, the redesignation of an Unrestricted Subsidiary or otherwise) unless after giving effect to such action, transaction or series of transactions, on a pro forma basis, (i) the Company could incur at least $1.00 of additional Indebtedness pursuant to clause (i) under "--Certain Covenants-- Limitation on Indebtedness", (ii) such Restricted Subsidiary could then Incur under "--Certain Covenants--Limitation on Restricted Subsidiary Indebtedness and Preferred Stock" all Indebtedness as to which it is obligated at such time,
(iii) no Default or Event of Default would occur or be continuing and (iv) there exist no Liens with respect to the property or assets of such Restricted Subsidiary other than Permitted Liens.

EVENTS OF DEFAULT

    An "Event of Default" will occur under the Indenture if (i) the Company fails to make any payment of interest on any Note when the same is due and payable, and such failure continues for a period of 30 days; (ii) the Company
(A) fails to make the payment of the principal of, or premium, if any, on, any Note when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption or declaration, or otherwise or (B) fails to redeem or purchase Notes when and to the extent required pursuant to the Indenture or the Notes; (iii) the Company fails to comply with any of the requirements described under Limitations on Merger, Consolidation or Sale of Assets in the Indenture;
(iv) the Company fails to comply with any of its covenants or agreements described under "--Additional Information," "--Change of Control," or "--Certain Covenants--Limitation on Indebtedness," "--Limitation on Restricted Subsidiary Indebtedness and Preferred Stock," "--Limitation on Restricted Payments," "--Limitation Transactions with Affiliates," "--Limitation on Liens," "--Limitation on Restrictions on Distributions from Restricted Subsidiaries," "--Limitation on Sales of Assets and Restricted Subsidiary Stock," "--Limitation on Sale/ Leaseback Transactions" or "--Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries" and such failure continues for 30 days after the notice specified below, or the Company fails to give the notice specified below; (v) the Company fails to comply with any of its agreements in the Notes or the Indenture (other than those specified in clauses (i), (ii), (iii) and (iv) above) and such failure continues for a period of 60 days after the notice specified below or the Company fails to give the notice specified below; (vi) Principal of or interest on any Indebtedness of the Company or any Restricted Subsidiary is not paid when due within any applicable grace period after final maturity or is accelerated by the holders thereof, if the total amount of such Indebtedness unpaid or accelerated or exceeds $7.5 million or its Dollar Equivalent at the time; (vii) one or more judgments or decrees aggregating in excess of $7.5 million or its Dollar Equivalent at the time is rendered against the Company or any Restricted Subsidiary and is not discharged and either: (A) an enforcement proceeding has been commenced by any creditor upon such

                                       86
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judgment or decree; or (B) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed; (viii) the Company or any Restricted Subsidiary pursuant to or within the meaning of any Bankruptcy Law: (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian of it or for any substantial part of its property; or (D) makes a general assignment for the benefit of its creditors; or takes any comparable action under any foreign laws relating to insolvency; or (ix) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(A) is for relief against the Company or any Restricted Subsidiary in an involuntary case; (B) appoints a Custodian of the Company or any Restricted Subsidiary or for any substantial part of its property; or (C) orders the winding up or liquidation of the Company or any Restricted Subsidiary; or any similar relief is granted under any foreign laws and the order or decree remains unstated and in effect for 60 days.

    A Default under clause (iv) or (v) above will not be an Event of Default until the Trustee or the holders of at least 25% in principal amount of the Notes notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

    The Company will deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event which, with the giving of notice and the lapse of time, would become an Event of Default under clause (iv), (v), (vi) or (vii) above, its status and what action the Company is taking or proposes to take with respect thereto.

    If an Event of Default (other than an Event of Default specified in clause
(viii) or (ix) under "Events of Default") occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the Notes by notice to the Trustee, may declare the principal of and accrued interest on all the Notes to be due and payable. Upon such declaration, such principal and interest will be due and payable immediately. If an Event of Default specified in clause (viii) or (ix) under "--Events of Default" occurs, the principal of and interest on all the Notes becomes immediately due and payable without any declaration or other act on the part of the Trustee or any holders of Notes. The holders of a majority in principal amount of the Notes by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission will affect any subsequent Default or impair any right consequent thereto.

    A holder of Notes may not pursue any remedy with respect to the Indenture, or the Notes the unless: (i) such holder gives to the Trustee written notice stating that an Event of Default is continuing; (ii) holders of at least 25% in principal amount of the Notes make a written request to the Trustee to pursue the remedy; (iii) such holder or holders offer to the Trustee reasonable security or indemnity against any loss, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and (v) the holders of a majority in principal amount of the Notes do not give the Trustee a direction inconsistent with the request during such 60-day period.

    A holder of a Note may not use the Indenture to prejudice the rights of another holder of the Notes or to obtain preference or priority over another holder of the Notes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Subject to certain exceptions, the Indenture may be amended or supplemented without notice to any holder with the written consent of the holders of at least a majority in principal amount of the Notes. However, without the consent of each holder affected, no amendment may, among other things, (i) reduce the percentage of principal amount of Notes whose holders must consent to an amendment or waiver, (ii) reduce the rate of or extend the time for payment of interest on any Notes, (iii) reduce the principal of or extend the Stated Maturity of any Notes, (iv) reduce the premium payable upon the redemption of any

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Note or change the time or times at which any Notes may be redeemed, (v) make any Note payable in money other than that stated in the Notes, (vi) impair the right of any holder of Notes to institute suit for the enforcement of any payment on or with respect to any Notes, or (vii) make any change in certain waiver or payment provisions of the Indenture or the second sentence of this paragraph.

    Without notice to or the consent of any holder of the Notes, the Company and the Trustee may, among other things, amend or supplement the Indenture to cure any ambiguity, omission, defect or inconsistency; to provide for the assumption by a successor company to the obligations of the Company under the Indenture; to provide for uncertificated Notes in addition to or in place of certificated Notes, PROVIDED, HOWEVER, that the uncertificated Notes are issued in registered form under the Code; to add Guarantees with respect to the Notes or to secure the Notes; to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company; to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act or to provide for the acceptance of appointment hereunder by a successor Trustee.

DEFEASANCE

    The Company at any time may terminate all of its obligations under, and with respect to, the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate, among other things, its obligations under the covenants described under "Certain Covenants" and "Change of Control" above, and with respect to Restricted Subsidiaries, the operation of the cross acceleration provision, certain of the bankruptcy provisions, and the judgment default provision described under "--Events of Default" above and certain limitations under "Merger, Consolidation or Sale of Assets" above ("covenant defeasance").

    The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (vi), (vii) or (viii) (except with respect to the Company) under "Events of Default" above or because of the failure of the Company to comply with, among other things, the covenants described under "Certain Covenants" or "Change of Control" or with certain limitations under "Merger, Consolidation or Sale of Assets" above.

    In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivering to the Trustee an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

SATISFACTION AND DISCHARGE OF THE INDENTURE

    The Indenture will cease to be of further effect (except as otherwise expressly provided for in the Indenture) when either (i) all outstanding Notes have been delivered (other than lost, stolen or destroyed Notes which have been replaced) to the Trustee for cancellation or (ii) all outstanding Notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption pursuant to the

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terms of the Indenture and the Company has irrevocably deposited with the
Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon (other than lost, stolen, mutilated or destroyed Notes which have been replaced), and, in either case, the Company has paid all other sums payable under the Indenture. The Trustee is required to acknowledge satisfaction and discharge of the Indenture on demand of the Company accompanied by an Officer's Certificate and an Opinion of Counsel at the cost and expense of the Company.

TRANSFER AND EXCHANGE

    Upon any transfer of a Note, the registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The registrar is not required to transfer or exchange any Notes selected for redemption nor is the registrar required to transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed. The registered holder of a Note may be treated as the owner of it for all purposes.

CONCERNING THE TRUSTEE

    IBJ Schroder Bank & Trust Company is the Trustee under the Indenture. The Trustee's current address is One State Street, New York, New York 10004.

    The holders of a majority in aggregate principal amount of the then outstanding Notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Notes issued thereunder, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

ADDITIONAL INFORMATION


    So long as any Notes are outstanding, the Company will furnish to the Trustee and will furnish, or cause the Trustee to furnish, to the holders of Notes within fifteen days after the Company files them with the Commission all quarterly and annual reports that the Company is required to file with the Commission under the Exchange Act. In the event that the Company is not at the time required to file such reports with the Commission pursuant to the Exchange Act, the Company shall nevertheless continue to file such reports with the Commission and furnish, or cause the Trustee to furnish, them to holders of the Notes as if the Company were so required. The Company will also comply with the other provisions of Section314(a) of the Trust Indenture Act.


GOVERNING LAW

    The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

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CERTAIN DEFINITIONS

    The following definitions, among others, are used in the Indenture. Prospective purchasers of Notes are encouraged to read each of the following definitions carefully and to consider such definitions in the context in which they are used in the Senior Secured Indenture.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing, each Unrestricted Subsidiary shall be deemed an Affiliate of the Company and of each other Subsidiary of the Company.

    "ASSET DISPOSITION" means any direct or indirect sale, lease, transfer, conveyance or other disposition (or series of related sales, leases, transfers, conveyances or dispositions) of shares of Capital Stock of any Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any Restricted Subsidiary (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (ii) a disposition of the Company's or any Restricted Subsidiary's accounts receivable, lease receivables or inventory (other than the disposition of inventory pursuant to a Sale/ Leaseback Transaction) at Fair Market Value in the Ordinary Course of Business, (iii) a disposition of property or assets, whether in a single transaction or a series of related transactions which constitute a single plan of disposition, that have an aggregate Fair Market Value not in excess of $250,000, (iv) an operating lease entered into in the ordinary course of business with respect to property, plant or equipment that in the judgment of the Board of Directors constitutes excess capacity or (v) a "like-kind exchange" of an asset in exchange for an asset of a third party, so long as, in the judgment of the Company's Board of Directors, the asset received by the Company or such Restricted Subsidiary in such exchange (x) has a Fair Market Value at least equal to the fair market value of the asset transferred by the Company or such Restricted Subsidiary and
(y) is usable in a Permitted Line of Business to at least the same extent as the asset transferred by the Company or such Restricted Subsidiary. An Asset Disposition will include the requisition of title to, seizure of or forfeiture of any property or assets, or any actual or constructive total loss or an agreed or compromised total loss of any property or assets. The term "Asset Disposition" when used with respect to the Company will not include any disposition pursuant to provisions in the Indenture which constitutes a disposition of all or substantially all the assets of the Company.

    "ATTRIBUTABLE INDEBTEDNESS", in respect of a Sale/Leaseback Transaction, means, as at the time of determination, the greater of (i) the Fair Market Value of the property subject to such Sale/Leaseback Transaction (as determined in good faith by the Board of Directors) or (ii) the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

    "AVERAGE LIFE" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption of similar payment with respect to such Preferred Stock and (b) the amount of such payment by (ii) the sum of all such payments.

    "BANKRUPTCY LAW" means Title 11, United States Code, or any similar Federal or state law for the relief of debtors.

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    "BOARD" or "BOARD OF DIRECTORS" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

    "CAPITAL LEASE OBLIGATIONS" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP; the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "CAPITAL STOCK" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests (including partnership interests) in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

    "CONSOLIDATED COVERAGE RATIO" means, as of any date of determination, the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; PROVIDED, HOWEVER, that (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period is to be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period the Company or any Restricted Subsidiary has made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition, or both, EBITDA for such period will be reduced by an amount equal to EBITDA (if positive) directly attributable to the property or assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period will be reduced by an amount equal to Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and the continuing Restricted Subsidiaries in connection with such Asset Dispositions for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and the continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) above if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) has made any Asset Disposition or any Investment that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma

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calculations will be determined in good faith by a responsible financial or accounting officer of the Company and as further contemplated by the definition of pro forma. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness is calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Indebtedness if such Interest Rate Protection Agreement has a remaining term in excess of 12 months).

    "CONSOLIDATED INTEREST EXPENSE" means, for any period, the sum of (i) the total cash and noncash interest expense of the Company and its consolidated Subsidiaries, plus, to the extent not included in such interest expense, (A) interest expense attributable to Capital Lease Obligations, (B) amortization of debt discount and debt issuance cost, (C) capitalized interest, (D) accrued interest, (E) commissions, discounts and other fees and charges paid or owed with respect to letters of credit and bankers' acceptance financing, (F) interest actually paid by the Company or any such Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (G) net costs associated with Hedging Obligations (including amortization of discounts and fees), (H) the interest portion of any deferred obligation, (I) Preferred Stock dividends in respect of all Preferred Stock of Subsidiaries of the Company and Redeemable Stock of the Company held by Persons other than the Company or a Wholly Owned Subsidiary and (J) cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust; PROVIDED, HOWEVER, that there will be excluded from this clause (i), (x) any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by the Company or any Restricted Subsidiary and (y) any such interest expense attributable to original issue discount as a result of Fresh Start Accounting adjustments), less (ii) to the extent included in clause (i), amortization or write-off of deferred financing costs of the Company and its consolidated Subsidiaries during such period and any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness of the Company and its consolidated Subsidiaries prior to its Stated Maturity.

    "CONSOLIDATED NET INCOME" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries for such period determined in accordance with GAAP but excluding for such purpose the impact of any Fresh Start Accounting adjustment; PROVIDED, HOWEVER, that there will be excluded therefrom (i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iv) below, the Company's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income, (ii) any net income (loss) of any Person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition, (iii) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the limitations contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income, (iv) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Subsidiaries (including pursuant to any Sale/ Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business,

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(v) any gain (but not loss) realized upon the sale or other disposition of any
Capital Stock of any Person, (vi) any extraordinary gain or loss, (vii) the cumulative effect of any change in accounting principles and (viii) any non-recurring restructuring charges for any fiscal quarter in the fiscal year of the Company commencing October 1, 1995.

    "CONSOLIDATED TANGIBLE NET WORTH" means the amount by which (i) the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (x) the par or stated value of all outstanding Capital Stock of the Company plus (y) paid-in capital or capital surplus relating to such Capital Stock plus (z) any retained earnings or earned surplus exceeds (ii) the sum of
(A) any accumulated deficit, (B) any amounts attributable to Disqualified Stock,
(C) the amounts appearing on the assets side of such balance sheet for all contracts, patents, trademarks, copyrights and other intellectual property rights, franchises, licenses, goodwill, treasury stock, unamortized debt discount and expense and similar intangibles, (D) any increase in the amount of capitalized research and development and capitalized interest subsequent to the Issue Date, and (E) the amount of any write-up subsequent to the Issue Date in the book value of any asset owned on the Issue Date resulting from the revaluation thereof subsequent to such date, or any write-up in excess of the cost of any asset acquired subsequent to that date.

    "CREDIT FACILITY" means the Credit and Guarantee Agreement dated as of February 28, 1997 among the Company, the Foreign Subsidiary Borrower, the First National Bank of Chicago, Lehman Commercial Paper, Inc. and the lenders thereunder.

    "CURRENCY EXCHANGE PROTECTION AGREEMENT" means, in respect of any Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in foreign currency exchange rates.

    "CUSTODIAN" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

    "DEFAULT" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "DISQUALIFIED STOCK" of a Person means Redeemable Stock of such Person as to which the maturity, mandatory redemption, conversion or exchange or redemption at the option of the holder thereof occurs, or may occur, on or prior to the first anniversary of the Stated Maturity of the Notes.

    "DOLLAR EQUIVALENT" means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by Citibank, N.A. in New York City at approximately 11:00 a.m. (New York time) on the date two business days prior to such determination.

    "EBITDA" means, for any period, the Consolidated Net Income for such period, plus, to the extent deducted in calculating such Consolidated Net Income, (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense and (v) any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity, in each case for such period.

    "FAIR MARKET VALUE" means, with respect to any asset or property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction; PROVIDED, that the foregoing does not prohibit sales of inventory at a discount or on terms which are typical in the industry to which such inventory relates. Fair Market Value is determined, except as otherwise provided herein, (i) if such

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property or asset has a Fair Market Value less than $5 million, by two officers of the Company in an Officers' Certificate delivered to the Trustee or (ii) if such property or asset has a Fair Market Value in excess of $5 million, by the Board of Directors as a whole and evidenced by a resolution, dated within 30 days of the relevant transaction, of such Board delivered to the Trustee.

    "FOREIGN ASSET DISPOSITION" means an Asset Disposition in respect of Capital Stock or assets of a Restricted Subsidiary of the type described in Section 936 of the Internal Revenue Code of 1986, as amended (the "Code") to the extent that the proceeds of such Asset Disposition are received by a Person subject in respect of such proceeds to the tax laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

    "FOREIGN RESTRICTED SUBSIDIARY" means, any Restricted Subsidiary that is incorporated in a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

    "FRESH START ACCOUNTING" means Fresh Start Accounting as described in Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (Am. Inst. of Certified Public Accountants 1990), as then in effect, or any comparable statement then in effect.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

    "GUARANTEE" means any obligation, contingent or otherwise, of any Person, directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER, that the term "Guarantee" does not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "HEDGING OBLIGATIONS" of any Person means the obligations of such Person pursuant to any Interest Rate Protection Agreement, Commodity Price Protection Agreement or Currency Exchange Protection Agreement or other similar agreement or arrangement.

    "INCUR" means to, directly or indirectly, create, issue, assume, Guarantee, incur (by conversion, exchange or otherwise) extend, assume, or otherwise become liable for, contingently or otherwise; PROVIDED, HOWEVER, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The terms "Incurrence," "Incurred" and "Incurring" each have a correlative meaning.

    "INDEBTEDNESS" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money; (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all Capital Lease Obligations and all Attributable Indebtedness of such Person; (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except (A) Trade Payables and (B) any obligation to pay any portion of such purchase price that becomes due only if the earnings attributable to such property or services satisfy predetermined minimum amounts subsequent to the purchase of such property or services and the amount of such obligation cannot be determined on the date of such purchase); (v) all obligations of such Person in

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respect of letters of credit, banker's acceptances or other similar instruments or credit transactions (including reimbursement obligations with respect thereto), other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iv) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on any such letter of credit; (vi) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding in each case, any accrued dividends); (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; PROVIDED, HOWEVER, that the amount of such Indebtedness is the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons; (viii) all Indebtedness of other Persons to the extent Guaranteed by such Person; and (ix) to the extent not otherwise included in the definition, obligations of such Person in respect of Hedging Obligations. For purposes of this definition, the maximum fixed redemption, repayment or repurchase price of any Disqualified Stock or Preferred Stock that does not have a fixed redemption, repayment or repurchase price is calculated in accordance with the terms of such stock as if such stock were redeemed, repaid or repurchased on any date on which Indebtedness is required to be determined pursuant to the Indenture; PROVIDED, HOWEVER, that if such stock is not then permitted to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price is the book value of such stock as reflected in the most recent financial statements of such Person. The amount of Indebtedness of any Person at any date is the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

    "INTEREST RATE PROTECTION AGREEMENT" means, in respect of any Person, any interest rate swap agreement, interest rate option agreement, interest rate cap agreement, interest rate collar agreement, interest rate floor agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates.

    "INVESTMENT" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) such Person, or any purchase or acquisition of all or substantially all the business or assets of, Capital Stock, Indebtedness, any other evidence of beneficial ownership or other similar instruments issued by, such Person. For purposes of "--Limitation on Restricted Payments" and "--Restricted and Unrestricted Subsidiaries", (i) the term "Investment" includes the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated as a Restricted Subsidiary; and (ii) any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer. In determining the amount of any Investment in respect of any property or asset other than cash, such property or asset will be valued at its Fair Market Value at the time of such Investment (unless otherwise specified in this definition).

    "ISSUE DATE" means the first date on which the Notes will be issued pursuant to the Indenture.

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    "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, preference, priority, security interest, encumbrance, easement, restriction, covenant, right-of-way, servitude, lien (statutory or otherwise), charge, other security or similar agreement or preferential arrangement of any kind or nature whatsoever or other adverse claim of any kind or nature (including, without limitation, any conditional sale or other title retention agreement or lease having substantially the same economic effect of any of the foregoing).

    "MAGNETICS DIVISION" means the property and assets of the Company or any Restricted Subsidiary used in connection with the manufacture, marketing and sale of magnetic tape, computer tape or other magnetic products.

    "NET CASH PROCEEDS" from an Asset Disposition means the sum of (i) cash payments and Temporary Cash Investments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom and (ii) the Fair Market Value of all securities issued to the Company or a Subsidiary of the Company in connection therewith, in each case net of (A) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Disposition,
(B) all payments made on any Indebtedness which is secured by any property or assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such property or assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (C) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (D) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; PROVIDED, that, in the event that any consideration for such Asset Disposition (which would otherwise constitute Net Cash Proceeds) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) will become Net Cash Proceeds only at such time as it is released to the Company or any Restricted Subsidiary from escrow; PROVIDED, FURTHER, that any non-cash consideration received in connection with such Asset Disposition, which is subsequently converted to cash, is deemed to be Net Cash Proceeds at such time and is thereafter be applied in accordance with "-- Certain Covenants--Limitation on Sales of Assets and Restricted Subsidiary Stock." The term "Net Cash Proceeds" from an issuance or sale of Capital Stock means the cash proceeds of such issuance or sale, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "OFFICER" means the Chairman of the Board, Chief Executive Officer, the President, Chief Operating Officer, the Chief Administrative Officer, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company.

    "OFFICERS' CERTIFICATE" means a certificate signed by two Officers.

    "OPINION OF COUNSEL" means a written opinion, in form acceptable to the Trustee, from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

    "ORDINARY COURSE OF BUSINESS" means sales or assignments of inventory or accounts receivable or the performance of services at Fair Market Value or the collection of accounts receivable in the ordinary course of business and does not include any sale, assignment or collection after the voluntary or involuntary bankruptcy of the Company, including, without limitation, those events of the type described in

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"--Events of Default." The ordinary course of business includes (i) sales of inventory to customers, (ii) returns of merchandise to manufacturers or distributors for refunds of merchandise to manufacturers or distributors for refunds or credit and (iii) exchanges of inventory with manufacturers or distributors for other inventory.

    "PERMITTED INVESTMENT" means an Investment by the Company or any Restricted Subsidiary in (i) a Wholly Owned Subsidiary (including any Person which will become a Wholly Owned Subsidiary as a result of such Investment) or any Person that is merged or consolidated with or into, or transfers or conveys all or substantially all of its business or assets to, the Company or any Wholly Owned Subsidiary at the time such Investment is made; (ii) Temporary Cash Investments;
(iii) receivables owing to the Company or such Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that nothing in this paragraph limits in any way the ability of the Company or such Restricted Subsidiary to settle, compromise or otherwise deal with such receivables in the ordinary course of business; (iv) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (v) loans or advances, in an aggregate principal amount of $6 million outstanding from time to time, to employees of the Company or such Restricted Subsidiary made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, as the case may be; (vi) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or such Restricted Subsidiary or in satisfaction of judgments; (vii) joint ventures, whether in the form of cash or through a contribution of assets (the nature of which, if other than cash, to be determined in good faith by the Board of Directors of the Company, whose determination will be evidenced by a Board Resolution delivered to the Trustee) in an amount not to exceed $10 million at any one time; (viii) any other property, asset or Person if made pursuant to any written agreement of the Company or such Restricted Subsidiary in effect on the Issue Date; and (ix) Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with "--Certain Covenants-- Limitation on Sales of Assets and Restricted Subsidiary Stock" or a disposition of assets pursuant to and in compliance with Limitations on Merger, Consolidation or Sale of Assets provisions in the Indenture.

    "PERMITTED LIENS" means: (i) pledges or deposits by the Company or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws, other types of social security benefits or similar legislation, or good faith deposits in connection with bids, tenders or contracts (other than for the payment of Indebtedness ) or leases to which the Company or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations or deposits of cash or United States government bonds to secure surety or appeal bonds to which the Company or any Restricted Subsidiary is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred by the Company or any Restricted Subsidiary in the ordinary course of business consistent with past practice; (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due from the Company or any Restricted Subsidiary or being contested in good faith by appropriate proceedings by the Company or any Restricted Subsidiary, as the case may be, or other Liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary, as the case may be, will then be prosecuting an appeal or other proceedings for review; (iii) Liens for property taxes or other taxes, assessments or governmental charges of the Company or any Restricted Subsidiary not yet due or payable or subject to penalties for nonpayment or which are being contested by the Company or such Restricted Subsidiary, as the case may be, in good faith by appropriate proceedings; (iv) Liens in favor of issuers of standby letters of credit, performance bonds and surety bonds issued pursuant to clause (vii) under "--Certain Covenants--Limitation on Indebtedness" or clause (iii) under "--Certain Covenants--Limitation on Restricted Subsidiary Indebtedness and Preferred Stock"; (v) survey exceptions, encumbrances, easements or, reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes or zoning or other restrictions as to the use of real property of the Company or any Restricted

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Subsidiary incidental to the ordinary course of conduct of the business of the
Company or such Restricted Subsidiary or as to the ownership of properties of the Company or any Restricted Subsidiary, which, in either case, were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or any Restricted Subsidiary; (vi) Liens to secure Indebtedness permitted under clauses (a)(ii) and (b)(i) under "--Certain Covenants--Limitation on Indebtedness" or clauses
(vi) and (vii) of the definition of "Permitted Restricted Subsidiary Indebtedness"; (vii) Liens outstanding immediately after the Issue Date as set forth on Schedule II to the Indenture (and not otherwise permitted by clause
(vi)); (viii) Liens on property, assets or shares of stock of any Restricted Subsidiary at the time such Restricted Subsidiary became a Subsidiary of the Company; PROVIDED, HOWEVER, that (A) if any such Lien has been Incurred in anticipation of such transaction, such property, assets or shares of stock subject to such Lien will have a Fair Market Value at the date of the acquisition thereof not in excess of the lesser of (1) the aggregate purchase price paid or owed by the Company in connection with the acquisition of such Restricted Subsidiary and (2) the Fair Market Value of all property and assets of such Restricted Subsidiary and (B) any such Lien will not extend to any other assets owned by the Company or any Restricted Subsidiary; (ix) Liens on property or assets at the time the Company or any Restricted Subsidiary acquired such assets, including any acquisition by means of a merger or consolidation with or into the Company or such Restricted Subsidiary; PROVIDED, HOWEVER, that (A) if any such Lien is Incurred in anticipation of such transaction, such property or assets subject to such Lien will have a Fair Market Value at the date of the acquisition thereof not in excess of the lesser of (1) the aggregate purchase price paid or owed by the Company or such Restricted Subsidiary in connection with the acquisition thereof and of any other property and assets acquired simultaneously therewith and (2) the Fair Market Value of all such property and assets acquired by the Company or such Restricted Subsidiary and (B) any such Lien will not extend to any other property or assets owned by the Company or any Restricted Subsidiary; (x) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Wholly Owned Subsidiary; (xi) Liens to secure any extension, renewal, refinancing, replacement or refunding (or successive extensions, renewals, refinancings, replacements or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in any of clauses (vii), (viii) and (ix); PROVIDED, HOWEVER, that any such Lien will be limited to all or part of the same property or assets that secured the original Lien (plus improvements on such property) and the aggregate principal amount of Indebtedness that is secured by such Lien will not be increased to an amount greater than the sum of (A) the outstanding principal amount, or, if greater, the committed amount, of the Indebtedness described under clauses (vii), (viii) and (ix) at the time the original Lien became a Permitted Lien under the Indenture and (B) an amount necessary to pay any premiums, fees and other expenses Incurred by the Company in connection with such refinancing, refunding, extension, renewal or replacement; (xii) Liens on property or assets of the Company securing Hedging Obligations so long as the related Indebtedness is, and is permitted under "-- Certain Covenants--Limitation on Indebtedness", secured by a Lien on the same property securing the relevant Hedging Obligation; (xiii) Liens securing Indebtedness incurred under (A) in the case of the Company, any revolving credit facility, PROVIDED, that such Indebtedness constitutes permitted hereunder and such Liens relate only to accounts receivable, inventory and proceeds thereof (other than proceeds from the disposition of inventory pursuant to any Sale/Leaseback Transaction); and (B) in the case of any Foreign Restricted Subsidiary, any foreign currency revolving credit facility; PROVIDED, that such Indebtedness was incurred in compliance with clause (ii) of "--Certain Covenants--Limitation on Restricted Subsidiary Indebtedness and Preferred Stock" and such Liens relate only to the accounts receivable, inventory and proceeds thereof of such Foreign Restricted Subsidiary (other than proceeds from the disposition of inventory pursuant to any Sale/Leaseback Transaction); and (xiv) Liens on property or assets of the Company or any Restricted Subsidiary securing Indebtedness (1) under Purchase Money Indebtedness or Capital Lease Obligations permitted under, in the case of the Company, clause (vi) under "-- Certain Covenants--Limitation on Indebtedness" and, in the case of such Restricted Subsidiary, clause (ii) under "--Certain Covenants--Limitation on Restricted Subsidiary Indebtedness and Preferred Stock" or (2) under Sale/Leaseback Transactions permitted under "--Certain Covenants--Limitation on Sale/

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Leaseback Transactions"; PROVIDED, that (A) the amount of Indebtedness Incurred in any specific case does not, at the time such Indebtedness is Incurred, exceed the lesser of the cost or Fair Market Value of the property or asset acquired or constructed in connection with such Purchase Money Indebtedness or Capital Lease Obligation or subject to such Sale/Leaseback Transaction, as the case may be,
(B) such Lien will attach to such property or asset upon acquisition of such property or asset and or upon commencement of such Sale/Leaseback Transaction, as the case may be, and (C) no property or asset of the Company or any Restricted Subsidiary (other than the property or asset acquired or contracted in connection with such Purchase Money Indebtedness or Capital Lease Obligation or subject to such Sale/Leaseback Transaction, as the case may be) are subject to any Lien securing such Indebtedness.

    "PERMITTED LINE OF BUSINESS" means (i) the line or lines of business in which the Company or any of its Subsidiaries is engaged on the Issue Date and
(ii) a line or lines of business similar or related to the line or lines of business described in the foregoing clause (i).

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

    "PREFERRED STOCK", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

    "PRO FORMA" means, with respect to any calculation made or required to be made pursuant to the terms of the Indenture, a calculation in accordance with
Article 11 of Regulation S-X promulgated under the Securities Act (to the extent applicable) as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by such Board after consultation with such independent certified public accountants, as the case may be.

    "PURCHASE MONEY INDEBTEDNESS" means, with respect to any Person, all obligations of such Person (i) consisting of the deferred purchase price of any property or assets, conditional sale obligations, obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business) and other purchase money obligations, in each case where the maturity of such obligation does not exceed the anticipated useful life of the property or asset being financed, (ii) Incurred to finance the acquisition or construction of such property or asset and (iii) Incurred to finance the acquisition of 100% of the Capital Stock (other than directors' qualifying shares) of any other Person.

    "QUALIFIED CAPITAL STOCK" of any Person shall mean any Capital Stock of such Person which is not Disqualified Stock.

    "REDEEMABLE STOCK" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including, without limitation, upon the happening of any event) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness (other than Preferred Stock) or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part.

    "REFINANCING INDEBTEDNESS" means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," "refinancing" and "refinanced" has a correlative meaning) any Indebtedness (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that

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refinances Refinancing Indebtedness; PROVIDED, that (i) the Refinancing
Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced and (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (A) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced and (B) any premiums, fees and other expenses paid by the Company or the Restricted Subsidiary, as the case may be, in connection with such refinancing; PROVIDED, FURTHER, that Refinancing Indebtedness does not include (x) Indebtedness of a Subsidiary of the Company that refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; PROVIDED, FURTHER, that the covenants relating to the Refinancing Indebtedness are no more restrictive in the aggregate then those of the Indebtedness being refinanced and, if the Indebtedness being refinanced is subordinated to the Notes, the Refinancing Indebtedness is at least as subordinated to the Notes as the Indebtedness being refinanced.

    "STATED MATURITY" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

    "SUBORDINATED OBLIGATION" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to the terms of such Indebtedness or pursuant to a written agreement.

    "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

    "SALE/LEASEBACK TRANSACTION" means an arrangement relating to property now owned or hereafter by the Company whereby pursuant to a direct or indirect arrangement the Company or any Restricted Subsidiary of the Company transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person.

    "SUBSIDIARY" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person,
(ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

    "TEMPORARY CASH INVESTMENTS" means any of the following: (i) investments in U.S. Government Obligations maturing within 90 days of the date of acquisition thereof; (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any State thereof having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the Dollar Equivalent thereof) and whose long-term debt is rated "A" or higher according to Moody's Investors Service, Inc. (or such equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) entered into with a bank meeting the qualifications described in clause (ii); and (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any investment therein is made of "P-2" (or higher) according to Moody's Investors Service, Inc. or "A-2" (or higher) according to Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc..

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    "TRADE PAYABLES" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business of such Person in connection with the acquisition of goods or services, including under the SKC Agreement as such Agreement is amended from time to time.

    "UNRESTRICTED SUBSIDIARY" means (i) each Subsidiary of the Company that the Company has designated, or is deemed to have designated, pursuant to the provisions described under "--Restricted and Unrestricted Subsidiaries" as an Unrestricted Subsidiary and that has not been redesignated a Restricted Subsidiary and (ii) any Subsidiary of an Unrestricted Subsidiary.

    "U.S. GOVERNMENT OBLIGATIONS" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

    "VOTING STOCK" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

    "WHOLLY OWNED SUBSIDIARY" means a Restricted Subsidiary, all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

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                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following summary describes the principal federal income tax consequences of the acquisition, beneficial ownership and disposition of Exchange Notes that are held as capital assets and received in exchange for tendered Old Notes that were purchased at original issuance, but does not purport to be a comprehensive description of all of the tax considerations that may be relevant to an investment in Exchange Notes. This summary deals only with
(i) citizens or residents of the United States or any State or political subdivision thereof, (ii) corporations, partnerships and other business entities created or organized under the laws of the United States, (iii) estates the income of which is subject to U.S. federal income taxation regardless of its source and (iv) trusts with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. fiduciaries have the authority to control all substantial decisions (each, a "Holder"). This summary does not address investors that may be subject to special rules, such as banks, tax-exempt entities, insurance companies, dealers in securities, persons whose functional currency is not the U.S. dollar or persons that will hold Exchange Notes as part of a "straddle" or "conversion transaction" for federal income tax purposes or otherwise as part of an integrated transaction.

    This summary is based on laws, regulations, rulings and decisions in effect as of the date of this Prospectus, all of which are subject to change, with possible retroactive effect. No ruling from the Internal Revenue Service (the "IRS") will be sought with respect to the Exchange Notes, and the IRS could take a contrary view with respect to the matters described below. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF EXCHANGE NOTES.

CONSEQUENCES OF THE EXCHANGE

    The exchange of Exchange Notes for Old Notes pursuant to the Exchange Offer will not constitute a taxable event for federal income tax purposes. Accordingly, no gain or loss will be recognized by a Holder upon receipt of an Exchange Note, the holding period of an Exchange Note will include the holding period of the Old Note exchanged therefor, and the adjusted tax basis of an Exchange Note will be the same as the adjusted tax basis immediately before the exchange of the Old Note exchanged therefor.

STATED INTEREST

    Stated interest on the Exchange Notes will be taxable to a Holder as ordinary interest income as the interest accrues or is paid (in accordance with the Holder's method of tax accounting).

ORIGINAL ISSUE DISCOUNT

    The Exchange Notes will be treated as issued with original issue discount ("OID") for federal income tax purposes. The aggregate amount of OID in respect of an Exchange Note will be equal to the difference between its principal amount and its "issue price." An Exchange Note's "issue price" is equal to the first price (including any accrued interest) at which a substantial portion of the Old Notes were first sold to investors.

    Holders generally will be required to include OID on an Exchange Note in income over the term of the Exchange Note as the OID accrues, without regard to the timing of receipt of the cash attributable to such income. OID will accrue under a constant yield method based on the original yield to maturity of the Exchange Note calculated by reference to its issue price. The amount of OID on an Exchange Note allocable to each semi-annual accrual period is determined by
(i) multiplying the "adjusted issued price" (as defined) of the Note at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity of the Exchange Note and the denominator of which is two and (ii) subtracting from that product the stated interest payable on the Exchange Note with respect to that semi-annual accrual period. The "adjusted issue price" of an Exchange Note at the beginning of any semi-annual

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accrual period will generally be the sum of its issue price and the amount of
OID allocable to all prior accrual periods.

SALE, EXCHANGE AND RETIREMENT OF NOTES

    Upon the sale, exchange or retirement of an Exchange Note, a Holder will recognize gain or loss equal to the difference between the amount received (other than amounts in respect of accrued and unpaid interest) and the adjusted tax basis of the Exchange Note. A Holder's tax basis in an Exchange Note will, in general, be such Holder's cost therefor, increased by the aggregate OID with respect thereto previously included in income by the Holder. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, at the time of sale, exchange or retirement, the Exchange Note has been held for more than one year.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Information reporting requirements apply to certain payments of principal of and interest on (and the amount of OID, if any, accrued on) a debt obligation, and to proceeds of certain sales of a debt obligation before maturity, paid to certain nonexempt persons. In addition, a backup withholding tax also may apply with respect to such amounts if such a person fails to provide a correct taxpayer identification number and other information. The backup withholding tax rate is 31%. Any amounts withheld under the backup withholding rules from a payment to a Holder will be allowed as a refund or a credit against such Holder's U.S. federal income tax.

STATE, LOCAL AND FOREIGN TAXES

    Holders should consult their tax advisors with respect to state, local and foreign tax considerations relevant to an investment in Exchange Notes.

                              PLAN OF DISTRIBUTION

    A broker-dealer that is the holder of Old Notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities (other than Old Notes acquired directly from the Company or any affiliate of the Company) may exchange such Old Notes for Exchange Notes pursuant to the Exchange Offer; PROVIDED, that each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 90 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer
for use in connection with any such resale. In addition, until           , 1997,
all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

    The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other holder of Exchange Notes. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 90 days after consummation of the Exchange Offer, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer and to the Company's performance of, or compliance with, the Registration Rights Agreement (other than commissions or concessions of any brokers or dealers) and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters related to the Exchange Notes being offered hereby are being passed upon for the Company by Cadwalader, Wickersham & Taft, New York, New York.

                                    EXPERTS

    The consolidated balance sheets of the Company and its subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1996, included in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto appearing herein.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
Consolidated Financial Statements
  Report of Independent Public Accountants.................................................................        F-2
  Consolidated Balance Sheets as of September 30, 1996 and 1995............................................        F-3
  Consolidated Statements of Operations for the four months ended September 30, 1996, the eight months
    ended May 31, 1996 and the twelve months ended September 30, 1995 and 1994.............................        F-4
  Consolidated Statements of Cash Flows for the four months ended September 30, 1996, the eight months
    ended May 31, 1996 and the twelve months ended September 30, 1995 and 1994.............................        F-5
  Consolidated Statements of Stockholders' Equity (Deficit) for the four months ended September 30, 1996,
    the eight months ended May 31, 1996 and the twelve months ended September 30, 1995 and 1994............        F-7
  Notes to Consolidated Financial Statements...............................................................        F-8
Unaudited Condensed Consolidated Financial Statements
  Condensed Consolidated Balance Sheets as of March 31, 1997 (unaudited) and September 30, 1996............       F-39
  Condensed Consolidated Statements of Operations for the three months ended March 31, 1997 (unaudited) and
    1996 (unaudited).......................................................................................       F-40
  Condensed Consolidated Statements of Operations for the six months ended March 31, 1997 (unaudited) and
    1996 (unaudited).......................................................................................       F-41
  Condensed Consolidated Statements of Cash Flows for the six months ended March 31, 1997 (unaudited) and
    1996 (unaudited).......................................................................................       F-42
  Condensed Consolidated Statements of Stockholders' Equity for the six months ended March 31, 1997
    (unaudited) and 1996 (unaudited).......................................................................       F-44
  Notes to Condensed Consolidated Financial Statements.....................................................       F-45

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Anacomp, Inc.:

    We have audited the accompanying consolidated balance sheets of Anacomp, Inc. (an Indiana corporation) and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the four months ended September 30, 1996, the eight months ended May 31, 1996 and the twelve months ended September 30, 1995 and 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As more fully described in Note 2 to the consolidated financial statements, effective June 4, 1996, the Company emerged from protection under Chapter 11 of the U.S. Bankruptcy Code pursuant to a Reorganization Plan which was confirmed by the Bankruptcy Court on May 20, 1996. In accordance with AICPA Statement of Position 90-7, the Company adopted "Fresh Start Reporting" whereby its assets, liabilities and new capital structure were adjusted to reflect estimated fair values as of May 31, 1996. As a result, the consolidated financial statements for the periods subsequent to May 31, 1996 reflect the Successor Company's new basis of accounting and are not comparable to the Predecessor Company's pre-reorganization consolidated financial statements.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Anacomp, Inc. and subsidiaries as of September 30, 1996 and 1995, and the results of their operations and their cash flows for the four months ended September 30, 1996, the eight months ended May 31, 1996 and the twelve months ended September 30, 1995 and 1994 in conformity with generally accepted accounting principles.

    As explained in Note 1 to the consolidated financial statements, effective June 30, 1995, the Company changed its method of accounting for the measurement of goodwill impairment.

                                          ARTHUR ANDERSEN LLP

Indianapolis, Indiana,
November 15, 1996

                         ANACOMP, INC. AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS

                                                                                       REORGANIZED    PREDECESSOR
                                                                                         COMPANY        COMPANY
                                                                                      ----------------------------

                                                                                          AS OF          AS OF
                                                                                      SEPTEMBER 30,  SEPTEMBER 30,
                                                                                          1996           1995
                                                                                      -------------  -------------
                                                                                         (DOLLARS IN THOUSANDS,
                                                                                       EXCEPT PER SHARE AMOUNTS)
ASSETS
Current assets:
  Cash and cash equivalents.........................................................   $    38,198    $    19,415
  Restricted cash...................................................................         9,597        --
  Accounts and notes receivable, less allowances for doubtful accounts of $6,459 and
    $7,367,respectively.............................................................        58,806         90,091
  Current portion of long-term receivables..........................................         4,690          6,386
  Inventories.......................................................................        31,856         53,995
  Prepaid expenses and other........................................................         4,383          5,306
                                                                                      -------------  -------------
Total current assets................................................................       147,530        175,193
Property and equipment, at cost less accumulated depreciation and amortization of
  $3,696 and $96,898, respectively..................................................        27,102         44,983
Long-term receivables, net of current portion.......................................        10,632         12,322
Excess of purchase price over net assets of businesses acquired and other
  intangibles, net..................................................................         2,285        160,315
Reorganization value in excess of identifiable assets (See Note 3)..................       240,344        --
Other assets........................................................................         7,528         28,216
                                                                                      -------------  -------------
                                                                                       $   435,421    $   421,029
                                                                                      -------------  -------------
                                                                                      -------------  -------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of long-term debt.................................................   $    31,848    $   389,900
  Accounts payable..................................................................        48,090         57,368
  Accrued compensation, benefits and withholdings...................................        13,728         20,891
  Accrued income taxes..............................................................        11,930          9,365
  Accrued interest..................................................................        10,586         40,746
  Other accrued liabilities.........................................................        36,814         60,587
                                                                                      -------------  -------------
Total current liabilities...........................................................       152,996        578,857
                                                                                      -------------  -------------
Long-term debt, net of current portion..............................................       217,044        --
Other noncurrent liabilities........................................................         6,812          5,841
                                                                                      -------------  -------------
Total noncurrent liabilities........................................................       223,856          5,841
                                                                                      -------------  -------------

Commitments and contingencies (See Note 18)

Redeemable preferred stock, $.01 par value, issued and outstanding 500,000 shares
  (aggregate preference value of $25,000)...........................................       --              24,574
                                                                                      -------------  -------------
Stockholders' equity (deficit):
  Preferred stock, 1,000,000 shares authorized, none issued                                --             --
  Common stock, $.01 par value; 20,000,000 and 100,000,000 shares authorized
    respectively; 10,099,050 and 46,187,625 issued, respectively....................           101            462
  Capital in excess of par value....................................................        80,318        182,725
  Cumulative translation adjustment (from May 31, 1996 for Reorganized Company).....           159          1,329
  Accumulated deficit (from May 31, 1996 for Reorganized Company)...................       (22,009)      (372,759)
                                                                                      -------------  -------------
Total stockholders' equity (deficit)................................................        58,569       (188,243)
                                                                                      -------------  -------------
                                                                                       $   435,421    $   421,029
                                                                                      -------------  -------------
                                                                                      -------------  -------------


                See notes to consolidated financial statements.

                         ANACOMP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             REORGANIZED
                                                               COMPANY              PREDECESSOR COMPANY
                                                            -----------------------------------------------------

                                                                                               TWELVE MONTHS
                                                             FOUR MONTHS   EIGHT MONTHS            ENDED
                                                                ENDED          ENDED           SEPTEMBER 30,
                                                            SEPTEMBER 30,     MAY 31,     -----------------------
                                                                1996           1996          1995         1994
                                                            -------------  -------------  -----------  ----------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
REVENUES:
  Services provided.......................................   $    59,055    $   130,202   $   219,881  $  223,511
  Equipment and supply sales..............................        92,487        204,396       371,308     369,088
                                                            -------------  -------------  -----------  ----------
                                                                 151,542        334,598       591,189     592,599
                                                            -------------  -------------  -----------  ----------
OPERATING COSTS AND EXPENSES:
  Costs of services provided..............................        31,858         72,641       126,493     122,628
  Costs of equipment and supplies sold....................        70,097        156,526       290,842     274,575
  Selling, general and administrative expenses............        29,688         63,826       132,459     115,819
  Amortization of reorganization asset....................        25,663        --            --           --
  Special charges (See Note 1)............................       --             --            136,889      --
  Restructuring charges (See Note 6)......................       --             --             32,695      --
                                                            -------------  -------------  -----------  ----------
                                                                 157,306        292,993       719,378     513,022
                                                            -------------  -------------  -----------  ----------
Income (loss) before interest, other income,
  reorganization items, income taxes, extraordinary credit
  and cumulative effect of accounting change..............        (5,764)        41,605      (128,189)     79,577
                                                            -------------  -------------  -----------  ----------
Interest income...........................................           997          1,576         2,000       3,144
Interest expense and fee amortization.....................       (12,869)       (26,760)      (70,938)    (67,174)
Financial restructuring costs (See Note 7)................       --             --             (5,987)     --
Other income (expense)....................................            27          6,968          (212)       (192)
                                                            -------------  -------------  -----------  ----------
                                                                 (11,845)       (18,216)      (75,137)    (64,222)
                                                            -------------  -------------  -----------  ----------
Income (loss) before reorganization items, income taxes,
  extraordinary credit, and cumulative effect of
  accounting change.......................................       (17,609)        23,389      (203,326)     15,355
Reorganization items (See Note 4).........................       --              92,839       --           --
                                                            -------------  -------------  -----------  ----------
Income (loss) before income taxes, extraordinary credit
  and cumulative effect of accounting change..............       (17,609)       116,228      (203,326)     15,355
Provision for income taxes................................         4,400          3,700        35,000       8,400
                                                            -------------  -------------  -----------  ----------
Income (loss) before extraordinary credit and cumulative
  effect of accounting change.............................       (22,009)       112,528      (238,326)      6,955
Extraordinary credit--gain on discharge of indebtedness,
  net of taxes (See Note 3)...............................       --              52,442       --           --
Cumulative effect on prior years of a change in accounting
  for income taxes........................................       --             --            --            8,000
                                                            -------------  -------------  -----------  ----------
Net income (loss).........................................       (22,009)       164,970      (238,326)     14,955
Preferred stock dividends and discount accretion..........       --                 540         2,158       2,158
                                                            -------------  -------------  -----------  ----------
Net income (loss) available to common stockholders........   $   (22,009)   $   164,430   $  (240,484) $   12,797
                                                            -------------  -------------  -----------  ----------
                                                            -------------  -------------  -----------  ----------
EARNINGS (LOSS) PER COMMON ANDCOMMON EQUIVALENT SHARE.....   $     (2.19)
                                                            -------------
                                                            -------------

                See notes to consolidated financial statements.

                         ANACOMP, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 REORGANIZED
                                                                   COMPANY             PREDECESSOR COMPANY
                                                                --------------------------------------------------

                                                                                                 TWELVE MONTHS
                                                                 FOUR MONTHS   EIGHT MONTHS          ENDED
                                                                    ENDED          ENDED         SEPTEMBER 30,
                                                                SEPTEMBER 30,     MAY 31,     --------------------
                                                                    1996           1996         1995       1994
                                                                -------------  -------------  ---------  ---------
                                                                              (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...........................................    $ (22,009)     $ 164,970    $(238,326) $  14,955
  Adjustments to reconcile net income (loss) to net cash
      provided by operating activities:
    Extraordinary credit......................................       --            (52,442)      --         --
    Non-cash reorganization items.............................       --           (107,352)      --         --
    Depreciation and amortization.............................       31,610         18,788       43,375     40,649
    Cumulative effect of a change in accounting for income
      taxes...................................................       --             --           --         (8,000)
    Provision (benefit) for losses on accounts receivable.....          482            110        2,742       (695)
    Provision for inventory valuation.........................       --             --           10,956     --
    Non-cash charge in lieu of taxes..........................        1,300         --           --         --
    Deferred taxes............................................       --             --           29,000      6,000
    Special charges (See Note 1)..............................       --             --          136,889     --
    Gain on sale of ICS Division..............................       --             (6,202)      --         --
    Other.....................................................         (175)           997        6,308        776
Restricted cash requirements..................................       (2,755)        (6,842)      --         --
Change in assets and liabilities net of effects from
  acquisitions:
  Decrease in accounts and long-term receivables..............        5,637         24,624       30,948      3,040
  Decrease (increase) in inventories and prepaid expenses.....       10,416         11,174       (1,612)    15,254
  Decrease (increase) in other assets.........................            1          1,094       (8,207)   (11,349)
  Increase (decrease) in accounts payable and accrued
      expenses................................................      (17,283)        (5,077)      11,465     (3,623)
  Increase (decrease) in other noncurrent liabilities.........        4,671         (5,899)      (3,626)    (4,323)
                                                                -------------  -------------  ---------  ---------
    Net cash provided by operating activities.................       11,895         37,943       19,912     52,684
                                                                -------------  -------------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of other assets..........................       --             --           18,777      7,805
  Proceeds from sale of ICS Division..........................       --             13,554       --         --
  Purchases of property, plant and equipment..................       (2,224)        (3,599)     (14,372)   (18,868)
  Payments to acquire companies and customer rights...........       (3,844)        --           (1,262)   (14,565)
                                                                -------------  -------------  ---------  ---------
    Net cash provided by (used in) investing activities.......       (6,068)         9,955        3,143    (25,628)
                                                                -------------  -------------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock and warrants.........         (139)        --              743      1,484
  Proceeds from revolving line of credit and long-term
      borrowing...............................................       --              2,656       22,529     39,000
  Principal payments on long-term debt........................      (22,646)       (15,332)     (45,859)   (71,095)
  Preferred dividends paid....................................       --             --           (1,031)    (2,062)
                                                                -------------  -------------  ---------  ---------
    Net cash used in financing activities.....................      (22,785)       (12,676)     (23,618)   (32,673)
                                                                -------------  -------------  ---------  ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.......................         (172)           691          107        566
                                                                -------------  -------------  ---------  ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..............      (17,130)        35,913         (456)    (5,051)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..............       55,328         19,415       19,871     24,922
                                                                -------------  -------------  ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD....................    $  38,198      $  55,328    $  19,415  $  19,871
                                                                -------------  -------------  ---------  ---------
                                                                -------------  -------------  ---------  ---------

                         ANACOMP, INC. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

                                                                 REORGANIZED
                                                                   COMPANY             PREDECESSOR COMPANY
                                                                --------------------------------------------------

                                                                                                 TWELVE MONTHS
                                                                 FOUR MONTHS   EIGHT MONTHS          ENDED
                                                                    ENDED          ENDED         SEPTEMBER 30,
                                                                SEPTEMBER 30,     MAY 31,     --------------------
                                                                    1996           1996         1995       1994
                                                                -------------  -------------  ---------  ---------
                                                                              (DOLLARS IN THOUSANDS)
Cash paid during the period for:
  Interest....................................................    $   5,581     $    11,613   $  39,426  $  57,781
  Income taxes................................................    $   2,942     $     3,045   $   4,128  $   2,007

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

    See Note 3 for discussion of non-cash activity related to Fresh Start Reporting and the Reorganization. During 1996, 1995, and 1994 the Company acquired companies and rights to provide future services. In conjunction with these acquisitions, the purchase price consisted of the following:

                                                                 REORGANIZED
                                                                   COMPANY              PREDECESSOR COMPANY
                                                                ----------------------------------------------------

                                                                                                   TWELVE MONTHS
                                                                 FOUR MONTHS    EIGHT MONTHS           ENDED
                                                                    ENDED           ENDED          SEPTEMBER 30,
                                                                SEPTEMBER 30,      MAY 31,      --------------------
                                                                    1996            1996          1995       1994
                                                                -------------  ---------------  ---------  ---------
                                                                               (DOLLARS IN THOUSANDS)
Cash paid.....................................................    $   3,844       $  --         $   1,262  $  14,565
Credit memos issued...........................................       --              --            --          3,085
Notes payable issued..........................................          500          --            --          4,290
Stock issued..................................................       --              --            --         17,201
                                                                     ------           -----     ---------  ---------
Total fair value of acquisitions..............................    $   4,344       $  --         $   1,262  $  39,141
                                                                     ------           -----     ---------  ---------
                                                                     ------           -----     ---------  ---------

                See notes to consolidated financial statements.

                         ANACOMP, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                                  CAPITAL IN  CUMULATIVE
                                                       COMMON     EXCESS OF   TRANSLATION  ACCUMULATED
                                                        STOCK     PAR VALUE   ADJUSTMENT     DEFICIT        TOTAL
                                                     -----------  ----------  -----------  ------------  -----------
                                                                         (DOLLARS IN THOUSANDS)
BALANCE AT SEPTEMBER 30, 1993-- PREDECESSOR
  COMPANY..........................................   $     406   $  163,209   $  (4,744)   $ (145,072)  $    13,799
Common stock issued for purchases under the
  Employee Stock Purchase Plan.....................           3          872      --            --               875
Exercise of stock options..........................           3          606      --            --               609
Preferred stock dividends..........................      --           --          --            (2,062)       (2,062)
Accretion of redeemable preferred stock discount...      --           --          --               (96)          (96)
Translation adjustments for twelve months..........      --           --           4,475        --             4,475
NBS stock issuance.................................          20        7,380      --            --             7,400
Graham stock issuance..............................          25        9,776      --            --             9,801
Net income for the twelve months...................      --           --          --            14,955        14,955
                                                          -----   ----------  -----------  ------------  -----------
BALANCE AT SEPTEMBER 30, 1994-- PREDECESSOR
  COMPANY..........................................         457      181,843        (269)     (132,275)       49,756
Common stock issued for purchases under the
  Employee Stock Purchase Plan.....................           3          689      --            --               692
Exercise of stock options..........................           1           50      --            --                51
Preferred stock dividends..........................      --           --          --            (2,062)       (2,062)
Accretion of redeemable preferred stock discount...      --           --          --               (96)          (96)
Translation adjustments for twelve months..........      --           --           1,598        --             1,598
Graham stock issuance..............................           1          143      --            --               144
Net loss for the twelve months.....................      --           --          --          (238,326)     (238,326)
                                                          -----   ----------  -----------  ------------  -----------
BALANCE AT SEPTEMBER 30, 1995-- PREDECESSOR
  COMPANY..........................................         462      182,725       1,329      (372,759)     (188,243)
Preferred stock conversion.........................          11        7,893      --            --             7,904
Preferred stock dividends..........................      --           --          --              (516)         (516)
Accretion of redeemable preferred stock discount...      --           --          --               (24)          (24)
Translation adjustment for eight months............      --           --          (1,560)       --            (1,560)
NBS stock issuance.................................          11          (11)     --            --           --
Reorganization.....................................        (484)    (190,607)        231       208,329        17,469
New stock issuance.................................         100       79,666      --            --            79,766
Net income for eight months........................      --           --          --           164,970       164,970
                                                          -----   ----------  -----------  ------------  -----------
BALANCE AT MAY 31, 1996--
  REORGANIZED COMPANY..............................         100       79,666      --            --            79,766
Common stock issued for restricted stock award.....           1          791      --            --               792
Fees associated with rights offering...............      --             (139)     --            --              (139)
Translation adjustment for four months.............      --           --             159        --               159
Net loss for four months...........................      --           --          --           (22,009)      (22,009)
                                                          -----   ----------  -----------  ------------  -----------
BALANCE AT SEPTEMBER 30, 1996-- REORGANIZED
  COMPANY..........................................   $     101   $   80,318   $     159    $  (22,009)  $    58,569
                                                          -----   ----------  -----------  ------------  -----------
                                                          -----   ----------  -----------  ------------  -----------

                See notes to consolidated financial statements.

                         ANACOMP, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CONSOLIDATION

    The consolidated financial statements include the accounts of Anacomp, Inc. ("Anacomp" or the "Company") and its wholly-owned subsidiaries. Material intercompany transactions have been eliminated. Certain amounts in the prior year consolidated financial statements have been reclassified to conform to the current presentation.

    Due to the Reorganization and implementation of Fresh Start Reporting, the consolidated financial statements for the Reorganized Company (period starting May 31, 1996) are not comparable to those of the Predecessor Company. For financial reporting purposes, the effective date of the emergence from bankruptcy is considered to be the close of business on May 31, 1996.

    A black line has been drawn on the accompanying consolidated financial statements to distinguish between the Reorganized Company and the Predecessor Company.

FOREIGN CURRENCY TRANSLATION

    Substantially all assets and liabilities of Anacomp's international operations are translated at the year-end exchange rates; income and expenses are translated at the average exchange rates prevailing during the year. Translation adjustments are accumulated in a separate section of stockholders' equity. Foreign currency transaction gains and losses are included in net income.

SEGMENT REPORTING

    Anacomp operates in a single business segment: providing equipment, supplies and services for information management, including storage, processing and retrieval.

SIGNIFICANT ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

REVENUE RECOGNITION

    Revenues from sales of products and services or from lease of equipment under sales-type leases are recorded based on shipment of products or performance of services. Under sales-type leases, the present value of all payments due under the lease contracts is recorded as revenue, cost of sales is charged with the book value of the equipment plus installation costs, and future interest income is deferred and recognized over the lease term. Revenues from maintenance contracts are deferred and recognized in earnings on a pro rata basis over the period of the agreements.

INVENTORIES

    Inventories are stated at the lower of cost or market, with cost being determined by methods approximating the first-in, first-out basis.

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    The cost of the inventories is distributed as follows:

                                                                  REORGANIZED    PREDECESSOR
                                                                    COMPANY        COMPANY

                                                                 ----------------------------
                                                                 SEPTEMBER 30,  SEPTEMBER 30,
                                                                     1996           1995
                                                                 -------------  -------------
                                                                    (DOLLARS IN THOUSANDS)
Finished goods.................................................    $  22,557      $  38,702
Work in process................................................        2,748          4,955
Raw materials and supplies.....................................        6,551         10,338
                                                                 -------------  -------------
                                                                   $  31,856      $  53,995
                                                                 -------------  -------------
                                                                 -------------  -------------

RESTRICTED CASH

    Restricted cash represents cash reserved as collateral for letters of credit issued by the Company or cash held in escrow primarily to secure certain contingent obligations of the Company. The contingent obligations are primarily related to environmental liabilities and certain insurance policies.

PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost. Depreciation and amortization of property and equipment are generally provided under the straight-line method for financial reporting purposes over the shorter of the estimated useful lives or the lease terms. Tooling costs are amortized over the total estimated units of production, not to exceed three years. In accordance with Fresh Start Reporting, property and equipment were reflected at fair market values as of May 31, 1996 (See Note 3).

DEBT ISSUANCE COSTS

    The Company capitalizes all costs related to its issuance of debt and amortizes those costs using the effective interest method over the life of the related debt instruments. Debt issuance costs were $200,000 and $12.7 million at September 30, 1996 and 1995, respectively, and are included in "Other assets" in the accompanying Consolidated Balance Sheets. During the eight months ended May 31, 1996 and fiscal years 1995 and 1994, the Company amortized $1 million, $5.7 million and $5.3 million, respectively, of debt issuance costs which are included in "Interest expense and fee amortization" in the accompanying Consolidated Statements of Operations. Also, in accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (SOP 90-7), the Company wrote-off deferred debt issuance costs of $11.1 million upon the date of the bankruptcy filing. These costs are included in "Reorganization Items" in the accompanying Consolidated Statements of Operations for the eight months ended May 31, 1996.

GOODWILL

    Excess of purchase price over net assets of businesses acquired ("goodwill") is amortized on the straight-line method over the estimated periods of future demand for the related products acquired. Goodwill at September 30, 1996 is being amortized over a three year period. Effective with Fresh Start Reporting, the Company now measures impairment based on future cash flows of the related products.

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    For the Predecessor Company, effective June 30, 1995, Anacomp elected to modify its method of measuring goodwill impairment to a fair value approach. If it was determined that impairment had occurred, the excess of the unamortized goodwill over the fair value of the goodwill applicable to the business unit was charged to operations. For purposes of determining fair value, the Company valued the goodwill using a multiple of cash flow from operations based on consultation with its investment advisors. Anacomp concluded that fair value was a better measurement of goodwill considering the Company's highly leveraged financial condition. As discussed in Note 8, Anacomp revised its projected operating results in fiscal 1995 which, along with applying Anacomp's revised goodwill accounting policy, resulted in a write-off of $108 million of goodwill for the year ended September 30, 1995. This write-off is reflected in "Special charges" in the accompanying Consolidated Statement of Operations.

REORGANIZATION VALUE IN EXCESS OF AMOUNTS ALLOCATED TO IDENTIFIABLE ASSETS

    As more fully discussed in Note 3, the Company has "reorganization value in excess of amounts allocated to identifiable assets" of $240,344 at September 30, 1996. This asset is being amortized over a 3.5 year period beginning May 31, 1996. The carrying value of the Reorganization Asset will be periodically reviewed if the facts and circumstances suggest that it may be impaired. The Company will measure the impairment based upon future cash flows of the Company over the remaining amortization period.

OTHER INTANGIBLES

    Other intangibles of $21.3 million, net of accumulated amortization of $16.1 million, at September 30, 1995, represent the purchase of the rights to provide microfilm or maintenance services to certain customers and were being amortized on a straight-line basis over 10 years. These unamortized costs were evaluated for impairment each period by determining their net realizable value. As discussed in Note 3, in connection with Fresh Start Reporting, the Company wrote-off the remaining balance of other intangibles at May 31, 1996.

RESEARCH AND DEVELOPMENT

    The engineering costs associated specifically with research and development programs are expensed as incurred, and amounted to $1.3 million for the four months ended September 30, 1996, $2.4 million for the eight months ended May 31, 1996, $2.2 million in 1995, and $3 million in 1994. The Company supports several engineering processes, including basic technological research, product development and sustaining engineering support for existing customer installations. The majority of the operating costs for engineering programs in fiscal years 1995 and 1994 related to continued software development for the XFP 2000 COM recorder, which were recorded as deferred software costs.

    Deferred software costs are the capitalized costs of software products to be sold in future periods with COM systems or as stand alone products for current COM system users. The unamortized costs are evaluated for impairment each period by determining their net realizable value. Such costs are amortized over the greater of the estimated units of sale or under the straight-line method not to exceed five years. Due to lower than expected sales of new software products introduced in 1995, Anacomp revised its projected future sales and operating results of software products through 1999. As a result, during 1995 Anacomp wrote off $20.3 million of deferred software costs and established a reserve of $8.6 million (none of which exists at September 30, 1996) for future payments to IBM Pennant Systems for software royalty and system support obligations which are not recoverable based on these revised projections (See Note

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
18). These charges are reflected in "Special charges" in the accompanying Consolidated Statement of Operations for the fiscal year ended September 30, 1995. Unamortized deferred software costs remaining as of September 30, 1996 total $4.2 million and are included in "Other assets" on the accompanying Consolidated Balance Sheets.

SALE-LEASEBACK TRANSACTIONS

    Anacomp entered into sale-leaseback transactions of $19.3 million in 1995 and $11.9 million in 1994 relating to COM systems installed in the Company's data service centers. Part of the proceeds were treated as fixed asset sales and the remainder as sales of equipment. Revenues of $3.5 million and $5.6 million were recorded for the years ended September 30, 1995 and 1994, respectively. All profits were deferred and were being recognized over the applicable leaseback periods. In connection with Fresh Start Reporting as discussed in Note 3, the deferred profit amount was reduced to zero. Concurrently, the Company established an unfavorable lease reserve related to these leases in the amount of $8.6 million. The unfavorable lease reserve is being amortized over the applicable lease periods.

ACCRUED LEASE RESERVES

    Other noncurrent liabilities include reserves established for unfavorable facility and equipment lease commitments, vacant facilities and related future lease costs. Total obligations recorded for these unfavorable lease commitments and future lease and related costs at their estimated amounts were $11.4 million and $7.5 million at September 30, 1996 and 1995, respectively. The current portion of these obligations was $6.8 million and $2 million as of September 30, 1996 and 1995, respectively, and is included in "Other accrued liabilities" and "Accounts payable" in the accompanying Consolidated Balance Sheets.

INCOME TAXES

    In general, Anacomp's practice has been to reinvest the earnings of its foreign subsidiaries in those operations and to repatriate those earnings only when it was advantageous to do so. In 1995, Anacomp changed its practice whereby the Company now repatriates these earnings. As a result, Anacomp recorded deferred taxes of $8.8 million on all undistributed foreign earnings in 1995.

    In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). FAS 109 mandates the liability method for computing deferred income taxes and requires that the benefit of certain loss carryforwards be estimated and recorded as an asset unless it is "more likely than not" that the benefit will not be realized. Another principal difference is that changes in tax rates and laws will be reflected in income from continuing operations in the period such changes are enacted.

    Anacomp adopted FAS 109 in the first quarter of fiscal 1994. Under FAS 109, the Company recorded a significant deferred tax asset in 1994 to reflect the benefit of loss carryforwards that could not be recognized under prior accounting rules. The recording of this asset reduced goodwill and increased income as discussed in more detail in Note 17. During 1995, the valuation allowance was increased to reduce the deferred tax asset to zero as a result of the Company's deteriorating financial condition.

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
CONSOLIDATED STATEMENTS OF CASH FLOWS

    Anacomp considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. These temporary investments, primarily repurchase agreements and other overnight investments, are recorded at cost, which approximates market.

NOTE 2. FINANCIAL REORGANIZATION:

    On May 20, 1996 (the "Confirmation Date"), the U.S. Bankruptcy Court confirmed the Company's Third Amended Joint Plan of Reorganization (the "Reorganization"), and on June 4, 1996, the Company emerged from bankruptcy. Pursuant to the Reorganization, on such date certain indebtedness of the Company was canceled in exchange for cash, new indebtedness, and /or new equity interests, certain indebtedness was reinstated, certain other prepetition claims were discharged, certain claims were settled, executory contracts and unexpired leases were assumed or rejected, and the members of a new Board of Directors of the Company were designated. The Company simultaneously distributed to creditors approximately $22 million in cash, $112.2 million principal amount of its 11 5/8% Senior Secured Notes due 1999 (the "Senior Secured Notes") and $160 million principal amount of its 13% Senior Subordinated Notes due 2002 (the "Senior Subordinated Notes"), equity securities consisting of 10 million shares of new common stock and 362,694 warrants, each of which is convertible into
1.0566 shares of new common stock during the five year period ending June 3, 2001 at an exercise price of $11.57 per share.

    The process began January 5, 1996, when Anacomp filed a Prenegotiated Plan of Reorganization with the U.S. Bankruptcy Court in Delaware under Chapter 11 of the U.S. Bankruptcy Code. The Company was in default under substantially all of its debt agreements as a result of its failure to make $89.7 million of principal payments scheduled for April 26, 1995 and October 26, 1995 on the senior secured credit facilities (including $60 million relating to the revolving loan agreement which expired on October 26, 1995), $11.4 million of principal and interest payments on the 9% Convertible Subordinated Debentures which were due January 15, 1996, $34.1 million of interest payments scheduled for May 1, 1995 and November 1, 1995 on its Senior Subordinated Notes, and $3.2 million of interest payments scheduled for July 15, 1995 and January 15, 1996 on the 13.875% Subordinated Debentures, as well as certain financial covenant violations, and the cross-default provisions of the other debt agreements.

    As noted above, upon emerging from bankruptcy, the Company's Revolving Loan, Multi-Currency Revolving Loan, Term Loans, Series B Senior Notes, 15% Senior Subordinated Notes, 13.875% Convertible Subordinated Debentures and 9% Convertible Subordinated Debentures were canceled. In addition, the Company's 8.25% Cumulative Convertible Redeemable Exchangeable Preferred Stock, Common Stock, Warrants and Stock Options were canceled. In connection therewith, the Company issued new debt and equity securities as mentioned above and described in more detail in Notes 14 and 16.

NOTE 3. FRESH START REPORTING:

    As of May 31, 1996, the Company adopted Fresh Start Reporting in accordance with SOP 90-7. Fresh Start Reporting resulted in material changes to the Consolidated Balance Sheet, including valuation of assets, intangible assets (including goodwill) and liabilities at fair market value and valuation of equity based on the appraised reorganization value of the ongoing business.

    The Company's reorganization value of $350 million (the approximate fair value) was based on the consideration of many factors and various valuation methods, including discounted cash flows, selected

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 3. FRESH START REPORTING: (CONTINUED) publicly traded Company market multiples, selected acquisition transaction multiples and other applicable ratios and valuation techniques believed by the Company's management and its financial advisors to be representative of the Company's business and industry. The excess of the reorganization value over the fair value of identifiable assets and liabilities is reported as "Reorganization value in excess of identifiable assets" in the accompanying Consolidated Balance Sheets and is being amortized over a three and a half year period.

    The Company obtained an independent appraisal of certain property and equipment to support the fair values of such assets.

    The Reorganization and the adoption of Fresh Start Reporting resulted in the following adjustments to the Company's Consolidated Balance Sheet for the period ended May 31, 1996:

                                                                            REORGANIZATION AND
                                                             PREDECESSOR       FRESH START        REORGANIZED
                                                               COMPANY         ADJUSTMENTS          COMPANY
                                                               MAY 31,    ----------------------    MAY 31,
                                                                1996        DEBIT       CREDIT       1996
                                                             -----------  ----------  ----------  -----------
                                                                          (DOLLARS IN THOUSANDS)
ASSETS
Total current assets.......................................   $ 179,457   $   --      $    1,881(a)  $ 177,576
Property and equipment (net)...............................      35,619       --           7,754(b)     27,865
Long-term receivables......................................       9,411       --          --           9,411
Excess of purchase price over net assets of businesses
  acquired and other intangibles...........................     153,864       --         124,864(c)     --
                                                                                          29,000(d)
Reorganization value in excess of identifiable assets......      --          267,460(e)     --       267,460
Other assets...............................................      12,862       --           4,384(f)      7,878
                                                                                             600(g)
                                                             -----------  ----------  ----------  -----------
                                                              $ 391,213   $  267,460  $  168,483   $ 490,190
                                                             -----------  ----------  ----------  -----------
                                                             -----------  ----------  ----------  -----------
LIABILITIES AND STOCKHOLDERS'
  EQUITY (DEFICIT)
Current liabilities:
  Current portion of long-term debt........................   $ 380,554   $  379,256(h) $   36,076(i)  $  37,374
  Accrued interest.........................................      52,696       48,500(h)     --         4,196
  Accounts payable and other accrued liabilities...........     130,179       --           3,673(j)    133,852
                                                             -----------  ----------  ----------  -----------
Total current liabilities..................................     563,429      427,756      39,749     175,422
                                                             -----------  ----------  ----------  -----------
Total noncurrent liabilities...............................       5,130       --         229,872(i)    235,002
Redeemable preferred stock and accrued dividends...........      18,241       18,241(k)     --        --
Stockholders' equity (deficit):
  Common stock.............................................         484          484(l)        100(m)        100
  Capital in excess of par value...........................     190,607      190,607(l)     79,666(m)     79,666
  Cumulative translation adjustment........................        (231)      --             231(l)     --
  Retained earnings (deficit)..............................    (386,447)      29,000(d)    334,005(l)     --
                                                                                          81,442(n)
                                                             -----------  ----------  ----------  -----------
                                                              $ 391,213   $  666,088  $  765,065   $ 490,190
                                                             -----------  ----------  ----------  -----------
                                                             -----------  ----------  ----------  -----------

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 3. FRESH START REPORTING: (CONTINUED)
Explanations of the above adjustment columns are as follows:

(a) To adjust current assets to fair market value.

(b) To adjust property and equipment to estimated current fair value.

(c) To reflect the write-off of excess of purchase price over net assets of businesses acquired and other intangibles.

(d) To provide income tax expense for gain on discharge of indebtedness, reflected as a reduction in the goodwill of the Predecessor Company related to the utilization of pre-acquisition NOLs.

(e) To establish the reorganization value in excess of identifiable assets. The reorganization value in excess of identifiable assets is calculated below (in thousands):

New debt.........................................................  $ 270,234
New equity.......................................................     79,766
                                                                   ---------
  Reorganization Value...........................................    350,000
Plus: Fair value of identifiable liabilities.....................    140,190
Less: Fair value of identifiable assets..........................   (222,730)
                                                                   ---------
                                                                   $ 267,460
                                                                   ---------
                                                                   ---------

(f) To adjust other long-term assets to fair market value.

(g) To write-off the remaining debt issue costs.

(h) To reflect the cancellation of the old debt and related accrued interest.

(i) To reflect issuance of new current and long-term debt.

(j) To adjust current liabilities to fair market value.

(k) To reflect the cancellation of the old preferred stock.

(l) To reflect the elimination of stockholders' equity of the Predecessor
    Company.

(m) To reflect the issuance of 10 million shares of new common stock (par value $.01) at estimated fair market value.

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 3. FRESH START REPORTING: (CONTINUED)
(n) To reflect the extraordinary credit resulting from discharge of indebtedness. The extraordinary credit, net of taxes, is calculated below (in thousands):

Historical carrying value of old debt securities.................  $ 379,256
Historical carrying value of related accrued interest............     48,500
Unamortized portion of deferred debt issuance costs..............       (600)
Market value of consideration exchanged for the old debt:
  Plan securities (face value $279,691)..........................   (265,948)
  New common stock (10 million new shares issued)................    (79,766)
                                                                   ---------
                                                                      81,442
      Tax provision (d)..........................................    (29,000)
                                                                   ---------
      Extraordinary credit.......................................  $  52,442
                                                                   ---------
                                                                   ---------

    The following Pro Forma Condensed Financial Information for the twelve months ended September 30, 1996 and 1995, have been prepared giving effect to the sale of the Image Conversion Services ("ICS") Division and the adjustments related to the consummation of the Reorganization for interest expense and intangible asset amortization. The Condensed Financial Information was prepared as if the Pro Forma adjustments had occurred on October 1, 1995 and October 1, 1994, respectively. This information does not purport to be indicative of the results which would have been obtained had such transactions in fact been completed as of the date hereof and for the periods presented or that may be obtained in the future.

ANACOMP, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED FINANCIAL INFORMATION

                                                                                      PRO FORMA       PRO FORMA
                                                                                    TWELVE MONTHS   TWELVE MONTHS
                                                                                        ENDED           ENDED
                                                                                    SEPTEMBER 30,   SEPTEMBER 30,
                                                                                         1996            1995
                                                                                    --------------  --------------
                                                                                        (DOLLARS IN THOUSANDS)
Total Revenues....................................................................   $    484,637    $    569,668
Operating costs and expenses......................................................        493,291         763,514
Loss before interest, other income, reorganization items, income taxes and
  extraordinary credit............................................................         (8,654)       (193,846)
Interest expense and fee amortization.............................................        (41,327)        (44,301)
Net loss available to common stockholders.........................................        (53,713)       (277,346)

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 4. REORGANIZATION ITEMS:

    In accordance with SOP 90-7, expenses of the Predecessor Company resulting from the Chapter 11 Reorganization are reported separately as reorganization items in the accompanying Consolidated Statement of Operations, and are summarized below:

                                                                                 EIGHT MONTHS
                                                                                     ENDED
                                                                                 MAY 31, 1996
                                                                                 -------------
                                                                                  (DOLLARS IN
                                                                                  THOUSANDS)
Write-off of deferred debt issue costs and discounts...........................   $   (17,551)
Adjustment of assets and liabilities to fair market value......................       124,903
Legal and professional fees associated with bankruptcy.........................       (14,944)
Interest earned on accumulated cash............................................           431
                                                                                 -------------
                                                                                  $    92,839
                                                                                 -------------
                                                                                 -------------

NOTE 5. SALE OF ICS DIVISION:

    Effective November 1, 1995, Anacomp sold its ICS Division for approximately $13.5 million, which resulted in a net gain to the Company of $6.2 million that is reflected in "other income (expense)" in the accompanying Consolidated Statement of Operations. The proceeds from this sale were used to reduce the principal balance on certain senior debt. The ICS Division performed source document microfilm services at several facilities around the country generating approximately $20 million of revenues per year.

NOTE 6. RESTRUCTURING CHARGES:

    Included in the operating results for 1995 are restructuring charges of $32.7 million. These charges were the result of the Company's reassessment of its strategy for ongoing financial improvement and a decision to downsize or exit certain areas of its business. Specifically, the Company closed its Omaha, Nebraska magnetic media manufacturing facility, exited the manufacture of readers and reader/printers at its San Diego, California manufacturing facility and reduced headcount worldwide. The restructuring charges included severance costs of $5.9 million, which included personnel related to magnetics media manufacturing, reader and reader/printer manufacturing and other various personnel associated with the worldwide headcount reduction. Approximately 400 people were terminated pursuant to these plans. Also included in restructuring charges were inventory write downs of $9.1 million, excess facility reserves of $7.7 million and other reserves of $10 million. The Company completed these restructuring activities during fiscal 1996. The actual costs associated with the restructuring did not vary significantly from the previously reported amounts.

NOTE 7. FINANCIAL RESTRUCTURING COSTS:

    On April 6, 1995, Anacomp announced that it had withdrawn its proposed offering of $225 million Senior Secured Notes and a related offer to purchase up to $50 million of the Company's outstanding 15% Senior Subordinated Notes. The offering would have deferred an aggregate of $153 million in scheduled principal payments in fiscal years 1995 through 1998, thereby providing Anacomp with increased liquidity and additional cash for product development. Costs directly related to these activities of $6 million are included as "Financial restructuring costs" in the accompanying Consolidated Statements of Operations for fiscal year 1995.

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 8. EXCESS OF PURCHASE PRICE OVER NET ASSETS OF BUSINESSES ACQUIRED (GOODWILL):

    Goodwill related to the micrographics business as of September 30 is summarized as follows:

                                                      REORGANIZED   PREDECESSOR
                                                        COMPANY       COMPANY
                                                     --------------------------

                                                                       AS OF
                                                         AS OF       SEPTEMBER
                                                     SEPTEMBER 30,      30,
                                                         1996          1995
                                                     -------------  -----------
                                                       (DOLLARS IN THOUSANDS)
Goodwill...........................................    $   2,419     $ 315,561
Less goodwill write-off............................           --      (108,000)
Less accumulated amortization......................         (134)      (73,988)
                                                          ------    -----------
                                                       $   2,285     $ 133,573
                                                          ------    -----------
                                                          ------    -----------

    Anacomp failed to achieve its original projections of fiscal 1995 operating results and experienced lower than expected sales of new software products first introduced in January 1995. In light of Anacomp's withdrawn note offering, disappointing financial performance and default on its indebtedness, the Company prepared a revised business plan and operating forecast through 1999.

    Based on these developments and in connection with the change in accounting discussed in Note 1, Anacomp determined that goodwill had been impaired and measured the impairment based on a fair value approach. As required by generally accepted accounting principles, this accounting change, which amounted to a charge of $108 million, was recorded as a change in estimate and was included in the results of operations for the quarter ended June 30, 1995.

NOTE 9. FAIR VALUES OF FINANCIAL INSTRUMENTS:

    Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information for certain financial instruments. The carrying amounts for trade receivables and payables are considered to be their fair values. The carrying amounts

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 9. FAIR VALUES OF FINANCIAL INSTRUMENTS: (CONTINUED) and fair values of the Company's other financial instruments at September 30, 1996, and 1995, are as follows:

                                                                                                PREDECESSOR
                                                                    REORGANIZED COMPANY           COMPANY
                                                                   ----------------------------------------------

                                                                     SEPTEMBER 30, 1996      SEPTEMBER 30, 1995
                                                                   ----------------------  ----------------------
                                                                    CARRYING                CARRYING
                                                                     AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                                                   ----------  ----------  ----------  ----------
                                                                               (DOLLARS IN THOUSANDS)
Long-Term Debt:
  11 5/8% Senior Note............................................  $   97,902  $   97,902  $   --      $   --
  Revolving Loan.................................................      --          --          31,328      31,328
  Multicurrency Revolving Loan                                         --          --          28,813      28,813
  Term Loans.....................................................      --          --          13,039      13,039
  Series B Senior Notes..........................................      --          --          58,908      58,908
  13% Senior Subordinated Note...................................     147,058     163,829      --          --
  15% Senior Subordinated Notes..................................      --          --         220,281     181,224
  13.875% Convertible Subordinated Debentures....................      --          --          21,155       4,376
  9% Convertible Subordinated Debentures.........................      --          --          10,479       1,880
Redeemable Preferred Stock.......................................      --          --          24,574      --

    The September 30, 1996 estimated fair value of Long-Term Debt was based on quoted market values or discounted cash flow.

    The September 30, 1995 estimated fair values of Long-Term Debt and Redeemable Preferred Stock were based on a restructuring proposal prepared as a result of discussion and negotiations with representatives of the lenders at that time in connection with a "prepackaged" plan of reorganization.

NOTE 10. ACQUISITIONS:

    During the three years ended September 30, 1996, Anacomp made the acquisitions set forth below, each of which has been accounted for as a purchase. The consolidated financial statements include the operating results of each business from the date of acquisition. Pro forma results of operations have not been presented because the effects of these acquisitions were not significant.

FISCAL 1996

    During fiscal 1996, Anacomp acquired certain assets of a micrographics equipment and supplies business. The acquisition was effective July 15, 1996 and total consideration was $4.3 million, of which approximately $2.4 million was assigned to excess of purchase price over net assets acquired. The consideration consisted of $3.8 million in cash and a one-year note payable of $500,000 which accrues interest at prime plus 2.75%.

FISCAL 1995

    During fiscal 1995, Anacomp made no significant acquisitions.

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 10. ACQUISITIONS: (CONTINUED)
FISCAL 1994

    During fiscal 1994, Anacomp acquired 16 data service centers or the related customer base (all were incorporated with existing Anacomp service centers), a magnetics media manufacturing company and the customer base of a micrographics supplies business. Total consideration for these acquisitions was $39.1 million, of which approximately $24.2 million was assigned to excess of purchase price over net assets of businesses acquired and other intangible assets. In connection with these acquisitions, Anacomp issued $17.2 million of its common stock and increased debt and accrued liabilities by $4.3 million.

NATIONAL BUSINESS SYSTEMS

    One of the acquisitions included above was the purchase of the COM services customer base of 14 data service centers operated by National Business Systems, Inc. ("NBS"). The acquisition was effective on January 3, 1994, and the acquisition cost consisted of the following (dollars in thousands):

Cash paid to NBS shareholders......................................  $   7,400
Common stock issued to NBS shareholders............................      7,400
Acquisition costs incurred.........................................        416
                                                                     ---------
                                                                     $  15,216
                                                                     ---------
                                                                     ---------

    Anacomp issued 1,973,000 common shares to the NBS shareholders at a price of $3.75 per share. As part of the acquisition agreement, Anacomp agreed to provide stock price protection at the end of two years on those shares so designated by the NBS shareholders (1,128,000 of the shares issued were subject to this protection). Related to this price protection, on February 15, 1996, Anacomp issued 1,127,143 additional shares of stock to NBS shareholders. As a result of the Reorganization, discussed in Note 2, this price protection is no longer in effect.

GRAHAM MAGNETICS

    Another of the acquisitions included above was the purchase of Graham Acquisition Corporation ("Graham"), a magnetics media manufacturing company. The acquisition was effective on May 4, 1994, and the acquisition cost consisted of the following (dollars in thousands):

Common stock issued to Graham shareholders.........................  $   8,515
Common stock issued for a note payable.............................      1,286
Issuance of note payable to a creditor.............................      4,240
Cash paid to retire bank debt......................................      5,540
Acquisition costs incurred.........................................        689
                                                                     ---------
                                                                     $  20,270
                                                                     ---------
                                                                     ---------

    Anacomp issued 2,129,000 common shares to the Graham shareholders based on an agreed upon per share price. However, to determine the acquisition cost, the shares were valued at the market price on the date of closing.

    Contingent consideration of $7.6 million was payable in Anacomp common stock and was based upon defined future earnings through September 1997. The contingent consideration amount was $144,000 for

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 10. ACQUISITIONS: (CONTINUED)
fiscal 1994 and zero for fiscal 1995. As a result of the Reorganization, discussed in Note 2, this contingency is no longer in effect.

    Anacomp also issued 360,000 common shares to a Graham creditor at $3.57 per share to reduce the note payable to $4.2 million. The note was unsecured and bore interest at 10%. Principal payments of $345,000 plus accrued interest were payable quarterly beginning July 15, 1994. The note holder could at any time require Anacomp to prepay any amount of the note by issuing common stock. The shares of common stock to be issued were equal to the prepayment amount divided by $3.57. In connection with the Plan of Reorganization, the original note was canceled and a new promissory note was issued in the amount of $1.2 million. The note did not bear interest and was payable in two installments; $800,000 due within thirty days of the effective date of the bankruptcy, and $400,000 due on or before October 30, 1996. The outstanding note balance was $400,000 and $2.5 million at September 30, 1996 and 1995, respectively. The note was paid off subsequent to September 30, 1996.

NOTE 11. SKC AGREEMENT:

    Anacomp has entered into a supply agreement (the "Supply Agreement") with SKC America, Inc., a New Jersey corporation ("SKCA"), and SKC Limited ("SKCL"), an affiliated corporation of SKCA organized pursuant to the laws of the Republic of Korea. SKCA and SKCL are collectively referred to as "SKC". The Supply Agreement expires in December 2003. Pursuant to the Supply Agreement, Anacomp purchases substantially all of its requirements for coated duplicate microfilm from SKC. Pursuant to the Supply Agreement, SKC also provides the Company with a substantial portion of its polyester requirements for its magnetic media products.

    In connection with the Supply Agreement, SKC also provided the Company with a $25 million trade credit facility (secured by up to $10 million of products sold to the Company by SKC), all of which is outstanding at September 30, 1996. The trade credit arrangement bears interest at 2.5% over the prime rate of The First National Bank of Boston (10.75% as of September 30, 1996).

    In connection with an amendment to the Supply Agreement as of the effective date under the Plan of Reorganization, the Company agreed to certain price increases, retroactive to 1994, and agreed to make the following deferred payments related to the retroactive price increases to SKC (which are accrued in "Other accrued liabilities" in the accompanying Consolidated Balance Sheets):
(a) $400,000 in 1997: (b) $600,000 in 1998; (c) $800,000 in 1999; (d) $800,000
in 2000; and (e) 1,000,000 in 2001.

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 12. PROPERTY AND EQUIPMENT:

PROPERTY AND EQUIPMENT CONSIST OF THE FOLLOWING:

                                                                                      REORGANIZED    PREDECESSOR
                                                                                        COMPANY        COMPANY
                                                                                     ----------------------------

                                                                      ESTIMATED
                                                                        USEFUL       SEPTEMBER 30,  SEPTEMBER 30,
                                                                    LIFE IN YEARS        1996           1995
                                                                   ----------------  -------------  -------------
                                                                                        (DOLLARS IN THOUSANDS)
Land and buildings...............................................       10-40          $   3,148     $     5,283
Office furniture.................................................        3-12              2,499          12,141
Manufacturing equipment and tooling..............................        2-10              4,161          31,351
Field support spare parts........................................        4-7               5,852          21,764
Leasehold improvements...........................................   Term of Lease            852          10,782
Equipment leased to others.......................................        2-4                 467           1,838
Processing equipment.............................................        3-12             13,819          58,722
                                                                                     -------------  -------------
                                                                                          30,798         141,881
Less accumulated depreciation and amortization...................                         (3,696)        (96,898)
                                                                                     -------------  -------------
                                                                                       $  27,102     $    44,983
                                                                                     -------------  -------------
                                                                                     -------------  -------------

NOTE 13. LONG-TERM RECEIVABLES:

    Long-term receivables consist of the following:

                                                                   REORGANIZED    PREDECESSOR
                                                                     COMPANY        COMPANY
                                                                  ----------------------------

                                                                  SEPTEMBER 30,  SEPTEMBER 30,
                                                                      1996           1995
                                                                  -------------  -------------
                                                                     (DOLLARS IN THOUSANDS)
Lease contracts receivable......................................    $  12,546      $  15,678
Notes receivable from asset sales...............................        2,260          2,619
Other...........................................................          516            411
                                                                  -------------  -------------
                                                                       15,322         18,708
Less current portion............................................       (4,690)        (6,386)
                                                                  -------------  -------------
                                                                    $  10,632      $  12,322
                                                                  -------------  -------------
                                                                  -------------  -------------

    Lease contracts receivable result from customer leases of products under agreements which qualify as sales-type leases. Annual future lease payments to be received under sales-type leases are as follows:

YEAR ENDED SEPTEMBER 30,                                               (DOLLARS IN THOUSANDS)
---------------------------------------------------------------------
1997.................................................................         $   5,540
1998.................................................................             4,503
1999.................................................................             2,805
2000.................................................................             1,370
2001.................................................................               566
                                                                                -------
                                                                                 14,784
Less deferred interest...............................................            (2,238)
                                                                                -------
                                                                              $  12,546
                                                                                -------
                                                                                -------

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 14. LONG-TERM DEBT:

    Long-term debt is comprised of the following:

                                                                                       REORGANIZED    PREDECESSOR
                                                                                         COMPANY        COMPANY
                                                                                      ----------------------------

                                                                                      SEPTEMBER 30,  SEPTEMBER 30,
                                                                                          1996           1995
                                                                                      -------------  -------------
                                                                                         (DOLLARS IN THOUSANDS)
11 5/8% Senior Secured Notes........................................................   $    97,902    $   --
13% Senior Subordinated Notes (net of unamortized discount of $12,942)..............       147,058        --
Revolving Loan at 8.63%.............................................................       --              31,328
Multicurrency Revolving Loan at 8.44%...............................................       --              28,813
Term Loans at 8.56%.................................................................       --              13,039
Series B Senior Notes at 12.25%.....................................................       --              58,908
15% Senior Subordinated Notes (net of unamortized discount of $4,619)...............       --             220,281
13.875% Convertible Subordinated Debentures (net of unamortized discount of
  $2,077)...........................................................................       --              21,155
9% Convertible Subordinated Debentures..............................................       --              10,479
Non-interest bearing installment note payable due October 30, 1996..................           400          2,513
Other...............................................................................         3,532          3,384
                                                                                      -------------  -------------
                                                                                           248,892        389,900
Less current portion................................................................       (31,848)      (389,900)
                                                                                      -------------  -------------
                                                                                       $   217,044    $   --
                                                                                      -------------  -------------
                                                                                      -------------  -------------

SENIOR SECURED NOTES

    In connection with the Reorganization, the Company issued $112.2 million aggregate principal amount of 11 5/8% Senior Secured Notes due September 30, 1999. Interest is payable on March 31 and September 30 each year. The Company pre-paid the September 30, 1996, installment of $14.3 million on September 3, 1996. The Company is required to redeem the remaining notes at par on each interest payment date according to the following schedule (dollars in thousands):

March 31, 1997.....................................................  $  14,286
September 30, 1997.................................................     16,163
March 31, 1998.....................................................     16,161
September 30, 1998.................................................     17,100
March 31, 1999.....................................................     17,100
September 30, 1999.................................................     17,092
                                                                     ---------
                                                                     $  97,902
                                                                     ---------
                                                                     ---------

    The Senior Secured Notes are redeemable at the option of the Company, in whole or in part, at any time, at 100% of the principal amount thereof, plus accrued and unpaid interest. The Company is required in certain circumstances to make offers to purchase the Senior Secured Notes then outstanding at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, with the net cash proceeds of certain sales or other distributions of assets by the Company or certain of its subsidiaries. Also, upon a change of control, the Company is required to make an offer to purchase the

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 14. LONG-TERM DEBT: (CONTINUED)
Senior Secured Notes then outstanding at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest.

    The Senior Secured Notes are senior secured obligations of the Company and will rank pari passu with all other existing and future senior obligations of the Company, and senior to all existing and future subordinated or junior indebtedness of the Company. The collateral securing the Senior Secured Notes consists of substantially all of the assets of the Company and all future acquired assets of the Company to the extent such assets are acquired by the Company without secured financing.

    The indenture related to the Senior Secured Notes contains covenants limiting among other things, (i) the incurrence of additional indebtedness by the Company and certain of its subsidiaries, (ii) the payment of dividends on, and the redemption of, capital stock of the Company and certain of its subsidiaries, (iii) the redemption of certain subordinated obligations of the Company and certain of its subsidiaries and the making of certain investments by the Company and certain of its subsidiaries, (iv) the sale by the Company and certain of its subsidiaries of assets and certain subsidiary stock, (v) transactions between the Company and its affiliates, (vi) liens on the collateral securing the Senior Secured Notes, (vii) consolidations and mergers and transfers of all or substantially all of the Company's and certain of its subsidiaries' assets and (viii) capital expenditures. All of the limitations and prohibitions are subject to a number of qualifications and exceptions.

    The indenture also contains a covenant requiring the Company to maintain a minimum interest coverage ratio. At September 30, 1996, the Company was in compliance with all covenants under the Senior Secured Notes indenture.

SENIOR SUBORDINATED NOTES

    In connection with the Reorganization, the Company issued $160 million aggregate principal amount of 13% Senior Subordinated Notes due June 2002. This debt was recorded at its estimated fair value of $146.3 million. The difference between the aggregate principal amount and the fair value of the debt will be amortized as a charge to interest expense over the life of the debt. Interest is payable on June 30 and December 31 each year, beginning on December 31, 1996. For the interest payable on December 31, 1996 and June 30, 1997, the Company will provide Payment-In-Kind ("PIK") notes in satisfaction of its interest obligation rather than a cash settlement. The PIK notes will have a principal amount corresponding to the amount of interest due on the notes on the related interest payment date.

    The Company is required to redeem prior to June 30, 2001 the principal amount of the Senior Subordinated Notes equal to the aggregate principal amount of PIK notes issued prior to such date, plus any accrued and unpaid interest on the PIK notes, at a redemption price equal to the price that would be then applicable in the case of an optional redemption. The remaining Senior Subordinated Notes are redeemable at the option of the Company, in whole or in part, at any time, at various redemption prices ranging from 103% to 101.5% of the principal amount thereof through December 31, 2001. Thereafter, the Senior Subordinated Notes may be redeemed at the aggregate principal amount thereof. Also, upon a change in control, the Company is required to make an offer to purchase the Senior Subordinated Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest.

    The Senior Subordinated Notes are unsecured senior subordinated obligations of the Company and rank pari passu with all other existing and future subordinated obligations of the Company. The payment

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 14. LONG-TERM DEBT: (CONTINUED)
of principal and interest is subordinated and subject to the prior payment in full of the Company's senior indebtedness.

    The indenture related to the Senior Subordinated Notes contains covenants limiting, among other things, (i) the incurrence of additional indebtedness by the Company and certain of its subsidiaries, (ii) the payment of dividends on, and the redemption of, capital stock of the Company and certain of its subsidiaries, (iii) the redemption of certain subordinated obligations of the Company and certain of its subsidiaries and the making of certain investments of the Company and certain of its subsidiaries, (iv) the sale by the Company and certain of its subsidiaries of assets and certain subsidiary stock, (v) transactions between the Company and its affiliates, (vi) sale/leaseback transactions by the Company and certain of its subsidiaries, (vii) consolidations and mergers and transfers of all or substantially all of the Company's and certain of its subsidiaries' assets and (viii) capital expenditures. All of the limitations and prohibitions are subject to a number of qualifications and exceptions. The indenture also contains a covenant requiring the Company to maintain a minimum interest coverage ratio. At September 30, 1996, the Company was in compliance with all covenants under the Senior Subordinated Notes indenture.

NOTE 15. REDEEMABLE PREFERRED STOCK:

    Anacomp issued 500,000 shares of 8.25% Cumulative Convertible Redeemable Exchangeable Preferred Stock (the "Preferred Shares") in a 1987 private placement. Each Preferred Share had a preference value of $50 and was convertible into Anacomp common stock at a conversion price of $7.50. The Preferred Shares were recorded at fair value on the date of issuance less issue costs. The excess of the preference value over the carrying value was accreted by periodic charges to retained earnings over the original life of the issue. At September 30, 1995, 500,000 shares were issued and outstanding. In connection with the Reorganization discussed in Note 2 , the Preferred Shares were canceled.

NOTE 16. CAPITAL STOCK:

REORGANIZED COMPANY

PREFERRED STOCK

    The Board of Directors of the Company has the ability, at its discretion, to create one or more series of Preferred Stock and shall determine the preferences, limitations, and relative voting and other rights of one or more series of Preferred Stock.

STOCK OPTION PLANS

    On July 22, 1996, the Company's Board of Directors approved the 1996 Restructure Recognition Incentive Plan. Under this plan, effective August 22, 1996, the Company awarded to employees 947,500 stock options to acquire new common stock and 99,050 shares of restricted new common stock.

    With regard to the stock options, the options were granted an exercise price of $4.63 per share of new common stock which will result in approximately $3.2 million of compensation expense over the vesting period of the options based on the market value of the stock at August 22, 1996. 75% of the options vest ratably during the period from June 30, 1997 to June 30, 1999. 25% of the options vest on September 30, 1999, provided certain performance goals have been met; otherwise the options vest on June 30, 2003. During 1996, approximately $975,000 was recognized as compensation expense related to the options. The

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 16. CAPITAL STOCK: (CONTINUED)
options expire 10 years after the date of the grant. As of September 30, 1996, none of the options were exercisable.

    With regard to the restricted shares of new common stock, the shares vest immediately and thus the Company recognized approximately $0.8 million of compensation expense immediately upon granting the award based on the market value of the Company's stock on August 22, 1996. The shares are restricted from sale or transfer by the recipient employees until September 30, 1997. Effective December 6, 1996, 34,650 shares of restricted stock were returned by employees to the Company.

    In addition, on August 22, 1996, the Company's Board of Directors approved the 1996 Long-Term Incentive Plan, which provides for the future issuance of various forms of stock related awards including options, stock appreciation rights and restricted shares. The Company has reserved 1,400,000 shares of new common stock for future issuance under this plan. Future awards, including the nature of the awards and related exercise prices, are to be determined at the discretion of the Compensation Committee of the Board of Directors in accordance with the plan provisions. As of September 30, 1996, no awards were issued related to this plan. Subsequent to September 30, 1996, 438,179 stock option awards were made to certain Executive Officers and Non-Employee Directors at current market value on the date of grant.

WARRANTS

    In connection with the Reorganization discussed in Note 2, Anacomp issued 362,694 new warrants to certain creditors and previous common and preferred stockholders. Each new warrant was convertible into one share of new common stock at an exercise price of $12.23 per share. In connection with the rights offering discussed in Note 25, each new warrant is now convertible into 1.0566 shares of new common stock at an exercise price of $11.57 per share. The new warrants expire on June 3, 2001.

OTHER ITEMS

    At September 30, 1996, approximately 1.3 million shares of Anacomp new common stock were reserved for exercise of stock options, exercise of warrants and other corporate purposes.

PREDECESSOR COMPANY

STOCK OPTION PLANS

    Anacomp's stock option plans provided that the exercise price of the options be determined by the Board of Directors (the "Board"), and in no case be less than 100% of fair market value at the time of grant for qualified options, or less than the par value of the stock for non-qualified options. An option could be exercised subject to such restrictions as the Board may impose at the time the option was granted. In any event, each option terminated not later than 10 years after the date on which it was granted.

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 16. CAPITAL STOCK: (CONTINUED)
    No shares were available for grant at May 31, 1996. Shares available for grant under the plans were 1,401,328 and 725,827 at September 30, 1995 and 1994, respectively. Options outstanding, were as follows:

                                                                                                  OPTION PRICE
                                                                              SHARES                PER SHARE
                                                                            -----------  -------------------------------
OUTSTANDING AT SEPTEMBER 30, 1993.........................................    4,414,528  $   1.000     --      $   9.000
Granted...................................................................      205,381      2.750     --          4.000
Canceled..................................................................      (81,908)     1.000     --          7.875
Expired...................................................................      (23,096)     2.000     --          7.875
Exercised.................................................................     (306,646)     1.000     --          3.375
                                                                            -----------  ---------        ---  ---------
OUTSTANDING AT SEPTEMBER 30, 1994.........................................    4,208,259      1.000     --          9.000
Granted...................................................................    1,355,736       .563     --          2.500
Canceled..................................................................   (2,010,753)      .563     --          4.750
Expired...................................................................      (20,484)     2.000     --          4.500
Exercised.................................................................      (24,863)      .563     --          2.000
                                                                            -----------  ---------        ---  ---------
OUTSTANDING AT SEPTEMBER 30, 1995.........................................    3,507,895       .563     --          9.000
Granted...................................................................      677,181       .313     --           .313
Canceled..................................................................   (4,182,076)      .313     --          9.000
Expired...................................................................       (3,000)     2.000     --          3.500
                                                                            -----------  ---------        ---  ---------
OUTSTANDING AT MAY 31, 1996...............................................      --       $  --         --      $  --
                                                                            -----------  ---------        ---  ---------
                                                                            -----------  ---------        ---  ---------

    All options existing at May 31, 1996 were canceled in connection with the Company's Reorganization discussed in Note 2.

WARRANTS

    In October 1990, Anacomp issued 6,825,940 warrants ("Old Warrants") to holders of the 15% Senior Subordinated Notes. Each Old Warrant entitled the holder to purchase one common share at a price of $1.873 and was exercisable through November 11, 2000, the date of expiration. In connection with the Reorganization discussed in Note 2, the Old Warrants were canceled.

NOTE 17. INCOME TAXES:

    The components of income (loss) before income taxes and extraordinary credit were:

                                                            REORGANIZED
                                                              COMPANY                 PREDECESSOR COMPANY
                                                         ---------------------------------------------------------

                                                                                             TWELVE MONTHS ENDED
                                                            FOUR MONTHS      EIGHT MONTHS       SEPTEMBER 30,
                                                               ENDED             ENDED      ----------------------
                                                         SEPTEMBER 30, 1996  MAY 31, 1996      1995        1994
                                                         ------------------  -------------  -----------  ---------
                                                                                    (DOLLARS IN THOUSANDS)
United States..........................................      $  (21,602)      $   112,100   $  (209,151) $   7,143
Foreign................................................           3,993             4,128         5,825      8,212
                                                               --------      -------------  -----------  ---------
                                                             $  (17,609)      $   116,228   $  (203,326) $  15,355
                                                               --------      -------------  -----------  ---------
                                                               --------      -------------  -----------  ---------

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 17. INCOME TAXES: (CONTINUED)
    The components of income tax expense after utilization of net operating loss carryforwards and the adjustment of tax reserves are summarized below:

                                                           REORGANIZED COMPANY          PREDECESSOR COMPANY
                                                           --------------------------------------------------------

                                                                                               TWELVE MONTHS ENDED
                                                               FOUR MONTHS      EIGHT MONTHS      SEPTEMBER 30,
                                                                  ENDED             ENDED      --------------------
                                                           SEPTEMBER 30, 1996   MAY 31, 1996     1995       1994
                                                           -------------------  -------------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
Current:
  Federal................................................       $     600         $  --        $  --      $  --
  Foreign................................................           2,400             3,700        4,800      3,300
  State..................................................             100            --           --            300
                                                                   ------            ------    ---------  ---------
                                                                    3,100             3,700        4,800      3,600
Tax reserve adjustment...................................          --                --            1,200     (1,200)
Non-cash charge in lieu of taxes.........................           1,300            --           29,000      6,000
                                                                   ------            ------    ---------  ---------
                                                                $   4,400         $   3,700    $  35,000  $   8,400
                                                                   ------            ------    ---------  ---------
                                                                   ------            ------    ---------  ---------

    In addition, for the eight months ended May 31, 1996, there was an additional expense of $29 million related to the tax liability associated with the gain on discharge of indebtedness. This liability was offset by the utilization of net operating loss carryforwards ("NOLs"). See Note 3 for further discussion.

    The following is a reconciliation of income taxes calculated at the United States federal statutory rate to the provision for income taxes:

                                                             REORGANIZED
                                                               COMPANY                PREDECESSOR COMPANY
                                                          --------------------------------------------------------

                                                                                                 TWELVE MONTHS
                                                             FOUR MONTHS      EIGHT MONTHS    ENDED SEPTEMBER 30,
                                                                ENDED             ENDED      ---------------------
                                                          SEPTEMBER 30, 1996  MAY 31, 1996      1995       1994
                                                          ------------------  -------------  ----------  ---------
                                                                           (DOLLARS IN THOUSANDS)
Provision for income taxes at U.S. statutory rate.......      $   (6,200)      $    40,700   $  (71,200) $   5,374
Non taxable reorganization income.......................          --               (43,700)      --         --
Increase in deferred tax asset valuation allowance......          --               --            51,400     --
Nondeductible amortization and write-off of intangible
  assets................................................           8,300             2,500       40,500      3,175
State and foreign income taxes..........................           1,200             2,300        2,800        821
U.S. tax on distributed and undistributed foreign
  earnings..............................................          --               --            12,300     --
Tax reserve adjustment..................................          --               --             1,200     (1,200)
Tax effect of pre-reorganization loss not available due
  to ownership change...................................          --                 2,100       --         --
Alternative minimum tax.................................           1,000           --            --         --
Other...................................................             100              (200)      (2,000)       230
                                                                 -------      -------------  ----------  ---------
                                                              $    4,400       $     3,700   $   35,000  $   8,400
                                                                 -------      -------------  ----------  ---------
                                                                 -------      -------------  ----------  ---------

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 17. INCOME TAXES: (CONTINUED)
    The Company adopted FAS 109 in the first quarter of fiscal 1994 and recorded a deferred tax asset of $95 million representing the federal and state tax savings from NOLs and tax credits. The Company also recorded a valuation allowance of $60 million reducing the deferred tax asset to a net $35 million. Recognition of the deferred tax asset reduced goodwill by $27 million and provided a cumulative effect increase to income of $8 million. During 1994, the net deferred tax asset was reduced to $29 million, reflecting usage of the asset to reduce income taxes payable by $6 million. During 1995, tax effects of future differences and carryforwards increased from $86 million to $108.4 million, an increase of $22.4 million resulting from the tax effect of the 1995 taxable loss ($5.6 million) and the tax effect of an increase in cumulative temporary differences ($16.8 million) between income reported for financial reporting purposes and for tax purposes. The valuation allowance was increased from $57 million to $108.4 million to reduce the net deferred tax asset to zero as a result of the uncertainty associated with the utilization of these assets in future periods due to the Company's deteriorating financial condition prior to the bankruptcy.

    During 1996, tax effects of future differences and carryforwards decreased from $108.4 million to $85.4 million, a decrease of $23 million resulting primarily from the tax effect of a reduction in the Reorganized Company's NOLs due to cancellation of indebtedness in connection with the bankruptcy reorganization ($24.5 million) and the tax effect of the 1996 taxable income ($8.5 million) offset by an increase in tax credits, principally foreign tax credits ($9 million).

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 17. INCOME TAXES: (CONTINUED)
    The components of deferred tax assets and liabilities at September 30, 1996 and September 30, 1995 are as follows:

                                                                                       REORGANIZED    PREDECESSOR
                                                                                         COMPANY        COMPANY
                                                                                      ----------------------------

                                                                                      SEPTEMBER 30,  SEPTEMBER 30,
  NET DEFERRED TAX ASSET                                                                  1996           1995
------------------------------------------------------------------------------------  -------------  -------------
                                                                                         (DOLLARS IN THOUSANDS)
Tax effects of future tax deductible differences related to:
  Inventory reserves................................................................   $     7,000    $     5,700
  Depreciation......................................................................         1,600          1,700
  Building reserves.................................................................           500          1,800
  EPA reserve.......................................................................         2,500          2,500
  Sale/leaseback of assets..........................................................           700          2,800
  Restructuring activities..........................................................         1,200          8,000
  Asset sale........................................................................         2,600          3,200
  Capitalized software..............................................................       --               1,600
  Bad debt reserve..................................................................         1,800          2,100
  Other net deductible differences..................................................         7,800          5,500
Tax effects of future differences related to:
  Undistributed foreign earnings....................................................       --              (8,800)
  Leases............................................................................        (2,100)        (3,300)
  Capitalized software..............................................................        (2,700)       --
                                                                                      -------------  -------------
Net tax effects of future differences...............................................        20,900         22,800
                                                                                      -------------  -------------
Tax effects of carryforward benefits:
  Federal net operating loss carryforwards..........................................        47,900         78,600
  Federal general business tax credits..............................................         3,600          3,000
  Foreign tax credits...............................................................        13,000          4,000
                                                                                      -------------  -------------
Tax effects of carryforwards........................................................        64,500         85,600
                                                                                      -------------  -------------
Tax effects of future taxable differences and carryforwards.........................        85,400        108,400
Less deferred tax asset valuation allowance.........................................       (85,400)      (108,400)
                                                                                      -------------  -------------
Net deferred tax asset..............................................................   $   --         $   --
                                                                                      -------------  -------------
                                                                                      -------------  -------------

    At September 30, 1996, the Reorganized Company has NOLs of approximately $133 million available to offset future taxable income. This amount will increase to $191 million as certain temporary differences reverse in future periods. Usage of these NOLs by the Reorganized Company is limited to approximately $4 million annually. However, the Reorganized Company may authorize the use of other tax planning techniques to utilize a portion of the remaining NOLs before they expire. In any event, the Reorganized Company expects that substantial amounts of the NOLs will expire unused.

    The Reorganized Company has tax credit carryforwards of approximately $16.6 million. These tax credits are principally foreign tax credit carryforwards resulting from inclusion of the accumulated earnings and profits of the Reorganized Company's foreign subsidiaries in U.S. taxable income in 1996. The Reorganized Company expects that these credits will expire unused.

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 17. INCOME TAXES: (CONTINUED)
    The tax benefits of pre-reorganization net deferred tax assets will be reported first as a reduction of "Reorganization value in excess of identifiable assets" and then as a credit to equity. These tax benefits will not reduce income tax expense.

NOTE 18. COMMITMENTS AND CONTINGENCIES:

    Anacomp has commitments under long-term operating leases, principally for building space and data service center equipment. Lease terms generally cover periods from five to twelve years. The following summarizes the future minimum lease payments under all noncancelable operating lease obligations, including the unfavorable lease commitments and vacant facilities discussed in Note 1, which extend beyond one year:

YEAR ENDED SEPTEMBER 30,                                               (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------
1997................................................................         $   18,307
1998................................................................             14,350
1999................................................................              5,561
2000................................................................              2,087
2001................................................................              1,097
2002 and thereafter.................................................              7,387
                                                                                -------
                                                                                 48,789
Less liabilities recorded as of September 30, 1996 related to unfavorable lease commitments and future lease costs for vacant
  facilities ($6,831 reflected in current liabilities)..............            (11,439)
                                                                                -------
                                                                             $   37,350
                                                                                -------
                                                                                -------

    The total of future minimum rentals to be received under noncancelable subleases related to the above leases is $1.2 million. No material losses in excess of the liabilities recorded are expected in the future.

    In November 1993, Anacomp and Pennant Systems, a division of IBM, announced a joint effort to develop software which will allow Anacomp's XFP 2000 to process and image IBM Advanced Function Presentation ("AFP") formatted data. This program resulted in the XFP 2000 being able to output AFP data streams, including those containing fonts, logos, signatures and other images, onto microfiche.

    As consideration for the development of the AFP, Anacomp paid Pennant Systems a development fee of $6.5 million. Anacomp was also required to pay Pennant Systems minimum annual royalty payments for the licensed system installations for six years and for ongoing system support which began in December 1995 and continued for 10 years. As of September 30, 1995, Anacomp established a reserve of $7.7 million for future payments to Pennant Systems for software royalty and systems support obligations which were not recoverable as more fully discussed in Note 1. In connection with the Company's financial restructuring during 1996, this contract was renegotiated with Pennant and, accordingly, no reserve requirements exist at September 30, 1996. The renegotiated contract requires Anacomp to make future license fee payments to Pennant Systems of $625,000 annually through fiscal year 1999.

    The Company sold $10.5 million and $5.9 million of lease receivables in the twelve months ended September 30, 1995 and 1994, respectively. Under the terms of the sale, the purchasers have recourse to

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 18. COMMITMENTS AND CONTINGENCIES: (CONTINUED) the Company should the receivables prove to be uncollectable. The amount of recourse at September 30, 1996 is $5.3 million.

    Anacomp also is involved in various claims and lawsuits incidental to its business and management believes that the outcome of any of those matters will not have a material adverse effect on its consolidated financial position or results of operations.

NOTE 19. SUPPLEMENTARY INCOME STATEMENT INFORMATION:

                                                              REORGANIZED
                                                                COMPANY                PREDECESSOR COMPANY
                                                           -------------------------------------------------------

                                                                                              TWELVE MONTHS ENDED
                                                              FOUR MONTHS      EIGHT MONTHS      SEPTEMBER 30,
                                                                 ENDED             ENDED      --------------------
                                                           SEPTEMBER 30, 1996  MAY 31, 1996     1995       1994
                                                           ------------------  -------------  ---------  ---------
                                                                           (DOLLARS IN THOUSANDS)
Maintenance and repairs..................................      $    3,505       $     7,243   $  16,609  $  12,759
Depreciation and amortization:
  Property and equipment.................................           3,696             8,573      19,406     17,524
  Deferred software costs................................             297             1,883       3,449      3,673
  Intangible assets......................................          25,853             6,841      13,143     13,418
Rent and lease expense...................................           5,936            13,958      23,755     19,371

NOTE 20. OTHER ACCRUED LIABILITIES:

    Other accrued liabilities consist of the following:

                                                                                       REORGANIZED    PREDECESSOR
                                                                                         COMPANY        COMPANY
                                                                                      ----------------------------

                                                                                      SEPTEMBER 30,  SEPTEMBER 30,
                                                                                          1996           1995
                                                                                      -------------  -------------
                                                                                         (DOLLARS IN THOUSANDS)
Deferred profit on sale/leaseback transactions......................................    $  --          $  14,559
Unfavorable lease commitment related to sale/leaseback transactions.................        4,550         --
EPA reserve.........................................................................        6,961          7,350
Software license reserve............................................................       --              7,672
Other...............................................................................       25,303         31,006
                                                                                      -------------  -------------
                                                                                        $  36,814      $  60,587
                                                                                      -------------  -------------
                                                                                      -------------  -------------

    Xidex Corporation, a predecessor company of Anacomp, was designated by the United States Environmental Protection Agency ("EPA") as a potentially responsible party for investigatory and cleanup costs incurred by state and federal authorities involving locations included on a list of EPA's priority sites for investigation and remedial action under the federal Comprehensive Environmental Response, Compensation, and Liability Act. The EPA reserve noted above relates to its estimated liability for cleanup costs for the aforementioned locations and other sites. No material losses are expected in excess of the liabilities recorded above.

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 21. EARNINGS (LOSS) PER SHARE:

    The computation of earnings (loss) per share is based upon the weighted average number of common shares outstanding during the period plus (in periods in which they have a dilutive effect) the effect of common shares contingently issuable, primarily from stock options and exercise of warrants. Fully diluted earnings (loss) per share also reflect additional dilution related to stock options due to the use of the market price at the end of the period, when higher than the average price for the period. For the four months ended September 30, 1996, only primary earnings per share is presented due to the loss reported for the period.

    The weighted average number of common shares outstanding and net income
(loss) per common share for periods prior to May 31, 1996 have not been presented because, due to the Reorganization and implementation of Fresh Start Reporting, they are not comparable to subsequent periods.

    The weighted average number of common and common equivalent shares used to compute earnings per share is:

                                                                            FOUR MONTHS ENDED
                                                                            SEPTEMBER 30, 1996
                                                                            ------------------
Common and common equivalent shares.......................................       10,033,576
                                                                            ------------------
                                                                            ------------------

NOTE 22. INTERNATIONAL OPERATIONS:

    Anacomp's international operations are conducted principally through subsidiaries, a substantial portion of whose operations are located in Western Europe. Information as to U.S. and international operations for the four months ended September 30, 1996, the eight months ended May 31, 1996 and the twelve months ended September 30, 1995 and 1994 is as follows:

FOUR MONTHS ENDED SEPTEMBER 30, 1996--REORGANIZED COMPANY

                                                                 U.S.     INTERNATIONAL ELIMINATION  CONSOLIDATED
                                                              ----------  ------------  -----------  ------------
                                                                            (DOLLARS IN THOUSANDS)
Customer sales..............................................  $  102,733   $   48,809    $  --        $  151,542
Inter-geographic............................................       4,449       --           (4,449)       --
                                                              ----------  ------------  -----------  ------------
Total sales.................................................  $  107,182   $   48,809    $  (4,449)   $  151,542
                                                              ----------  ------------  -----------  ------------
                                                              ----------  ------------  -----------  ------------
Operating income............................................  $  (12,401)  $    6,637    $  --        $   (5,764)
                                                              ----------  ------------  -----------  ------------
                                                              ----------  ------------  -----------  ------------
Identifiable assets.........................................  $  390,088   $   45,333    $  --        $  435,421
                                                              ----------  ------------  -----------  ------------
                                                              ----------  ------------  -----------  ------------

EIGHT MONTHS ENDED MAY 31, 1996--PREDECESSOR COMPANY

                                                                U.S.      INTERNATIONAL ELIMINATION  CONSOLIDATED
                                                             -----------  ------------  -----------  ------------
                                                                            (DOLLARS IN THOUSANDS)
Customer sales.............................................  $   227,742   $  106,856    $  --        $  334,598
Inter-geographic...........................................       12,592       --          (12,592)       --
                                                             -----------  ------------  -----------  ------------
Total sales................................................  $   240,334   $  106,856    $ (12,592)   $  334,598
                                                             -----------  ------------  -----------  ------------
                                                             -----------  ------------  -----------  ------------
Operating income...........................................  $    34,990   $    6,615    $  --        $   41,605
                                                             -----------  ------------  -----------  ------------
                                                             -----------  ------------  -----------  ------------

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 22. INTERNATIONAL OPERATIONS: (CONTINUED)

TWELVE MONTHS ENDED SEPTEMBER 30, 1995--PREDECESSOR COMPANY

                                                                U.S.      INTERNATIONAL ELIMINATION  CONSOLIDATED
                                                             -----------  ------------  -----------  ------------
                                                                            (DOLLARS IN THOUSANDS)
Customer sales.............................................  $   404,239   $  186,950    $  --        $  591,189
Inter-geographic...........................................       24,973       --          (24,973)       --
                                                             -----------  ------------  -----------  ------------
Total sales................................................  $   429,212   $  186,950    $ (24,973)   $  591,189
                                                             -----------  ------------  -----------  ------------
                                                             -----------  ------------  -----------  ------------
Operating income (loss)....................................  $  (135,811)  $    7,622    $  --        $ (128,189)
                                                             -----------  ------------  -----------  ------------
                                                             -----------  ------------  -----------  ------------
Identifiable assets........................................  $   350,310   $   70,719    $  --        $  421,029
                                                             -----------  ------------  -----------  ------------
                                                             -----------  ------------  -----------  ------------

TWELVE MONTHS ENDED SEPTEMBER 30, 1994--PREDECESSOR COMPANY

                                                                U.S.      INTERNATIONAL ELIMINATION  CONSOLIDATED
                                                             -----------  ------------  -----------  ------------
                                                                            (DOLLARS IN THOUSANDS)
Customer sales.............................................  $   421,339   $  171,260    $  --        $  592,599
Inter-geographic...........................................       23,726       --          (23,726)       --
                                                             -----------  ------------  -----------  ------------
Total sales................................................  $   445,065   $  171,260    $ (23,726)   $  592,599
                                                             -----------  ------------  -----------  ------------
                                                             -----------  ------------  -----------  ------------
Operating income...........................................  $    60,794   $   18,783    $  --        $   79,577
                                                             -----------  ------------  -----------  ------------
                                                             -----------  ------------  -----------  ------------
Identifiable assets........................................  $   590,743   $   67,896    $  --        $  658,639
                                                             -----------  ------------  -----------  ------------
                                                             -----------  ------------  -----------  ------------

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 23. QUARTERLY FINANCIAL DATA (UNAUDITED):

                                               PREDECESSOR COMPANY          REORGANIZED COMPANY
                                        ---------------------------------------------------------
                                                              TWO MONTHS    ONE MONTH
                                                                 ENDED        ENDED
                                          FIRST     SECOND      MAY 31,     JUNE 30,     FOURTH
                                         QUARTER    QUARTER      1996         1996       QUARTER
                                        ---------  ---------  -----------  -----------  ---------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
FISCAL 1996
Revenues..............................  $ 130,265  $ 125,911   $  78,422    $  36,786   $ 114,756
Gross profit..........................     40,666     40,411      23,903       11,895      37,692
Income (loss) before extraordinary
  credit..............................      1,053    (10,731)    122,206       (4,372)    (17,637)
Extraordinary credit:
Gain on discharge of indebtedness.....     --         --          52,442       --          --
Net income (loss).....................      1,053    (10,731)    174,648       (4,372)    (17,637)
Preferred stock dividends and discount
  accretion...........................        540     --          --           --          --
                                        ---------  ---------  -----------  -----------  ---------
Net income (loss) available to common
  stockholders........................  $     513  $ (10,731)  $ 174,648    $  (4,372)  $ (17,637)
                                        ---------  ---------  -----------  -----------  ---------
                                        ---------  ---------  -----------  -----------  ---------
Earnings per common share (primarily
  and fully diluted):
Net loss available to common
  stockholders........................                                      $    (.44)  $   (1.75)
                                                                           -----------  ---------
                                                                           -----------  ---------


                                          FIRST     SECOND                    THIRD      FOURTH
                                         QUARTER    QUARTER                  QUARTER     QUARTER
                                        ---------  ---------               -----------  ---------
FISCAL 1995--PREDECESSOR COMPANY
Revenues..............................  $ 151,812  $ 151,489                $ 148,933   $ 138,955
Gross profit..........................     49,406     45,945                   45,931      32,482
Net income (loss).....................        281     (7,664)                (138,829)    (92,114)
Preferred stock dividends and discount
  accretion...........................        540        539                      540         539
                                        ---------  ---------  -----------  -----------  ---------
Net loss to common stockholders.......  $    (259) $  (8,203)               $(139,369)  $ (92,653)
                                        ---------  ---------               -----------  ---------
                                        ---------  ---------               -----------  ---------
                                                              -----------
                                                              -----------
                                        ---------  ---------               -----------  ---------
                                        ---------  ---------               -----------  ---------

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 24. VALUATION AND QUALIFYING ACCOUNTS AND RESERVES:

    The following is a summary of activity in the Company's valuation and qualifying accounts and reserves for the periods ended September 30, 1996 and May 31, 1996 and for the twelve months ended September 30, 1995 and 1994:

                                                               BALANCE AT   CHARGED TO                BALANCE AT
                                                                BEGINNING    COSTS AND                  END OF
DESCRIPTION                                                     OF PERIOD    EXPENSES    DEDUCTIONS     PERIOD
-------------------------------------------------------------  -----------  -----------  -----------  -----------
                                                                             (DOLLARS IN THOUSANDS)
FOUR MONTHS ENDED SEPTEMBER 30, 1996--
  REORGANIZED COMPANY
  Allowance for doubtful accounts............................   $   7,464    $     388    $   1,393(1)  $   6,459
                                                               -----------  -----------  -----------  -----------
                                                               -----------  -----------  -----------  -----------
EIGHT MONTHS ENDED MAY 31, 1996--
  PREDECESSOR COMPANY
  Allowance for doubtful accounts............................   $   7,367    $     253    $     156(1)  $   7,464
                                                               -----------  -----------  -----------  -----------
                                                               -----------  -----------  -----------  -----------
TWELVE MONTHS ENDED SEPTEMBER 30, 1995-- PREDECESSOR COMPANY
Allowance for doubtful accounts..............................   $   3,550    $   4,670    $     853(1)  $   7,367
                                                               -----------  -----------  -----------  -----------
                                                               -----------  -----------  -----------  -----------
TWELVE MONTHS ENDED SEPTEMBER 30, 1994-- PREDECESSOR COMPANY
Allowance for doubtful accounts..............................   $   4,245    $    (268)   $     427(1)  $   3,550
                                                               -----------  -----------  -----------  -----------
                                                               -----------  -----------  -----------  -----------

------------------------

(1) Uncollectable accounts written off, net of recoveries.

NOTE 25. RIGHTS OFFERING:

    On October 30, 1996, the Company completed a rights offering to its existing shareholders resulting in the issuance of 3.6 million shares of new common stock. For each share of Anacomp new common stock held as of the close of business on September 18, 1996, the Company distributed 0.36 rights to purchase additional shares of new common stock at a subscription price of $6.875 per share. The Company will use the proceeds of the rights offering, approximately $25 million, for the acquisition of businesses, assets and technologies.

NOTE 26. SUBSEQUENT EVENTS (UNAUDITED):

ACQUISITIONS

    Subsequent to September 30, 1996, the company acquired the customer bases and other specified assets of three businesses: Archive Storage, Inc. ("ASI"), Precision Data Services, Inc. ("PDS"), and Integra Technologies Corporation ("ITC"). Additionally, the Company acquired all of the common stock of Data/Ware Development Inc. ("Data/Ware").

    - ASI is a Massachusetts company that specializes in the long-term storage of critical business records. The ASI purchase price consisted of $180,000 cash at closing, the assumption of a $70,000 debt obligation, and a contingent cash payment of up to $500,000 based on future earnings of Anacomp's storage business.

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 26. SUBSEQUENT EVENTS (UNAUDITED): (CONTINUED)
    - PDS is a service bureau in New York specializing in Computer Output to Microfilm ("COM"). The PDS purchase price was $1.7 million cash at closing.

    - ITC is a Massachusetts company that provides maintenance services relating to ITC equipment sold for the cleaning, testing, certifying and degaussing of computer tape. The ITC purchase price consisted of $1.5 million cash at closing, the assumption of a $600,000 deferred revenue liability, and a contingent cash payment of up to $2.7 million based on future revenues of the ITC business.

    - Data/Ware is a California company that manufactures and markets CD output systems, optical storage controllers and mainframe connectivity solutions. The Data/Ware purchase price consisted of $11.2 million cash paid at closing, and contingent cash and/or stock payments of up to $3.2 million based upon future operating results of the Data/Ware business over the next two years.

SENIOR SECURED CREDIT FACILITY

    On February 28, 1997, the Company and certain foreign subsidiaries entered into a Credit and Guarantee Agreement (the "Credit Facility") with a syndicate of banks and other financial institutions (collectively, the "Senior Secured Lenders"), Lehman Commercial Paper Inc., as arranger and syndication agent, and The First National Bank of Chicago (in its individual capacity, "First Chicago"), as administrative agent. The Credit Facility provides for a $55 million term loan facility (the "Term Facility") and a $25 million revolving credit facility (the "Revolving Facility"). The proceeds of the Term Facility and available cash were used to repay the existing 11 5/8% Senior Secured Notes due 1999 (the "Old Senior Secured Notes"). The balance of the Old Senior Secured Notes at February 28, 1997, was $83.6 million, reflecting the prepayment of the March 31, 1997 installment of $14.3 million made on February 20, 1997.

    As of February 28, 1997, $55 million was outstanding under the Term Facility, and no amounts were outstanding under the Revolving Facility. The entire Revolving Facility is available for loans denominated in U.S. dollars and certain foreign currencies ("Multicurrency Loans"), and up to $10 million of the Revolving Facility is available for letters of credit. The Term Facility is repayable in thirteen quarterly installments commencing March 31, 1998, with the final installment due on March 31, 2001. The Revolving Facility terminates on February 28, 2001.

    The Company may elect to have loans under the Term Facility or the Revolving Facility bear interest at (a) the Alternate Base Rate plus 2% or (b) the Eurodollar Rate, or in the case of Multicurrency Loans, the Eurocurrency Rate, plus 3%. Interest is payable quarterly and at the end of the Interest Period (as defined in the Credit Facility). The "Alternate Base Rate" for any day means the higher of (i) the corporate base rate of interest announced by First Chicago and
(ii) the federal funds rate published by the Federal Reserve Bank of New York on the next business day plus 1/2%. The "Eurodollar Rate" for any Interest Period means (A) the applicable London interbank offered rate for deposits in U.S. dollars two business days prior to the first day of the Interest Period divided by (B) one minus the "Eurocurrency Liabilities" under Regulation D of the Board of Governors of the Federal Reserve System. The "Eurocurrency Rate" for any Interest Period means the rate at which First Chicago offers to place deposits in the applicable foreign currency with first- class banks in the London interbank market two business days prior to the first day of the Interest Period.

    The Term Facility and the Revolving Facility are secured by all of the Company's tangible and intangible assets (including intellectual property, real property and all of the capital stock of each of the Company's direct or indirect domestic subsidiaries and 65% of the capital stock of each of the Company's

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 26. SUBSEQUENT EVENTS (UNAUDITED): (CONTINUED) material direct foreign subsidiaries). All of the Company's obligations under the Credit Facility are unconditionally guaranteed by the Company's direct or indirect domestic subsidiaries. In addition to customary covenants, the Credit Facility requires that the Company: (a) maintain certain ratios of Consolidated EBITDA (as defined in the Credit Facility) to Consolidated Interest Expense (as defined in the Credit Facility) and certain ratios of Consolidated Indebtedness (as defined in the Credit Facility) to Consolidated EBITDA, (b) not incur any indebtedness other than the 10 7/8% Senior Subordinated Notes due 2004 (the "Notes"), indebtedness under the Credit Facility and certain other indebtedness,
(c) not permit any lien to exist on any of its property, assets or revenues, except the liens in favor of the Senior Secured Lenders, existing liens and certain other liens and (d) not to incur any guarantee obligations, except the guarantee obligations related to the Credit Facility and certain other guarantee obligations.

    The Company must use 25% of Consolidated Excess Cash Flow (as defined in the Credit Facility) in fiscal 1997 and 50% of Consolidated Excess Cash Flow thereafter to repay the Term Facility and reduce Revolving Facility commitments. Additionally, 100% of the Net Proceeds (as defined in the Credit Facility) of any Asset Sale (as defined in the Credit Facility) and 75% of proceeds from the sale of Capital Stock (as defined in the Credit Facility) not used for acquisitions or the repurchase of subordinated debt, must be applied to repay the Term Facility and reduce the Revolving Facility commitments. The Term Facility repayment schedule is as follows:

                                                                               YEAR ENDED
                                                                             SEPTEMBER 30,
                                                                          --------------------
                                                                              (DOLLARS IN
                                                                               THOUSANDS)
1998....................................................................       $    8,000
1999....................................................................           14,000
2000....................................................................           21,000
2001....................................................................           12,000
                                                                                  -------
                                                                               $   55,000
                                                                                  -------
                                                                                  -------

10 7/8% SENIOR SUBORDINATED NOTES

    On March 24, 1997, the Company issued $200 million of the Notes. The Notes were sold at a discount of 98.2071% to yield proceeds of $196.4 million. The proceeds of the Notes were used to repay the existing 13% Senior Subordinated Notes due 2002, including a 3% call premium and accrued interest, to reduce the SKC trade payable by $10 million and associated accrued interest, and to pay certain fees and expenses. As a result of the call premium ($5.2 million) and existing discount on the 13% notes ($11.7 million), the Company will record an extraordinary loss before income tax consideration on the extinguishment of debt in the second quarter of fiscal 1997 of $16.9 million.

    The Notes are not redeemable at the option of the Company prior to April 1, 2000. On or after such date until April 1, 2003, the Notes will be redeemable at the option of the Company in whole or in part at prices ranging from 108.156% to 102.719% plus accrued and unpaid interest. On or after April 1, 2003, the Notes may be redeemable at 100% plus accrued and unpaid interest. Prior to April 1, 2000, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined in the Indenture), to redeem up to 35% of the aggregate principal amount at a redemption price equal to 110.875% plus unpaid interest to the date of redemption, provided that at least $130 million of the aggregate principal amount of Notes originally issued remains outstanding after any such redemption.

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 26. SUBSEQUENT EVENTS (UNAUDITED): (CONTINUED)
Also, upon a Change of Control (as defined in the Indenture), the Company is required to make an offer to purchase the Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. The Notes have no sinking fund requirements and are due in full on April 1, 2004.

    The Notes are general unsecured obligations of the Company and will be expressly subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture) of the Company. The Notes will rank PARI PASSU with any future Senior Subordinated Indebtedness (as defined in the Indenture), and senior to all Subordinated Indebtedness (as defined in the Indenture) of the Company.

    The indenture relating to the Notes (the "Indenture") contains covenants related to limitations of indebtedness of the Company and restricted subsidiaries, limitations on restricted payments, limitations on restrictions on distributions from restricted subsidiaries, limitations on sale of assets and restricted subsidiary stock, limitations on liens, a prohibition on layering, limitations on transactions with affiliates, limitations on issuance and sale of capital stock of restricted subsidiaries and limitations of sale/leaseback transactions.

                         ANACOMP, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS



                                                                                       MARCH 31,    SEPTEMBER 30,
                                                                                          1997          1996
                                                                                      ------------  -------------
                                                                                      (UNAUDITED)
                                                                                        (DOLLARS IN THOUSANDS,
                                                                                       EXCEPT PER SHARE AMOUNTS)
ASSETS
Current assets:
  Cash and cash equivalents.........................................................   $   25,484    $    38,198
  Restricted cash...................................................................       11,150          9,597
  Accounts and notes receivable, less allowances for doubtful accounts of $6,587 and
    $6,768, respectively............................................................       60,356         58,806
  Current portion of long-term receivables..........................................        3,736          4,690
  Inventories.......................................................................       28,104         31,856
  Prepaid expenses and other........................................................        6,584          4,383
                                                                                      ------------  -------------
Total current assets................................................................      135,414        147,530

Property and equipment, at cost less accumulated depreciation and amortization......       28,147         27,102
Long-term receivables, net of current portion.......................................        8,605         10,632
Excess of purchase price over net assets of businesses acquired and other
  intangibles, net..................................................................       15,042          2,285
Reorganization value in excess of identifiable assets...............................      202,395        240,344
Other assets........................................................................       15,736          7,528
                                                                                      ------------  -------------
                                                                                       $  450,366    $   435,421
                                                                                      ------------  -------------
                                                                                      ------------  -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.................................................   $    3,687    $    31,848
  Accounts payable..................................................................       37,636         48,090
  Accrued compensation, benefits and withholdings...................................       15,141         13,728
  Accrued income taxes..............................................................        9,334         11,930
  Accrued interest..................................................................        3,920         10,586
  Other accrued liabilities.........................................................       37,050         36,814
                                                                                      ------------  -------------
Total current liabilities...........................................................      106,768        152,996
                                                                                      ------------  -------------

Noncurrent liabilities:
  Long-term debt, net of current portion............................................      251,523        217,044
  Other noncurrent liabilities......................................................        5,123          6,812
                                                                                      ------------  -------------
Total noncurrent liabilities........................................................      256,646        223,856
                                                                                      ------------  -------------

Stockholders' equity:
  Preferred stock, 1,000,000 shares authorized, none issued.........................       --            --
  Common stock, $.01 par value; 20,000,000 shares authorized; 13,700,764 and
    10,099,050 issued respectively..................................................          137            101
  Capital in excess of par value....................................................      104,553         80,318
  Cumulative translation adjustment from May 31, 1996...............................         (714)           159
  Accumulated deficit from May 31, 1996.............................................      (62,024)       (22,009)
                                                                                      ------------  -------------
Total stockholders' equity..........................................................       41,952         58,569
                                                                                      ------------  -------------
                                                                                       $  450,366    $   435,421
                                                                                      ------------  -------------
                                                                                      ------------  -------------


           See notes to condensed consolidated financial statements.

                         ANACOMP, INC. AND SUBSIDIARIES


          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                                       REORGANIZED    PREDECESSOR
                                                                                         COMPANY        COMPANY
                                                                                      ----------------------------

                                                                                      THREE MONTHS   THREE MONTHS
                                                                                          ENDED          ENDED
                                                                                        MARCH 31,      MARCH 31,
                                                                                          1997           1996
                                                                                      -------------  -------------
                                                                                         (AMOUNTS IN THOUSANDS,
                                                                                       EXCEPT PER SHARE AMOUNTS)
Revenues:
  Services provided.................................................................   $    47,320    $    48,262
  Equipment and supply sales........................................................        67,200         77,649
                                                                                      -------------  -------------
                                                                                           114,520        125,911
                                                                                      -------------  -------------
Operating costs and expenses:
  Costs of services provided........................................................        24,838         26,687
  Costs of equipment and supplies sold..............................................        50,881         58,813
  Selling, general and administrative expenses......................................        21,973         23,148
  Amortization of reorganization asset..............................................        18,717        --
                                                                                      -------------  -------------
                                                                                           116,409        108,648
                                                                                      -------------  -------------
Income (loss) from operations before interest, other income, reorganization items,
  income taxes and extraordinary loss...............................................        (1,889)        17,263
                                                                                      -------------  -------------

Interest income.....................................................................         1,139            431
Interest expense and fee amortization...............................................        (9,736)        (5,499)
Reorganization items................................................................       --             (20,450)
Other income (loss).................................................................          (780)            24
                                                                                      -------------  -------------
                                                                                            (9,377)       (25,494)
                                                                                      -------------  -------------
Income (loss) before income taxes and extraordinary loss............................       (11,266)        (8,231)
Provision for income taxes..........................................................         3,300          2,500
                                                                                      -------------  -------------
Net income (loss) before extraordinary loss.........................................       (14,566)       (10,731)
Extraordinary loss on extinguishment of debt, net of income tax benefit of $4,325...        12,536        --
                                                                                      -------------  -------------
Net income (loss) available to common stockholders..................................   $   (27,102)   $   (10,731)
                                                                                      -------------  -------------
                                                                                      -------------  -------------

Weighted average common shares outstanding..........................................        13,701
                                                                                      -------------
                                                                                      -------------
Earnings (loss) per common and common equivalent share:
  Net income (loss) available to common stockholders before extraordinary loss......   $     (1.06)
  Extraordinary loss on extinguishment of debt (net of tax benefit).................           .92
  Net income (loss) available to common stockholders................................   $     (1.98)
                                                                                      -------------
                                                                                      -------------


           See notes to condensed consolidated financial statements.

                         ANACOMP, INC. AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                                          REORGANIZED  PREDECESSOR
                                                                                            COMPANY      COMPANY
                                                                                          ------------------------

                                                                                          SIX MONTHS   SIX MONTHS
                                                                                             ENDED        ENDED
                                                                                           MARCH 31,    MARCH 31,
                                                                                             1997         1996
                                                                                          -----------  -----------
                                                                                           (AMOUNTS IN THOUSANDS,
                                                                                              EXCEPT PER SHARE
                                                                                                  AMOUNTS)
Revenues:
  Services provided.....................................................................   $  92,745    $  99,190
  Equipment and supply sales............................................................     138,228      156,986
                                                                                          -----------  -----------
                                                                                             230,973      256,176
                                                                                          -----------  -----------
Operating costs and expenses:
  Costs of services provided............................................................      48,945       54,525
  Costs of equipment and supplies sold..................................................     101,813      120,574
  Selling, general and administrative expenses..........................................      43,421       47,595
  Amortization of reorganization asset..................................................      37,964       --
                                                                                          -----------  -----------
                                                                                             232,143      222,694
                                                                                          -----------  -----------
Income (loss) from operations before interest, other income, reorganization items,
  income taxes and extraordinary loss...................................................      (1,170)      33,482
                                                                                          -----------  -----------

Interest income.........................................................................       2,123          932
Interest expense and fee amortization...................................................     (19,538)     (23,785)
Reorganization items....................................................................      --          (23,251)
Other income (loss).....................................................................        (795)       6,644
                                                                                          -----------  -----------
                                                                                             (18,210)     (39,460)
                                                                                          -----------  -----------
Income (loss) before income taxes and extraordinary loss................................     (19,380)      (5,978)
Provision for income taxes..............................................................       8,100        3,700
                                                                                          -----------  -----------
Net income (loss) before extraordinary loss.............................................     (27,480)      (9,678)
Extraordinary loss on extinguishment of debt, net of income tax benefit of $4,325.......      12,536       --
                                                                                          -----------  -----------
Net income (loss).......................................................................     (40,016)      (9,678)
                                                                                          -----------  -----------
                                                                                          -----------  -----------

Preferred stock dividends and discount accretion........................................      --              540
                                                                                          -----------  -----------
Net income (loss) available to common stockholders......................................   $ (40,016)   $ (10,218)
                                                                                          -----------  -----------
                                                                                          -----------  -----------
Weighted average common shares outstanding..............................................      13,134
                                                                                          -----------
                                                                                          -----------
Earnings (loss) per common and common equivalent share:
Net income (loss) available to common stockholders before extraordinary loss............   $   (2.09)
Extraordinary loss on extinguishment of debt (net of tax benefit).......................         .96
                                                                                          -----------
Net income (loss) available to common stockholders......................................   $   (3.05)
                                                                                          -----------
                                                                                          -----------


           See notes to condensed consolidated financial statements.

                         ANACOMP, INC. AND SUBSIDIARIES


          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                                          REORGANIZED  PREDECESSOR
                                                                                            COMPANY      COMPANY
                                                                                          ------------------------

                                                                                          SIX MONTHS   SIX MONTHS
                                                                                             ENDED        ENDED
                                                                                           MARCH 31,    MARCH 31,
                                                                                             1997         1996
                                                                                          -----------  -----------
                                                                                           (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net loss..............................................................................   $ (40,016)   $  (9,678)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation and amortization.......................................................      45,442       14,564
    Extraordinary loss on extinguishment of debt........................................      12,536       --
    Non-cash compensation...............................................................         510       --
    Non-cash charge in lieu of taxes....................................................       4,310       --
    Non-cash reorganization items.......................................................      --           23,251
    Gain on sale of ICS Division........................................................      --           (6,202)
    Other non-cash items................................................................        (116)          53
    Restricted cash requirements........................................................      (1,553)      --
    Change in assets and liabilities, net of acquisitions:
      Decrease in accounts and long-term receivables....................................       2,481       16,652
      Decrease in inventories and prepaid expenses......................................       5,135        9,501
      Decrease (increase) in other assets...............................................        (347)       1,914
      Decrease in accounts payable and accrued expenses.................................     (10,983)     (17,301)
      Increase (decrease) in other noncurrent liabilities...............................      (1,655)         113
                                                                                          -----------  -----------
        Net cash provided by operating activities.......................................      15,744       32,867
                                                                                          -----------  -----------
Cash flows from investing activities:
  Proceeds from sale of ICS Division....................................................      --           13,554
  Purchases of property, plant and equipment............................................      (4,718)      (2,537)
  Payments to acquire companies and customer rights.....................................     (16,464)      --
                                                                                          -----------  -----------
        Net cash provided by (used in) investing activities.............................     (21,182)      11,017
                                                                                          -----------  -----------
Cash flows from financing activities:
  Proceeds from exercise of common stock rights.........................................      24,271       --
  Proceeds from revolving line of credit and long-term borrowings.......................     251,414        1,329
  Principal payments on long-term debt..................................................    (270,416)     (14,991)
  Payments related to the issuance and extinguishment of debt...........................     (12,259)      --
                                                                                          -----------  -----------
        Net cash used in financing activities...........................................      (6,990)     (13,662)
                                                                                          -----------  -----------

Effect of exchange rates on cash........................................................        (286)        (378)
                                                                                          -----------  -----------
Increase (decrease) in cash and cash equivalents........................................     (12,714)      29,844

Cash and cash equivalents at beginning of period........................................      38,198       19,415
                                                                                          -----------  -----------
Cash and cash equivalents at end of period..............................................   $  25,484    $  42,259
                                                                                          -----------  -----------
                                                                                          -----------  -----------


           See notes to condensed consolidated financial statements.

                         ANACOMP, INC. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

                                                                      REORGANIZED  PREDECESSOR
                                                                        COMPANY      COMPANY
                                                                      ------------------------

                                                                      SIX MONTHS   SIX MONTHS
                                                                         ENDED        ENDED
                                                                       MARCH 31,    MARCH 31,
                                                                         1997         1996
                                                                      -----------  -----------
                                                                       (DOLLARS IN THOUSANDS)
Cash paid during the period for:
  Interest..........................................................   $   7,745    $   8,175
  Income taxes......................................................   $   3,995    $   1,297


SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

                                                                      REORGANIZED   PREDECESSOR
                                                                        COMPANY       COMPANY
                                                                      --------------------------

                                                                      SIX MONTHS    SIX MONTHS
                                                                         ENDED         ENDED
                                                                       MARCH 31,     MARCH 31,
                                                                         1997          1996
                                                                      -----------  -------------
                                                                        (DOLLARS IN THOUSANDS)
Assets acquired by assuming liabilities.............................   $   1,553     $  --
Interest on subordinated notes satisfied with additional notes......   $  11,960     $  --


           See notes to condensed consolidated financial statements.

                         ANACOMP, INC. AND SUBSIDIARIES
     CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)



SIX MONTHS ENDED MARCH 31, 1997--REORGANIZED COMPANY



                                                                   CAPITAL IN   CUMULATIVE
                                                        COMMON     EXCESS OF    TRANSLATION   ACCUMULATED
                                                         STOCK     PAR VALUE    ADJUSTMENT      DEFICIT       TOTAL
                                                      -----------  ----------  -------------  ------------  ----------
                                                                           (DOLLARS IN THOUSANDS)
BALANCE AT SEPTEMBER 30, 1996.......................   $     101   $   80,318    $     159     $  (22,009)  $   58,569
Common stock issued for exercise of rights..........          36       24,235       --             --           24,271
Translation adjustments for period..................      --           --             (873)        --             (873)
Other...............................................      --           --           --                  1            1
Net loss for the period.............................      --           --           --            (40,016)     (40,016)
                                                           -----   ----------        -----    ------------  ----------
BALANCE AT MARCH 31, 1997...........................   $     137   $  104,553    $    (714)    $  (62,024)  $   41,952
                                                           -----   ----------        -----    ------------  ----------
                                                           -----   ----------        -----    ------------  ----------



SIX MONTHS ENDED MARCH 31, 1996--PREDECESSOR COMPANY



                                                                  CAPITAL IN  CUMULATIVE
                                                       COMMON     EXCESS OF   TRANSLATION  ACCUMULATED
                                                        STOCK     PAR VALUE   ADJUSTMENT     DEFICIT        TOTAL
                                                     -----------  ----------  -----------  ------------  -----------
                                                                         (DOLLARS IN THOUSANDS)
BALANCE AT SEPTEMBER 30, 1995......................   $     462   $  182,725   $   1,329    $ (372,759)  $  (188,243)
Preferred stock conversion.........................           7        4,798      --            --             4,805
Preferred stock dividends..........................      --           --          --              (516)         (516)
Accretion of redeemable preferred stock discount...      --           --          --               (24)          (24)
Translation adjustments for period.................      --           --          (1,381)       --            (1,381)
NBS stock issuance.................................          11          (11)     --            --           --
Net loss for the period............................      --           --          --            (9,678)       (9,678)
                                                          -----   ----------  -----------  ------------  -----------
BALANCE AT MARCH 31, 1996..........................   $     480   $  187,512   $     (52)   $ (382,977)  $  (195,037)
                                                          -----   ----------  -----------  ------------  -----------
                                                          -----   ----------  -----------  ------------  -----------


           See notes to condensed consolidated financial statements.

                         ANACOMP, INC. AND SUBSIDIARIES


              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. GENERAL:

    The Condensed Consolidated Financial Statements included herein have been prepared by Anacomp, Inc. ("Anacomp" or the "Company") and its wholly-owned subsidiaries without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations; however, the Company believes that the disclosures are adequate to make the information presented not misleading. The Condensed Consolidated Financial Statements included herein should be read in conjunction with the financial statements and the notes thereto included in the Company's Report on Form 10-K for the fiscal year ended September 30, 1996.

    In the opinion of management, the accompanying interim Condensed Consolidated Financial Statements contain all material adjustments necessary to present fairly the consolidated financial condition, results of operations, and changes in financial position and stockholders' equity of Anacomp and its subsidiaries for the interim periods presented. Certain amounts in the prior interim consolidated financial statements have been reclassified to conform to the current period presentation.


    Due to the Company's Reorganization and implementation of Fresh Start Reporting, the Condensed Consolidated Financial Statements for the new Reorganized Company (period starting May 31, 1996) are not comparable to those of the Predecessor Company. For financial reporting purposes, the effective date of the Reorganized Company's emergence from bankruptcy is considered to be the close of business on May 31, 1996.


    A black line has been drawn on the accompanying Condensed Consolidated Financial Statements to distinguish between the Reorganized Company and the Predecessor Company.

NOTE 2. COMPONENTS OF CERTAIN BALANCE SHEET ACCOUNTS:

INVENTORIES


    Inventories are stated at the lower of cost or market, cost being determined by methods approximating the first-in, first-out basis.


    The cost of the inventories is distributed as follows:


                                                                      MARCH 31,   SEPTEMBER 30,
                                                                        1997          1996
                                                                     -----------  -------------
                                                                       (DOLLARS IN THOUSANDS)
Finished goods.....................................................   $  17,493     $  22,557
Work in process....................................................       3,226         2,748
Raw materials and supplies.........................................       7,385         6,551
                                                                     -----------  -------------
                                                                      $  28,104     $  31,856
                                                                     -----------  -------------
                                                                     -----------  -------------


PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost. Depreciation and amortization of property and equipment are generally provided under the straight-line method for financial reporting purposes over the shorter of the estimated useful lives or the lease terms. Tooling costs are amortized over the total estimated

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 2. COMPONENTS OF CERTAIN BALANCE SHEET ACCOUNTS: (CONTINUED) units of production, not to exceed three years. In accordance with Fresh Start Reporting, property and equipment were reflected at fair market values as of May 31, 1996.

RESTRICTED CASH

    Restricted cash represents cash reserved as collateral for letters of credit issued by the Company or cash held in escrow primarily to secure certain contingent obligations of the Company. The contingent obligations are primarily related to environmental liabilities and certain insurance policies.


NOTE 3. REORGANIZATION ITEMS:



    In accordance with SOP 90-7, expenses of the Predecessor Company resulting from the Chapter 11 Reorganization are reported separately as reorganization items in the accompanying Consolidated Statement of Operations, and are summarized below:



                                                                THREE MONTHS     SIX MONTHS
                                                                   ENDED           ENDED
                                                               --------------  --------------
                                                               MARCH 31, 1996  MARCH 31, 1996
                                                               --------------  --------------
                                                                   (DOLLARS IN THOUSANDS)
Write-off of deferred debt issue costs and discounts.........    $  (17,551)     $  (17,551)
Legal and professional fees associated with bankruptcy.......        (3,135)         (5,936)
Interest earned on accumulated cash..........................           236             236
                                                               --------------  --------------
                                                                 $   20,450      $   23,251
                                                               --------------  --------------
                                                               --------------  --------------



NOTE 4. SALE OF ICS DIVISION:


    Effective November 1, 1995, Anacomp sold its Image Conversion Services Division ("ICS") for approximately $13.5 million, which resulted in a net gain to the Company of $6.2 million. The proceeds from this sale were used to reduce the principal balance on certain senior debt. The ICS Division performed source document microfilm services at several facilities around the country generating approximately $20.0 million of revenues per year.

NOTE 5. INCOME TAXES:


    Income tax expense is reported for the Predecessor Company based on the actual effective tax rate for the six month period ended March 31, 1996. For this period, the U.S. Federal tax provision is zero because the Predecessor Company incurred a domestic loss for the period.


    Amortization of "Reorganization value in excess of identifiable assets" is not deductible for income tax purposes. Accordingly, the Reorganized Company incurs income tax expense even though it reports a pre-tax loss due to such amortization.


    For the six month period ended March 31, 1997, income tax expense is reported for the Reorganized Company based upon an estimated effective tax rate for fiscal 1997 of 43%. Also during the period, the Company recorded an extraordinary loss on the extinguishment of debt as discussed in Note 9. The income tax benefit of $4.3 million associated with this charge is the amount available at March 31, 1997. This amount is limited by other items affecting taxable income for the period and may require adjustment in future periods as additional income tax benefits become available.

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 5. INCOME TAXES: (CONTINUED)

    At March 31, 1997, the Reorganized Company had net operating loss carryforwards ("NOLs") of approximately $116 million available to offset future taxable income. Usage of these NOLs by the Reorganized Company is limited to $4 million annually. However, the Reorganized Company may authorize the use of other tax planning techniques to utilize a portion of the remaining NOLs before they expire. In any event, the Reorganized Company expects that substantial amounts of the NOLs will expire unused. NOLs available to offset income for fiscal year 1997 is estimated to be $17 million.


NOTE 6. EARNINGS (LOSS) PER SHARE:

    The computation of earnings (loss) per common and common equivalent share is based upon the weighted average number of common shares outstanding during the periods plus (in the periods in which they have a dilutive effect) the effect of common shares contingently issuable, primarily from stock options and exercise of warrants.

    Fully diluted earnings (loss) per share are the same as primary earnings per share for the periods presented.

    The weighted average number of common shares outstanding and net income
(loss) per common share for periods prior to May 31, 1996 have not been presented because, due to the restructuring and implementation of Fresh Start Reporting, they are not comparable to subsequent periods.

NOTE 7. ACQUISITIONS:


    During the six months ended March 31, 1997, the Company acquired either the customer bases and other assets or the stock of seven businesses:



    - A San Diego based company that manufactures and markets CD output systems, optical storage controllers and mainframe connectivity solutions. The purchase price consisted of $10.4 million cash paid at closing (net of cash acquired) and contingent cash and/or stock payments of up to $3.2 million based upon future operating results over the next two years.



    - Four companies operating seven service bureaus (three in Northern California, one in Nevada, one in New York, one in Italy and one in Belgium) specializing in COM. The combined purchase prices consisted of $4.0 million cash paid at closing, notes payable of $880,000 and contingent cash payments of up to $3.4 million based upon future operating results over the next two years.



    - A Boston based company that provides maintenance services relating to its manufactured equipment used for the cleaning, testing, certifying and degaussing of computer tape. The purchase price consisted of $1.5 million cash paid at closing, the assumption of a $600,000 deferred revenue liability and contingent cash payments of up to $2.7 million based upon future revenues over the next five years.



    - A Boston based company that specializes in the long-term storage of critical business records. The purchase price consisted of $180,000 cash paid at closing, the assumption of a $70,000 debt obligation and contingent cash payments of up to $500,000 based upon future operating results over the next three years.

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 8. RIGHTS OFFERING:


    On October 30, 1996, the Company completed a rights offering to its existing shareholders that resulted in the issuance of 3.6 million shares of common stock. For each share of Anacomp common stock held as of the close of business on September 18, 1996, the Company distributed 0.36 rights to purchase an additional share of common stock at a subscription price of $6.875 per share. The Company is using the proceeds of the rights offering, approximately $24 million, for the acquisition of businesses, assets and technologies.



NOTE 9. DEBT:



SENIOR SECURED CREDIT FACILITY



    On February 28, 1997, the Company and certain foreign subsidiaries entered into a Credit and Guarantee Agreement (the "Credit Facility") with a syndicate of banks and other financial institutions (collectively, the "Senior Secured Lenders"), Lehman Commercial Paper Inc., as arranger and syndication agent, and The First National Bank of Chicago (in its individual capacity, "First Chicago"), as administrative agent. The Credit Facility provides for a $55 million term loan facility ("the Term Facility") and a $25 million revolving credit facility (the "Revolving Facility"). The proceeds of the Term Facility and available cash were used to repay the existing 11 5/8% Senior Secured Notes due 1999 (the "Old Senior Secured Notes"). The balance of the Old Senior Secured Notes at February 28, 1997, was $83.6 million, reflecting the prepayment of the March 31, 1997 installment of $14.3 million made on February 20, 1997.



    As of March 31, 1997, $55 million was outstanding under the Term Facility, and no amounts were outstanding under the Revolving Facility. The entire Revolving Facility is available for loans denominated in U.S. dollars and certain foreign currencies ("Multicurrency Loans"), and up to $10 million of the Revolving Facility is available for letters of credit. The Term Facility is repayable in thirteen quarterly installments commencing March 31, 1998, with the final installment due on March 31, 2001. The Revolving Facility terminates on February 28, 2001.



    The Company may elect to have loans under the Term Facility or the Revolving Facility bear interest at (a) the Alternate Base Rate plus 2% or (b) the Eurodollar Rate, or in the case of Multicurrency Loans, the Eurocurrency Rate, plus 3%. Interest is payable quarterly and at the end of the Interest Period (as defined in the Credit Facility). The "Alternate Base Rate" for any day means the higher of (i) the corporate base rate of interest announced by First Chicago and
(ii) the federal funds rate published by the Federal Reserve Bank of New York on the next business day plus 1/2%. The "Eurodollar Rate" for any Interest Period means (A) the applicable London interbank offered rate for deposits in U.S. dollars two business days prior to the first day of the Interest Period divided by (B) one minus the "Eurocurrency Liabilities" under Regulation D of the Board of Governors of the Federal Reserve System. The "Eurocurrency Rate" for any Interest Period means the rate at which First Chicago offers to place deposits in the applicable foreign currency with first-class banks in the London interbank market two business days prior to the first day of the Interest Period.



    The Term Facility and the Revolving Facility are secured by all of the Company's tangible and intangible assets (including intellectual property, real property and all of the capital stock of each of the Company's direct or indirect domestic subsidiaries and 65% of the capital stock of each of the Company's material direct foreign subsidiaries). All of the Company's obligations under the Credit Facility are unconditionally guaranteed by the Company's direct or indirect domestic subsidiaries. In addition to

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 9. DEBT: (CONTINUED)


customary covenants, the Credit Facility requires that the Company: (a) maintain certain ratios of Consolidated EBITDA (as defined in the Credit Facility), (b) not incur any indebtedness other than the 10 7/8% Senior Subordinated Notes due 2004 (the "Notes"), indebtedness under the Credit Facility and certain other indebtedness, (c) not permit any lien to exist on any of its property, assets or revenues, except the liens in favor of the Senior Secured Lenders, existing liens and certain other liens and (d) not to incur any guarantee obligations, except the guarantee obligations related to the Credit Facility and certain other guarantee obligations.



    The Company must use 25% of Consolidated Excess Cash Flow (as defined in the Credit Facility) in fiscal 1997 and 50% of Consolidated Excess Cash Flow thereafter to repay the Term Facility and reduce Revolving Facility commitments. Additionally, 100% of the Net Proceeds (as defined in the Credit Facility) of any Asset Sale (as defined in the Credit Facility) and 75% of proceeds from the sale of Capital Stock (as defined in the Credit Facility) not used for acquisitions or the repurchase of subordinated debt, must be applied to repay the Term Facility and reduce the Revolving Facility commitments. The Term Facility repayment schedule is as follows:



                                                                           YEAR ENDED
                                                                         SEPTEMBER 30,
                                                                      --------------------
                                                                          (DOLLARS IN
                                                                           THOUSANDS)
1998................................................................       $    8,000
1999................................................................           14,000
2000................................................................           21,000
2001................................................................           12,000
                                                                              -------
                                                                           $   55,000
                                                                      --------------------
                                                                      --------------------



10 7/8% SENIOR SUBORDINATED NOTES



    On March 24, 1997, the Company issued $200 million of the Notes. The Notes were sold at 98.2071% of the face amount to yield proceeds of $196.4 million. The proceeds of the Notes were used to repay the existing 13% Senior Subordinated Notes due 2002, including a 3% call premium and accrued interest, to reduce the SKC trade payable by $10 million and associated accrued interest, and to pay certain fees and expenses. As a result of the call premium ($5.2 million) and existing discount on the 13% notes ($11.6 million), the Company recorded an extraordinary loss on the extinguishment of debt of $12.5 million, net of tax benefits.



    The Notes are not redeemable at the option of the Company prior to April 1, 2000. On or after such date until April 1, 2003, the Notes will be redeemable at the option of the Company in whole or in part at prices ranging from 108.156% to 102.710% plus accrued and unpaid interest. On or after April 1, 2003, the Notes may be redeemable at 100% plus accrued and unpaid interest. Prior to April 1, 2000, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined in the Indenture), to redeem up to 35% of the aggregate principal amount at a redemption price equal to 110.875% plus unpaid interest to the date of redemption, provided that at least $130 million of the aggregate principal amount of Notes originally issued remains outstanding after any such redemption.



    Also, upon a Change of Control (as defined in the Indenture), the Company is required to make an offer to purchase the Notes then outstanding at a purchase price equal to 101% of the principal amount

                         ANACOMP, INC. AND SUBSIDIARIES

NOTE 9. DEBT: (CONTINUED)


thereof, plus accrued and unpaid interest. The Notes have no sinking fund requirements and are due in full on April 1, 2004.



    The Notes are general unsecured obligations of the Company and will be expressly subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture) of the Company. The Notes will rank pari passu with any future Senior Subordinated Indebtedness (as defined in the Indenture) and senior to all Subordinated Indebtedness (as defined in the Indenture) of the Company.



    The indenture relating to the Notes contains covenants related to limitations of indebtedness of the Company and restricted subsidiaries, limitations on restricted payments, limitations on restrictions on distributions from restricted subsidiaries, limitations on sale of assets and restricted subsidiary stock, limitations on liens, a prohibition on layering, limitations on transactions with affiliates, limitations on issuance and sale of capital stock of restricted subsidiaries and limitations of sale/leaseback transactions.



NOTE 10. STOCK PLANS:



    On February 3, 1997, the Company's shareholders approved the Anacomp, Inc. 1997 Qualified Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Stock Purchase Plan allows qualified employees to purchase shares of the Company's common stock at the lower of 85% of the fair market value at the date of purchase or 85% of the fair market value on the first day of the offering period. A maximum of 500,000 shares of common stock is available for purchase under the Stock Purchase Plan.



    On February 3, 1997, the Company's shareholders approved the Anacomp, Inc. 1996 Long-Term Incentive Plan (the "Incentive Plan"). The Company has reserved 1,450,000 shares of its common stock for issuance in connection with options and awards under the Incentive Plan.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON, OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ANACOMP, INC. OR THE INITIAL PURCHASER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF ANACOMP, INC. OR ANY OF ITS SUBSIDIARIES SINCE THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                  ---------
Available Information...........................          2
Forward Looking Statements......................          2
Prospectus Summary..............................          3
Risk Factors....................................         12
Use of Proceeds.................................         22
Capitalization..................................         23
Selected Consolidated Financial Data............         24
Pro Forma Unaudited Consolidated Financial
  Information...................................         27
Management's Discussion and Analysis of Results
  of Operations and Financial Condition.........         38
Business........................................         46
Management......................................         61
Security Ownership of Certain Beneficial Owners
  and Management................................         71
Certain Relationships and Related
  Transactions..................................         72
Description of the Senior Secured Debt..........         73
Description of Notes............................         75
Certain U.S. Federal Income Tax
  Considerations................................        102
Plan of Distribution............................        104
Legal Matters...................................        104
Experts.........................................        104
Index to Consolidated Financial Statements......        F-1


    UNTIL         , 1997 (40 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS
EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     [LOGO]

                             OFFER TO EXCHANGE ITS
                       10 7/8% SENIOR SUBORDINATED NOTES
                              DUE 2004, SERIES B,
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
                                  AS AMENDED,
                       FOR ANY AND ALL OF ITS OUTSTANDING
                       10 7/8% SENIOR SUBORDINATED NOTES
                               DUE 2004, SERIES A

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                                         , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company is empowered by Chapter 37 of the Indiana Business Corporation Law (the "IBCL"), subject to the procedures and limitations therein, to indemnify any person against expenses (including counsel fees) and the obligation to pay a judgment, settlement, penalty, fine or reasonable expenses incurred with respect to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, in which such person is made a party by reason of such person's being or having been a director, officer, employee or agent of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under a corporation's articles of incorporation or bylaws, vote of directors or stockholders, or otherwise.

    Article IX of the Company's Amended and Restated Articles of Incorporation allows the Company to indemnify any person in connection with any claim, action, suit or proceeding arising by reason of such person's status as a director, officer, employee or agent of the Company or service at the request of the Company as a director, officer, employee, agent or fiduciary of another entity, if such person is wholly successful with respect to the claim, action, suit or proceeding or, if not wholly successful, if such person acted in good faith in what the person reasonably believed to be in the best interests of the Company or at least not opposed to its best interests and, with respect to any criminal proceeding, is determined to have had reasonable cause to believe that such person's conduct was lawful or had no reasonable cause to believe that the conduct was unlawful.

    The foregoing statements are subject to the detailed provisions of the IBCL and the Company's Amended and Restated Articles of Incorporation.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.


 EXHIBIT
   NO.                                                             DESCRIPTION
---------             -----------------------------------------------------------------------------------------------------

      2.1         --  Third Amended Joint Plan of Reorganization of the Company and certain of its subsidiaries.(1)

      3.1         --  Amended and Restated Articles of Incorporation of the Company.(2)

      3.2         --  Amended and Restated Bylaws of the Company.(2)

      4.1         --  Form of Common Stock Certificate.(2)

      4.2         --  Warrant Agreement, dated as of June 4, 1996, between the Company and ChaseMellon Shareholder
                      Services, L.L.C.(2)

      4.3         --  Form of Warrant Certificate.(2)

      4.4         --  Indenture, dated as of March 24, 1997, between the Company and IBJ Schroder Bank & Trust Company, as
                      trustee, relating to the Company's 10 7/8% Senior Subordinated Notes due 2004.(6)

      4.5         --  Purchase Agreement, dated March 19, 1997, between the Company and NatWest Capital Markets Limited, relating to the Company's 10 7/8% Senior Subordinated Notes due 2004.(6)

      4.6         --  Exchange and Registration Rights Agreement, dated March 19, 1997, between the Company and NatWest
                      Capital Markets Limited, relating to the Company's 10 7/8% Senior Subordinated Notes due 2004.(6)

 EXHIBIT
   NO.                                                             DESCRIPTION
---------             -----------------------------------------------------------------------------------------------------
      4.7         --  Form Letter of Transmittal, relating to the Company's 10 7/8% Senior Subordinated Notes due 2004.(6)

      5.1         --  Opinion of Cadwalader, Wickersham & Taft.(6)

      8.1         --  Opinion of Cadwalader, Wickersham & Taft (included in Exhibit 5.1).(6)

     10.1         --  Amended and Restated Employment Agreement, effective October 1, 1996, between the Company and P. Lang
                      Lowrey III.(3)

     10.2         --  Employment Agreement, effective January 6, 1997, between the Company and Ralph W. Koehrer.(6)

     10.3         --  Employment Agreement, effective March 1, 1992, between the Company and Thomas R. Simmons.(4)

     10.4         --  Employment Agreement, effective October 1, 1992, between the Company and William C. Ater.(3)

     10.5         --  Employment Agreement, effective February 15, 1996, between the Company and Donald L. Viles.(3)

     10.6         --  Common Stock Registration Rights Agreement, dated as of June 4, 1996, by and among the Company and
                      Holders of Registrable Shares.(2)

     10.7         --  Credit and Guarantee Agreement, dated as of February 28, 1997, among the Company, certain foreign subsidiary borrowers, the several banks and other financial institutions from time to time parties thereto, Lehman Commercial Paper Inc., as arranger and syndication agent, and The First National Bank of Chicago, as administrative agent.(6)

     10.8         --  Guarantee and Collateral Agreement, dated as of February 28, 1997, made by the Company in favor of
                      The First National Bank of Chicago.(6)

     10.9         --  Amended and Restated Master Supply Agreement, dated October 8, 1993, by and among the Company, SKC
                      America, Inc. and SKC Limited.(4)

    10.10         --  First Cumulative Amendment to the Amended and Restated Master Supply Agreement, dated May 17, 1996, by and among the Company, SKC America, Inc. and SKC Limited.(5)

     12.1         --  Statement regarding computation of ratio of earnings to fixed charges.

     12.2         --  Statement regarding computation of pro forma ratio of earnings to fixed charges.

     21.1         --  Subsidiaries.(3)

     23.1         --  Consent of Cadwalader, Wickersham & Taft (included in Exhibit 5.1).(6)

     23.2         --  Consent of Arthur Andersen LLP.

     24.1         --  Powers of Attorney pursuant to which amendments to this Registration Statement may be filed (included in the signature page).(6)

     25.1         --  Statement of Eligibility and Qualification on Form T-1 of IBJ Schroder Bank & Trust Company.(6)


------------------------

(1) Incorporated by reference to the Company's Form 8-A filed with the Securities and Exchange Commission on May 15, 1996 (File No. 0-7641)

(2) Incorporated by reference to the Company's Form 8-K filed with the Securities and Exchange Commission on June 19, 1996 (File No. 1-8328).

(3) Incorporated by reference to the Company's Form 10-K for the year ended September 30, 1996.

(4) Incorporated by reference to the Company's Form 10-K for the year ended September 30, 1993.

(5) Incorporated by reference to the Company's Pre-Effective Amendment No. 1 to Form S-1 filed with the Exchange Commission on September 19, 1996 (File No. 333-9395)


(6) Previously filed.


    (b) Financial Statement Schedules.

    Financial Statement Schedules are not filed herewith because the Schedules are either inapplicable or the required information is represented in the consolidated financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply be means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Poway, State of California, on June 27, 1997.



                                ANACOMP, INC.

                                BY:             /S/ RALPH W. KOEHRER
                                     -----------------------------------------
                                                  RALPH W. KOEHRER
                                       President and Chief Executive Officer




    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 27, 1997.



          SIGNATURE                       TITLE
------------------------------  --------------------------

                                President, Chief Executive
     /S/ RALPH W. KOEHRER         Officer and Director
------------------------------    (Principal Executive
       RALPH W. KOEHRER           Officer)

                                Executive Vice President
     /S/ DONALD L. VILES          and Chief Financial
------------------------------    Officer (Principal
       DONALD L. VILES            Financial and Accounting
                                  Officer)

              *
------------------------------  Co-Chairman of the Board
      RICHARD D. JACKSON

              *
------------------------------  Co-Chairman of the Board
        LEWIS SOLOMON

              *
------------------------------  Director
       TALTON R. EMBRY

              *
------------------------------  Director
    DARIUS W. GASKINS, JR.

              *
------------------------------  Director
      JAY P. GILBERTSON

              *
------------------------------  Director
     GEORGE A. POOLE, JR.




                  /S/ DONALD L. VILES
          ------------------------------------
                    DONALD L. VILES
  *                 Attorney-in-Fact
  By:

                                 EXHIBIT INDEX


 EXHIBIT
   NO.                                                         DESCRIPTION
---------             ----------------------------------------------------------------------------------------------

     12.1         --  Statement regarding computation of ratio of earnings to fixed charges.

     12.2         --  Statement regarding computation of pro forma ratio of earnings to fixed charges.

     23.2         --  Consent of Arthur Andersen LLP.